As filed with the Securities and Exchange Commission on May 20, 2016

Registration No. 333-210493

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Guaranty Corp.

(Exact name of registrant as specified in its charter)

Delaware	6351	38-3993056
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

230 N. Elm Street

Greensboro, North Carolina 27401

(336) 373-0232

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donna DeMaio

Chief Executive Officer

United Guaranty Corp.

230 N. Elm Street

Greensboro, North Carolina 27401

(336) 373-0232

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert G. DeLaMater Jared M. Fishman Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Craig B. Brod Jeffrey D. Karpf Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10005 (212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common stock, par value $0.01 per share	$100,000,000	$10,070

(1)	Includes the offering price of shares of common stock that the underwriters have the option to purchase.
(2)	Estimated pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 20, 2016

            Shares

United Guaranty Corp.

Common Stock

This is our initial public offering of shares of our common stock.

American International Group, Inc. (“AIG” or the “selling shareholder”), our parent company, is offering             shares in this offering. We, United Guaranty Corp., will not receive any of the proceeds from the sale of the shares being sold by AIG.

We currently anticipate that the initial public offering price per share will be between $         and $         per share.

We intend to apply to list our common stock on the New York Stock Exchange (“NYSE”) under the symbol “UGC”.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 12 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to AIG	$	$

The underwriters have the option to purchase up to an additional                  shares from AIG at the initial public offering price less the underwriting discount within 30 days from the date of this prospectus.

The underwriters expect to deliver the shares against payment in New York, New York on                 , 2016.

Joint Global Coordinators

J.P. Morgan	Morgan Stanley

Prospectus dated                 , 2016

None of the selling shareholder, we or the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us on behalf of us or the selling shareholder, or to which we, the selling shareholder or the underwriters have referred you. The selling shareholder, the underwriters and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside the United States: None of the selling shareholder, we or any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we or the selling shareholder may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

Unless otherwise indicated, all amounts are in U.S. dollars and are approximate.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements include statements preceded by, followed by or including words such as “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “view,” “target,” “goal” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes, and may or may not be realized. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance that these expectations will prove to have been correct and you should not place undue reliance on them. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following:

•	actual or perceived changes in general economic, market and political conditions and policies, unemployment, interest rates, housing prices or other conditions that affect the housing market or the markets for mortgages or mortgage insurance;

•	changes with regard to the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac,” and together with Fannie Mae, the “GSEs”) or other government-sponsored entities through federal legislative activity, restructurings or a shift in business practices;

•	competition within the mortgage insurance industry with regard to pricing, terms and conditions, underwriting guidelines, loss management practices, financial strength, certainty of coverage, reputation, customer relationships, service, technology, innovation and ease of use;

•	declines in the volume of low down payment mortgage originations;

•	preferences of lenders or investors regarding alternatives to private mortgage insurance, including federal government mortgage insurance programs, simultaneous second loan structures such as “piggyback” loans or other non-mortgage insurance forms of credit enhancement and the perceived willingness of private mortgage insurers to pay claims;

•	changes in our ability to attract and retain a diverse customer base and avoid undue concentration by geographic regions, customers or product type;

•	impact of partial and potential full separation from AIG;

•	changes in the regulatory environment and other requirements applicable to our business, including the GSEs’ revised Private Mortgage Insurer Eligibility Requirements (“PMIERs”), which became effective as of December 31, 2015, and our continued ability to meet all applicable requirements;

•	potential inability of our insurance subsidiaries to pay dividends due to constraints imposed by PMIERs and state insurance regulatory requirements;

•	our dependence on our management team, sales force and other key personnel, including our ability to recruit, train, motivate and retain these individuals;

•	uncertainty with regard to the efficacy of our risk management strategies, including our risk-based pricing framework;

•	uncertainty with regard to the estimation of our reserves and the timing and magnitude of loss emergence;

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•	our ability to maintain, improve and continue to develop necessary operational processes and information technology systems or work with our service providers to meet industry and customer demands, including protection against the risk of cyber-attacks;

•	possible disruptions in the servicing of mortgages covered by our insurance policies or poor servicer performance; and

•	risk of future legal proceedings, regulatory investigations and claims disputes.

We urge you to consider these factors before investing in our common stock. The forward-looking statements included in this prospectus and any free writing prospectus are made only as of the date of the prospectus or free writing prospectus, as applicable, and we do not intend and we undertake no obligation to publicly update these statements to reflect subsequent events or circumstances, except as may be required by law. Some of these risks and uncertainties, and certain additional risks and uncertainties, are described in greater detail under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus.

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BASIS OF PRESENTATION

United Guaranty Corp. (“UGC”) was formed as a Delaware corporation on March 3, 2016 by AIG to act as a holding company for United Guaranty Corporation, our North Carolina intermediate holding company (“UGCNC”), and its subsidiaries. Prior to this offering, each of UGC and UGCNC have been wholly-owned subsidiaries of AIG. AIG will contribute 100% of the common stock of UGCNC to UGC in connection with this offering. See “Separation Transactions.”

UGCNC is the predecessor of the issuer, UGC, for financial reporting purposes. The historical consolidated financial information included in this prospectus is that of UGCNC and is not necessarily indicative of our financial results to be achieved in future periods, or what our financial results would have been had we been an independent, publicly traded company during the periods presented. The financial results of UGC have not been presented since UGC is a newly incorporated entity, has had no business transactions or activities to date and had no material assets or liabilities during the periods presented in this prospectus.

MARKET DATA

This prospectus includes market and industry data and forecasts that we have developed from independent research firms, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent research reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Our internal data, estimates and forecasts are based on information obtained from our customers, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions.

TRADEMARKS

We have proprietary rights to certain trademarks used in this prospectus, which are important to our business and many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent permissible under applicable law, our rights or the rights of the applicable licensor of these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before deciding to invest in our common stock. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth under the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Unless the context otherwise requires, we use the terms “UGC,” “company,” “we,” “us” and “our” in this prospectus to refer to United Guaranty Corp., the issuer and our Delaware holding company, and its subsidiaries; the term “UGCNC” to refer to United Guaranty Corporation, our North Carolina intermediate holding company; and the terms “AIG” or “selling shareholder” to refer to American International Group, Inc. When we refer to our portfolio or book, we are referring to our primary first-lien U.S. mortgage insurance portfolio unless the context otherwise requires. In accordance with standard industry practice, in-force amounts presented here are shown before the effect of reinsurance ceded. For your reference, we have included a glossary beginning on page 178 of selected insurance, housing finance and other terms.

Overview

We are the leading private mortgage insurance company in the United States. We were formed in 1963 and have been a wholly-owned subsidiary of AIG since 1981. We believe that our position as the leader in the U.S. private mortgage insurance market reflects our long-standing operating history, strong and diverse customer relationships, proprietary risk-based pricing framework and robust financial strength.

Private mortgage insurance plays a key role in the U.S. housing finance system by protecting mortgage lenders and investors against default on a portion of the unpaid principal balance of a covered mortgage. Private mortgage insurers help mitigate mortgage credit risk and facilitate the sale of mortgages to Fannie Mae or Freddie Mac, which we refer to as the GSEs, and the secondary market. Such credit protection and secondary market sales allow lenders to increase their capacity for mortgage commitments and expand financing access to prospective homeowners.

We have a large and diverse customer base. Our long-standing presence in the private mortgage insurance market has allowed us to build customer relationships with many of the nation’s largest and highest quality lenders, including national and regional mortgage banks, money center banks, credit unions, community banks, builder-owned mortgage lenders and internet-sourced lenders. We have active relationships (defined as customers who delivered new insurance written (“NIW”) during the 12 months ended December 31, 2015) with over 1,800 customers. Our customer base is broadly diversified by lender size, type and geography, with no one customer representing more than 8% of our NIW during the three months ended March 31, 2016. We have a national sales force of approximately 100 professionals, which we believe to be one of the largest in the industry, that helps drive growth in our client franchise.

We use a proprietary risk selection engine and pricing strategy that we believe differentiate us from our competitors. Following the financial crisis, we developed and implemented our proprietary Risk Quality Index (“RQI”) and Performance Premium models, which draw on over a decade of historical loan and mortgage insurance data. RQI utilizes over fifteen predictive variables to assess the likelihood of default on a given loan and assign a proprietary risk score. We use RQI to select which loans to insure, and, for most new business, in determining pricing on an individualized basis. The RQI score for each individual loan is a core component of our Performance Premium risk-based pricing model. Under our Performance Premium model, we have the flexibility to set and charge premium rates commensurate with the underlying risk of each loan that we underwrite. We believe that our proprietary RQI and Performance Premium models provide us with a more granular and analytical approach to selecting and pricing risk, and that this approach yields a high-quality mortgage insurance portfolio and attractive risk-adjusted returns.

We have a large and high-quality book of existing in-force mortgage insurance policies with $184.2 billion of insurance in force (“IIF”) and $47.7 billion of gross risk in force (“RIF”) as of March 31, 2016. Gross RIF is the aggregate amount of coverage we provide on all outstanding policies at a given date without any reduction from reinsurance ceded or exposures on policies for which loss reserves have been established. As of March 31, 2016, 83.6% of our gross RIF was written after 2008. Mortgages originated after 2008 are generally perceived to be of a higher credit quality than those originated prior to the financial crisis. Following the financial crisis lenders have limited the availability of loans to borrowers with high Fair Isaac Corporation credit scores (“FICO scores”) and low ratios of debt to income who can fully document their financial position and have also sought to extend loans with lower loan-to-value ratios (“LTVs”). As of March 31, 2016, our portfolio had an average FICO score of 738 and an average LTV of 92.2%, and only 3.1% of our insured policies were reported to be delinquent. We believe that these characteristics show the credit quality of our gross RIF and overall portfolio.

In addition to our primary business of writing first-lien mortgage insurance in the United States, we offer loan evaluation and contract underwriting services on a selective basis and have certain insurance portfolios that are currently in run-off. We use the term run-off to describe businesses in which we are no longer actively writing new policies and do not currently intend to resume such activity. For the three months ended March 31, 2016 and the year ended December 31, 2015, our loan evaluation and contract underwriting services collectively accounted for less than 1% of our income before income tax. Our run-off portfolios generated $11.6 million and $53.6 million of income before income tax for the three months ended March 31, 2016 and the year ended December 31, 2015, respectively, and accounted for approximately 1% of our gross RIF as of March 31, 2016.

Market Opportunity

Demand for mortgage insurance is driven by the origination of “low down payment” or “high LTV” mortgages where the loan amount exceeds 80% of the value of the underlying home. The GSEs and other government participants in the mortgage market generally require mortgage insurance or other forms of credit enhancement before purchasing such low down payment mortgages. Mortgage insurance is offered by both private companies and three government agencies, the Federal Housing Administration (the “FHA”), the U.S. Department of Veterans Affairs (the “VA”) and the U.S. Department of Agriculture (the “USDA”). Since 2009, the private mortgage insurance industry has generated improving financial returns as the overall economic outlook and the U.S. housing market have recovered. As the leading private mortgage insurer, we believe we are well-positioned to benefit from a number of continuing market trends.

•	Improving fundamentals of the housing market: The U.S. housing market has experienced a dramatic recovery following the financial crisis with purchase-money origination volume growing, the rate of household formation rising, new housing starts and home sales increasing, foreclosure activity declining and home prices across most of the country rebounding strongly. We believe that recent data support continued optimism in housing market fundamentals including the following:

•	Purchase-money origination volume was $759 billion in 2014, grew by 16% to $881 billion in 2015 and is expected to grow an additional 10% to $973 billion in 2016, according to the Mortgage Bankers Association as of May 10, 2016.

•	The S&P Case-Shiller 20-City Composite Home Price Index of residential housing prices has rebounded 36% from its post-crisis low in March 2012 through February 29, 2016, including 6% appreciation in 2015. However, the index remained 11% below its peak in July 2006.

We believe that these sound fundamentals will lead to continued robust activity in the housing market and support growth in the mortgage insurance industry.

•	Favorable long-term demographic drivers: According to the U.S. Census Bureau, the millennial generation, the cohort of Americans born between 1980 and 2000, is the largest demographic segment of the United States by age, representing more than one-quarter of the total population as of 2014. As the millennial generation ages, a record number of its members will reach and surpass 34 years of age, which is the average age of a first-time home buyer in the United States, according to a National Association of Homebuilders’ study of U.S. Census Bureau data. First-time homebuyers are particularly active users of mortgage insurance because they often lack the savings necessary to fund a 20% down payment and do not have access to the equity value in an existing property as an alternative source of funds. In addition to entering the typical age cohort of first-time homebuyers, the millennial generation has exhibited lower savings and homeownership rates relative to previous generations, according to Moody’s Analytics, Inc. and the U.S. Census Bureau, respectively. We believe that the maturing of the millennial generation, their projected transition from renters to homeowners, and their current savings rates will drive significant low down payment home purchase activity and opportunity in the private mortgage insurance market.

•	Higher credit quality of new mortgage originations: The credit quality of a mortgage loan is driven primarily by the credit profile of the borrower, as well as the type and value of the housing collateral supporting the loan. Borrowers with strong credit profiles are generally less likely to become delinquent on their mortgage loans. Following the financial crisis, mortgage lenders significantly tightened their underwriting standards, generally limiting the availability of loans to borrowers with high FICO scores and low ratios of debt to income who can fully document their financial position. From 2009 through 2015, the average annual borrower FICO score on all mortgage loans originated in the United States and sold to the GSEs was 755, compared to 718 for the period from 2005 through 2008, based on data from the GSEs. Mortgage lenders largely stopped offering loans with certain characteristics that generated high levels of defaults and losses during the financial crisis, including interest-only, negative amortization and limited documentation loans. We believe that prudent underwriting standards, higher credit quality borrowers and lower mortgage default experience will translate into fewer claims for the mortgage insurance industry on policies written in the post-crisis period.

Although we expect that credit standards will ease somewhat over time, we believe that regulatory reforms implemented as a result of the financial crisis, including the recently adopted Qualified Mortgage (“QM”), Ability to Repay (“ATR”) and Qualified Residential Mortgage (“QRM”) rules, will create incentives for mortgage lenders to originate loans using prudent underwriting standards and result in a more stable housing market and housing finance system.

Our Strengths

We are the leader in the private mortgage insurance industry, and we believe we have a number of competitive strengths that will allow us to capitalize on favorable market opportunities and deliver attractive risk-adjusted returns to our shareholders:

•

Largest private mortgage insurance provider: We are the largest private mortgage insurer in the United States by NIW and IIF, with 19.6% market share as measured by NIW for the three months ended March 31, 2016 and 22.2% by IIF as of March 31, 2016 according to Inside Mortgage Finance. We grew our market position significantly in the post-crisis period, rising from the fourth largest private mortgage insurer by NIW in 2006 to the largest in 2011. We have maintained our leadership position since 2011 and believe the significant expansion of our franchise during what is generally acknowledged to have been a highly attractive mortgage credit environment provides a strong foundation for our future growth and financial performance.

•	Well-established, diversified lender relationships built upon a customer-centric approach: We focus on delivering a differentiated customer experience across all phases of the mortgage insurance product lifecycle, including underwriting, servicing, risk management and claims handling. Our customer relationships are managed by an experienced sales force of approximately 100 professionals, which we believe to be one of the largest in the industry. During 2015, we had active relationships with over 1,800 customers. Our customer base and, by extension, our insured portfolio is broadly diversified by lender size, type and geography, with no one customer representing more than 8% of our NIW during the three months ended March 31, 2016.

•	Proprietary risk selection engine and pricing model: We employ a proprietary risk-based pricing framework that we believe differentiates us from other participants in the private mortgage insurance industry. Through our proprietary RQI model, we evaluate every mortgage insurance application we receive against a multivariate framework to assess its relative likelihood of default. The RQI model is a core component of our risk evaluation process in both our non-delegated program, where we underwrite loans, and delegated program, where our eligible customers underwrite loans in accordance with our pre-established guidelines for delegated underwriting without us validating the accuracy of the data submitted by the customer, investigating the loan file for fraud, or confirming that the customer followed our pre-established guidelines for delegated underwriting prior to insuring the loan. Our RQI model assigns each loan an individual risk score and flags loans that fail to meet certain gating criteria. Our RQI scores are a key input in our Performance Premium pricing model, where we set individualized premium rates for most new business based on our view of the relative riskiness of each loan. Our pricing approach targets through-the-cycle returns that exceed our cost of capital. We believe that our RQI and Performance Premium models provide us with a granular understanding of the risks in our insured portfolio and will allow us to maintain a high-quality mortgage insurance portfolio and achieve attractive risk-adjusted returns. See “Business—Underwriting.”

•	Fully-scaled portfolio of high-quality insurance in-force: As of March 31, 2016, we had $184.2 billion of IIF and $47.7 billion of gross RIF. We have delivered significant growth in our insured portfolio during the post-crisis period, writing an aggregate $234 billion NIW from January 1, 2009 through March 31, 2016 and increasing our IIF by 45% over the same period. As of March 31, 2016, over 80% of our insured portfolio covered higher-quality mortgages originated since 2009, 72.7% of our insured portfolio covered mortgages made to borrowers with FICO scores of 720 or better and 91.7% of our insured portfolio covered mortgages written with LTVs of 95% or lower. Only 3.1% of our insured policies were reported to be delinquent as of March 31, 2016.

•	Strong balance sheet and financial position: We are a strongly-capitalized and highly-rated counterparty for our customers. As of March 31, 2016, our primary operating subsidiaries were in compliance with the GSEs’ revised Private Mortgage Insurer Eligibility Requirements (“PMIERs”), which became effective on December 31, 2015, with combined PMIERs available assets of $3.3 billion and combined PMIERs minimum required assets of $3.0 billion. As of the same date, our first-lien U.S. mortgage insurance subsidiaries had combined statutory capital of $2.2 billion and a risk-to-capital ratio of 15.6:1. Our strong financial position and counterparty strength is critical to maintaining the confidence of our existing customers, establishing new customer relationships and growing our business.

•

Proactive, comprehensive risk management framework: We embed risk management throughout our business, including customer selection and counterparty management, policy underwriting, RQI scoring and Performance Premium pricing, ongoing portfolio monitoring, managing geographic and lender concentrations, loss reserving and claims and investment portfolio allocation. We believe our underwriting process, in which we evaluate and assign an RQI score to all insured loans and perform a full-file review of the majority of loans submitted for coverage by lenders, differentiates us from our competitors and provides us with a more detailed understanding of the risks in our insured portfolio. We also utilize reinsurance and capital markets issuances to actively manage our risk aggregations, shape our insured portfolio composition and support our PMIERs compliance. In July 2015, we secured approximately $300 million of aggregate excess of loss reinsurance coverage at inception for new delinquencies on a portfolio of in-force policies through a mortgage insurance-linked notes offering by Bellemeade Re Ltd. (“Bellemeade Re”), a special purpose reinsurance company. Similarly, in May 2016, we entered into an excess of loss reinsurance arrangement of approximately $300 million at inception for new delinquencies on a different portfolio of in-force policies through a mortgage insurance-linked notes offering by Bellemeade Re II Ltd. (“Bellemeade Re II”), a special purpose reinsurance company.

•	Highly experienced management team: Our senior management team averages over 25 years of relevant experience in the mortgage, insurance and financial services industries. We believe our management team brings together a broad range of critical customer development, risk management and operating skills that are necessary to drive long-term success and market leadership in the private mortgage insurance industry.

Our Strategy

Our goal is to build on our position as the leading private mortgage insurer in the United States through our focus on long-term customer relationships, disciplined and proactive risk selection and management, financial strength and profitability. We intend to pursue strategies that leverage our competitive strengths with the goal of producing attractive risk-adjusted returns, including:

•	Capitalizing on the attractive market environment to grow our high-quality mortgage insurance portfolio: We believe that improving fundamentals in the U.S. housing market, favorable demographic trends and stringent mortgage lending standards will continue to provide a positive backdrop for the private mortgage insurance industry in the United States. In this environment, we intend to continue growing our private mortgage insurance platform, which is a market leader, and writing coverage for high-quality mortgages.

•	Leveraging existing and establishing new customer relationships: We believe that we offer lenders a compelling opportunity to align with a well-capitalized, collaborative, private mortgage insurance partner that is focused on speed and quality of service, transparent claims practices, joint product design and regular loan portfolio reviews. We intend to continue to be customer-focused and to leverage our national sales force to deepen existing and establish new customer relationships.

•	Prudently managing risk to protect our balance sheet and financial strength: We follow a disciplined process to assess, report and manage risks across our business. Our RQI and Performance Premium models allow us to align our pricing with the risk levels of individual mortgage loans. We intend to continue targeting high-quality mortgage insurance opportunities, evaluating reinsurance and capital markets opportunities, and prudently managing our investment portfolio and capital structure to remain a well-capitalized counterparty for our customers.

•	Investing in technology to drive operational excellence across our business: We continue to invest significantly in our technology and systems to enhance our customer experience, further our risk management capabilities and drive expense efficiencies. We intend to continue to invest and innovate, and believe our technology systems will allow us to provide a differentiated offering to our customers and support our growth efforts going forward.

Our Principal and Selling Shareholder

AIG currently owns 100% of our outstanding common stock. AIG is selling             shares of our common stock in this offering (            shares if the underwriters exercise their option to purchase additional shares in full). Following this offering, AIG will own approximately     % of our outstanding common stock (or     % if the underwriters exercise their option to purchase additional shares in full).

Separation Transactions

On January 26, 2016, AIG announced its plan to sell up to 19.9% of our common stock in this offering, subject to regulatory and GSE approval, as a first step towards a full separation.

We previously effected, and prior to the completion of this offering we will effect, certain transactions which are referred to in this prospectus as the separation transactions, including the contribution by AIG of 100% of the common stock of UGCNC to UGC. See “Separation Transactions.”

As a wholly-owned subsidiary of AIG, UGCNC, and its subsidiaries, historically have received financial support and certain administrative services, including reinsurance and investment management, from AIG and its affiliates. In connection with this offering, we and AIG intend to enter into certain agreements that will provide a framework for our ongoing relationship. These agreements include a shareholder agreement governing AIG’s rights at various ownership levels, services agreements pursuant to which we and AIG will agree to continue to provide each other with certain services, one or more tax sharing and separation agreements, and a registration rights agreement requiring that we register shares of our common stock beneficially owned by AIG under certain circumstances. See “Separation Transactions” and “Relationships and Related Party Transactions.”

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider all of the information in this prospectus, including the discussion of these risks under “Risk Factors” and information in the sections “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” before deciding whether to invest in our common stock. Some of these risks include the following:

•	Actual or perceived changes in general economic, market and political conditions and policies, unemployment, interest rates, housing prices or other conditions that affect the housing market or the markets for mortgages or mortgage insurance may result in more homeowners defaulting and could increase our losses.

•	Changes to the role of the GSEs in the U.S. mortgage market or to the charters or business practices of the GSEs, including actions or decisions to decrease or discontinue the use of mortgage insurance, could adversely affect our financial condition and results of operations or significantly impact our business.

•	Competition within the mortgage insurance industry with regard to pricing, terms and conditions, underwriting guidelines, loss management practices, financial strength, certainty of coverage, reputation, customer relationships, service, technology, innovation and ease of use could adversely affect our business, financial condition and results of operations.

•	Declines in the volume of low down payment originations or changes in the preferences of lenders or investors regarding alternatives to private mortgage insurance may reduce our business and adversely affect our financial condition and results of operations.

•	Changes in the regulatory environment and other requirements applicable to our business, including PMIERs, could adversely affect our business, financial condition and results of operations.

•	Our partial and potential full separation from AIG may adversely affect our financial performance and operational capabilities.

•	We will elect to be treated as a “controlled company” following this offering, within the meaning of the rules of the NYSE and, as a result, will be exempt from certain NYSE corporate governance requirements so long as we continue to be a controlled company.

Our Corporate Information

United Guaranty Corp. was formed as a Delaware corporation on March 3, 2016 by AIG to act as a holding company for United Guaranty Corporation, our North Carolina intermediate holding company, and its subsidiaries. UGC is a newly incorporated entity and has had no business transactions or activities to date and had no material assets or liabilities during the periods presented in this prospectus. Prior to this offering, UGC has been a wholly-owned subsidiary of AIG. AIG will contribute 100% of the common stock of UGCNC to UGC in connection with this offering. See “Separation Transactions.” Our business was founded in 1963 as a predecessor to UGCNC, a North Carolina corporation, and UGCNC has been a wholly-owned subsidiary of AIG since 1981. We operate our business through our insurance company subsidiaries.

Our principal executive offices are located at 230 N. Elm Street, Greensboro, North Carolina 27401, and our main telephone number is (336) 373-0232. Our internet address is www.ugcorp.com. Information contained on our website or that can be accessed through our website is not incorporated into and does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

THE OFFERING

Common stock offered by the selling shareholder	shares ( shares if the underwriters exercise their option to purchase additional shares in full).

Common stock to be outstanding immediately after this offering	shares.

Voting rights	Each share of our common stock entitles its holder to one vote on all matters to be voted on by shareholders generally. See “Description of Capital Stock—Authorized Capital Stock—Common Stock.”

Dividend policy	We do not intend to pay cash dividends on our common stock. See “Dividend Policy.”

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by AIG. See “Use of Proceeds.”

Listing	We intend to apply to list our common stock on the NYSE.

Proposed ticker symbol	“UGC”.

The number of shares of our common stock that will be outstanding after this offering is based on the             shares of common stock outstanding as of             , 2016.

Unless otherwise indicated, all information in this prospectus assumes:

•	no exercise by the underwriters of their right to purchase up to an additional shares of our common stock from AIG;

•	an offering price of $ per share of common stock, which is the mid-point of the range set forth on the cover of this prospectus;

•	the filing of our amended and restated certificate of incorporation, reflecting a for stock split, and the adoption of our amended and restated bylaws immediately prior to the completion of this offering; and

•	the contribution by AIG of 100% of the shares of common stock of UGCNC to us.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial and other data is for UGCNC and its subsidiaries. UGCNC is the predecessor of the issuer, UGC, for financial reporting purposes. The following summary consolidated income statement data for the years ended December 31, 2015, 2014 and 2013 and balance sheet data as of December 31, 2015 and 2014 are derived from UGCNC’s audited consolidated financial statements that are included elsewhere in this prospectus. The following summary consolidated income statement data for the three months ended March 31, 2016 and 2015 and balance sheet data as of March 31, 2016 are derived from UGCNC’s unaudited consolidated financial statements, and in the opinion of the management of UGCNC, reflect all adjustments, consisting only of normal recurring adjustments, including eliminations of material intercompany accounts and transactions, necessary for the fair statement of such data for the respective interim periods. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results that might be expected for future quarterly periods or for the full year ended December 31, 2016. The combined statutory capital information set forth below has been derived from the annual statements of our insurance subsidiaries filed with the North Carolina Department of Insurance (“NCDOI”) that were prepared in conformity with statutory accounting practices of the NCDOI. Such practices differ from accounting principles generally accepted in the United States (“GAAP”). Prospective investors should read these summary consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes and definitions included elsewhere in this prospectus. Prior to the completion of this offering, UGCNC has been a wholly-owned subsidiary of AIG since 1981. The historical results presented below are not necessarily indicative of our financial results to be achieved in future periods, or what our financial results would have been had we been an independent, publicly traded company during the periods presented. The summary consolidated financial and other data of UGC have not been presented since UGC is a newly incorporated entity, has had no business transactions or activities to date and had no material assets or liabilities during the periods presented in this section.

	Three Months Ended March 31,		Year Ended December 31,

	2016	2015	2015	2014	2013

Selected income statement data (dollars in thousands, except per share data)
Gross premiums written	$234,423	$264,464	$1,067,411	$1,039,644	$1,086,714
Net premiums written(a)	167,101	256,420	651,288	1,001,957	1,035,624
Net premiums earned(a)	177,373	230,593	772,146	891,917	801,226
Net investment income	36,337	34,190	139,230	137,236	131,540
Total revenues	214,755	268,258	922,609	1,031,566	934,818
Losses and expenses:
Losses and loss adjustment expenses (“LAE”) incurred	40,317	58,304	153,985	223,194	521,382
Acquisition expenses	21,019	21,548	74,918	71,119	78,847
General operating expenses	28,316	38,983	146,403	153,055	141,202

Total losses and expenses(a)	89,652	118,835	375,306	447,368	741,431
Income tax expense	41,926	56,488	187,496	190,513	30,676

Net income	$83,177	$92,935	$359,807	$393,685	$162,711

Earnings per share
Net income per weighted average common share outstanding	$37,705	$42,128	$163,104	$178,461	$73,758
Weighted average common shares outstanding	2,206	2,206	2,206	2,206	2,206
Unaudited pro forma net income per weighted average common share outstanding(b)
Unaudited pro forma weighted average common shares outstanding(b)

	As of March 31,	As of December 31,

	2016	2015	2014

Selected balance sheet data (dollars in thousands)
Total investments	$3,872,629	$4,215,394	$4,169,811
Cash	42,111	36,556	15,963
Other assets	1,208,451	1,212,111	962,128

Total assets	$5,123,191	$5,464,061	$5,147,902

Liability for unpaid losses and LAE	692,254	738,018	1,007,220
Unearned premiums	888,161	882,646	741,349
Other liabilities	291,200	424,511	122,747
Total shareholder’s equity	3,251,576	3,418,886	3,276,586

Total liabilities and shareholder’s equity	$5,123,191	$5,464,061	$5,147,902

	Three Months Ended March 31,		Year Ended December 31,

	2016	2015	2015	2014	2013

Selected additional data
Loss ratio(c)	22.7%	25.3%	19.9%	25.0%	65.1%
Expense ratio(d)	27.8%	26.3%	28.7%	25.1%	27.5%

Combined ratio(e)	50.5%	51.6%	48.6%	50.1%	92.6%

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,

	2016	2015	2015	2014	2013

First-lien U.S. mortgage insurance portfolio (dollars in millions)
NIW(f)	$8,827	$10,543	$50,842	$42,038	$49,356
IIF(f)(g)	$184,201	$168,029	$183,220	$165,373	$146,390
Gross RIF(f)(g)(h)	$47,664	$43,255	$47,343	$42,589	$37,059
Net RIF(f)(g)(h)	$36,201	$43,113	$36,628	$42,391	$36,676
Policies in force(f)(g)	923,412	872,978	921,937	864,281	799,573
Delinquent loans(f)(g)	28,415	34,372	31,285	38,357	47,518
Delinquency ratio(f)(g)	3.1%	3.9%	3.4%	4.4%	5.9%
Combined PMIERs available assets(i)	$3,349	N/A	$3,627	N/A	N/A
Combined PMIERs minimum required assets(i)	$2,959	N/A	$3,027	N/A	N/A
Combined statutory capital(f)	$2,245	$2,225	$2,457	$2,137	$1,944
Combined risk-to-capital ratio (adjusted net-RIF-to-statutory-capital)(f)(j)	15.6:1	18.5:1	14.5:1	18.9:1	17.6:1

(a)	Net premiums written, net premiums earned and total losses and expenses for the three months ended March 31, 2016 and the year ended December 31, 2015 include the impact of our 50% quota share agreement, as amended, with National Union Fire Insurance Company of Pittsburgh, Pa. (“NUFIC”), American Home Assurance Company (“American Home”) and Lexington Insurance Company (“Lexington”), each an AIG affiliate (such agreement, as amended, our “50% quota share agreement”). We expect that this agreement will have an increasing impact on our financial results in future periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Financial Results—Reinsurance.”

(b)	Pro forma amounts are calculated based on shares of UGC common stock outstanding following the for stock split to be effected prior to the completion of this offering.
(c)	Loss ratio is calculated by dividing losses and LAE incurred by net premiums earned.
(d)	Expense ratio is calculated by dividing acquisition and general operating expenses by net premiums earned.
(e)	Combined ratio is calculated by dividing the sum of losses and LAE incurred and acquisition and general operating expenses by net premiums earned.
(f)	Reflects the results and position of the following subsidiaries: United Guaranty Residential Insurance Company (“UGRIC”), United Guaranty Mortgage Indemnity Company (“UGMIND”), United Guaranty Mortgage Insurance Company, United Guaranty Mortgage Insurance Company of North Carolina and United Guaranty Insurance Company, which we refer to as our first-lien U.S. mortgage insurance subsidiaries. See “Business—Our Company.”
(g)	As presented in this prospectus, amounts exclude our structured mortgage insurance portfolio, which had $125.6 million, $160.0 million, $130.5 million, $162.8 million and $172.7 million of gross and net RIF as of March 31, 2016 and 2015 and December 31, 2015, 2014 and 2013, respectively. We have not written any new structured mortgage insurance coverage since 2008. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations and Key Metrics—First-Lien U.S. Mortgage Guaranty—Insurance In Force and Risk In Force” and “Business—Our Products and Services—First-Lien U.S. Mortgage Insurance—Structured Mortgage Insurance Products.”
(h)	Gross RIF is RIF before the effect of reinsurance ceded. Net RIF is RIF net of reinsurance ceded.
(i)	PMIERs became effective on December 31, 2015. Accordingly, the combined PMIERs available assets and combined PMIERs minimum required assets of our primary operating subsidiaries are not shown for prior periods.
(j)	Adjusted net RIF for purposes of calculating combined statutory risk-to-capital differs from net RIF presented elsewhere in this prospectus. In accordance with North Carolina insurance regulations, adjusted net RIF excludes delinquent policies.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in our common stock. Our business, prospects, financial condition and results of operations could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our common stock could decline as a result of any of these risks, and you could lose part or all of your investment in our common stock. The following risk factors are not necessarily presented in order of relative importance and should not be considered to represent a complete set of all potential risks that could affect us. When deciding whether to invest in our common stock, you should also refer to the other information in this prospectus, including our consolidated financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of this prospectus.

Risks Related to Our Business

Actual or perceived changes in general economic, market and political conditions and policies, unemployment, interest rates, housing prices or other conditions that affect the housing market or the markets for mortgages or mortgage insurance may result in more homeowners defaulting and could increase our losses.

Losses result from events that reduce borrowers’ ability or willingness to continue making mortgage payments. A deterioration in general economic conditions, across the United States or in specific regional economies, especially increases in unemployment, would increase the likelihood that borrowers lack sufficient income to pay their mortgages. It could also adversely affect housing values and decrease borrowers’ willingness to make mortgage payments, particularly if mortgage balances exceed the values of the homes. Increases in interest rates may also increase mortgage payments and the likelihood that borrowers lack sufficient income to pay their mortgages, especially when coupled with a deterioration in general economic conditions. A significant downturn in economic conditions or an extended period of flat or declining housing values could result in increased losses that would materially affect our business, financial condition and results of operations. Our premiums and underwriting standards may not be adequate to shield us from such losses. Although the U.S. housing market has made a significant recovery following the financial crisis, the future is not certain and may be affected by weakness or volatility in the U.S. economy, including any impacts arising out of global market effects from international sources.

Independent of any deterioration in broad economic conditions, housing values could also decline due to specific trends that would affect the housing and mortgage markets, such as decreased demand for homes, changes in homebuyers’ expectations for potential future home value appreciation, increased restrictions or costs for obtaining mortgage credit due to tightened underwriting standards, higher interest rates and lenders’ liquidity issues. Other factors affecting housing values include possible regulatory developments such as a phase-out of the mortgage interest deduction, reduced deductibility of mortgage insurance premiums or changes in the tax treatment of residential property. Declining housing values may impact the effectiveness of our loss management programs, eroding the value of mortgage collateral and reducing the likelihood that properties with defaulted mortgages can be sold for an amount sufficient to offset unpaid principal and interest losses.

Natural disasters, including floods and tornadoes, acts of terrorism, pandemics or other catastrophic or unforeseeable events, could cause us to experience increased claims against policies that we have written. Although we do not cover damages resulting from such occurrences, these events may affect the ability of homeowners to meet their mortgage payments.

We may not be able to anticipate or accurately assess the impact of negative economic events or natural disasters or similar events and we cannot assure you that any strategies we may employ to mitigate the impact on us of such events will be successful, including limitations under our master policy on the payment of claims in certain circumstances, the dispersal of our risk by geography and the potential use of reinsurance structures. See “—Our underwriting and risk management policies and practices may not anticipate all risks and/or the magnitude of potential for loss” and “—The premiums we charge may not be adequate to compensate us for our liabilities for losses and, as a result, any inadequacy could materially affect our financial condition and results of operations.”

Changes to the role of the GSEs in the U.S. mortgage market or to the charters or business practices of the GSEs, including actions or decisions to decrease or discontinue the use of mortgage insurance, could adversely affect our financial condition and results of operations or significantly impact our business.

The GSEs are the most significant purchasers and sellers of conventional mortgages in the U.S. housing market and are the beneficiaries of the majority of our insurance policies. In 2008, the GSEs were placed under the conservatorship of the Federal Housing Finance Authority (“FHFA”), which has regulatory and operational control over the GSEs and has directed, and is likely to continue to direct, changes to the business practices of the GSEs in ways that affect the mortgage insurance industry. Since the commencement of the GSEs’ conservatorship, the U.S. mortgage market has been the target of numerous and differing proposals for reform. These range from elimination, privatization or replacement of the GSEs, to a more limited ongoing role of the GSEs that combines private capital with the backing of the U.S. government. A 2011 plan from the Obama Administration proposed to reduce the role of the GSEs in the mortgage market and, ultimately, wind down both institutions and replace them with a new housing finance model. The Housing Finance Reform and Taxpayer Protection Act of 2013 and the Housing Finance Reform and Taxpayer Protection Act of 2014 were introduced in the Senate to repeal the federal charters of the GSEs and replace them with a new independent entity called the Federal Mortgage Insurance Corporation. Other members of Congress have introduced additional proposals, presenting variations on the reform options described above including during 2015. None of these proposals have passed into law, and, given their variety and the continuing interest in housing and mortgage finance reform issues, we cannot predict how or when the conservatorship of the GSEs will be resolved or the role of the GSEs in the U.S. mortgage market may change, or in what ways such changes would impact our business, operations and financial condition. Any such changes could have a significant impact on us.

In addition to the possibility of systemic reforms affecting the GSEs’ economic role, the charters of the GSEs may also be modified in ways that would affect our mortgage insurance business. The charters of the GSEs specify that they may purchase or guarantee low down payment mortgages for which the lender has provided certain credit enhancements, including private mortgage insurance. Lenders have historically relied on private mortgage insurance to satisfy the credit enhancement requirement. If the charters of the GSEs are amended to change or eliminate the acceptability of private mortgage insurance or authorize other forms of credit enhancement, our volume of new business and revenue may decline significantly.

Federal legislative action is required for changes to the statutory requirements of the FHFA’s conservatorship of the GSEs, the elimination of the GSEs, the replacement of the GSEs with any successor entities or structures, or changes to the GSE charters. We cannot predict the timing or substance of any such legislative changes or of other changes that would require only executive action, or the impact any such changes may have on the U.S. mortgage market or our business.

Changes in the business practices of the GSEs, which can be implemented by the GSEs at the FHFA’s direction or otherwise, could also adversely affect our business, financial condition and results of operations. We cannot predict what or when changes may be made to the GSEs’ business practices. Such changes, particularly changes that decrease or discontinue the use of mortgage insurance, could have a material adverse effect on our business, financial condition and results of operations, including changes to:

•	the level of private mortgage insurance coverage used to satisfy the credit enhancement requirements of the GSE charters;

•	the amount of loan-level price adjustments and guaranty fees (to the extent that they result in higher costs to borrowers) that the GSEs may assess on loans that require mortgage insurance;

•	whether the GSEs influence the lender’s selection of the mortgage insurer providing coverage;

•	the underwriting standards that determine eligible mortgages for purchase by the GSEs, which can affect the quality of risk insured by us and the number of mortgages available to insure;

•	the terms on which mortgage insurance coverage can be cancelled before reaching cancellation thresholds established by law;

•	the loss management programs established by the GSEs and the circumstances in which mortgage servicers must implement such programs;

•	the terms the GSEs require in the mortgage insurance policies insuring mortgages they purchase;

•	the extent to which the GSEs intervene in mortgage insurers’ claims payment and rescission practices;

•	the maximum loan limits of the GSEs in comparison to those of other mortgage purchasers;

•	the GSEs’ eligibility requirements for private mortgage insurers, including minimum capital adequacy requirements; and

•	the extent to which the GSEs accept alternate risk sharing structures involving insurers other than conventional private mortgage insurers in satisfaction of their existing charter requirements.

In the last three years and for 2016, the FHFA has set goals for the GSEs to transfer significant portions of the GSE mortgage credit risk to the private sector. Accordingly, since 2013, the GSEs have expanded their sale of mortgage credit risk with novel transactions, such as Freddie Mac Structured Agency Credit Risk (“STACR”) and Fannie Mae Connecticut Avenue Securities which are unsecured bonds that pay out based on the performance of a pool of reference mortgages, and Freddie Mac Agency Credit Insurance Structure (“ACIS”) and Fannie Mae Credit Insurance Risk Transfer which are risk sharing transactions that shift the credit risk on a pool of reference mortgages to reinsurers. In particular, between mid-2013 and May 2016, Freddie Mac has used its STACR, Whole Loan Securities (a risk transfer securitization backed by single family mortgages) and ACIS programs to transfer a substantial portion of the credit risk on more than $440 billion of unpaid principal balance on single-family mortgages. Should the GSEs continue to increase their activities in alternate risk sharing structures, or target those more specifically to high LTV loans, the market for conventional mortgage insurance may be reduced.

Competition within the mortgage insurance industry could result in the loss of market share, loss of customers, lower premiums, wider credit guidelines and other changes which could have a material adverse effect on our business, financial condition and results of operations.

The private mortgage insurance industry is highly competitive. We compete with other private mortgage insurers on a variety of factors, including pricing, terms and conditions, underwriting guidelines, loss management practices, financial strength, certainty of coverage, reputation, customer relationships, service, technology, innovation and ease of use. One or more private mortgage insurers may seek increased market share, either from other private mortgage insurers, or from public mortgage insurers such as federal mortgage insurance programs (including those offered by the FHA, VA and USDA) and state-supported mortgage insurance funds (“public mortgage insurance”). Reducing pricing, loosening underwriting guidelines or relaxing risk or loss management practices by our competitors, could negatively affect our level of NIW. Additionally, to the extent we follow our competitors in any of these actions, it may negatively affect our business, financial condition and results of operations or delinquency rate. A decline in NIW across the industry could exacerbate this competition.

A recent trend in the private mortgage insurance industry towards using more competitive pricing structures may also put pressure on our ability to maintain our profitability and leading market position. In the last quarter of 2015, two of our competitors announced new rate structures, aiming to reduce rates overall or reduce cross-

subsidization within a provider by tailoring pricing structures to better reflect expected risk. If this trend continues, the industry in general may experience downward pricing pressure, resulting in lower returns and erosion of our market leadership in terms of our position as well as our practices.

Mortgage lenders seek to diversify the mortgage insurers they engage to underwrite insurance in order to mitigate counterparty risk. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders.

As of and for the three months ended March 31, 2016, we remained the private mortgage insurance industry leader by IIF and NIW market share. In addition to the competitive factors described above, we also face the inherent difficulty of sustaining a position as the largest current participant in the industry. We cannot ensure that we will be able to maintain the advantages of our current operating conditions, including our market share, revenues and cost structures, or how we will be affected by potential actions of our private or public mortgage insurance competitors.

The amount of new insurance we are able to write may be adversely affected if the volume of low down payment home mortgage originations declines.

Our ability to write new business depends, among other things, on the origination volume of low down payment mortgages that require mortgage insurance. Factors that affect the volume of low down payment mortgage originations include:

•	the health of the domestic economy as well as conditions in regional and local economies, including rates of unemployment;

•	the level of and rate and direction of change in home mortgage interest rates;

•	the deductibility of mortgage interest and mortgage insurance premiums for income tax purposes;

•	housing affordability;

•	population trends, including the rate of household formation, preferences of potential mortgage borrowers and cultural shifts;

•	the rate of home price appreciation or decline, which in times of significant refinancing can affect whether refinanced loans have LTV that require private mortgage insurance;

•	government housing policies encouraging loans to borrowers that may need low down payment financing, such as first-time homebuyers;

•	the extent to which the guaranty fees, loan-level price adjustments, credit underwriting guidelines and other business terms provided by the GSEs affect the affordability of low down payment mortgages;

•	restrictions on mortgage credit due to more stringent underwriting standards and liquidity issues; and

•	requirements for ATR determinations prior to extending credit as discussed below.

The rate of home ownership in the United States was 63.5% as of March 31, 2016 according to the U.S. Department of Commerce, remaining near historical lows and well below the 68.8% home ownership rate observed as of December 31, 2006. In addition, first-time home buyers comprised a near historical low percentage of all home buyers in the United States during 2015 according to the National Association of Realtors. Should these trends continue, the volume of low down payment mortgages may decline. If the volume of low down payment loan originations declines, then our ability to write new policies may suffer, and our revenue and results of operations may be negatively impacted.

The amount of insurance we are able to write may be adversely affected if lenders and investors select alternatives to private mortgage insurance.

We compete for business with alternatives to private mortgage insurance, consisting primarily of public mortgage insurance programs but also including home purchase or refinancing alternatives that do not use any form of mortgage insurance.

Public mortgage insurance programs include, but are not limited to:

•	Federal mortgage insurance programs, including those offered by the FHA, VA and USDA; and

•	State-supported mortgage insurance funds.

Alternatives to mortgage insurance include, but are not limited to:

•	lenders and other investors holding mortgages in their portfolios and self-insuring;

•	investors (including the GSEs) using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage, such as obtaining insurance from non-mortgage insurers and engaging in credit-linked note transactions in the capital markets, or accepting credit risk without credit enhancement;

•	mortgage sellers retaining at least a 10% participation in a loan or mortgage sellers agreeing to repurchase or replace a loan upon an event of default; and

•	lenders originating mortgages using “piggyback structures” that avoid private mortgage insurance, such as a first mortgage with an 80% LTV and a second mortgage with a 10%, 15% or 20% LTV (referred to as “80-10-10,” “80-15-5” or “80-20” loans, respectively) rather than a first mortgage with a 90%, 95% or 100% LTV that has private mortgage insurance.

Any of these alternatives to private mortgage insurance could reduce or eliminate the demand for our product, cause us to lose business or limit our ability to attract the business that we would prefer to insure. In particular, there has been substantial competition from public mortgage insurance programs in the wake of the financial crisis. Public mortgage insurance programs are not subject to the same capital requirements, risk tolerance or business objectives that we and other private mortgage insurance companies are, and therefore, generally have greater financial flexibility in setting their pricing, guidelines and capacity, which could put us at a competitive disadvantage. In addition, loans insured under FHA and other U.S. federal government-supported mortgage insurance programs are eligible for securitization in Government National Mortgage Association (“Ginnie Mae”) securities, which may be viewed by investors as more desirable than Fannie Mae and Freddie Mac securities due to the explicit backing of Ginnie Mae securities by the full faith and credit of the U.S. federal government.

Consequently, if the public mortgage insurance programs maintain or increase their share of the mortgage insurance market, our business and industry could be affected. Factors that could cause public mortgage insurance programs to maintain or increase their share of the mortgage insurance market include:

•	a reduction in the premiums charged for government mortgage insurance or a loosening of underwriting guidelines;

•	capital constraints in the private mortgage insurance industry;

•	increases in premium rates or tightening of underwriting guidelines by private mortgage insurers;

•	increased levels of loss management activity by private mortgage insurers when compared to the more limited loss management activities of government insurance programs;

•	imposition of additional loan-level pricing adjustments by the GSEs on loans that require mortgage insurance;

•	increases in GSE guaranty fees and the difference in the spread between GSE mortgage-backed securities and Ginnie Mae mortgage-backed securities;

•	the perceived operational ease of using government insurance compared to the products of private mortgage insurers;

•	the perceived willingness of private mortgage insurers to pay claims, which may be affected by recent or historical macroeconomic or market events, general public opinion, outcomes of litigation or regulatory determinations, as well specific claims provisions in insurers’ master policies;

•	differences in the enforcement of program requirements by the FHA relative to the enforcement of policy terms by private entities; and

•	the implementation of new regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended from time to time (the “Dodd-Frank Act”), particularly the recently adopted QM and ATR rules, which in general are more favorable to the FHA than to private mortgage insurers.

In the event that a public mortgage insurance program in one of our markets reduces prices significantly or alters the terms and conditions of its mortgage insurance or other credit enhancement products, in furtherance of political, social or other goals rather than a profit motive, we may no longer be able to compete in that market effectively or may find our market share in such market significantly diminished. In January 2015, the FHA significantly reduced its annual mortgage insurance premiums; absent other changes, reductions in FHA premiums make private mortgage insurance less competitive for borrowers with certain credit characteristics. The VA’s market share has also increased since 2009. Due to the factors discussed above, we cannot predict the FHA’s and VA’s future market share.

More recently, lenders have also been seeking to offer high LTV mortgages that do not require private mortgage insurance through the use of front-end risk sharing. We believe that lenders’ appetite for such alternatives may increase as certain large bank lenders have indicated a desire to find alternatives to FHA loans due to the number of large recent settlements between lenders and the FHA, the buyback risk on FHA loans and ongoing regulatory uncertainty. Although this shift has not yet reduced FHA loan volumes, as nonbank lenders have filled the void, it is causing bank lenders to consider developing alternative products competitive with FHA loans, which potentially includes low down payment mortgages that do not require private mortgage insurance. As an example, at least one national lender has announced that it will offer up to 97% LTV mortgages that do not require private mortgage insurance and will be eventually sold to Freddie Mac through the use of front-end risk sharing. If lenders increase their use of such alternatives, the amount of insurance we write may materially decline.

Changes in the composition of our business or undue concentration by geographic region, customer or product type may adversely affect us by increasing our exposure to adverse performance of a small segment of our overall business.

Even though currently we have active relationships with over 1,800 customers and no one customer represented more than 8% of our NIW during the three months ended March 31, 2016, changes in our ability to attract and retain a diverse customer base, and avoid undue concentration by geographic region, customer or product type may adversely affect us.

Historically, regional housing markets have experienced changes in home prices and unemployment at different rates and to different extents. In addition, certain geographic regions have experienced local recessions, falling home prices and rising unemployment based on economic conditions that did not impact, or impacted to a lesser degree, the overall U.S. economy. Geographic concentration in our mortgage portfolio therefore increases our exposure to losses due to localized economic conditions. We may not adequately maintain the geographic diversity of our portfolio, exposing us to greater losses.

Customer concentration may adversely affect our financial condition if a significant customer chooses to increase its use of other mortgage insurers or alternatives to mortgage insurance or experiences a decrease in their business. In addition, customer concentration increases the risk that our pricing and underwriting terms with those customers may not be as favorable as those we might receive from a smaller customer.

Certain types of mortgages have demonstrated higher probabilities of claims. These include loans with LTVs of over 95%, FICO scores below 620, limited underwriting, including limited borrower documentation, higher total debt-to-income ratios, or certain adjustable rate mortgages as well as loans having combinations of higher risk factors. As of March 31, 2016, approximately 11.5% of our net RIF consisted of loans with LTVs equal to or greater than 95% and 2.3% with FICO scores below 620 or not reported. Although we attempt to incorporate these higher expected claim rates into the RQI and Performance Premium models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses under our current underwriting requirements.

We may be unable to continue to comply with the applicable GSEs’ PMIERs, which could adversely affect our business, financial condition and results of operations.

The substantial majority of our gross RIF is on mortgages sold to the GSEs, which are and historically have been the major purchasers of the mortgages insured by private mortgage insurers. In order to be eligible to insure loans purchased or guaranteed by the GSEs, private mortgage insurers must meet each of the GSEs’ eligibility requirements, referred to as PMIERs, which became effective on December 31, 2015. The GSEs have designated our primary operating subsidiaries, UGRIC and UGMIND, as approved private mortgage guaranty insurers. As of March 31, 2016, we met the requirements of each of the GSE’s respective PMIERs, but there can be no assurance that we will continue to be in compliance with the requirements.

The eligibility requirements imposed by PMIERs include financial strength, business and quality control and certain transaction approval requirements. In particular, PMIERs’ risk-based framework requires that an approved insurer have a sufficient level of liquid assets from which to pay claims. The amount of combined PMIERs minimum required assets that we must maintain is influenced by the risk characteristics of the mortgages we insure and by whether the policy is for lender- or borrower-paid mortgage insurance, with riskier mortgages and lender-paid policies resulting in higher levels of combined PMIERs minimum required assets. Changes in the type of mortgages we insure or an increase in the amount of lender-paid policies may increase the amount of assets we need to maintain PMIERs compliance. PMIERs currently provide that the factor tables used to determine PMIERs minimum required assets will be updated every two years, and may also be updated more frequently to reflect changes in macroeconomic conditions or loan performance. If we are unable to continue to comply with the enhanced requirements of PMIERs, the GSEs could restrict UGRIC and UGMIND from conducting certain types of business or take actions that may include deciding not to purchase loans insured by UGRIC and UGMIND, which could adversely affect our business, financial condition and results of operations. In addition, either of the GSEs may amend PMIERs at any time, as applicable to one or more mortgage insurers, and there can be no assurance that either of the GSEs will not make PMIERs or the application thereof more onerous in the future. See “Regulation—Agency Qualification Requirements.”

The amount of insurance we are able to write may be adversely affected if our financial strength ratings are downgraded.

Financial strength ratings, which various ratings organizations publish as a measure of an insurance company’s ability to meet contract holder and policyholder obligations, are important to maintain confidence in our products and our competitive position. In assigning financial strength ratings, in addition to considering the adequacy of the mortgage insurer’s capital to withstand very high claim scenarios under assumptions determined by the rating agency, we believe rating agencies review a mortgage insurer’s historical and projected operating performance, franchise risk, business outlook, competitive position, management, corporate strategy and other factors. The rating agency issuing the financial strength rating can withdraw or change its rating at any time. A downgrade in our financial strength ratings, or the announced potential for a downgrade, could have an adverse effect on our business, financial condition and results of operations in many ways, including: (1) increased scrutiny of us and our financial condition by our customers, potentially resulting in a decrease in the amount of new insurance policies that we write; (2) requiring us to reduce the premiums that we charge for mortgage insurance in order to remain competitive; and (3) adversely affecting our ability to obtain reinsurance, reasonable pricing on reinsurance or direct access to the capital markets for reinsurance. A ratings downgrade could also increase our cost of capital, limit our access to the capital markets and adversely affect our ability to write insurance on loans sold in the private market. Financial strength ratings may also be considered by issuers of non-GSE mortgage-backed securities or users of alternative risk-sharing structures in determining whether to purchase private mortgage insurance.

See “—Risks Related to Our Separation from, and Continuing Relationship with, AIG—Our separation from AIG may adversely affect our financial performance and operational capabilities.”

We rely on our senior management team, our sales force and our highly trained and skilled workforce, and our business could be harmed if we are unable to retain qualified personnel.

Our success depends, in part, on the skills, working relationships and continued services of our senior management team, our client-focused sales force and our highly trained and skilled workforce. We do not have employment agreements with our senior management team other than with our chief executive officer. Departures of key personnel could adversely affect the conduct of our business. In such an event, we would be required to retain or hire other personnel to manage and operate our business, and there can be no assurance that we would be able to employ a suitable replacement for the departing individual, or that a replacement could be hired on terms that are favorable to us. Our business could be materially harmed if we are unable to retain our senior management, our sales force or our highly trained and skilled workforce.

Changes in interest rates, home prices or mortgage insurance cancellation requirements impact the length of time that our policies remain in force, which could cause a decline in our revenue or an increase in the level of claims.

Approximately two-thirds of our premiums are from policies on which premiums are paid on a periodic basis during the coverage term of the policy. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. A lower level of persistency could reduce our future revenues. Our twelve-month persistency rate was 82.8% as of March 31, 2016, compared to 83.2% and 87.0% as of December 31, 2015 and 2014, respectively. The factors affecting the persistency of our insurance portfolio include:

•	the level of current mortgage interest rates compared to the mortgage interest rates on the IIF, which affects the incentives of borrowers we have insured to refinance;

•	the amount of equity in a home, as homeowners with more equity in their homes can more readily move to a new residence or refinance their existing mortgage;

•	the rate at which homeowners sell their existing homes and move to new locations, generally referred to as housing turnover, with more rapid economic growth and stronger job markets tending to increase housing turnover;

•	the mortgage insurance cancellation policies of mortgage investors along with the current values of the homes underlying the mortgages in the IIF;

•	the cancellation of borrower-paid mortgage insurance mandated by law based on the amortization schedule of the loan, which generally occurs sooner if the rate of the insured loan is lower; and

•	the efforts of lenders to solicit borrower refinancing, which is facilitated by increased use of internet and other electronic communications.

Some portion of our insured portfolio may be able to refinance at the current level of mortgage rates, which may reduce our future revenues. In addition, as interest rates rise, persistency is likely to increase, which may extend the average life of our insured portfolio, particularly for lender-paid policies that in general are non-cancellable, and result in higher levels of future claims as more loans remain outstanding.

We depend on RQI, Performance Premium and other models to select and underwrite the mortgages we insure, price our mortgage insurance and determine our reserves, which subjects us to model risk and requires accurate data from third parties.

We depend on models, including RQI and Performance Premium pricing, to select and underwrite the mortgages we insure and, for most of the new insurance we write, to price our mortgage insurance products. Our models require accurate and high-quality data, including financial statements, credit reports or other financial information. In addition, in contrast to the rate cards that we believe the majority of our competitors use, our risk-based pricing framework places an additional requirement on our customers to provide more data for each loan in order to provide a quote. Requiring such additional data from our customers may make our competitors more attractive to our customers. Reliance on inaccurate, fraudulent or misleading financial statements, credit reports or other financial information could result in loan losses, reputational damage or other effects that could have a material adverse effect on our business, financial condition and results of operations. In addition, if any of our models contain programming or other errors, are ineffective, use data provided by third parties that is incorrect, or if we are unable to obtain relevant data from third parties, our approval and pricing process could be negatively affected, resulting in mispriced, incorrectly approved or denied policies. The models may prove in practice to be less predictive than we expect for a variety of reasons, including errors in constructing, interpreting or using the models or inaccurate assumptions (e.g., failures to update assumptions appropriately or in a timely manner). Our assumptions may be inaccurate for many reasons as they often involve matters that are inherently difficult to predict and beyond our control (e.g., macroeconomic conditions and their impact on behavior) and often involve complex interactions between a number of variables, factors and other assumptions. A failure in our models may have a material adverse effect on our business, financial condition and results of operations. In addition, the design and construction of our models is based upon historical data that may not be representative of future conditions, and so such models may not operate effectively in the future.

Our underwriting and risk management policies and practices may not anticipate all risks and/or the magnitude of potential for loss.

We have established underwriting and risk management policies and practices that seek to mitigate our exposure to borrower default risk in constructing our insured loan portfolio by anticipating future risks and the magnitude of those risks. Our underwriting and risk management guidelines are based on what we believe to be the major factors that impact mortgage credit and prepayment risk. We identify these factors in “Business—Delinquencies, Claims and Loss Management—Loss Management” and “Business—Delinquencies, Claims and Loss Management—Risk Management.” In addition, there are certain types of loan characteristics relating to the individual loan or borrower that affect the risk potential for a loan. The presence of multiple higher-risk characteristics in a loan materially increases the likelihood of a claim on such a loan unless there are other characteristics to mitigate the risk.

The frequency and severity of claims we incur will be uncertain and will depend largely on general economic conditions, including home prices, rates of unemployment and interest rates. To the extent that a risk is unforeseen or is underestimated in terms of magnitude of loss, our underwriting and risk management policies and practices may not insulate us from the effects of those risks. If these policies and practices do not correctly anticipate risk or the potential for loss, we may underwrite business for which we have not charged a premium commensurate with the risk or we may establish our reserves at a rate that does not accurately approximate our actual ultimate loss payments. Either one of these could result in adverse effects on our business, financial condition and results of operations.

Management of our operational risk may fail for a number of reasons, exposing us to significant loss.

Our business performance is highly dependent on our ability to manage operational risks that arise from a large number of day-to-day business activities, including insurance underwriting, claims processing, servicing, investment, financial and tax reporting, compliance with regulatory requirements and other activities, many of which are very complex and for some of which we rely on third parties. In addition, information technology investments we have made or plan to make in order to improve our operations may be subject to material challenges, uncertainties and risks which may adversely affect our ability to achieve the anticipated business growth, expense reduction and operational efficiencies we expect to result from these investments. See “—Our information technology systems may become outmoded, be temporarily interrupted, or fail, causing us to fail to meet our customers’ demands. Large information technology projects that we are currently implementing may not be delivered correctly, on time or on budget or may not be correctly focused, and could have a material adverse effect on our business and results of operations.” Operational risk and losses can result from internal and external fraud; errors by employees or third parties; failure to document transactions properly or to obtain proper authorization; failure to comply with applicable regulatory requirements and conduct of business rules; equipment failures, including those caused by natural disasters or by electrical, telecommunications or other essential utility outages; business continuity and data security system failures, including those caused by computer viruses, cyber-attacks or unforeseen problems encountered while implementing major new computer systems or upgrades to existing systems; or the inadequacy or failure of systems and controls, including those of our suppliers or counterparties. We seek to monitor and control our exposure to risks arising out of these activities through a risk control framework encompassing a variety of reporting systems, internal controls, management review processes and other mechanisms. We cannot be completely confident that these processes and procedures will effectively control all known risks or effectively identify unforeseen risks, or that our employees and third-party agents will effectively implement them. Management of operational risks can fail for a number of reasons, including human error, design failure, systems failure, failures to perform, cyber security attacks, or unlawful activities on the part of employees or third parties. See “—The security of our information technology systems could be compromised and confidential information that we maintain, including nonpublic personal information, could be improperly disclosed. Any failure to protect the confidentiality of borrower or customer information could adversely affect our reputation and have a material adverse effect on our business, financial condition and results of operations.” In the event that our controls are not effective or not properly implemented, we could suffer financial or other loss, disruption of our businesses, regulatory sanctions or damage to our reputation. Losses resulting from these failures can vary significantly in size, scope and scale and may have material adverse effects on our business, financial condition and results of operations. In addition, we are subject to the risk of fraud carried out by third parties, including borrowers, developers, lenders and appraisers. Fraudulent practices continue to change so we are unlikely to detect all such instances and our rescission practices may not protect us from all fraud.

The premiums we charge may not be adequate to compensate us for our liabilities for losses and, as a result, any inadequacy could materially affect our financial condition and results of operations.

Our mortgage insurance premium rates may not be adequate to cover future losses. We set premiums at the time a policy is issued based on a number of factors, including our expectations regarding likely mortgage performance over the expected life of the coverage. These expectations may prove to be incorrect. We use a proprietary pricing model, Performance Premium, to set premiums on most of the new insurance we write. This pricing model also takes into account our RQI risk-based scoring model. Our models require accurate data inputs from our customers and use assumptions that may prove to be incorrect. Our models may also fail to work as intended due to programming or other errors. While we update our models on a regular basis, such updates may not be implemented in all markets at the same time or may not be able to be updated on a timely basis to reflect revised assumptions.

In addition to establishing loss reserves for loans for which we have received a notice of delinquency, under statutory accounting rules and GAAP, we are required to establish a premium deficiency reserve for our mortgage insurance products if the amount by which the net present value of expected future losses for a particular product and the expenses for such product exceeds the net present value of expected future premiums and existing reserves for such product. We evaluate whether a premium deficiency exists at the end of each fiscal year or more frequently if there are significant changes to or volatility in our forecasts. Our evaluation of premium deficiency is based on our best estimates of future losses, expenses and premiums. This evaluation depends upon many significant assumptions, including assumptions regarding future macroeconomic conditions, and therefore, is inherently uncertain and may prove to be inaccurate. There can be no assurance that premium deficiency reserves will not be required in future periods. In addition, even if we were required to establish a premium deficiency reserve, there can be no assurance that it will be adequate. If one of these were to occur, it would have an adverse effect on our financial condition and results of operations.

Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. Should we wish to increase our premium rates, any such change would be prospectively applied to new policies written, and the changes would be subject to approval by state regulatory agencies, which may delay or limit our ability to increase our premium rates.

Because we establish reserves only upon mortgage loan delinquency (rather than based on estimates of our ultimate losses on RIF) we expect to incur future losses beyond what we have recorded in our consolidated GAAP financial statements, and losses may have a disproportionate adverse effect on our earnings in certain periods.

In accordance with industry practice and statutory accounting rules applicable to insurance companies, we establish reserves in our consolidated GAAP financial statements only for loans for which we have received a notice of delinquency. A notice of delinquency is received after the borrower misses two or more mortgage payments. Loss reserves are established for reported insurance losses and LAE based on when notices of delinquency on insured mortgage loans are received. Reserves for the associated LAE consist of the estimated cost of the claims administration process, including legal and other fees as well as other general expenses of administering the claims settlement process. We also estimate and establish reserves for delinquencies that have occurred but have not yet been reported to us (“IBNR reserves”), including for the associated LAE. We establish reserves using estimated claim rates and claim amounts. Because our reserving method does not account for the impact of future losses that could occur from loans that are not yet delinquent, our obligation for ultimate losses that we expect to occur under our policies in force at any period end is not reflected in our consolidated GAAP financial statements, except in the case where a premium deficiency exists. As a result, future losses on loans that are not currently delinquent may have a material adverse effect on future results as delinquencies occur.

Because reserve estimates are subject to uncertainties and are based on assumptions that may be volatile, ultimate losses may be substantially different than our loss reserves.

We establish our reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the delinquent loans as of the reserve date. We rescind coverage on loans or deny claims in cases where we believe our policy allows us to do so.

The establishment of reserves is subject to inherent uncertainty and requires judgment by management. Our estimates of claim rates and claim sizes are based primarily upon historical data. We also consider to a limited extent prevailing economic conditions, such as current rates or trends in unemployment, housing price appreciation and/or interest rates, and our best judgments as to the future values or trends of these macroeconomic factors. If prevailing economic conditions deteriorate suddenly and/or unexpectedly, our estimates of reserves could be materially understated, which may adversely affect our financial condition and results of operations. Changes to our estimates could result in a material adverse effect on our results of operations, even in a stable economic environment, and there can be no assurance that actual claims paid by us will not be substantially different than our reserves.

If servicers fail to adhere to appropriate servicing standards or experience disruptions to their businesses, our losses could increase.

We depend on reliable, consistent third-party servicing of the loans that we insure. Among other things, our mortgage insurance policies require our policyholders and their servicers to timely submit premium and monthly IIF and delinquency reports and to use commercially reasonable efforts to limit and mitigate loss when a loan is delinquent. If one or more servicers were to experience adverse effects to its business, such servicers could experience delays in their reporting and premium payment requirements. Without reliable, consistent third-party servicing, our insurance subsidiaries may be unable to correctly record new loans as they are underwritten, receive and process payments on insured loans and/or properly recognize and establish reserves on loans when a delinquency exists or occurs but is not reported to us. In addition, if these servicers fail to limit and mitigate losses when appropriate, our losses may unexpectedly increase. Significant failures by large servicers or other disruptions in the servicing of mortgage loans covered by our insurance policies may have a material adverse effect on our business, financial condition and results of operations.

In recent years, mortgage loan servicers have increasingly consolidated as the mortgage lending and mortgage loan servicing industries come under increasing regulation and scrutiny. The reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies, which in turn may contribute to a rise in delinquencies and could have a material adverse effect on our business, financial condition and results of operations. High delinquency rates could also strain the resources of servicers, reducing their ability to undertake mitigation efforts that would help limit losses.

Furthermore, we have delegated to the GSEs, who have in turn delegated to most of their servicers, the authority to accept modifications, short sales and deeds-in-lieu of foreclosure on loans we insure. Servicers are required to operate under protocols established by the GSEs in accepting these loss management alternatives. We are dependent upon servicers in making these decisions and mitigating our exposure to losses. In some cases, loss management decisions favorable to the GSEs may not be favorable to us, and may increase the incidence of paid claims. Inappropriate delegation protocols or failure of servicers to service in accordance with the protocols may increase the magnitude of our losses and have an adverse effect on our business, financial condition and results of operations. Our delegation of loss management decisions to the GSEs is subject to cancellation, but exercise of our cancellation rights may have an adverse effect on our relationship with the GSEs and lenders.

Our delegated underwriting program may subject our mortgage insurance business to unanticipated claims.

In our mortgage insurance business, we enter into agreements with our customers that commit us to insure loans made by them using our pre-established guidelines for delegated underwriting. Once we accept a customer into our delegated underwriting program, and as long as the loan passes through the RQI model and meets certain gating criteria, we generally insure a loan originated by that customer without validating the accuracy of the data submitted by the customer, investigating the loan file for fraud, or confirming that the customer followed our pre-established guidelines for delegated underwriting. See “Business—Underwriting.” Under this program, a customer could commit us to insure a material number of loans that would fail our pre-established guidelines for delegated underwriting but pass our RQI model and certain gating criteria before we discover the problem and terminate that customer’s delegated underwriting authority. Although coverage on such loans may be rescindable under the terms of our master policy, the burden of establishing the right to rescind or deny coverage lies with the insurer, and may therefore be legally unavailable in some instances.

We face risks associated with our loan evaluation and contract underwriting businesses.

We provide loan evaluation services to an affiliate of AIG on whole loan investment opportunities. We also provide contract underwriting services, where we perform the underwriting of a mortgage on behalf of the originator based on prescribed guidelines, for certain of our customers, including on loans for which we are not providing mortgage insurance. For substantially all of the existing loans that were underwritten through our loan evaluation and contract underwriting services, we have agreed that if we make a material error in providing these services and the error leads to a loss for the customer, the customer may, subject to certain conditions and limitations, claim a remedy. We also face regulatory and litigation risk in providing these services.

We are subject to regulation in various jurisdictions, and material changes in regulation or enforcement could adversely affect us.

Our insurance and reinsurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. State insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies, enforce rules and exercise discretion affecting almost every significant aspect of the insurance business, including trade and claims practices, accounting methods, premium rates, marketing practices, advertising, policy forms and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders. Moreover, insurance laws and regulations, among other things:

•	establish solvency requirements, including minimum reserves and capital and surplus requirements;

•	object to pricing practices that differentiate among customers or do not follow explicit posted rates, including regulation of the use of “big data;”

•	determine whether a single insurance subsidiary may use both Performance Premium and rate cards in the same state;

•	limit the amount of dividends, tax distributions, intercompany loans and other payments our insurance subsidiaries can make without prior regulatory approval; and

•	impose restrictions on the amount and type of investments we may hold.

The National Association of Insurance Commissioners (the “NAIC”) examines existing state insurance laws and regulations in the United States. During 2012, the NAIC established a Mortgage Guaranty Insurance Working Group (the “MGIWG”), to determine and make recommendations to the NAIC’s Financial Condition Committee regarding what, if any, changes are deemed necessary to the solvency regulation of mortgage guaranty insurers. On June 24, 2013, the MGIWG approved submission of a request to the NAIC’s Executive Committee to revise the Mortgage Guaranty Insurance Model Act (the “Model Act”), and the MGIWG has issued several proposed draft revisions during 2014 and 2015, which include more stringent capital requirements than those under the current Model Act. If the NAIC were to adopt a revised Model Act, it may result in state legislatures enacting and implementing the revised provisions. At this time we cannot predict the outcome of this process, the effect these changes, if any, will have on the mortgage guaranty insurance market generally, or on our businesses specifically, the additional costs associated with compliance with any such changes, or any changes to our operations that may be necessary to comply, any of which could have a material adverse effect on our business, cash flows, financial condition and results of operations. We also cannot predict whether other regulatory initiatives will be adopted or what impact, if any, such initiatives, if adopted as laws, may have on our business, financial condition and results of operations.

We have been involved in legal proceedings, are subject to the risk of additional legal proceedings in the future and, as a participant in the mortgage insurance industry, are subject to litigation and regulatory risk generally.

Although we are not currently subject to any material regulatory investigation or material private litigation, mortgage insurance is a highly regulated industry and our operations are, and likely will continue to be, subject to substantial federal and state regulation from a variety of sources, resulting in significant litigation and regulatory risk. Increased federal or state regulatory scrutiny could lead to new legal precedents, new regulations or new practices, or regulatory actions or investigations, each of which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to comprehensive, detailed regulation by state insurance departments that may lead to liabilities or other negative effects on our business. These regulations cover nearly all aspects of our business, including rates, products and financial requirements. They are principally designed for the protection of our insured policyholders and consumers, rather than for the benefit of investors. Although the scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials, allowing them to examine insurance companies in detail and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. In addition, a handful of states, including New York and California, may apply their mortgage insurance regulations extraterritorially, so these state-level requirements may be applicable to our operations nationwide. State insurance regulatory authorities could take additional actions, including changes in capital requirements, which could also have a material adverse effect on us.

We are subject to litigation and regulatory risk from federal authorities as well as from state authorities. The Consumer Financial Protection Bureau (“CFPB”) has been extremely active in regulating the mortgage industry, and has brought enforcement actions against dozens of industry participants. While the CFPB does not have jurisdiction to regulate insurance companies generally, the CFPB promulgates and enforces consumer protection laws, such as rules pertaining to mortgage servicing and debt collection, that can and have affected our business. On several occasions the CFPB has taken positions inconsistent with past regulatory guidance, increasing the uncertainty surrounding their treatment of established business practices and increasing the risk of litigation for industry participants. The mortgage insurance industry, including us, has been subject to enforcement actions by the CFPB alleging violations of Section 8 of the Real Estate Settlement Procedures Act of 1974 (“RESPA”). Section 8 of RESPA generally precludes mortgage insurers from paying referral fees to mortgage lenders for the referral of mortgage insurance business. This limitation may also prohibit, in exchange for the referral of mortgage insurance business services, providing services or products to mortgage lenders free of charge, charging fees for services that are lower than their reasonable or fair market value and paying fees for services provided by mortgage lenders that are higher than their reasonable or fair market value.

We are also subject to civil litigation arising out of the normal course of our business. We have been involved in litigation with insured parties who dispute our ability to deny, rescind or curtail coverage under the master policy. We regularly engage in discussions with insured parties and our servicers over disputed claim decisions, and enter into settlement agreements relating to such disputes. In the event that settlement cannot be reached, litigation can and has arisen relating to disputed claims practices. Additionally, we are subject to consumer litigation arising out of our loss management and recoveries activities, including litigation under the Fair Debt Collection Practices Act (“FDCPA”) and similar statutes. In order to mitigate losses relating to claims, we sometimes pursue mortgage debtors for deficiency judgments after foreclosure. These activities carry the risk of drawing litigation under consumer protection laws, as well as of inviting regulatory scrutiny. We are also subject to other general litigation risks that may arise as a result of our operations.

Our success depends, in part, on our ability to manage risks in our investment portfolio.

Our investment portfolio consists primarily of investment-grade debt obligations. Our investments are subject to fluctuations in value as a result of broad changes in market conditions as well as risks inherent in particular securities. Changing market conditions could materially impact the future valuation of securities in our investment portfolio, which may cause us to impair, in the future, some portion of the value of those securities and which could have a significant adverse effect on our liquidity, financial condition and results of operations.

Income from our investment portfolio is a source of cash to support our operations and make claims payments. If we, or our investment advisors, improperly structure our investments to meet those future liabilities or we have unexpected losses, including losses resulting from the forced liquidation of investments before their maturity, we may be unable to meet those obligations. Our investments and investment policies are subject to state insurance laws, which results in our portfolio being predominantly limited to highly rated fixed income securities. If interest rates rise, the market value of our investment portfolio would decrease, which may adversely affect our financial condition and results of operations.

In addition, compared to historical averages, interest rates and investment yields on highly rated investments have generally been low during the period in which we purchased the securities in our portfolio, which limits the investment income we can generate. We depend on our investments as a source of revenue, and a prolonged period of low investment yields would have an adverse effect on our financial condition and results of operations.

A significant portion of our fixed income securities portfolio consists of municipal securities which carry certain tax advantages. If the tax treatment of such securities is altered in the future, the value to us of such securities could be adversely affected.

We have relied on an affiliate of AIG to manage our investment portfolio. After our separation from AIG we may choose to engage a third-party investment manager and may not be able to receive as favorable terms as we did from the affiliate of AIG. See “—Risks Related to Our Separation from, and Continuing Relationship with, AIG” and “Relationships and Related Party Transactions—Relationship with AIG—Investment Management.”

We may be forced to change our investments or investment policies depending upon regulatory, economic and market conditions, and our existing or anticipated financial condition and operating requirements, including the tax position, of our business. Our investment objectives may not be achieved. Although our portfolio consists predominately of investment-grade fixed income securities and complies with applicable regulatory requirements, the success of our investment activity and the value of our portfolio is affected by general economic conditions, which may adversely affect the markets for credit and interest-rate-sensitive securities, including the extent and timing of investor participation in these markets and the level and volatility of interest rates.

Our information technology systems may become outmoded, be temporarily interrupted, or fail, causing us to fail to meet our customers’ demands. Large information technology projects that we are currently implementing may not be delivered correctly, on time or on budget or may not be correctly focused, and could have a material adverse effect on our business and results of operations.

Our business is highly dependent on the effective operation of our information technology systems, which we use to store, retrieve, evaluate and apply borrower, customer, employee, and company data and information. Some of these systems rely in turn on third-party systems. These systems are vulnerable to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber-attacks, security breaches, catastrophic events and errors in usage. Although we have disaster recovery and business continuity plans in place, we may not be able to adequately execute these plans in a timely fashion. Additionally, we may not satisfy our customers’ requirements if we fail to invest sufficient resources in, or otherwise are unable to maintain and upgrade our information technology systems. We rely on our information technology systems for many critical functions, including providing insurance quotes, processing premium payments, making changes to existing policies, filing and paying claims, providing customer support, operating our pricing and risk management models and conducting research. If such systems were to fail or become outmoded, it could compromise our ability to perform these functions in a timely manner or we may experience a significant disruption in our operations and in the business we receive, which could harm our ability to conduct business, hurt our relationships with our business partners and customers and negatively affect our business, financial condition and results of operations. In the event of a natural disaster, a computer virus, unauthorized access, a terrorist attack or other disruption inside or outside the United States, our systems may be inaccessible to our employees, customers or business partners for an extended period of time, and our employees may be unable to perform their duties for an extended period of time if our data or systems are disabled or destroyed.

In addition to general information technology systems risks, we are exposed to risks related to our implementation of a number of information technology projects and upgrades, which may adversely affect our results of operations and reputation with our customers if not delivered correctly, on time or on budget. The implementation of these technological improvements is complex, expensive and time-consuming. Information technology projects could have unforeseen impacts or errors. In addition, as technology rapidly changes, if we do not focus on the right information technology projects, our competitive position may be adversely impacted. Our distribution channels are becoming increasingly dependent upon technological advancement, such as our ability to provide efficient turnaround times, process information via mobile devices, accept electronic signatures, provide instant process status updates and other conveniences expected by our customers. Maintaining and improving this technology may require significant capital expenditures. If we fail to timely and successfully implement new technology systems, to improve or maintain our technology, or if the systems do not operate as expected, it could adversely affect our business, financial condition and results of operations.

The security of our information technology systems could be compromised and confidential information that we maintain, including nonpublic personal information, could be improperly disclosed. Any failure to protect the confidentiality of borrower or customer information could adversely affect our reputation and have a material adverse effect on our business, financial condition and results of operations.

Our systems may in the future be subject to unauthorized access, such as physical or electronic break-ins or unauthorized tampering. Like other companies, we have, from time to time, experienced threats to our data and systems, including malware and computer virus attacks, unauthorized access, systems failures and disruptions. There is no assurance that our security measures will prove fully effective against such future events. In some cases, such unauthorized accesses or failures may not be immediately detected. This may impede or interrupt our business operations and could adversely affect our business, financial condition and results of operations.

In addition, we routinely transmit, receive and store personal, confidential and proprietary information, including nonpublic personal information of mortgage borrowers, by email and other electronic means. Although we attempt to keep such information confidential and secure, we may be unable to do so in all events, especially with employees who may not follow the controls we have implemented and clients, vendors, service providers, counterparties and other third parties who may not have or use appropriate controls to protect personal, confidential or proprietary information, including in the event that information is improperly handled. Furthermore, certain of our businesses are subject to compliance with laws and regulations enacted by U.S. federal and state governments or other jurisdictions, or by various regulatory organizations or exchanges relating to the privacy and security of the information of clients, employees or others. Our customers are sensitive to cyber-attacks, and any compromise of personal, confidential or proprietary information could result in remediation costs, legal liability, regulatory action or reputational harm, and our businesses and relationships with customers are dependent upon our ability to maintain the confidentiality of our and our customers’ confidential information (including customer transactional data and personal data about our employees, our customers and the employees and customers of our customers). There can be no assurance that our information security policies and systems in place can prevent unauthorized use or disclosure of confidential information, including nonpublic personal information. Any failure to protect the confidentiality of borrower or customer information could adversely affect our reputation and have a material adverse effect on our business, financial condition and results of operations.

Pursuant to federal laws, various federal regulatory and law enforcement agencies have established rules protecting the privacy and security of personal information. In addition, most states have enacted laws, which vary significantly from jurisdiction to jurisdiction, to safeguard the privacy and security of personal information. Certain of our employees and contractors have access to and routinely process personal information of borrowers through a variety of media, including the internet and software applications. We rely on various internal processes and controls to protect the confidentiality of borrower information that is accessible to, or in the possession of, us, our employees, contractors and sales personnel. However, it remains possible that an employee, contractor or sales personnel could, intentionally or unintentionally, disclose or misappropriate confidential borrower information. If we fail to maintain adequate internal controls, or if our employees or contractors fail to comply with our policies and procedures, misappropriation or intentional or unintentional inappropriate disclosure or misuse of borrower information could occur. Any noncompliance or internal control inadequacies could materially damage our reputation, result in regulatory action or lead to civil or criminal penalties, and may have a material adverse effect on our business, financial condition and results of operations.

Our success will depend on our ability to maintain effective operating procedures and internal controls.

Operational risk and losses can result from, among other things, fraud, errors, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements, information technology failures and failure to appropriately transition new hires or external events. We continue to enhance our operating procedures and internal controls to effectively support our business and our regulatory and reporting requirements. Our management does not expect that our disclosure controls or our internal controls will prevent all potential errors and fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. As a result of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of some persons or by collusion of two or more people. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. As a result of the inherent limitations in a cost-effective control system, misstatement due to error or fraud may occur and not be detected. Accordingly, our disclosure controls and procedures are designed to provide reasonable, not absolute, assurance that the disclosure controls and procedures are met. Any ineffectiveness in our controls or procedures could have a material adverse effect on our business.

We have a risk management framework designed to assess and monitor our risks. However, there can be no assurance that we can effectively review and monitor all risks or that all of our employees will operate within our risk management framework, nor can there can be any assurance that our risk management framework will result in accurately identifying all risks and accurately limiting our exposures based on our assessments. Risk management is an important focus of regulatory examinations of companies under supervision. There can be no assurance that our risk management framework and documentation will meet the expectations of such regulators.

We may not be able to protect our intellectual property and may be subject to infringement claims.

We rely on a combination of contractual rights with third parties and copyright, trademark, patent and trade secret laws to establish and protect our intellectual property, including our proprietary models such as RQI and Performance Premium. Although we endeavor to protect our rights, third parties may infringe or misappropriate our intellectual property. We may have to litigate to enforce and protect our copyrights, trademarks, patents, trade secrets and know-how or to determine their scope, validity or enforceability. This would represent a diversion of resources that may be significant and our efforts may not prove successful. The inability to secure or protect our intellectual property assets could have a material adverse effect on our business and our ability to compete.

Risks Related to Our Separation from, and Continuing Relationship with, AIG

Our separation from AIG may adversely affect our financial performance and operational capabilities.

Prior to the completion of this offering, our business has been a wholly-owned subsidiary of AIG since 1981. We believe the association with AIG, due to its strong capital base and financial strength, has been a contributing factor in some customers’ choosing to do business with us. If our customers believe that our separation from AIG negatively impacts our financial strength, the amount of insurance we are able to write may decline, which may have a material adverse effect on our financial performance and results of operations.

AIG currently performs or supports many important corporate functions for our operations, including investment management, tax, human resources, corporate insurance, and other services. Replicating or replacing these functions may adversely affect our operational capabilities. See “—Our access to the services provided by AIG will be of limited duration, and we may experience challenges in our business as we seek to perform these services with our own personnel.”

AIG will continue to have significant control over us following the completion of this offering, and our continuing relationship with AIG and its affiliates may affect our ability to operate our business as we deem appropriate.

Following this offering, AIG will continue to own a substantial majority of our common stock and we will be a consolidated subsidiary of AIG for purposes of its financial reporting. As a result, AIG will have significant control over us. Going forward, AIG’s degree of control will depend on, among other things, its level of ownership of our common stock and its ability to exercise certain rights under the terms of the shareholder agreement that we intend to enter into with AIG in connection with this offering. The risks relating to our separation from AIG could materialize or evolve at any time as AIG’s ownership declines.

Under the shareholder agreement, AIG will be entitled to designate nominees for election to our board of directors (the number of which will depend on its level of ownership) and make certain appointments to committees of our board. For so long as AIG controls more than 50% of our outstanding common stock, it will be able to determine the outcome of all matters requiring approval of shareholders, cause or prevent a change of control of our company and preclude all unsolicited acquisitions of our company, including transactions that may be in the best interests of our shareholders. Until the date that AIG is no longer deemed to control us for purposes of regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), we will be required to obtain AIG’s prior written approval before undertaking (or permitting or authorizing any of our subsidiaries to undertake) various significant corporate actions (subject to certain exceptions) and entering into certain other significant transactions.

In addition, under the shareholder agreement, AIG will have access to our internal information in the same manner and to the same extent as we provided immediately prior to this offering. Because AIG’s interests may differ from those of other shareholders, actions that AIG takes or omits to take with respect to us (including those corporate or business actions requiring its prior written approval), for as long as it is our controlling shareholder, may not be as favorable to other shareholders as they are to AIG.

In connection with this offering, we intend to enter into a registration rights agreement with AIG, which will give AIG a right, subject to certain conditions, to require us to register the sale of our common stock beneficially owned by AIG after this offering. See “—Risks Related to This Offering and Ownership of Our Common Stock—Future sales of shares by existing shareholders could cause our share price to decline.”

We cannot accurately predict whether any of the terms of the shareholder agreement will have a negative effect on our businesses.

Conflicts of interest and other disputes may arise between AIG and us that may be resolved in a manner unfavorable to us and our other shareholders.

Conflicts of interest and other disputes may arise between AIG and us in connection with our past and ongoing relationships, and any future relationships we may establish.

All of our directors immediately following the offering will have been designated to our board of directors by AIG. Certain of these directors may also be officers or employees of AIG. Because of their current or former positions with AIG, these directors, as well as a number of our officers, own substantial amounts of AIG common stock and options to purchase AIG common stock. Ownership interests of our directors or officers in AIG common stock, or service of certain of our directors as officers of AIG, may create, or may create the appearance of, conflicts of interest when such director or officer is faced with a decision that could have different implications for the two companies. For example, potential conflicts could arise regarding the desirability of acquisition opportunities, business plans, employee retention or recruiting, capital management or our dividend policy.

In addition, in connection with this offering, we and AIG intend to enter into certain agreements that will provide a framework for our ongoing relationship, including a shareholder agreement, services agreements, a registration rights agreement and one or more tax sharing and separation agreements. Disagreements regarding the rights and obligations of AIG or us under each of these agreements or any renegotiation of their terms could create conflicts of interest for certain of these directors and officers, as well as actual disputes that may be resolved in a manner unfavorable to us and our other shareholders. Interruptions to or problems with services provided under a services agreement could result in conflicts between us and AIG that increase our costs both for the processing of business and the potential remediation of disputes. Although we believe these agreements will contain commercially reasonable terms, the terms of these agreements may later prove not to be in the best interests of our future shareholders or may contain terms less favorable than those we could obtain from third parties. In addition, certain of our officers negotiating these agreements may appear to have conflicts of interest as a result of their ownership of AIG common stock and holdings of AIG equity awards. The foregoing factors may become more acute if AIG’s period of ownership is extended and applicable agreements need to be extended or renegotiated, accordingly.

Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, none of AIG, any of its affiliates or any of our directors who have served or may serve as directors, officers, employees or agents of AIG will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. As a result of these charter provisions, our future competitive position and growth potential could be adversely affected. See “Description of Capital Stock” and “—Risks Related to This Offering and Ownership of Our Common Stock—Our amended and restated certificate of incorporation limits the obligations of AIG or any of its affiliates and certain of our directors to refer potential business opportunities to us.”

Our access to the services provided by AIG will be of limited duration, and we may experience challenges in our business as we seek to perform these services with our own personnel.

AIG currently performs or supports many important corporate functions for our operation, including investment management, tax, human resources, corporate insurance and other services. Prior to the completion of this offering we intend to enter into a services agreement with AIG that provides us continued access to certain of these services. We do not intend to enter into arrangements with AIG concerning other services necessary in connection with our transition to operation as a public company, such as external financial reporting, external communications or investor relations services. If services are terminated by AIG before we have arranged replacement services, or if we find it difficult to replace these services with services by our existing or newly recruited personnel, we may experience operational problems and diversion of management attention and incur additional costs. We may not be able to replace these services on terms as favorable as those we received as a subsidiary of AIG. Furthermore, after our separation from AIG we may choose to engage a third-party investment manager and may not be able to receive as favorable terms as we did from the affiliate of AIG. These operational risks could have a material adverse effect on our business, financial condition and results of operations. For additional discussion of the services, see “Relationships and Related Party Transactions—Relationship with AIG—Services Agreements.”

The terms of our existing arrangements between AIG and third parties under which we receive services as an affiliate of AIG may be more favorable than we will be able to obtain from a third party on our own.

As a subsidiary of AIG, we have benefited, and after this offering will continue to benefit, from certain master agreements between AIG and various third-party vendors. There is no assurance that, once we are no longer entitled to benefit from these agreements, we will be able to obtain these services at the same levels or obtain the same benefits through new, independent relationships with third-party vendors. Likewise, we may not be able to replace these services and arrangements in a timely manner or on terms and conditions, including cost, as favorable as those we have previously received as a subsidiary of AIG.

We will elect to be treated as a “controlled company” following this offering, within the meaning of the rules of the NYSE and, as a result, will be exempt from certain NYSE corporate governance requirements so long as we continue to be a controlled company.

Upon the completion of this offering, AIG will beneficially own approximately     % of our outstanding common stock (approximately     % if the underwriters’ option to purchase additional shares is exercised in full). For as long as AIG continues to beneficially own more than 50% of our outstanding common stock, AIG generally will be able to determine the outcome of many corporate actions requiring shareholder approval, including the election of directors and the amendment of our certificate of incorporation and bylaws. We will elect to be treated as a “controlled company” for purposes of the NYSE corporate governance rules, and accordingly, for as long as AIG owns more than 50% of our outstanding common stock, we will not be subject to the requirement that a majority of our directors be “independent” as defined under such rules, or that we have a compensation committee and a nominating and governance committee that meet the director independence requirements of such rules. As a result, you will not have certain of the protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements so long as we continue to be a controlled company. In addition, under the provisions of a shareholder agreement that we intend to enter into with AIG prior to or concurrently with the completion of this offering, AIG will have consent rights with respect to certain corporate and business activities that we may undertake, including during periods where AIG holds less than a majority of our common stock. See “Relationships and Related Party Transactions—Relationship with AIG—Shareholder Agreement.”

The historical consolidated financial data included in this prospectus is not necessarily representative of the results we would have achieved as a standalone company and may not be a reliable indicator of our future results.

The historical consolidated financial data included in this prospectus is for UGCNC and its subsidiaries. UGCNC is our predecessor for financial reporting purposes. Prior to the completion of this offering, UGCNC has been a wholly-owned subsidiary of AIG since 1981. This historical consolidated financial data does not necessarily reflect the financial condition, results of operations or cash flows we would have achieved as a standalone company during the periods presented, or those we will achieve in the future. Significant increases may occur in our cost structure as a result of this offering, including costs related to public company reporting and investor relations. As a result of these matters, among others, it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business.

If AIG were to distribute the portion of our common stock it will retain after this offering in a transaction that would be intended to be tax-free to AIG and its shareholders for U.S. federal income tax purposes, and if there were a subsequent determination that such distribution or certain preliminary transactions were in fact taxable for U.S. federal income tax purposes, then AIG and its shareholders could incur significant U.S. federal income tax liabilities, and we could incur significant liabilities. As a result, we may not be able to engage in desirable strategic or capital-raising transactions following the separation without potentially becoming liable for adverse tax consequences resulting therefrom.

After this offering, AIG will have retained an amount of our common stock that could permit AIG, should it so choose, to structure its subsequent disposition of our common stock as a transaction intended to be tax-free to AIG and its shareholders for U.S. federal income tax purposes, in the form of a split-off and/or pro rata spin-off. In such case, AIG would seek to obtain the opinion of tax counsel that certain preliminary transactions and such a split-off and/or pro rata spin-off qualified and would qualify as tax-free for U.S. federal income tax purposes under Section 351 and/or Section 368 and Section 355 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Such opinion would be based upon various factual representations and assumptions, as well as certain undertakings made by AIG and us (including those relating to past and future conduct). If any of those factual representations or assumptions were to be untrue or incomplete in any material respect, any undertaking were not to be complied with, or the facts upon which the tax opinion were to be based were to be materially different from the facts at the time of any split-off and/or pro rata spin-off, such transactions may not qualify for tax-free treatment. Opinions of counsel are not binding on the Internal Revenue Service (the “IRS”). As a result, the conclusions expressed in the opinion of tax counsel would be subject to challenge by the IRS, and if the IRS were to prevail in such challenge, the tax consequences of any such preliminary transactions and any such split-off and/or pro rata spin-off could be materially less favorable. If any split-off and/or any pro rata spin-off (or any of the preliminary transactions) were determined to be taxable, AIG and its shareholders could incur significant tax liabilities, and under the tax sharing and separation agreements that we (and our subsidiaries) intend to enter into with AIG, we (and our subsidiaries) may be required to indemnify AIG for any liabilities incurred by AIG under certain circumstances.

To preserve the tax-free treatment of any split-off and/or any pro rata spin-off (and any of the preliminary transactions), until the lapse of the two-year period following any split-off and/or pro rata spin-off, we would be prohibited, except in specific circumstances, from: (1) entering into any transaction pursuant to which all or a portion of our shares would be acquired, whether by merger or otherwise, (2) issuing equity securities beyond certain thresholds and except in certain circumscribed manners, (3) repurchasing shares of our common stock except in certain circumscribed manners, (4) ceasing to actively conduct certain of our businesses or (5) taking or failing to take any other action that prevents any split-off and/or any pro rata spin-off (and the preliminary transactions) from being tax-free.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. For more information, please refer to “Relationships and Related Party Transactions—Relationship with AIG—Tax Sharing Agreements.”

We may not realize the full benefit of the unearned premium reserve that is recorded as a deferred tax asset on the notes to our audited balance sheet, and we will not realize the benefit of net operating loss carryforwards that are described in the notes to our audited balance sheet.

The notes to our audited balance sheet record as a deferred tax asset an unearned premium reserve that has been established because AIG has, in its consolidated return, reported the taxable income of UGCNC and its subsidiaries based on the so-called “accelerated method,” notwithstanding that, under the tax sharing agreements in place immediately prior to this offering between AIG on the one hand and each of UGCNC and certain of its subsidiaries on the other hand, the separate company taxable income of such entities was, among other things, calculated as if the relevant entity reported gross premiums written in accordance with the so-called “annual method” as provided for in Treasury Regulation section 1.832-4(a)(5)(v). In connection with this offering, we (and our subsidiaries) will enter into one or more tax sharing and separation agreements with AIG which will entitle AIG to determine in its sole discretion whether it is advisable to make an election to change the method for reporting gross premiums written from the “accelerated method” to the “annual method” which could result in significant deductions attributable to the unearned premium reserve. Under such tax sharing and separation agreements, (1) the benefit of such deductions will be solely for the account of AIG, (2) AIG will not pay us or our subsidiaries for the use of such deductions or take such deductions into account in determining the separate company taxable income of us and our subsidiaries and (3) if we or our subsidiaries realize the benefit of such deductions at a time when we and our subsidiaries are no longer part of AIG’s consolidated tax return, we will have to reimburse AIG for such benefit.

In addition, the notes to our audited balance sheet state that AIG has reimbursed UGCNC and its subsidiaries for certain net operating loss carryforwards, although certain such tax attributes have not been used by AIG on a consolidated basis to date. Under the tax sharing and separation agreements described in the previous paragraph, (1) the benefit of such carryforwards will be solely for the account of AIG, (2) AIG will not pay us or our subsidiaries for the use of such carryforwards or take such carryforwards into account in determining the separate company taxable income of us and our subsidiaries and (3) if we or our subsidiaries realize the benefit of such carryforwards at a time when we and our subsidiaries are no longer part of AIG’s consolidated tax return, we will have to reimburse AIG for such benefit.

Following this offering, AIG may not complete the divestiture of our common stock that it owns as planned or at all.

On January 26, 2016, AIG announced its plan to sell up to 19.9% of our common stock in this offering, subject to regulatory and GSE approval, as a first step towards a full separation. This offering is the first step in AIG’s separation from our business. After the completion of this offering, AIG will beneficially own     % of our outstanding common stock (approximately     % if the underwriters’ option to purchase additional shares is exercised in full). The timing of any subsequent sales by AIG of shares of our common stock is unknown at this time and will be subject to market conditions and the lock-up agreement entered into by AIG and the underwriters in connection with this offering.

Although AIG stated that this offering is the first step towards a full separation, a full separation ultimately may not occur. Any delay by AIG in completing, or uncertainty about its ability or intention to complete, the divestiture of our common stock that it owns, could have a material adverse effect on our company and the market price of our common stock.

For as long as AIG is subject to Federal Reserve supervision and the Federal Reserve deems that AIG controls us, we will remain subject to certain regulations applicable to controlled subsidiaries of systemically important financial institutions (“SIFIs”).

The Financial Stability Oversight Council (“FSOC”) determined in 2013 that AIG should be regulated by the Federal Reserve as a nonbank SIFI pursuant to Section 113 of the Dodd-Frank Act. The FSOC reviews its determination annually; however, the FSOC’s 2014 and 2015 annual reevaluations did not result in a change to AIG’s nonbank SIFI status. As a nonbank SIFI, AIG is subject to the Federal Reserve’s examination, supervision and enforcement authority and certain reporting requirements. The Federal Reserve has focused its general supervisory authority over AIG in several areas, including financial and control-related reporting, oversight of AIG’s capital planning, capital analysis and review process, model governance and validation, operational risk management, recovery planning and resolution planning. If AIG does not satisfy certain requirements, the Federal Reserve has the authority, as part of its general prudential supervisory powers, to limit AIG’s ability to conduct certain activities that would otherwise be permissible. AIG is currently required to provide to the Federal Reserve and the Federal Deposit Insurance Corporation (“FDIC”), on an annual basis (or more frequently, if required), and to respond to regulatory inquiries concerning, a plan for rapid and orderly resolution in the event of its material financial distress or failure, which must, among other things, provide a detailed resolution strategy and analyses of its material entities, organizational structure, interconnections and interdependencies, and management information systems.

Under the Federal Reserve’s interpretations of the Bank Holding Company Act of 1956 and the regulations promulgated thereunder applicable to bank holding companies (the “BHC Act”), we believe that we would be deemed a “controlled” subsidiary of AIG unless AIG greatly reduces its ownership of our voting securities (possibly to as low as 5% of our voting securities) or otherwise receives confirmation from the Federal Reserve that AIG no longer controls us. As a controlled subsidiary of AIG, we may be subject to the Federal Reserve’s examination, supervision and enforcement authority, and we may be required to provide information and reports to AIG for use by or submission to the Federal Reserve, or, with respect to resolution planning, to the FDIC.

Although AIG is not a bank holding company, it may become subject in the future to regulations similar to those applicable to bank holding companies, including enhanced prudential standards and capital standards. We cannot predict what additional rules and regulations AIG may become subject to as part of the Federal Reserve’s examination, supervision and enforcement authority, nor can we predict what additional rules and regulations we may become subject to as a subsidiary of AIG or what impact such additional rules or regulations could have on our business.

We expect to enter into a shareholder agreement, in which we agree to certain covenants and grant certain rights to AIG that are intended to facilitate AIG’s compliance with its Federal Reserve supervision and the FDIC’s resolution authority and that may impose certain obligations and restrictions on us. Certain of these restrictions will continue for so long as AIG is deemed to control us for purposes of Federal Reserve regulation (which may be at a lower ownership threshold than that at which such rights would be expected to fall away in a similar transaction with a non-regulated parent company). See “Relationships and Related Party Transactions—Relationship with AIG—Shareholder Agreement.”

Risks Related to This Offering and Ownership of Our Common Stock

There has been no prior public market for our common stock and an active public market may never develop, which could cause our common stock to trade at a discount and make it difficult for holders of our common stock to sell their shares.

Prior to this offering, there has been no established trading market for our common stock, and there can be no assurance that an active trading market for our common stock will develop, or if one develops, be maintained. If an active public market for our common stock does not develop, or is not maintained, it may be difficult for you to sell our common stock at a price that is attractive to you or at all. AIG will negotiate the initial public offering price per share with the representatives of the underwriters and therefore that price may not be indicative of the market price of our common stock after this offering. Accordingly, no assurance can be given as to the ability of our shareholders to sell their common stock or the price that our shareholders may obtain for their common stock. The market price for our common stock may fall below the initial public offering price. In addition, the market price of our common stock may fluctuate significantly. Some of the factors that could negatively affect the market price of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry;

•	changes in market valuations of similar companies;

•	any indebtedness we incur in the future;

•	changes in credit markets and interest rates;

•	changes in government policies, laws and regulations;

•	changes impacting the GSEs, the FHA and Ginnie Mae;

•	additions to or departures of our key management;

•	actions by shareholders;

•	delay in, or uncertainty about AIG’s ability or intention to complete, our full separation from AIG;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors;

•	changes in our financial strength ratings;

•	general market and economic conditions;

•	our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts; and

•	price and volume fluctuations in the stock market generally.

The stock markets have experienced volatility and price and volume fluctuations in recent years that have been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In particular, the market prices of securities of insurance and financial services companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. These market fluctuations could result in excess volatility in the price of shares of our common stock, which could cause a decline in the value of your investment. You should also be aware that price volatility may be greater if the public float and trading volume of shares of our common stock are low.

Future sales of shares by existing shareholders could cause our share price to decline.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, may cause the market price of our common stock to decline. Upon completion of this offering, we will have outstanding common stock and AIG will beneficially own approximately         % of our                  outstanding common stock (approximately         % if the underwriters’ option to purchase additional shares is exercised in full). All of the shares sold pursuant to this offering will be immediately tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), unless held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. Of the remaining shares of common stock,                 shares will be “restricted securities” within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, means of sale, holding period and other limitations of Rule 144 or pursuant to an exemption from registration under the Securities Act, subject to any restrictions on unvested shares issued under our share incentive plans and subject to the terms of the lock-up agreements described below. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, the representatives of the underwriters, may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements entered into in connection with this offering. See “Underwriting.”

AIG and our executive officers and directors have agreed to a “lock-up,” meaning that, subject to certain exceptions, neither we nor they will sell any shares without the prior consent of the representatives of the underwriters for 180 days after the date of this prospectus. Following the expiration of this 180-day lock-up period,                 shares of common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144 and subject to any restrictions on unvested shares issued under our share incentive plans. See “Shares Eligible for Future Sale.” Such sales may not be subject to the volume, manner of sale, holding period and other limitations of Rule 144. As resale restrictions end, the market price of our common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them. In addition, AIG, which holds approximately                 shares, or                 % of our outstanding common stock following the offering (approximately                 % if the underwriters’ option to purchase additional shares is exercised in full), will have registration rights, subject to certain conditions, to require us to file registration statements covering the sale of its shares or to include its shares in registration statements that we may file for ourselves or other shareholders in the future, although we will be restricted from filing such registration statements during the 180-day lock-up period. Once we register the shares for AIG, they will be freely tradable in the public market upon resale by AIG.

In the future, we may issue additional shares of common stock or other equity or debt securities convertible into or exchangeable for our common stock. Any of these issuances could result in substantial dilution to our existing shareholders and could cause the trading price of our common stock to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If there is no coverage of us by securities or industry analysts, the trading price for our common stock could be negatively affected. In the event we obtain securities or industry analyst coverage or if one or more of these analysts downgrades our shares or publishes misleading or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares could decrease, which could cause our share price or trading volume to decline.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to retain all our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our shareholders have purchased their shares. Furthermore, our subsidiaries are restricted by state insurance laws and regulations from declaring dividends to us. See “—As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to meet our obligations. The ability of our insurance subsidiaries to pay dividends and other distributions to us is further limited by state insurance laws.”

Provisions of state corporate and state insurance laws, of PMIERs and of our amended and restated certificate of incorporation and amended and restated bylaws may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.

State laws, PMIERs and provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay, deter, prevent or render more difficult a takeover attempt that our shareholders might consider in their best interests. For example, such laws or provisions may prevent our shareholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

The insurance laws and regulations of the various states in which our insurance subsidiaries are organized may delay or impede a business combination involving our company. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. In addition, PMIERs may delay or impede a business combination or change of control involving our company. PMIERs require us to obtain the prior written approval of the GSEs before we permit a material change in, or acquisition of, control or beneficial ownership of our company or make changes to our corporate or legal structure. These restrictions may delay, deter or prevent a potential merger or sale of our company, even if our board of directors decides that it is in the best interests of shareholders for us to merge or be sold. These restrictions also may delay sales by us or acquisitions by third parties of our insurance subsidiaries.

Our amended and restated certificate of incorporation and bylaws will include provisions that may have anti-takeover effects, such as prohibiting shareholders from calling special meetings of our shareholders and, from and after such time as AIG ceases to beneficially own at least 50% of our outstanding common stock, from taking action by written consent. See “Description of Capital Stock—Certain Anti-Takeover Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Applicable Law.”

There are regulatory limitations on the ownership and transfer of our common stock.

The insurance holding company laws and regulations of the State of North Carolina, the state in which our insurance company subsidiaries are domiciled, require that, before a person can acquire direct or indirect control of an insurer domiciled in the state, prior written approval must be obtained from the NCDOI. Such state insurance regulator is required to consider various factors, including the financial strength of the acquirer, the integrity and management experience of the acquirer’s board of directors and executive officers, and the acquirer’s plans for the future operations of the insurer. Pursuant to applicable laws and regulations, “control” over an insurer is generally presumed to exist if any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing, 10% or more of the voting securities of that reinsurer or insurer. Indirect ownership includes ownership of our common stock. See “—Provisions of state corporate and state insurance laws, of PMIERs and of our amended and restated certificate of incorporation and amended and restated bylaws may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.”

The insurance regulations governing our captive insurance company subsidiary domiciled in Vermont provide that any change of control requires the approval of the insurance commissioner of Vermont. Although our captive insurance company subsidiary is not subject to Vermont’s insurance holding company laws, such domiciliary state insurance regulator may use all or a part of the holding company law framework described above in determining whether to approve a proposed change of control.

The application of various insurance laws in non-U.S. jurisdictions where we have an operating entity also could be a significant deterrent to any person interested in acquiring control of us. In general, these laws provide that no person or entity may directly or indirectly acquire control of an insurance company unless that person or entity has received the prior approval of the applicable insurance regulatory authorities.

As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to meet our obligations. The ability of our insurance subsidiaries to pay dividends and other distributions to us is further limited by state insurance laws.

UGC is the holding company for all our operations, and dividends and returns of capital from our subsidiaries are the principal sources of funds available to UGC to pay corporate operating expenses and other obligations. These subsidiaries are legally distinct from UGC and have no obligation to make funds available to UGC for such payments. The ability of our subsidiaries to pay dividends or other distributions to UGC in the future will depend on their earnings, tax considerations and applicable regulatory restrictions. In addition, such payments may be limited as a result of claims against our subsidiaries by their creditors, including suppliers, vendors, lessors and employees. The ability of our insurance subsidiaries to pay dividends and make other distributions to us will further depend on their ability to meet applicable regulatory standards and receive regulatory approvals, as discussed below. In addition, our insurance subsidiaries are obligated under state insurance regulations to contribute 50% of net earned premiums each year into a statutory contingency reserve, restricting their ability to pay dividends out of surplus.

Under PMIERs, we may not take assets out of our primary operating subsidiaries to pay dividends and make other distributions unless the respective subsidiary has PMIERs available assets in excess of PMIERs minimum required assets. The payment of dividends and other distributions to UGC by our insurance subsidiaries is further regulated by state insurance laws and regulations. The jurisdictions in which our insurance subsidiaries are domiciled impose certain restrictions on the ability to pay dividends to their respective parents. These restrictions are based, in part, on the prior year’s statutory income and surplus. In general, dividends up to specified levels are considered ordinary and may be paid without prior regulatory approval. Dividends in larger amounts, or extraordinary dividends, are subject to approval by the insurance commissioner of the relevant state of domicile. Under the insurance laws applicable to our insurance subsidiaries domiciled in North Carolina and Vermont, an extraordinary dividend or distribution is defined as a dividend or distribution that, together with other dividends and distributions made within the preceding 12 months, exceeds the greater (or, in Vermont, the lesser) of (1) 10% of the insurer’s surplus as regards policyholders as of the preceding December 31 and (2) net income for the 12-month period ending the preceding December 31. See “Dividend Policy” and “Regulation—State Regulation—Dividends” for further discussion of dividend payment and restrictions.

If the ability of our insurance or non-insurance subsidiaries to pay dividends or make other distributions or payments to us is materially restricted by regulatory requirements, other cash needs, bankruptcy or insolvency, or our need to maintain the financial strength ratings of our insurance subsidiaries, or is limited due to operating results or other factors, we may be required to raise cash through the incurrence of debt, the issuance of equity or equity-related securities or the sale of assets. However, there is no assurance that we would be able to raise cash by these means. This could have a material adverse effect on our ability to pay our obligations and the price of our common stock.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business and cause us to incur incremental costs.

Historically, we have not been subject to the same financial, reporting and other corporate governance requirements as public companies. After this offering, we will be required to prepare and file annual, quarterly and other reports with the SEC, including financial statements that comply with the SEC’s detailed reporting requirements. We will also be subject to other reporting and corporate governance requirements under the listing standards of the NYSE and the Sarbanes-Oxley Act of 2002, which will impose significant compliance costs and obligations upon us. The changes necessitated by our becoming a public company will require a significant commitment of additional resources and management oversight, which may increase our operating costs. These changes will also place significant additional demands on our finance and accounting staff, who may not have experience working for a newly public company, and on our financial accounting and information systems. We may in the future hire additional accounting and financial staff with appropriate public company reporting experience and technical accounting knowledge. We may also incur other expenses associated with being a public company, including, but not limited to, increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees. As a public company, we will be required, among other things, to:

•	prepare and file periodic reports, and distribute other shareholder communications, in compliance with the federal securities laws and the listing requirements and rules of NYSE;

•	define and expand the roles and the duties of our board of directors and its committees;

•	institute more comprehensive compliance, investor relations and internal audit functions; and

•	evaluate and maintain our system of internal controls over financial reporting, and report on management’s assessment thereof, in compliance with rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board.

AIG currently performs or supports many important corporate functions for our operations, including investment management, tax, human resources, corporate insurance and other services. Our consolidated financial statements reflect charges for these services. There is no assurance that, following the completion of this offering, these services will be sustained at the same levels as when we were receiving such services from AIG, even under a services agreement, or that we will be able to obtain the same benefits from either AIG or other sources. Once we begin to operate these functions independently, if we do not have our own adequate systems and business functions in place or if we are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable cost levels, and our profitability may decline. We will need to make infrastructure investments in order to operate without the same access to AIG’s existing operational and administrative infrastructure. These initiatives may be costly to implement. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than our estimate, and the timing of the incurrence of these costs may be subject to change. In addition, our business has benefited from AIG’s purchasing power when procuring goods and services. As a standalone company, we may be unable to obtain such goods and services at comparable prices or on terms as favorable as those obtained prior to this offering, which could decrease our overall profitability. See “—Risks Related to Our Separation from, and Continuing Relationship with, AIG—The terms of our existing arrangements between AIG and third parties under which we receive services as an affiliate of AIG may be more favorable than we will be able to obtain from a third party on our own.”

Our amended and restated certificate of incorporation limits certain liabilities and obligations of our directors to us or you.

Our amended and restated certificate of incorporation will include provisions that limit the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except, to the extent required by the Delaware General Corporation Law (the “DGCL”), for (1) any breach of their duty of loyalty to us or our shareholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the DGCL, or (4) any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws will provide for indemnification, to the fullest extent permitted by the DGCL, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of our company, or is or was a director or officer of a subsidiary of ours, or, at our request, serves or served as a director or officer of or in any other capacity for, or in relation to, any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. In addition, we intend to enter into indemnification agreements with each of our officers and directors pursuant to which we will agree to indemnify each such officer and director to the fullest extent permitted by the DGCL. See “Description of Capital Stock—Limitation of Liability and Indemnification of Directors and Officers.”

Our amended and restated certificate of incorporation limits the obligations of AIG or any of its affiliates and certain of our directors to refer potential business opportunities to us.

Our amended and restated certificate of incorporation will provide that AIG and its affiliates and certain of our directors, who have also served or may serve as directors, officers, employees or agents of AIG, are relieved of the obligation to refer potential business opportunities to UGC or to notify UGC of potential business opportunities of which they become aware, and they may instead refer such opportunities to AIG, subject to certain limited exceptions, and may engage in one or more corporate opportunities in the same or similar lines of business as we now engage or propose to engage and otherwise compete with us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business or prospects. In addition, due to their affiliations with AIG, certain of our directors may have conflicts of interest in determining whether to present a particular business opportunity to us or AIG. These conflicts of interest may not be resolved in our favor. See “Description of Capital Stock—Potential Business Opportunities.”

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a judicial forum that they might otherwise prefer for disputes with us or our directors, officers, employees or agents.

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our shareholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (4) any action asserting a claim governed by the internal affairs doctrine. This choice of forum provision may limit our shareholders’ ability to bring a claim in a judicial forum that such shareholders might otherwise prefer for disputes with us or our directors, officers, employees or agents and may have the effect of discouraging lawsuits against us and our directors, officers, employees and agents. Shareholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us or our directors, officers, employees or agents than to our shareholders. Alternatively, if a court were to find this provision of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could have a material adverse effect on our business, financial condition or results of operations.

Future offerings of equity securities that may rank senior to our common stock may restrict our operating flexibility and adversely affect the market price of our common stock.

Any equity securities or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may adversely affect the market price of our common stock. Any such preference equity securities will rank senior to our common stock and will also have priority with respect to any distributions upon a liquidation, dissolution or similar event, which could result in the loss of all or a portion of your investment. Our board of directors will have discretion whether to make any such issuances. Our decision to issue such securities will depend on market conditions and other factors beyond our control, and we cannot predict or estimate the amount, timing or nature of our future offerings. In addition, should AIG contribute, or be required to contribute, additional capital to us, you may experience immediate dilution to the value of your shares of common stock.

Future sales or distributions of our common stock, such as in a spin- or split-off, may result in substantial sales of our common stock by AIG’s shareholders, including index fund or institutional investors, and could depress the market price for our common stock.

The common stock of our parent company, AIG, is listed on the NYSE and is included as a component stock in various indices, including the S&P 500 stock market index. After our separation from AIG, our business profile or market capitalization as an independent company may not fit the investment objectives or requirements of AIG’s shareholders, including index funds, which may affect investors’ appetite for our stock.

Subsequent to this offering, AIG may choose to spin- or split-off some or all of its remaining holdings in us to its shareholders, and its shareholders that are not affiliates of us would not be subject to any resale restrictions. In particular, some of our shares may be distributed to index funds or other institutional investors whose investments mirror indices that include AIG common stock as a component stock. These investors, like AIG’s other shareholders, may sell or reduce their holdings of our common stock if we do not meet their investment objectives or requirements. The sales of significant amounts of our common stock by these investors and AIG’s shareholders generally or the perception in the market that such sales are likely to occur may result in the lowering of the market price of our common stock.

SEPARATION TRANSACTIONS

AIG currently owns 100% of our outstanding common stock. On January 26, 2016, AIG announced its plan to sell up to 19.9% of our common stock in this offering, subject to regulatory and GSE approval, as a first step towards a full separation. AIG is selling all of the shares of our common stock sold in this offering. Following the offering, AIG will own approximately     % of our outstanding common stock (approximately     % if the underwriters’ option to purchase additional shares is exercised in full). After this offering, AIG will have retained an amount of our common stock that could permit AIG, should it so choose, to structure its subsequent disposition of our common stock as a transaction intended to be tax-free to AIG and its shareholders for U.S. federal income tax purposes, in the form of a split-off and/or pro rata spin-off. In addition to regulatory and GSE approval, the separation would be subject to a number of conditions, including the existence of satisfactory market conditions, and, in the case of a transaction intended to be tax-free, an opinion of counsel confirming the tax-free treatment of the transaction to AIG and its shareholders.

We previously effected, and prior to the completion of this offering we will effect, certain transactions which are referred to in this prospectus as the separation transactions. UGC was formed as a Delaware corporation on March 3, 2016 by AIG to act as a holding company for UGCNC and its subsidiaries. UGC is a newly incorporated entity and has had no business transactions or activities to date and had no material assets or liabilities during the periods presented in this prospectus. AIG will contribute 100% of the common stock of UGCNC to UGC in connection with this offering.

On May 2, 2016, UGCNC distributed as a dividend its ownership interest in its wholly-owned subsidiary AIG United Guaranty Insurance (Asia) Limited (“UG Asia”) to AIG in preparation for this offering. UG Asia is a first-lien mortgage insurance company based in Hong Kong and had approximately $40 million in shareholder’s equity as of March 31, 2016 and December 31, 2015, and incurred an insignificant net loss during the three months ended March 31, 2016 and each of the years ended December 31, 2015, 2014 and 2013.

Prior to the completion of this offering, UGCNC expects to dividend its ownership interest in its wholly-owned subsidiary Connective Mortgage Advisory Company to AIG. This subsidiary provides loan evaluation services to an affiliate of AIG on whole loan investment opportunities. For the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, fees from these services were $2.2 million, $10.4 million, $4.0 million and $0.7 million, respectively.

As a wholly-owned subsidiary of AIG, UGCNC, and its subsidiaries, historically have received financial support and certain administrative services, including reinsurance and investment management, from AIG and its affiliates. In connection with this offering, we and AIG intend to enter into certain agreements that will provide a framework for our ongoing relationship. These agreements include a shareholder agreement governing AIG’s rights at various ownership levels, services agreements pursuant to which we and AIG will agree to continue to provide each other with certain services, one or more tax sharing and separation agreements, and a registration rights agreement requiring that we register shares of our common stock beneficially owned by AIG under certain circumstances. See “Relationships and Related Party Transactions.”

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholder of our common stock in this offering.

DIVIDEND POLICY

We intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not expect to pay any cash dividends on our common stock for the foreseeable future. Any declaration of dividends will be at the discretion of our board of directors and will depend on our financial condition, earnings, cash needs, PMIERs and other capital requirements (including requirements of our subsidiaries), regulatory constraints and any other factors that the board of directors deems relevant in making such a determination. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.”

We are a holding company, and we have no direct operations. All of our business operations are conducted through our subsidiaries and our ability to pay dividends depends on our receipt of cash distributions from our operating subsidiaries. Under PMIERs, the GSEs restrict the ability of our primary operating subsidiaries to pay dividends and make other distributions to us unless the respective subsidiary has PMIERs available assets in excess of PMIERS minimum required assets. State restrictions on our insurance subsidiaries’ ability to pay dividends to us, or any future similar restrictions adopted by the states in which our insurance subsidiaries are domiciled, also could have the effect, under certain circumstances, of blocking dividends or other amounts payable to us by our subsidiaries without affirmative approval of state regulatory authorities. In addition, Delaware law requires that dividends be paid only out of “surplus,” which is defined as the fair market value of our net assets, minus our stated capital; or out of the current or the immediately preceding year’s earnings. For more details, see “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to meet our obligations. The ability of our insurance subsidiaries to pay dividends and other distributions to us is further limited by state insurance laws” and “Regulation—State Regulation—Dividends.”

During the years ended December 31, 2015 and 2014, UGCNC paid cash dividends to AIG of $1.7 million and $20.0 million, respectively. During the three months ended March 31, 2016, UGCNC paid a cash dividend to AIG of $78.0 million. Prior to this offering, we intend to pay additional cash or non-cash dividends to AIG, subject to receipt of regulatory and GSE approval to do so. We pay dividends to AIG either in cash or by transfer of securities at the determination of our management. Following completion of this offering, we do not expect to pay any cash or non-cash dividends to our shareholders, including AIG.

CAPITALIZATION

The following table sets forth UGCNC’s cash and cash equivalents and capitalization as of March 31, 2016. AIG is selling all of the shares of our common stock sold in this offering, and we will not receive any proceeds from the sale of the shares. UGC is a newly incorporated entity and has had no business transactions or activities to date and had no material assets or liabilities during the periods presented in this prospectus, and therefore the cash and cash equivalents and capitalization as of March 31, 2016 of UGC have not been presented. Prior to the completion of this offering, AIG will contribute 100% of the common stock of UGCNC to UGC in connection with this offering.

You should read this table with the sections “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of March 31, 2016
(dollars in thousands, except share data)
Cash	$42,111

Shareholder’s equity:
Common stock, par value $1.00; 5,000,000 shares authorized, 2,206 shares issued and outstanding	$2
Additional paid-in capital	2,100,003
Accumulated other comprehensive income	49,074
Retained earnings	1,102,497

Total shareholder’s equity	$3,251,576

Total capitalization	$3,251,576

DILUTION

All shares of our common stock being sold in this offering were issued and outstanding prior to the completion of this offering. As a result, this offering will not have a dilutive effect on our shareholders.

Dilution occurs when the per share price of common stock in an offering is greater than the net tangible book value attributable to equity holders as adjusted to give effect to the offering. Our net tangible book value represents our total tangible assets (total fixed and current assets) less total liabilities, and our net tangible book value per share represents our net tangible book value divided by the number of shares of our common stock outstanding. Our net tangible book value per share of our common stock, after giving effect to the separation transactions, will not be affected by the sale of shares of our common stock in this offering by AIG and, after giving effect to the separation transactions, was $         as of                         .

The following table summarizes as of                          and after giving effect to the separation transactions and this offering, based on an assumed initial public offering price of $         per share, the midpoint of the range on the cover of this prospectus (before deducting estimated offering expenses payable by us), the number of shares of common stock purchased, the total consideration paid and the average price per share paid by AIG and by investors participating in this offering.

	Shares Purchased			Total Consideration

	Number	Percent		Amount (dollars in thousands)	Percent		Average Price Per Share

AIG			%	$		%	$
New public investors

Total		100.0%		$	100%		$

To the extent that following this offering, we grant and issue equity awards under an equity incentive plan or we issue additional shares of common stock in the future, there may be dilution to investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial and other data is for UGCNC and its subsidiaries. UGCNC is the predecessor of the issuer, UGC, for financial reporting purposes. The following selected consolidated income statement data for the years ended December 31, 2015, 2014 and 2013 and balance sheet data as of December 31, 2015 and 2014 are derived from UGCNC’s audited consolidated financial statements that are included elsewhere in this prospectus. The selected consolidated income statement data for the year ended December 31, 2012 and balance sheet data as of December 31, 2013 are derived from UGCNC’s audited consolidated financial statements that are not included in this prospectus. The selected unaudited consolidated income statement data for the year ended December 31, 2011 and balance sheet data as of December 31, 2012 and 2011 are derived from UGCNC’s unaudited consolidated financial statements for such periods and dates, which are not included in this prospectus. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, including eliminations of material intercompany accounts and transactions, necessary for the fair statement of the financial information contained in those statements. The following selected consolidated income statement data for the three months ended March 31, 2016 and 2015 and balance sheet data as of March 31, 2016 are derived from UGCNC’s unaudited consolidated financial statements, and in the opinion of the management of UGCNC, reflect all adjustments, consisting only of normal recurring adjustments, including eliminations of material intercompany accounts and transactions, necessary for the fair statement of such data for the respective interim periods. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results that might be expected for future quarterly periods or for the full year ended December 31, 2016. The combined statutory capital information set forth below have been derived from the annual statements of our insurance subsidiaries filed with the NCDOI that were prepared in conformity with statutory accounting practices of the NCDOI. Such practices differ from GAAP. Prospective investors should read these selected consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Prior to the completion of this offering, UGCNC has been a wholly-owned subsidiary of AIG since 1981. The historical results presented below are not necessarily indicative of our financial results to be achieved in future periods, or what our financial results would have been had we been an independent, publicly traded company during the periods presented. The selected consolidated financial and other data of UGC have not been presented since UGC is a newly incorporated entity, has had no business transactions or activities to date and had no material assets or liabilities during the periods presented in this section.

	Three Months Ended March 31,		Year Ended December 31,

	2016	2015	2015	2014	2013	2012	2011

Selected income statement data (dollars in thousands, except per share data)
Gross premiums written	$234,423	$264,464	$1,067,411	$1,039,644	$1,086,714	$1,084,636	$1,056,606
Net premiums written(a)	167,101	256,420	651,288	1,001,957	1,035,624	773,658	826,393
Net premiums earned(a)	177,373	230,593	772,146	891,917	801,226	590,366	813,759
Net investment income	36,337	34,190	139,230	137,236	131,540	110,017	128,037
Total revenues	214,755	268,258	922,609	1,031,566	934,818	698,450	975,162
Losses and expenses:
Losses and LAE incurred	40,317	58,304	153,985	223,194	521,382	862,044	640,790
Acquisition expenses	21,019	21,548	74,918	71,119	78,847	68,416	68,275
General operating expenses	28,316	38,983	146,403	153,055	141,202	123,654	116,807

Total losses and expenses(a)	89,652	118,835	375,306	447,368	741,431	1,054,114	825,872
Income tax expense (benefit)	41,926	56,488	187,496	190,513	30,676	(149,937)	(79,875)

Net income (loss)	$83,177	$92,935	$359,807	$393,685	$162,711	$(205,727)	$229,165

Earnings per share
Net income (loss) per weighted average common share outstanding	$37,705	$42,128	$163,104	$178,461	$73,758	$(93,258)	$103,883
Weighted average common shares outstanding	2,206	2,206	2,206	2,206	2,206	2,206	2,206
Unaudited pro forma weighted average net income (loss) per common share outstanding(b)
Unaudited pro forma weighted average common shares outstanding(b)

	As of March 31,	As of December 31,

	2016	2015	2014	2013	2012	2011

Selected balance sheet data
(dollars in thousands)
Total investments	$3,872,629	$4,215,394	$4,169,811	$3,915,714	$4,154,242	$4,038,442
Cash	42,111	36,556	15,963	13,760	63,496	40,342
Other assets	1,208,451	1,212,111	962,128	875,547	851,486	2,523,628

Total assets	$5,123,191	$5,464,061	$5,147,902	$4,805,021	$5,069,224	$6,602,412

Reserve for losses and LAE	692,254	738,018	1,007,220	1,349,031	1,949,219	3,104,554
Unearned premiums	888,161	882,646	741,349	622,434	382,150	242,124
Other liabilities	291,200	424,511	122,747	117,193	162,406	723,380
Total shareholder’s equity	3,251,576	3,418,886	3,276,586	2,716,363	2,575,449	2,532,354

Total liabilities and shareholder’s equity	$5,123,191	$5,464,061	$5,147,902	$4,805,021	$5,069,224	$6,602,412

	Three Months Ended March 31,		Year Ended December 31,

	2016	2015	2015	2014	2013	2012	2011

Selected additional data
Loss ratio(c)	22.7%	25.3%	19.9%	25.0%	65.1%	146.0%	78.7%
Expense ratio(d)	27.8%	26.3%	28.7%	25.1%	27.5%	32.5%	22.7%

Combined ratio(e)	50.5%	51.6%	48.6%	50.1%	92.6%	178.5%	101.4%

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,

	2016	2015	2015	2014	2013	2012	2011

First-lien U.S. mortgage insurance portfolio
(dollars in millions)
NIW(f)	$8,827	$10,543	$50,842	$42,038	$49,356	$37,273	$18,423
IIF(f)(g)	$184,201	$168,029	$183,220	$165,373	$146,390	$121,378	$110,131
Gross RIF(f)(g)(h)	$47,664	$43,255	$47,343	$42,589	$37,059	$29,611	$26,586
Net RIF(f)(g)(h)	$36,201	$43,113	$36,628	$42,391	$36,676	$28,830	$25,383
Policies in force(f)(g)	923,412	872,978	921,937	864,281	799,573	710,230	682,288
Delinquent loans(f)(g)	28,415	34,372	31,285	38,357	47,518	62,832	94,000
Delinquency ratio(f)(g)	3.1%	3.9%	3.4%	4.4%	5.9%	8.8%	13.9%
Combined PMIERs available assets(i)	$3,349	N/A	$3,627	N/A	N/A	N/A	N/A
Combined PMIERs minimum required assets(i)	$2,959	N/A	$3,027	N/A	N/A	N/A	N/A
Combined statutory capital(f)	$2,245	$2,225	$2,457	$2,137	$1,944	$1,742	$1,789
Combined risk-to-capital ratio (adjusted net-RIF-to-statutory-capital)(f)(j)	15.6:1	18.5:1	14.5:1	18.9:1	17.6:1	16.7:1	14.4:1

(a)	Net premiums written, net premiums earned and total losses and expenses for the three months ended March 31, 2016 and the year ended December 31, 2015 include the impact of our 50% quota share agreement. We expect that this agreement will have an increasing impact on our financial results in future periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Financial Results—Reinsurance.”
(b)	Pro forma amounts are calculated based on shares of UGC common stock outstanding following the for stock split to be effected prior to the completion of this offering.
(c)	Loss ratio is calculated by dividing losses and LAE incurred by net premiums earned.
(d)	Expense ratio is calculated by dividing acquisition and general operating expenses by net premiums earned.

(e)	Combined ratio is calculated by dividing the sum of losses and LAE incurred and acquisition and general operating expenses by net premiums earned.
(f)	Reflects the results and position of the following subsidiaries: UGRIC, UGMIND, United Guaranty Mortgage Insurance Company, United Guaranty Mortgage Insurance Company of North Carolina and United Guaranty Insurance Company, which we refer to as our first-lien U.S. mortgage insurance subsidiaries. See “Business—Our Company.”
(g)	As presented in this prospectus, amounts exclude our structured mortgage insurance portfolio, which had $125.6 million, $160.0 million, $130.5 million, $162.8 million, $172.7 million, $178.0 million and $300.9 million of gross and net RIF as of March 31, 2016 and 2015 and December 31, 2015, 2014, 2013, 2012 and 2011, respectively. We have not written any new structured mortgage insurance coverage since 2008. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations and Key Metrics—First-Lien U.S. Mortgage Guaranty—Insurance In Force and Risk In Force” and “Business—Our Products and Services—First-Lien U.S. Mortgage Insurance—Structured Mortgage Insurance Products.”
(h)	Gross RIF is RIF before the effect of reinsurance ceded. Net RIF is RIF net of reinsurance ceded.
(i)	PMIERs became effective on December 31, 2015. Accordingly, the combined PMIERs available assets and combined PMIERs minimum required assets of our primary operating subsidiaries are not shown for prior periods.
(j)	Adjusted net RIF for purposes of calculating combined statutory risk-to-capital differs from net RIF presented elsewhere in this prospectus. In accordance with North Carolina insurance regulations, adjusted net RIF excludes delinquent policies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion is of the consolidated results of UGCNC, our predecessor for financial reporting purposes, and should be read in conjunction with the “Selected Consolidated Financial Data” and our financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements involving risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in this section and the sections entitled “Note Regarding Forward-Looking Statements” and “Risk Factors.” We are not undertaking any obligation, except as may be required by law, to update any forward-looking statements or other statements we may make in the following discussion or elsewhere in this document even though these statements may be affected by events or circumstances occurring after the forward-looking statements or other statements were made. The information contained in this prospectus is current only as of its date. Prior to the completion of this offering, UGCNC has been a wholly-owned subsidiary of AIG since 1981. The historical results presented below are not necessarily indicative of our financial results to be achieved in future periods, or what our financial results would have been had we been an independent, publicly traded company during the periods presented. UGC is a newly incorporated entity and has had no business transactions or activities to date and had no material assets or liabilities during the periods presented in this prospectus, and therefore the results of UGC have not been presented.

Overview

We are the leading private mortgage insurance company in the United States. We conduct our mortgage insurance business through our primary operating subsidiaries, UGRIC and UGMIND. Our mortgage insurance products provide mortgage lenders and investors protection against default on a portion of the unpaid principal balance of a covered mortgage. We believe that our position as the leader in the U.S. private mortgage insurance market reflects our long-standing operating history, strong and diverse customer relationships, proprietary risk-based pricing framework and robust financial strength.

We have a large and diverse customer base. Our long-standing presence in the private mortgage insurance market has allowed us to build customer relationships with many of the nation’s largest and highest-quality lenders, including national and regional mortgage banks, money center banks, credit unions, community banks, builder-owned mortgage lenders and internet-sourced lenders. We have active relationships with over 1,800 customers that are broadly diversified by size, type and geography, with no one customer representing more than 8% of our NIW during the three months ended March 31, 2016. As of March 31, 2016, we had $184.2 billion of IIF and $47.7 billion of gross RIF. Our insured portfolio is fully-scaled, high quality and reflects the underlying diversity of our customer base.

We have established risk management controls throughout our organization and have a risk management framework that is designed to reduce the volatility of our financial results and capital position. As a component of our risk management framework, we utilize reinsurance arrangements, including the 50% quota share agreement. See “—Operating Environment” and “—Factors Affecting Our Financial Results—Reinsurance.”

Our goal is to build on our position as the leading private mortgage insurer in the United States through our focus on long-term customer relationships, disciplined and proactive risk selection and management, financial strength and profitability.

Operating Environment

Our business is affected by the size of the U.S. mortgage origination market, which is impacted by macroeconomic factors such as the economic growth rate, unemployment rate, household savings rate, housing prices and affordability, interest rates and the general availability of mortgage credit. In 2015, U.S. mortgage origination volume increased, driven by declining mortgage interest rates and continued improvements in housing prices and the unemployment rate. During the first quarter of 2016, the U.S. mortgage origination volume remained strong, favorably impacted by improving housing prices and low interest rates. Interest rates also affect the persistency of our policies, with rising interest rates generally extending the length of time our policies remain in force and increasing our revenue.

We compete with both public and private mortgage insurance providers. Private mortgage insurers generally compete on a variety of factors, including pricing, terms and conditions, underwriting guidelines, loss management practices, financial strength, certainty of coverage, reputation, customer relationships, service, technology, innovation and ease of use. Since the financial crisis, public mortgage insurers, including the FHA and VA, have captured an increased share of the overall mortgage insurance market. Public mortgage insurance providers are not subject to the same capital requirements, risk tolerances or business objectives that are present in the private mortgage insurance market. Pricing competition increased both within and between the public and private mortgage insurance markets in 2015 and also increased within the private mortgage insurance market during the first three months of 2016.

Our exposure to potential losses stems from the risk of borrower default, which is primarily driven by home price depreciation, increases in the unemployment rate, deterioration in mortgage underwriting standards and borrower health and life events. In 2015 and the first quarter of 2016, the U.S. mortgage market experienced fewer new delinquencies and higher cure rates, which favorably impacted the level of incurred losses in the mortgage insurance market.

If the current economic environment persists, we expect to benefit through increased purchase volume, and to a lesser extent, increased refinancing activity. We also currently expect that the delinquency rate and cure rate will remain close to 2015 levels throughout most of 2016. We believe the combination of factors described above will have a favorable impact on our operating results in 2016. These favorable trends may be partially offset by an increase in recent competitive pricing pressure. Our overall results in 2016 will be affected by our 50% quota share agreement. See “—Factors Affecting Our Financial Results—Reinsurance.”

Legislative and Regulatory Developments

The GSEs are the most significant purchasers and sellers of conventional mortgages in the U.S. housing market and are the beneficiaries of the majority of our insurance policies. As a result, changes to the role of the GSEs in the U.S. mortgage market or to the charters or business practices of the GSEs could significantly impact our business. In order to be eligible to insure loans purchased or guaranteed by the GSEs, we and other private mortgage insurers must meet the GSEs’ PMIERs eligibility requirements that became effective on December 31, 2015. In addition, our insurance and reinsurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. See “Regulation.”

Factors Affecting Our Financial Results

New Insurance Written, Insurance In Force and Risk In Force

NIW is the aggregate mortgage amount on new policies written during a given period. NIW is affected by the overall size of the mortgage origination market, the volume of low down payment mortgage originations, the percentage of such low down payment originations covered by private versus public mortgage insurance or other alternative credit enhancement structures, and our share of the private mortgage insurance market. NIW, together with persistency, drives our IIF. IIF is the aggregate estimated unpaid principal balance of the mortgages we insure at a given date and represents the sum total of NIW from all prior periods less policy cancellations (including for prepayment, nonpayment of premiums and claims payment) and rescissions. RIF is related to IIF, and represents the aggregate amount of coverage we provide on all outstanding policies at a given date. RIF is calculated as the sum total of the coverage percentage of each individual policy in our portfolio applied to the estimated unpaid principal balance of such insured mortgage. RIF is affected by IIF and the LTV profile of our insured mortgages, with lower LTV loans having a lower coverage percentage and higher LTV loans having a higher coverage percentage. Gross RIF represents RIF without any consideration of the impact of reinsurance. Net RIF represents RIF net of reinsurance ceded and is therefore affected by our reinsurance purchasing decisions.

Net Premiums Written and Net Premiums Earned

Premiums on individual policies are set based on NIW and are generally fixed over the estimated life of the underlying loan. Net premiums written are gross premiums written minus ceded premiums under our reinsurance arrangements. As a result, net premiums written are generally influenced by:

•	NIW;

•	premium rates, which are based on the risk characteristics of the loans insured and the payment type of the policy, which are either single, monthly or annual premiums, as described below;

•	cancellation rates of our insurance policies, which are impacted by payments or prepayments on mortgages, home prices and refinancings, which are affected by mortgage interest rates and by levels of claims payments; and

•	cession or assumption of premiums under reinsurance arrangements.

Premiums are paid either in a single payment at origination (“single premium”), on a monthly installment basis (“monthly premium”) or on an annual installment basis (“annual premium”). Our net premiums written will differ from our net premiums earned due to policy payment type. For single premiums, we receive a single premium payment at origination, which is initially recorded as unearned premium and gradually earned over the estimated life of the policy. Substantially all of our single premium policies in force as of March 31, 2016 and December 31, 2015 were non-refundable. If non-refundable single premium policies are cancelled, we immediately recognize the remaining unearned premium balances as earned premium revenue. Monthly premiums are recorded in the month the coverage is effective. Annual premiums are earned on a straight-line basis over the year of coverage. Substantially all of our policies provide for either single or monthly premiums. In 2015 and the first quarter of 2016, our ceded premiums, net premiums written and earned and total losses and expenses also differed due to the implementation of the 50% quota share agreement. See “—Reinsurance.”

The percentage of IIF that remains on our books after any 12-month period is defined as our persistency rate. Because our insurance premiums are earned over the life of a policy, higher persistency rates can have a significant impact on our profitability. Generally, faster speeds of mortgage prepayment lead to lower persistency. Prepayment speeds and the relative mix of business between single and monthly premium policies also impact our profitability. Our premium rates include certain assumptions regarding repayment or prepayment speeds of the mortgages underlying our policies. Because premiums are paid at origination on single premium policies, assuming all other factors remain constant, if loans are prepaid earlier than expected, our profitability on these loans is likely to increase and, if loans are repaid slower than expected, our profitability on these loans is likely to decrease. By contrast, if monthly premium loans are repaid earlier than anticipated, our premium earned with respect to those loans decreases and therefore our profitability is likely to decline. When we rescind coverage, we return all premiums previously paid to us under a policy and are relieved of our obligation to pay a claim under such policy.

Reinsurance

We evaluate reinsurance opportunities in the normal course of business as a potential means to manage our risk aggregations, shape our insured portfolio and support our PMIERs compliance. We currently have both quota share and excess of loss reinsurance arrangements in place. Under a quota share reinsurance agreement, the reinsurer receives a premium and, in exchange, agrees to cover an agreed-upon portion of incurred losses. Such a quota share arrangement reduces net premiums written and earned, but also reduces net RIF, which provides capital relief to the insurance company ceding the RIF and reduces incurred losses in accordance with the terms of the reinsurance agreement. In addition, reinsurers typically pay ceding commissions as part of quota share transactions, which offset the ceding company’s overall expenses. Under an excess of loss agreement, the insurer is typically responsible for losses up to an agreed-upon threshold and the reinsurer then provides coverage in excess of such threshold up to a maximum agreed-upon limit. In general, there are no ceding commissions under excess of loss reinsurance agreements.

Effective January 1, 2015, UGRIC entered into a 50% quota share reinsurance agreement with NUFIC, which we refer to as our 50% quota share agreement. This agreement, although agreed to in all material aspects by both parties as of the effective date, was not executed until June 3, 2015. Upon execution, we applied prospective accounting in relation to this agreement. Accordingly, the results for the three months ended March 31, 2015 do not reflect the impact of this agreement. Under the terms of the original agreement, UGRIC (1) ceded 50% of the risk relating to policies written in 2014 that were current as of January 1, 2015, (2) ceded 50% of the risk relating to all policies written in 2015 and (3) will cede 50% of the risk relating to all policies written in future periods, each in exchange for a 30% ceding commission and reimbursement of 50% of the losses and LAE incurred on covered policies.

On February 11, 2016, UGRIC executed a novation and amendment agreement to add two additional AIG affiliates, American Home and Lexington, as reinsurers. Under the terms of the revised agreement, NUFIC and American Home each provide 17.5% quota share coverage and Lexington provides 15% quota share coverage, totaling to a 50% quota share. The novation and amendment agreement also amended the original agreement to terminate on a run-off basis on December 31, 2016 unless renewed with GSE non-disapproval and to provide for settlement of ceded balances on a written basis instead of an earned basis. As a result, $160 million of reinsurance funds withheld were settled and paid to the reinsurers on February 29, 2016. Finally, the novation and amendment agreement amended the level of assets the reinsurers are required to keep in trust to the greater of the amount required to receive statutory credit for the reinsurance or the percentage of the applicable risk-based required asset amount under PMIERs, which changes in part based on the reinsurers’ rating and was 25% as of the effective date of the novation and amendment agreement. The related trust agreement was also amended to include the additional parties.

The cession of covered risks under the 50% quota share agreement results in a 50% reduction in net premiums written and earned from the associated insurance policies, offset by a corresponding reduction in losses and LAE incurred, and a reduction in acquisition and general operating expenses related to the 30% ceding commission. The cession of 50% of covered risks also reduces our net RIF on covered policies by 50%, supporting our PMIERs compliance by reducing the adjusted net RIF used to determine PMIERs minimum required assets and providing capital relief. While we will receive reimbursement for 50% of the losses and LAE incurred on covered policies, the claims activity on these policies (originated beginning in 2014) has been minimal given the strong credit quality of the underlying mortgages. If claims activity on the covered policies increases, the 50% quota share agreement will mitigate our losses and LAE incurred and the impact of such losses and LAE incurred on our net income. However, if claims activity on the covered policies continues to be minimal, our losses and LAE incurred on the covered risks, and the mitigating effect of the 50% quota share agreement on such losses and LAE incurred, will continue to have less impact on our net income than other factors, such as the reduction in net premiums written and earned.

For the three months ended March 31, 2016, UGRIC ceded written premiums of $60 million and additional unearned premiums of $15 million. For the year ended December 31, 2015, UGRIC ceded written premiums of $379 million and ceded unearned premium reserves of $253 million. For the three months ended March 31, 2016, we accrued ceding commissions of $18 million, of which $3 million was recorded as an offset to deferred policy acquisition costs, $12 million was recorded as deferred ceding commission and $3 million was recorded as an offset to acquisition and general operating expenses. For the year ended December 31, 2015, we accrued ceding commissions of $113 million, of which $15 million was recorded as an offset to deferred policy acquisition costs, $79 million was recorded as deferred ceding commission and $19 million was recorded as an offset to acquisition and general operating expenses. Paid losses for the three months ended March 31, 2016 and the year ended December 31, 2015 were immaterial under the quota share agreement. The 50% quota share agreement had a significant impact on our financial results for the three months ended March 31, 2016 and the year ended December 31, 2015, and we expect that it will have an increasing impact on our financial results in future periods as an increasing portion of our IIF will have been ceded under the 50% quota share agreement.

On July 29, 2015, our first-lien U.S. mortgage insurance subsidiaries secured approximately $300 million of aggregate excess of loss reinsurance coverage at inception for new delinquencies on a portfolio of in-force policies issued between January 1, 2009 and March 31, 2013 through a mortgage insurance-linked notes offering by Bellemeade Re, a special purpose reinsurance company domiciled in Bermuda. The approximately $300 million coverage amount decreases over a ten-year period as the underlying covered mortgages amortize, and was $229 million and $252 million as of March 31, 2016 and December 31, 2015, respectively. For the coverage period, the ceding insurers will retain the first layer of $129.9 million of aggregate losses and Bellemeade Re will then provide second layer coverage up to the outstanding coverage amount. The ceding insurers will then retain losses in excess of the outstanding coverage limit. Under the terms of the transaction, the ceding insurers makes risk premium payments for the applicable outstanding coverage amount and also reimburses Bellemeade Re for certain operating expenses. The mortgage insurance-linked notes mature on July 25, 2025 and may be redeemed at the ceding insurers’ option on or after July 25, 2020. The mortgage insurance-linked notes are also subject to mandatory and optional redemption events.

On May 9, 2016, our first-lien U.S. mortgage insurance subsidiaries secured approximately $300 million of aggregate excess of loss reinsurance coverage at inception for new delinquencies on a portfolio of in-force policies issued in 2008 and prior years through a mortgage insurance-linked notes offering by Bellemeade Re II, a special purpose reinsurance company domiciled in Bermuda. The approximately $300 million coverage amount decreases over a ten-year period as the underlying covered mortgages amortize. For the coverage period, the ceding insurers will retain the first layer of $646.9 million of aggregate losses and Bellemeade Re II will then provide second layer coverage up to the outstanding coverage amount. The ceding insurers will then retain losses in excess of the outstanding coverage limit. Under the terms of the transaction, the ceding insurers make risk premium payments for the applicable outstanding coverage amount and also reimburses Bellemeade Re II for certain operating expenses. The mortgage insurance-linked notes mature on April 25, 2026 and are non-redeemable. This arrangement was entered into after March 31, 2016, and therefore is not reflected in our financial results presented in this prospectus.

We have reinsurance arrangements with mortgage lenders, commonly referred to as captive reinsurance arrangements, whereby we cede a portion of business originated from a given lender to reinsurance subsidiaries owned by such lender. We discontinued the majority of our captive reinsurance arrangements in 2009 and, in accordance with the terms of a 2013 settlement with the CFPB and a consent order with the Minnesota Commissioner of Commerce, stopped ceding new business premiums for policy years beginning in 2013 to all such captives. See “Regulation—Federal Regulation—RESPA” and Note 13 to our audited consolidated financial statements.

We entered into an excess of loss treaty with NUFIC in 1983 which was terminated as of August 1, 2014. Unlike the 50% quota share agreement where premiums and losses are shared pro rata between us and the reinsurers, this excess of loss treaty was structured to provide for the recovery of paid losses in excess of 140% of earned premiums as determined in any one calendar year, up to a maximum recovery of $140 million per calendar year. During 2013 and the period the treaty was in effect in 2014, we were not entitled to any recovery of losses under this agreement because our paid losses did not exceed 140% of earned premiums.

See Notes 10 and 15 to our unaudited condensed consolidated financial statements and Notes 11 and 17 to our audited consolidated financial statements for further information on our reinsurance arrangements.

Services Revenue

Our services revenue is fee-based and is primarily derived from providing loan evaluation and contract underwriting services. Services revenue depends in large part on the overall activity in the mortgage finance market.

Net Investment Income

The principal factors that influence our investment income are the size of our investment portfolio and its yield. As measured by amortized cost (which excludes changes in fair market value, such as from changes in interest rates), the size of our investment portfolio is mainly a function of cash generated from or used in operations, which is impacted by net premiums written, investment earnings and payments for net claims, expenses and taxes.

Net Realized Capital Gains and Losses

Net realized capital gains and losses are a function of the difference between the amount received on the sale of a security and the security’s amortized cost, as well as any other-than-temporary impairments recognized in earnings. The amount received on the sale of fixed income securities is affected by prevailing market conditions at the time of sale. Historically, our investment portfolio has been managed by an affiliate of AIG. See “Relationships and Related Party Transactions—Relationship with AIG—Investment Management.” After our separation from AIG we may choose to engage a third-party investment manager.

Losses and LAE Incurred

Losses and LAE incurred represent estimated future claims payments on newly delinquent insured loans as well as any change in our claim estimates for previously existing delinquencies. Our losses incurred are based on estimates of the magnitude and timing of anticipated claims payments and the rate at which defaults will ultimately result in paid claims.

Losses incurred are generally affected by:

•	the overall state of the economy, which broadly affects the likelihood that borrowers may become delinquent on their loans and have the ability to cure such delinquencies;

•	changes in housing values, which affect borrower willingness to continue to make mortgage payments when the value of the home is below or perceived to be below the mortgage balance, as well as the ability to mitigate our losses through the sale of properties with loans in default;

•	loan quality, with loans having higher risk characteristics, such as loans to borrowers with higher debt-to-income ratios and lower FICO scores, generally resulting in higher rates of defaults and claims;

•	the size of loans insured, with higher average loan amounts tending to increase the amount of losses incurred;

•	the LTV, with higher average LTVs tending to increase losses incurred;

•	the percentage of coverage on insured loans, with higher coverage tending to increase losses incurred;

•	the impact of our loss management efforts; and

•	the rate at which origination defects are present and we rescind coverage.

Reserves for mortgage guaranty insurance losses and allocated LAE are established for mortgage loan delinquencies, which we refer to as case reserves, when we are notified that a borrower has missed two or more mortgage payments. We also make estimates of IBNR delinquencies, which are delinquencies that have been incurred but have not been reported by loan servicers, based upon historical reporting trends, and establish IBNR reserves for those estimates. We also establish reserves for unallocated LAE not associated with a specific claim. The LAE consist of the estimated cost of the claim administration process, including legal and other fees as well as other general expenses of administering the claims settlement process. Reserves are established by estimating the number of delinquent loans that will result in a claim payment, which is referred to as claim frequency, and the amount of the claim payment expected to be paid on each such delinquent loan, which is referred to as claim severity. Claim frequency and severity estimates are established based on historical experience regarding certain loan factors, such as age of the delinquency, cure rates and size of the loan. Reserves are released the month in which a delinquent loan is brought current, which is referred to as a cure. Adjustments to reserve estimates are reflected in the period in which the adjustment is made. Reserves are also ceded to reinsurers under our reinsurance agreements. The company does not establish reserves for future claims on insured loans which are not currently delinquent.

Acquisition and General Operating Expenses

Acquisition expenses are those expenses that are incremental and directly related to the acquisition of new insurance contracts. Our acquisition expenses include sales support, commissions, underwriting support and premium taxes and generally increase or decrease with the level of NIW. These expenses are capitalized and recognized over the life of the policy. Our general operating expenses typically do not vary with the level of NIW. General operating expenses include servicing support and corporate functions. Acquisition and general operating expenses are offset by ceding commissions.

After the completion of the offering, we expect to incur incremental costs related to being a public company, including increases in expenses for external financial reporting, external communications and investor relations.

Taxes

Prior to or concurrently with this offering, we and our subsidiaries will enter into one or more new tax sharing and separation agreements, which will govern the respective rights, responsibilities and obligations of AIG on the one hand, and us and our subsidiaries on the other hand, with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. Among other things, the tax sharing and separation agreements will allocate (which may result in required cash payments) to AIG the benefit of the utilization of certain tax attributes, including any deductions we may use as a result of changing the method for reporting gross premiums written from the so-called “accelerated method” to the so-called “annual method” and any deductions resulting from certain net operating loss carryforwards for which AIG has previously reimbursed UGCNC and its subsidiaries. The tax sharing and separation agreements will also separately allocate among the parties any tax liability arising as a result of any failure of any split-off and/or pro rata spin-off to qualify as a tax-free transaction.

Currently UGCNC and its subsidiaries are part of AIG’s consolidated federal income tax group and have recorded taxes in accordance with UGCNC’s accounting policy which states that federal taxes will be computed on a separate return with benefits for loss basis. Under this method, U.S. federal income taxes generally were allocated to UGCNC and UGCNC’s subsidiaries as if each entity were filing its own separate company return except that the net operating losses and certain other tax attributes are characterized as realized (or realizable) when those tax attributes are realized (or realizable) by AIG. UGCNC and its eligible subsidiaries are subject to alternative minimum tax only if the AIG consolidated tax group is subject to alternative minimum tax.

For purposes of determining UGCNC’s standalone tax liability, in addition to the provisions noted above, the relevant current tax sharing agreements stipulate that separate company taxable income will, among other things, be calculated as if UGCNC reported its gross premiums written in accordance with the so-called “annual method” as provided for in Treasury Regulation section 1.832-4(a)(5)(v), notwithstanding that AIG’s U.S. federal consolidated income tax return reports UGCNC’s taxable income based on the so-called “accelerated method” as provided for in Treasury Regulation section 1.832-4(a)(5)(i). Differences between tax amounts computed under accelerated method versus amounts due under the tax sharing agreements with AIG are reflected in UGCNC’s consolidated financial statements as equity transactions (i.e., capital contribution or return of capital).

If during the year ended December 31, 2015, UGCNC had computed taxes using the separate return method, the unaudited pro forma income before income tax would remain unchanged. The total unaudited pro forma income tax expense would have been $181.7 million, and the unaudited pro forma current and deferred income tax expenses would have been $90.7 million and $91.0 million, respectively. The difference in current income tax expense between the separate return with benefits for loss method and the separate return method would have resulted from the utilization of net operating loss carryforwards and foreign tax credits as well as UGCNC being subject to alternative minimum tax. The difference in deferred income tax expense between the separate return with benefits for loss method and the separate return method would have resulted from the utilization of net operating loss carryforwards and foreign tax credits as well as UGCNC recording a deferred tax benefit for alternative minimum tax credits.

We use the estimated annual effective tax rate method in computing our interim tax provision. Certain items, including those deemed to be unusual, infrequent or that cannot be reliably estimated, are excluded from the estimated annual effective tax rate. In these cases, the actual tax expense or benefit is reported in the same period as the related item.

UGCNC accounts for state income taxes on a separate return basis. UGCNC files as part of a unitary combined income tax return filing with AIG in certain states. UGCNC accrued current and deferred state income taxes as if it filed on a standalone unitary basis.

Deferred income taxes are determined under the asset and liability method and are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates expected to apply to taxable income in the periods in which the deferred tax liability or asset is expected to be settled or realized. The effect of tax rate changes on deferred taxes is recognized in the income tax provision in the period that includes the enactment date. UGCNC provides a valuation allowance against deferred tax assets when it is more likely than not that such deferred tax assets will not be realized in the foreseeable future. U.S. federal deferred tax assets are realizable when considered in the context of UGCNC’s own operations or that of AIG while state deferred tax assets are realizable when considered in the context of UGCNC’s own operations.

UGCNC provides for uncertain tax positions and the related interest and penalties based on our assessment of whether a tax benefit is more likely than not to be sustained under any examination by the taxing authorities. Interest and penalties related to unrecognized tax benefits would be recognized in income tax expense.

For more information, please refer to “Relationships and Related Party Transactions—Relationship with AIG—Tax Sharing Agreements,” Note 8 to our unaudited condensed consolidated financial statements and Note 9 to our audited consolidated financial statements.

Seasonality

Historically, our business has been subject to modest seasonality in both NIW production and delinquency experience. Consistent with the seasonality of home sales, purchase origination volumes typically increase in late spring and peak during the summer months, leading to a rise in NIW volume during the second and third quarters of a given year. Refinancing volume, however, does not follow a set seasonal trend and instead is primarily influenced by interest rates. An increase in refinancing volume may limit the seasonal effect of home purchase patterns on mortgage insurance NIW. In addition, while macroeconomic factors in any given period may influence the delinquency rate in our mortgage insurance business to a greater extent than does seasonality, historically, our mortgage insurance business has experienced a fourth quarter seasonal increase in the number of delinquencies, and a first quarter seasonal decline in the number of delinquencies and increase in the number of cures.

The following table presents our NIW for our First-Lien U.S. Mortgage Guaranty business by type of mortgage for the periods indicated.

	Quarterly Period Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

NIW (dollars in millions)
Type of mortgage
Purchases	$7,244	$8,954	$12,547	$11,616	$7,080	$8,879	$11,282	$10,018	$6,612
Refinances	1,583	1,673	1,935	3,574	3,463	1,854	1,361	1,039	993

Total	$8,827	$10,627	$14,482	$15,190	$10,543	$10,733	$12,643	$11,057	$7,605

The following table presents our delinquent inventory for our First-Lien U.S. Mortgage Guaranty business as of the dates or for the periods indicated.

	As of or for the Quarterly Period Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Number of policies
Number of delinquencies at the beginning of the period	31,285	31,908	32,648	34,372	38,357	39,222	39,801	42,781	47,518
Newly reported delinquencies	9,010	10,169	10,331	9,290	9,829	11,765	12,206	10,906	12,362
Cures	(9,407)	(8,333)	(8,342)	(8,541)	(11,063)	(9,420)	(9,516)	(10,270)	(13,474)
Claims paid	(1,744)	(1,723)	(2,276)	(1,998)	(2,454)	(2,818)	(2,711)	(3,015)	(3,057)
Other(a)	(729)	(736)	(453)	(475)	(297)	(392)	(558)	(601)	(568)

Number of delinquencies at the end of the period	28,415	31,285	31,908	32,648	34,372	38,357	39,222	39,801	42,781

(a)	Other includes rescissions and commutations.

Segment

We have a single reportable operating segment, First-Lien U.S. Mortgage Guaranty. All other operations and results are reported as Corporate and Other, which includes our run-off second-lien mortgage insurance, run-off student loan default insurance and international results, including UG Asia, as well as our loan evaluation and contract underwriting services and certain UGCNC items.

Initial Public Offering and Separation Transactions

On January 26, 2016, AIG announced its plan to sell up to 19.9% of our common stock in this offering, subject to regulatory and GSE approval, as a first step towards a full separation. As a wholly-owned subsidiary of AIG, UGCNC, and its subsidiaries, historically have received financial support and certain administrative services, including reinsurance and investment management, from AIG and its affiliates. In connection with this offering, we and AIG intend to enter into certain agreements that will provide a framework for our ongoing relationship. These agreements include a shareholder agreement governing AIG’s rights at various ownership levels, services agreements pursuant to which we and AIG will agree to continue to provide each other with certain services, one or more tax sharing and separation agreements, and a registration rights agreement requiring that we register shares of our common stock beneficially owned by AIG under certain circumstances. See “Relationships and Related Party Transactions.”

On May 2, 2016, UGCNC distributed as a dividend its ownership interest in its wholly-owned subsidiary UG Asia to AIG in preparation for this offering. UG Asia is a first-lien mortgage insurance company based in Hong Kong and had approximately $40 million in shareholder’s equity as of each of March 31, 2016 and December 31, 2015 and incurred an insignificant net loss during the three months ended March 31, 2016 and each of the years ended December 31, 2015, 2014 and 2013.

Prior to the completion of this offering, UGCNC expects to dividend its ownership interest in its wholly-owned subsidiary Connective Mortgage Advisory Company to AIG. This subsidiary provides loan evaluation services to an affiliate of AIG on whole loan investment opportunities. For the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, fees from these services were $2.2 million, $10.4 million, $4.0 million and $0.7 million, respectively.

The historical results presented herein are not necessarily indicative of our financial results to be achieved in future periods, or what our financial results would have been had we been an independent, publicly traded company during the periods presented. In addition, our historical financial information does not reflect changes that we expect to experience in the future as result of the separation from AIG, including increased expenses and any changes in the financing needs of our business.

Results of Operations and Key Metrics

Consolidated Results

The following table presents our consolidated results for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,

	2016	2015	2015	2014	2013

Selected income statement data (dollars in thousands)
Gross premiums written	$234,423	$264,464	$1,067,411	$1,039,644	$1,086,714
Ceded premiums(a)	(67,322)	(8,044)	(416,123)	(37,687)	(51,090)

Net premiums written(a)	167,101	256,420	651,288	1,001,957	1,035,624
Decrease (increase) in unearned premiums	10,272	(25,827)	120,858	(110,040)	(234,398)

Net premiums earned(a)	177,373	230,593	772,146	891,917	801,226
Service revenue	2,501	2,213	12,126	5,308	5,520

Total underwriting and service revenue	179,874	232,806	784,272	897,225	806,746
Losses and LAE incurred	40,317	58,304	153,985	223,194	521,382
Acquisition expenses	21,019	21,548	74,918	71,119	78,847
General operating expenses	28,316	38,983	146,403	153,055	141,202

Total losses and expenses(a)	89,652	118,835	375,306	447,368	741,431

Underwriting and service income	90,222	113,971	408,966	449,857	65,315
Net investment income	36,337	34,190	139,230	137,236	131,540
Net realized capital (losses) gains	(1,456)	1,262	(893)	(2,895)	(3,468)
Income tax expense	41,926	56,488	187,496	190,513	30,676

Net income	$83,177	$92,935	$359,807	$393,685	$162,711

Selected additional data
Loss ratio	22.7%	25.3%	19.9%	25.0%	65.1%
Expense ratio	27.8%	26.3%	28.7%	25.1%	27.5%

Combined ratio	50.5%	51.6%	48.6%	50.1%	92.6%

(a)	Ceded premiums, net premiums written, net premiums earned and total losses and expenses for the three months ended March 31, 2016 and the year ended December 31, 2015 include the impact of our 50% quota share agreement. We expect that this agreement will have an increasing impact on our financial results in future periods.

Three Months Ended March 31 Comparison

Net Income

For the three months ended March 31, 2016, we reported net income of $83.2 million, compared to $92.9 million for the three months ended March 31, 2015. The decrease in net income was primarily due to a reduction in net premiums written and earned in our First Lien U.S. Mortgage Guaranty results tied to the implementation of the 50% quota share agreement, partially offset by a reduction in general operating expenses due to the recognition of the ceding commission for the 50% quota share agreement and a reduction in our losses and LAE incurred. The 50% quota share agreement was implemented in the second quarter of 2015, and accordingly, the results for the three months ended March 31, 2015 do not reflect the impact of this agreement.

Net Realized Capital (Losses) Gains

The following table presents the components of our net realized capital (losses) gains on investments and foreign currency transactions for the periods indicated.

	Three Months Ended March 31,

	2016	2015

Net realized capital (losses) gains (dollars in thousands)
Sales of fixed maturity securities	$(772)	$(321)
Other-than-temporary impairments	(782)	—
Foreign exchange transactions	65	(430)
Derivative instruments	33	2,013

Net realized capital (losses) gains	$(1,456)	$1,262

Our other-than-temporary impairments were $0.8 million in the three months ended March 31, 2016 due to impairment of fixed maturity investments in the energy sector. We had no other-than-temporary impairments in the three months ended March 31, 2015.

Our gain on derivative investments was $2.0 million in the three months ended March 31, 2015, resulting from a derivative economically hedging Euro exposure in our international business.

Income Tax Expense

For the three months ended March 31, 2016, the effective tax rate was 33.5%, with the difference from the statutory tax rate of 35% primarily due to our investment in tax-exempt securities.

For the three months ended March 31, 2015, the effective tax rate was 37.8%, with the difference from the statutory tax rate of 35% primarily due to adjustments to estimated income tax expense in prior years, partially offset by our investment in tax-exempt securities.

Years Ended December 31 Comparison

Net Income

For the year ended December 31, 2015, we reported net income of $359.8 million, compared to $393.7 million for the year ended December 31, 2014. The decrease in net income was primarily due to a decrease in pre-tax operating income in our First-Lien U.S. Mortgage Guaranty and Corporate and Other results. The decrease in First-Lien U.S. Mortgage Guaranty pre-tax operating income was primarily due to a reduction in net premiums written and earned tied to the implementation of the 50% quota share agreement, offset by an increase in our NIW and resulting growth in IIF, and a reduction in our losses and LAE incurred. The year ended December 31, 2015 was the first year in which the 50% quota share agreement impacted First-Lien U.S. Mortgage Guaranty results. We expect that the 50% quota share agreement will have an increasing impact on our financial results in future periods. The decrease in Corporate and Other pre-tax operating income was primarily due to a decrease in pre-tax operating income from our second-lien mortgage insurance portfolio as the business continued to run off. See “—First-Lien U.S. Mortgage Guaranty—Net Premiums Written and Net Premiums Earned.”

For the year ended December 31, 2014, we reported net income of $393.7 million, compared to $162.7 million for the year ended December 31, 2013. The increase in net income was primarily due to an increase in our First-Lien U.S. Mortgage Guaranty pre-tax operating income tied to an increase in net premiums earned from growth in IIF, reflecting higher persistency, and a reduction in losses and LAE incurred due to fewer new delinquencies, higher cure rates and favorable prior year loss development. Net income also increased due to an increase in pre-tax operating income in our Corporate and Other results, due to favorable prior year loss development and a settlement relating to the second-lien business.

Net Realized Capital (Losses) Gains

The following table presents the components of our net realized capital (losses) gains on investments and foreign currency transactions for the periods indicated.

	Year Ended December 31,
	2015	2014	2013

Net realized capital (losses) gains (dollars in thousands)
Sales of fixed maturity securities	$205	$(3,564)	$(5,562)
Other-than-temporary impairments	(1,613)	—	—
Foreign exchange transactions	53	887	2,170
Derivative instruments	462	—	—
Other	—	(218)	(76)

Net realized capital (losses) gains	$(893)	$(2,895)	$(3,468)

Our other-than-temporary impairments were $1.6 million in 2015 due to an impairment of a single fixed maturity investment in the energy sector. We had no other-than-temporary impairments in 2014 or 2013. Our gain on derivative instruments was $0.5 million in 2015, resulting from a derivative economically hedging Euro exposure in our international business. We owned no derivative instruments in 2014 or 2013. During 2012, AIG liquidated an affiliated reinsurer and transferred securities to us. In 2014 and 2013, a majority of these securities were called, which resulted in net realized capital losses.

Income Tax Expense

Our effective tax rate was 34.3% in 2015 and 32.6% in 2014, with the difference from the statutory tax rate of 35% in both periods primarily due to our investment in tax-exempt securities. Our effective tax rate was 15.9% in 2013, with the difference from the statutory tax rate of 35% primarily due to our investment in tax-exempt securities, which had a greater impact on the effective tax rate because of the lower amount of income before income tax in 2013, and the beneficial impact on state income taxes from tax losses in our contract underwriting subsidiary.

First-Lien U.S. Mortgage Guaranty

The following table presents First-Lien U.S. Mortgage Guaranty results for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,

	2016	2015	2015	2014	2013

Selected income statement data (dollars in thousands)
Gross premiums written	$224,627	$249,022	$1,015,489	$951,840	$994,011
Ceded premiums(a)	(64,851)	(3,636)	(401,215)	(26,522)	(44,118)

Net premiums written(a)	159,776	245,386	614,274	925,318	949,893
Decrease (increase) in unearned premiums	9,872	(26,618)	116,257	(116,817)	(256,037)

Net premiums earned(a)	169,648	218,768	730,531	808,501	693,856
Losses and LAE incurred(a)	44,308	57,664	168,964	232,984	461,777
Acquisition expenses	21,019	21,587	74,676	69,658	75,337
General operating expenses	23,596	35,454	134,068	134,595	94,990

Total expenses(a)	44,615	57,041	208,744	204,253	170,327

Underwriting income	80,725	104,063	352,823	371,264	61,752
Net investment income	33,404	31,220	127,464	123,867	115,575

Pre-tax operating income	$114,129	$135,283	$480,287	$495,131	$177,327

Selected additional data (dollars in millions)
Net loss ratio	26.1%	26.4%	23.1%	28.8%	66.6%
Net expense ratio	26.3%	26.1%	28.6%	25.3%	24.5%

Net combined ratio	52.4%	52.5%	51.7%	54.1%	91.1%

NIW	$8,827	$10,543	$50,842	$42,038	$49,356

	As of March 31,		As of December 31,

	2016	2015	2015	2014	2013

IIF	$184,201	$168,029	$183,220	$165,373	$146,390
Net RIF	$36,201	$43,113	$36,628	$42,391	$36,676
Persistency rate	82.8%	82.3%	83.2%	87.0%	82.5%
Policies in force	923,412	872,978	921,937	864,281	799,573
Delinquent loans	28,415	34,372	31,285	38,357	47,518
Delinquency ratio	3.1%	3.9%	3.4%	4.4%	5.9%

(a)	Ceded premiums, net premiums written, net premiums earned, losses and LAE incurred and total expenses for the three months ended March 31, 2016 and the year ended December 31, 2015 include the impact of our 50% quota share agreement. We expect that this agreement will have an increasing impact on our financial results in future periods.

Three Months Ended March 31 Comparison

For the three months ended March 31, 2016, our First-Lien U.S. Mortgage Guaranty business generated pre-tax operating income of $114.1 million, compared to pre-tax operating income of $135.3 million for the three months ended March 31, 2015. The decrease in pre-tax operating income was primarily due to a reduction in net premiums written and earned tied to the 50% quota share agreement, partially offset by a reduction in general operating expenses due to the recognition of the ceding commission for the 50% quota share agreement and lower employee-related costs and a reduction in our losses and LAE incurred. The 50% quota share agreement was implemented in the second quarter of 2015, and accordingly, the results for the three months ended March 31, 2015 do not reflect the impact of this agreement.

New Insurance Written

For the three months ended March 31, 2016, NIW decreased 16.3% to $8.8 billion, from $10.5 billion for the three months ended March 31, 2015, primarily due to lower mortgage interest rates in late 2014 and early 2015 resulting in increased refinancing activity in early 2015. Our insured purchase volume increased 2.3% and benefited from continued improvement in home prices and a decrease in unemployment levels.

The following table presents NIW by underlying type of mortgage for the periods indicated.

	Three Months Ended March 31,
	2016	2015

NIW (dollars in millions)
Type of mortgage
Purchases	$7,244	$7,080
Refinances	1,583	3,463

Total	$8,827	$10,543

The following table presents NIW by policy payment type for the periods indicated.

	Three Months Ended March 31,
	2016	2015

NIW (dollars in millions)
Policy payment type
Monthly	$5,836	$6,130
Single	2,990	4,412
Annual/Other	1	1

Total	$8,827	$10,543

The following table presents NIW by FICO score for the periods indicated.

	Three Months Ended March 31,
	2016	2015

NIW (dollars in millions)
FICO score
Greater than or equal to 760	$3,890	$5,233
720 to 759	2,779	3,218
680 to 719	1,653	1,631
620 to 679	505	460
Less than 620	—	1

Total	$8,827	$10,543

The following table presents NIW by LTV for the periods indicated.

	Three Months Ended March 31,
	2016	2015

NIW (dollars in millions)
LTV
Greater than 95%	$327	$164
90.01% to 95%	4,396	5,024
85.01% to 90%	3,019	3,621
80.01% to 85%	1,085	1,734

Total	$8,827	$10,543

For the three months ended March 31, 2016, 94.3% of our NIW consisted of insured loans with FICO scores greater than 680 and 96.3% of our NIW consisted of insured loans with LTVs equal to 95% or less, compared to 95.6% and 98.4%, respectively, for the three months ended March 31, 2015.

Insurance In Force and Risk In Force

As of March 31, 2016, IIF was $184.2 billion, an increase of 9.6% from $168.0 billion as of March 31, 2015 and gross RIF was $47.7 billion, an increase of 10.2% from $43.3 billion as of March 31, 2015. The increases in IIF and gross RIF were primarily due to NIW exceeding cancellations after March 31, 2015.

The following table presents IIF by policy year and persistency rate as of the dates indicated.

	As of March 31,
	2016	% of IIF	2015	% of IIF

IIF (dollars in millions)
Policy year
2005 and older	$7,204	3.9%	$9,419	5.6%
2006	5,555	3.0	6,667	4.0
2007	11,591	6.3	13,564	8.1
2008	6,231	3.4	7,518	4.5
2009	2,029	1.1	2,958	1.7
2010	2,126	1.2	3,132	1.8
2011	6,712	3.6	8,993	5.3
2012	21,389	11.6	27,370	16.3
2013	32,306	17.5	40,423	24.1
2014	33,874	18.4	39,430	23.5
2015	48,075	26.1	8,555	5.1
2016	7,109	3.9	—	—

IIF	$184,201	100.0%	$168,029	100.0%

Persistency rate	82.8%		82.3%

As of March 31, 2016, net RIF was $36.2 billion, a 16% decrease from $43.1 billion as of March 31, 2015. The decrease in net RIF was primarily due to the implementation of the 50% quota share agreement and was partially offset by higher gross RIF.

The following table presents gross RIF by policy year and ceded and net RIF as of the dates indicated.

	As of March 31,
RIF (dollars in millions)	2016	% of Gross RIF	2015	% of Gross RIF

Policy year
2005 and older	$1,956	4.1%	$2,590	6.0%
2006	1,410	3.0	1,692	3.9
2007	2,909	6.1	3,404	7.9
2008	1,536	3.2	1,849	4.3
2009	476	1.0	693	1.6
2010	564	1.2	805	1.9
2011	1,791	3.8	2,348	5.4
2012	5,627	11.8	7,021	16.2
2013	8,604	18.0	10,547	24.4
2014	8,863	18.6	10,219	23.6
2015	12,133	25.4	2,087	4.8
2016	1,795	3.8	—	—

Gross RIF	$47,664	100.0%	$43,255	100.0%
Ceded RIF(a)	(11,463)		(142)

Net RIF	$36,201		$43,113

(a)	Ceded RIF as of March 31, 2016 includes the impact of our 50% quota share agreement. We expect that this agreement will have an increasing impact on our financial results in future periods.

The following table presents the development of IIF as of the dates or for the periods indicated.

	As of or for the Three Months Ended March 31,
	2016	2015

IIF (dollars in millions)
IIF, beginning of period	$183,220	$165,373
NIW	8,827	10,543
Principal amortization and cancellations(a)	(7,846)	(7,887)

IIF, end of period	$184,201	$168,029

(a)	Principal amortization includes the estimated amortization of the unpaid principal balance of covered loans.

In addition to the IIF and gross and net RIF presented in the tables above, we had $4.0 billion and $4.5 billion of IIF and $125.6 million and $160.0 million of gross and net RIF on structured mortgage insurance policies as of March 31, 2016 and 2015, respectively. We have not written any new structured mortgage insurance coverage since 2008. The financial results of our structured mortgage insurance portfolio are included in our First-Lien U.S. Mortgage Guaranty results of operations; however, they are excluded from the presentation of insured portfolio statistics including IIF, gross and net RIF, persistency rate and delinquencies. See “Business—Our Products and Services—First-Lien U.S. Mortgage Insurance—Structured Mortgage Insurance Products.”

Gross Premiums Written

For the three months ended March 31, 2016, gross premiums written decreased by 9.8% to $224.6 million, compared to $249.0 million for the three months ended March 31, 2015, primarily due to a decrease in the single premium portion of NIW, partially offset by growth in IIF.

The table below shows gross premiums written by policy payment type for the periods indicated.

	Three Months Ended March 31,
	2016		2015
Gross premiums written (dollars in thousands)	Gross Premiums Written	Percentage by Gross Premiums Written	Gross Premiums Written	Percentage by Gross Premiums Written
Policy payment type
Monthly	$175,231	78.0%	$173,918	69.8%
Single	45,939	20.5	70,449	28.3
Annual/Other	3,457	1.5	4,655	1.9

Total	$224,627	100.0%	$249,022	100.0%

Net Premiums Written and Net Premiums Earned

For the three months ended March 31, 2016, net premiums written decreased by 34.9% to $159.8 million from $245.4 million for the three months ended March 31, 2015, and net premiums earned decreased 22.5% to $169.6 million from $218.8 million for the three months ended March 31, 2015, in each case primarily due to the 50% quota share agreement.

The table below presents net premiums earned by policy year for the periods indicated.

	Three Months Ended March 31,
	2016		2015
Net premiums earned (dollars in thousands)	Net Premiums Earned	Percentage by Net Premiums Earned	Net Premiums Earned	Percentage by Net Premiums Earned
Policy year
2016	$2,311	1.4%	$—	—%
2015	27,840	16.4	4,875	2.3
2014	23,464	13.8	47,279	21.6
2013	38,933	22.9	52,040	23.8
2012	20,230	11.9	29,450	13.5
2011	6,302	3.7	10,319	4.7
2010	2,284	1.4	4,469	2.0
2009	2,551	1.5	4,255	1.9

2009 to 2016	123,915	73.0	152,687	69.8
2008 and prior	45,733	27.0	66,081	30.2

Total	$169,648	100.0%	$218,768	100.0%

Net Investment Income

For the three months ended March 31, 2016, net investment income increased to $33.4 million, from $31.2 million for the three months ended March 31, 2015, primarily due to an increase in the size of our investment portfolio as a result of positive cash flows and higher yields on new investments. Our average cash and invested asset balance was $4.2 billion and $4.1 billion for the three months ended March 31, 2016 and 2015, respectively, of which the majority was held by our First-Lien U.S. Mortgage Guaranty segment. Our pre-tax investment yield was 3.6% and 3.4% for the three months ended March 31, 2016 and 2015, respectively. Pre-tax investment yield is calculated as net investment income divided by the daily average book value of our invested assets during the period.

Losses and LAE Incurred

For the three months ended March 31, 2016, losses and LAE incurred decreased to $44.3 million, from $57.7 million for the three months ended March 31, 2015. The 23.2% decline was driven by a reduction in our delinquent inventory, as cures and paid claims exceeded the number of newly reported delinquencies for the period. Our primary delinquency ratio as of March 31, 2016 was 3.1% compared to 3.9% as of March 31, 2015. The decline was also driven by lower unfavorable prior year loss development which was $1.8 million for the three months ended March 31, 2016 compared to $9.5 million for the three months ended March 31, 2015. The unfavorable prior year loss development for the three months ended March 31, 2016 was primarily due to a final adjustment related to a settlement with a large lender, partially offset by minor improvements in our frequency projections due to higher observed cure rates. The unfavorable prior year loss development for the three months ended March 31, 2015 was primarily due to observed experience in delinquency affecting frequency projections.

The following table presents losses and LAE incurred by current and prior accident year components for the periods indicated.

	Three Months Ended March 31,
	2016	2015

Losses and LAE incurred (dollars in thousands)
Current year incurred	$42,527	$48,188
Prior year loss development	1,781	9,476

Losses and LAE incurred	$44,308	$57,664

The following table presents a summary of our delinquent inventory activity as of the dates or for the periods indicated.

	As of or for the Three Months Ended March 31,
	2016	2015

Delinquent inventory Number of policies
Number of delinquencies at the beginning of the period	31,285	38,357
Newly reported delinquencies	9,010	9,829
Cures	(9,407)	(11,063)
Claims paid	(1,744)	(2,454)
Other(a)	(729)	(297)

Number of delinquencies at the end of the period	28,415	34,372

Number of policies in force	923,412	872,978
Delinquency ratio	3.1%	3.9%

(a)	Other includes rescissions and commutations.

The decrease in the number of newly reported delinquencies during the three months ended March 31, 2016 was primarily due to improving macroeconomic conditions in the United States, including an increase in home prices and a decrease in unemployment rates generally.

The following table presents a summary of our delinquent inventory by delinquency status as of the dates indicated.

	As of March 31,
	2016	2015

Number of policies
Delinquency status
Missed payments:
Three payments or less	33.9%	29.7%
Four to eleven payments	27.3	27.4
Twelve or more payments	36.5	40.4
Pending claims	2.3	2.5

Total	100.0%	100.0%

The following table presents a summary of our delinquent inventory and delinquency rate by policy year grouping as of the dates indicated.

	As of March 31,
	2016		2015

	Delinquencies	Rate	Delinquencies	Rate

Number of policies
Policy year
2009 to 2016	2,778	0.4%	1,990	0.2%
2008 and prior	25,637	11.5	32,382	12.1

Total	28,415	3.1%	34,372	3.9%

The following table presents a summary of our case reserves by policy year grouping as of the dates indicated.

	As of March 31,
Case reserves (dollars in thousands)	2016	2015

Policy year
2009 to 2016	$51,002	$40,907
2008 and prior	541,819	744,457

Case reserves	$592,821	$785,364

The following table presents a roll-forward of our loss and LAE reserves as of the dates or for the periods indicated.

	As of or for the Three Months Ended March 31,
Loss and LAE reserves (dollars in thousands)	2016	2015

Gross loss and LAE reserves at the beginning of the period	$706,520	$936,049
Less: Reinsurance recoverables	23,341	29,027

Net loss and LAE reserves at the beginning of the period	683,179	907,022

Incurred related to:
Current accident year	42,527	48,188
Prior accident year	1,781	9,476

Total incurred	44,308	57,664

Paid related to:
Current accident year	64	127
Prior accident year	89,396	110,218

Total paid	89,460	110,345

Change in real estate owned	151	26

Net loss and LAE reserves at the end of the period	638,178	854,367
Plus: Reinsurance recoverables	23,899	26,295

Gross loss and LAE reserves at the end of the period	$662,077	$880,662

For the three months ended March 31, 2016 and 2015, we paid $89.5 million and $110.3 million in total claims, respectively. Our paid claims activity declined as policies originated prior to the financial crisis continued to run off and newly reported delinquencies declined.

Acquisition Expenses

For the three months ended March 31, 2016, acquisition expenses decreased 2.6% to $21.0 million, from $21.6 million for the three months ended March 31, 2015, primarily due to lower NIW.

General Operating Expenses

For the three months ended March 31, 2016, general operating expenses decreased to $23.6 million, from $35.5 million for the three months ended March 31, 2015, primarily due to the amortization of the 30% deferred ceding commission under the 50% quota share agreement and lower employee-related costs.

Years Ended December 31 Comparison

For the year ended December 31, 2015, our First-Lien U.S. Mortgage Guaranty business generated pre-tax operating income of $480.3 million, compared to pre-tax operating income of $495.1 million for the year ended December 31, 2014. The decrease in pre-tax operating income was primarily due to a reduction in net premiums written and earned tied to the implementation of the 50% quota share agreement, offset by an increase in our NIW and resulting growth in IIF, increased earned premium upon the cancellation of single premium policies due to increased refinancing activity and a reduction in our losses and LAE incurred.

For the year ended December 31, 2014, our First-Lien U.S. Mortgage Guaranty business generated pre-tax operating income of $495.1 million compared to pre-tax operating income of $177.3 million for the year ended

December 31, 2013. The increase in pre-tax operating income was primarily due to an increase in net premiums earned from growth in IIF, tied to higher persistency and a reduction in losses and LAE incurred due to fewer new delinquencies, higher cure rates and favorable prior year loss development.

New Insurance Written

For the year ended December 31, 2015, NIW increased 20.9% to $50.8 billion, from $42.0 billion for the year ended December 31, 2014, primarily due to an increase in the overall volume of mortgage loan originations. Our insured purchase volume increased 9.3% and benefited from continued improvement in home prices, a decrease in unemployment levels and a decrease in residential mortgage interest rates in late 2014 that persisted through 2015. Our insured refinancing volume increased 102.9% year-over-year due to the decline in mortgage interest rates and a corresponding increase in mortgage refinancing activity.

For the year ended December 31, 2014, NIW decreased 14.8% to $42.0 billion, from $49.4 billion for the year ended December 31, 2013, primarily due to contraction in the mortgage origination market driven by higher residential mortgage interest rates in the first half of 2014 and an increase in competition from and market share gains made by other private mortgage insurers.

The following table presents NIW by underlying type of mortgage for the periods indicated.

	Year Ended December 31,
	2015	2014	2013

NIW (dollars in millions)
Type of mortgage
Purchases	$40,197	$36,791	$36,234
Refinances	10,645	5,247	13,122

Total	$50,842	$42,038	$49,356

The following table presents NIW by policy payment type for the periods indicated.

	Year Ended December 31,
	2015	2014	2013

NIW (dollars in millions)
Policy payment type
Monthly	$31,342	$26,303	$28,678
Single	19,492	15,728	20,666
Annual/Other	8	7	12

Total	$50,842	$42,038	$49,356

The following table presents NIW by FICO score for the periods indicated.

	Year Ended December 31,
	2015	2014	2013

NIW (dollars in millions)
FICO score
Greater than or equal to 760	$24,696	$20,205	$25,142
720 to 759	15,669	12,824	15,228
680 to 719	8,233	6,942	7,352
620 to 679	2,243	2,067	1,634
Less than 620	1	—	—

Total	$50,842	$42,038	$49,356

The following table presents NIW by LTV for the periods indicated.

	Year Ended December 31,
	2015	2014	2013

NIW (dollars in millions)
LTV
Greater than 95%	$1,417	$284	$2,462
90.01% to 95%	25,045	23,711	24,791
85.01% to 90%	17,727	13,548	15,724
80.01% to 85%	6,653	4,495	6,379

Total	$50,842	$42,038	$49,356

In 2015, 95.6% of our NIW consisted of insured loans with FICO scores greater than 680 and 97.2% of our NIW consisted of insured loans with LTVs equal to 95% or less, compared to 95.1% and 99.3% in 2014, respectively, and 96.7% and 95.0% in 2013, respectively.

Insurance In Force and Risk In Force

As of December 31, 2015, IIF was $183.2 billion, an increase of 10.8% from $165.4 billion as of December 31, 2014 and gross RIF was $47.3 billion, an increase of 11.2% from $42.6 billion as of December 31, 2014. The increases in IIF and gross RIF were primarily due to an increase in NIW partially offset by cancellations driven by lower persistency in 2015 due to the decline in residential mortgage interest rates.

As of December 31, 2014, IIF was $165.4 billion, an increase of 13.0% from $146.4 billion as of December 31, 2013 and gross RIF was $42.6 billion, an increase of 14.9% from $37.1 billion as of December 31, 2013. The increases in IIF and gross RIF were primarily due to higher persistency caused by higher residential mortgage interest rates in the first half of 2014, partially offset by a decrease in NIW caused by the same interest rate increase.

The following table presents IIF by policy year and persistency rate as of the dates indicated.

	As of December 31,
	2015	% of IIF	2014	% of IIF	2013	% of IIF

IIF (dollars in millions)
Policy year
2005 and older	$7,647	4.2%	$9,950	6.0%	$13,114	9.0%
2006	5,794	3.2	6,910	4.2	8,031	5.5
2007	12,044	6.6	13,960	8.4	15,975	10.9
2008	6,514	3.6	7,789	4.7	9,066	6.2
2009	2,207	1.2	3,236	2.0	4,403	3.0
2010	2,303	1.3	3,394	2.1	4,509	3.1
2011	7,162	3.9	9,661	5.8	12,152	8.3
2012	22,591	12.3	28,812	17.4	33,862	23.1
2013	34,080	18.6	42,567	25.7	45,278	30.9
2014	35,440	19.3	39,094	23.7	—	—
2015	47,438	25.8	—	—	—	—

IIF	$183,220	100.0%	$165,373	100.0%	$146,390	100.0%

Persistency rate	83.2%		87.0%		82.5%

As of December 31, 2015, net RIF was $36.6 billion, a 13.6% decrease from $42.4 billion as of December 31, 2014. The decrease in net RIF was primarily due to the implementation of the 50% quota share agreement and was partially offset by higher gross RIF.

As of December 31, 2014, net RIF was $42.4 billion, a 15.6% increase from $36.7 billion as of December 31, 2013. The increase in net RIF was primarily due to the increase in IIF and gross RIF.

The following table presents gross RIF by policy year and ceded and net RIF as of the dates indicated.

	As of December 31,
RIF (dollars in millions)	2015	% of Gross RIF	2014	% of Gross RIF	2013	% of Gross RIF

Policy year
2005 and older	$2,083	4.4%	$2,742	6.5%	$3,630	9.8%
2006	1,471	3.1	1,753	4.1	2,033	5.5
2007	3,022	6.4	3,503	8.2	4,004	10.8
2008	1,604	3.4	1,916	4.5	2,221	6.0
2009	518	1.1	756	1.8	1,001	2.7
2010	610	1.3	868	2.0	1,120	3.0
2011	1,899	4.0	2,513	5.9	3,082	8.3
2012	5,905	12.4	7,342	17.2	8,384	22.6
2013	9,036	19.1	11,060	26.0	11,584	31.3
2014	9,244	19.6	10,136	23.8	—	—
2015	11,951	25.2	—	—	—	—

Gross RIF	$47,343	100.0%	$42,589	100.0%	$37,059	100.0%
Ceded RIF(a)	(10,715)		(198)		(383)

Net RIF	$36,628		$42,391		$36,676

(a)	Ceded RIF as of December 31, 2015 includes the impact of our 50% quota share agreement. We expect that this agreement will have an increasing impact on our financial results in future periods.

The following table presents the development of IIF as of the dates or for the periods indicated.

	As of or for the Year Ended December 31,
	2015	2014	2013

IIF (dollars in millions)
IIF, beginning of period	$165,373	$146,390	$121,378
NIW	50,842	42,038	49,356
Principal amortization and cancellations(a)	(32,995)	(23,055)	(724,344)

IIF, end of period	$183,220	$165,373	$146,390

(a)	Principal amortization includes the estimated amortization of the unpaid principal balance of covered loans.

In addition to the IIF and gross and net RIF presented in the tables above, we had $2.3 billion, $2.5 billion and $2.6 billion of IIF and $130.5 million, $162.8 million and $172.7 million of gross and net RIF on structured mortgage insurance policies as of December 31, 2015, 2014 and 2013, respectively. We have not written any new structured mortgage insurance coverage since 2008. The financial results of our structured mortgage insurance portfolio are included in our First-Lien U.S. Mortgage Guaranty results of operations; however, they are excluded from the presentation of insured portfolio statistics including IIF, gross and net RIF, persistency rate and delinquencies. See “Business—Our Products and Services—First-Lien U.S. Mortgage Insurance—Structured Mortgage Insurance Products.”

Gross Premiums Written

For the year ended December 31, 2015, gross premiums written increased by 6.7% to $1.0 billion, compared to $951.8 million for the year ended December 31, 2014, primarily due to growth in our NIW and IIF. For the year ended December 31, 2014, gross premiums written decreased by 4.2% to $951.8 million compared to $994.0 million for the year ended December 31, 2013, primarily due to a decrease in the single premium portion of NIW, partially offset by growth in IIF.

The table below shows gross premiums written by policy payment type for the periods indicated.

	Year Ended December 31,
	2015		2014		2013
Gross premiums written (dollars in thousands)	Gross Premiums Written	Percentage by Gross Premiums Written	Gross Premiums Written	Percentage by Gross Premiums Written	Gross Premiums Written	Percentage by Gross Premiums Written

Policy payment type
Monthly	$687,178	67.7%	$663,102	69.6%	$619,871	62.4%
Single	317,175	31.2	277,556	29.2	355,516	35.8
Annual/Other	11,136	1.1	11,182	1.2	18,624	1.8

Total	$1,015,489	100.0%	$951,840	100.0%	$994,011	100.0%

Net Premiums Written and Net Premiums Earned

For the year ended December 31, 2015, net premiums written decreased by 33.6% to $614.3 million from $925.3 million for the year ended December 31, 2014, and net premiums earned decreased 9.6% to $730.5 million from $808.5 million for the year ended December 31, 2014, in each case primarily due to the implementation of the 50% quota share agreement.

For the year ended December 31, 2014, net premiums written decreased by 2.6% to $925.3 million from $949.9 million for the year ended December 31, 2013, primarily due to a decrease in the single premium policy portion of NIW, partially offset by growth in IIF. For the year ended December 31, 2014, net premiums earned increased by 16.5% to $808.5 million from $693.9 million primarily due to growth in IIF.

The table below presents net premiums earned by policy year for the periods indicated.

	Year Ended December 31,
	2015		2014		2013
Net premiums earned (dollars in thousands)	Net Premiums Earned	Percentage by Net Premiums Earned	Net Premiums Earned	Percentage by Net Premiums Earned	Net Premiums Earned	Percentage by Net Premiums Earned

Policy year
2015	$62,754	8.6%	$—	—%	$—	—%
2014	76,532	10.5	74,926	9.3	—	—
2013	187,730	25.7	220,802	27.3	102,143	14.7
2012	108,057	14.8	147,839	18.3	143,083	20.7
2011	35,152	4.8	52,985	6.5	61,238	8.8
2010	14,917	2.0	23,610	2.9	29,356	4.2
2009	14,655	2.0	24,193	3.0	29,843	4.3

2009 to 2015	499,797	68.4	544,355	67.3	365,663	52.7
2008 and prior	230,734	31.6	264,146	32.7	328,193	47.3

Total	$730,531	100.0%	$808,501	100.0%	$693,856	100.0%

As shown in the table above, our net premiums earned from post-crisis (2009 to 2015) policy years increased as a percentage of our net premiums earned from 2013 to 2014 and 2014 to 2015. Net premiums earned in 2015 were impacted by premiums ceded to NUFIC under the 50% quota share agreement.

Net Investment Income

For the year ended December 31, 2015, net investment income increased to $127.5 million, from $123.9 million for the year ended December 31, 2014, primarily due to an increase in the size of our investment portfolio as a result of cash flows generated from operations and partially offset by lower yields on new investments. Our average cash and invested asset balance was $4.2 billion and $4.0 billion during the years ended December 31, 2015 and 2014, respectively, of which the majority was held by our First-Lien U.S. Mortgage Guaranty segment. Our pre-tax investment yield was 3.3% and 3.5% for the years ended December 31, 2015 and 2014, respectively.

For the year ended December 31, 2014, net investment income increased to $123.9 million from $115.6 million for the year ended December 31, 2013, primarily due to an increase in the size of our investment portfolio as a result of cash flows generated from operations. Our average cash and invested asset balance was $4.0 billion and $3.5 billion during the years ended December 31, 2014 and 2013, respectively, of which the majority was held by our First-Lien U.S. Mortgage Guaranty segment. Our pre-tax investment yield was 3.5% and 3.7% for the years ended December 31, 2014 and 2013, respectively.

Losses and LAE Incurred

For the year ended December 31, 2015, losses and LAE incurred decreased to $169.0 million, from $233.0 million for the year ended December 31, 2014. The 27.5% decline was driven by a reduction in our delinquent inventory during the year ended December 31, 2015, as cures and paid claims exceeded the number of newly reported delinquencies for the period. Our primary delinquency ratio as of December 31, 2015 was 3.4% compared to 4.4% as of December 31, 2014. The decline was also due to favorable development of $34.3 million in 2015 driven by minor improvements in our frequency projections due to higher observed cure rates.

For the year ended December 31, 2014, losses and LAE incurred decreased to $233.0 million, from $461.8 million for the year ended December 31, 2013. The 49.5% decline was driven by a reduction in our delinquent inventory during the year ended December 31, 2014, as cures and paid claims exceeded the number of newly reported delinquencies for the period. Our primary delinquency ratio as of December 31, 2014 was 4.4% compared to 5.9% as of December 31, 2013. The decline was also driven by favorable prior year loss development of $47.2 million in 2014, which primarily related to a settlement with a large lender, compared to an unfavorable prior year loss development of $46.3 million in 2013 which was due to an increase in the rate at which claim denial and rescissions were overturned by us, partially offset by higher observed cure rates.

The following table presents losses and LAE incurred by current and prior accident year components for the periods indicated.

	Year Ended December 31,
	2015	2014	2013

Losses and LAE incurred (dollars in thousands)
Current year incurred	$203,222	$280,180	$415,487
Prior year loss development	(34,258)	(47,196)	46,290

Losses and LAE incurred	$168,964	$232,984	$461,777

The following table presents a summary of our delinquent inventory activity as of the dates or for the periods indicated.

Number of policies	As of or for the Year Ended December 31,
Delinquent inventory	2015	2014	2013

Number of delinquencies at the beginning of the period	38,357	47,518	62,832
Newly reported delinquencies	39,619	47,239	56,194
Cures	(36,279)	(42,680)	(51,283)
Claims paid	(8,451)	(11,601)	(19,862)
Other(a)	(1,961)	(2,119)	(363)

Number of delinquencies at the end of the period	31,285	38,357	47,518

Number of policies in force	921,937	864,281	799,573
Delinquency ratio	3.4%	4.4%	5.9%
Cure rate(b)	46.5%	45.0%	43.1%

(a)	Other includes rescissions and commutations.
(b)	Cure rate is calculated by dividing the number of cures in a period by the sum of the number of delinquencies at the beginning of the period and newly reported delinquencies in the period.

The decrease in the number of newly reported delinquencies during the years ended December 31, 2015 and 2014 was primarily due to improving macroeconomic conditions in the United States, including an increase in home prices and a decrease in unemployment rates generally.

The following table presents a summary of our delinquent inventory by delinquency status as of the dates indicated.

Number of policies	As of December 31,
Delinquency status	2015		2014		2013

Missed payments:
Three payments or less	11,255	36.0%	12,609	32.9%	14,405	30.3%
Four to eleven payments	7,955	25.4	9,951	25.9	12,380	26.1
Twelve or more payments	11,281	36.1	14,696	38.3	18,879	39.7
Pending claims	794	2.5	1,101	2.9	1,854	3.9

Total	31,285	100.0%	38,357	100.0%	47,518	100.0%

The following table presents a summary of our delinquent inventory and delinquency rate by policy year grouping as of the dates indicated.

	As of December 31,
Number of policies	2015		2014		2013
Policy year	Delinquencies	Rate	Delinquencies	Rate	Delinquencies	Rate

2009 to 2015	2,684	0.4%	1,946	0.3%	1,272	0.3%
2008 and prior	28,601	12.1	36,411	13.0	46,246	14.0

Total	31,285	3.4%	38,357	4.4%	47,518	5.9%

The following table presents a summary of our case reserves by policy year grouping as of the dates indicated.

	As of December 31,

Case reserves (dollars in thousands)	2015	2014

Policy year
2009 to 2015	$48,068	$37,974
2008 and prior	594,496	809,285

Case reserves	$642,564	$847,259

The following table presents a roll-forward of our loss and LAE reserves as of the dates or for the periods indicated.

	As of or for the Year Ended December 31,

Loss and LAE reserves (dollars in thousands)	2015	2014	2013

Gross loss and LAE reserves at the beginning of the period	$936,049	$1,223,791	$1,663,828
Less: Reinsurance recoverables	29,027	61,575	120,135

Net loss and LAE reserves at the beginning of the period	907,022	1,162,216	1,543,693

Incurred related to:
Current accident year	203,222	280,180	415,487
Prior accident year	(34,258)	(47,196)	46,290

Total incurred	168,964	232,984	461,777

Paid related to:
Current accident year	13,611	15,732	34,280
Prior accident year	378,971	471,964	808,084

Total paid	392,582	487,696	842,364

Change in real estate owned	(225)	(482)	(890)

Net loss and LAE reserves at the end of the period	683,179	907,022	1,162,216
Plus: Reinsurance recoverables	23,341	29,027	61,575

Gross loss and LAE reserves at the end of the period	$706,520	$936,049	$1,223,791

For the years ended December 31, 2015, 2014 and 2013, we paid $392.6 million, $487.7 million and $842.4 million in total claims, respectively. Our paid claims activity declined from 2013 through 2015 as policies originated prior to the financial crisis continued to run off and newly reported delinquencies declined.

Acquisition Expenses

For the year ended December 31, 2015, acquisition expenses increased 7.2% to $74.7 million, from $69.7 million for the year ended December 31, 2014, primarily due to growth in our NIW, partially offset by the effect of the 30% ceding commission under the 50% quota share agreement.

For the year ended December 31, 2014, acquisition expenses decreased 7.5% to $69.7 million, from $75.3 million for the year ended December 31, 2013, primarily due to the decrease in our NIW.

General Operating Expenses

For the year ended December 31, 2015, general operating expenses remained flat at $134.1 million, from $134.6 million for the year ended December 31, 2014, primarily due to the amortization of the 30% deferred ceding commission under the 50% quota share agreement, partially offset by an increase in costs related to servicing the growth of the in-force business, higher allocation of corporate expenses to First-Lien U.S. Mortgage Guaranty as a result of increased IIF in that business compared to a decrease in IIF in Corporate and Other as insured portfolios contained therein continued to run off, technology and customer service initiatives, an impairment charge on certain capitalized technology costs and severance charges.

For the year ended December 31, 2014, general operating expenses increased 41.7% to $134.6 million, from $95.0 million for the year ended December 31, 2013, primarily due to increased technology expenses, an impairment charge on certain capitalized technology costs, and increased servicing costs.

Corporate and Other

The following table presents Corporate and Other results for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,

	2016	2015	2015	2014	2013

Selected income statement data (dollars in thousands)
Gross premiums written	$9,796	$15,442	$51,922	$87,804	$92,703
Ceded premiums	(2,471)	(4,408)	(14,908)	(11,165)	(6,972)

Net premiums written	7,325	11,034	37,014	76,639	85,731
Decrease in unearned premiums	400	791	4,601	6,777	21,639

Net premiums earned	7,725	11,825	41,615	83,416	107,370
Service revenue	2,501	2,213	12,126	5,308	5,520

Total underwriting and service revenue	10,226	14,038	53,741	88,724	112,890
Losses and LAE incurred	(3,991)	640	(14,979)	(9,790)	59,605
Acquisition expenses	—	(39)	242	1,461	3,510
General operating expenses	4,720	3,529	12,335	18,460	46,212

Total expenses	4,720	3,490	12,577	19,921	49,722
Net investment income	2,933	2,970	11,766	13,369	15,965

Pre-tax operating income	$12,430	$12,878	$67,909	$91,962	$19,528

Three Months Ended March 31 Comparison

For the three months ended March 31, 2016, pre-tax operating income in Corporate and Other was $12.4 million, compared to $12.9 million for the three months ended March 31, 2015. This decrease was primarily due to a decrease in pre-tax operating income from our second-lien mortgage insurance portfolio and our student loan default insurance portfolio, which generated lower premiums earned as the portfolios continued to run off.

Year Ended December 31 Comparison

For the year ended December 31, 2015, pre-tax operating income in Corporate and Other was $67.9 million, compared to $92.0 million for the year ended December 31, 2014. This decrease was primarily due to a decrease in pre-tax operating income from our second-lien mortgage insurance portfolio, which generated lower premiums earned as the portfolio continued to run off. Second-lien results in 2014 also benefited from a $23.7 million settlement.

For the year ended December 31, 2014, pre-tax operating income in Corporate and Other was $92.0 million, compared to $19.5 million for the year ended December 31, 2013, primarily due to $41.4 million of favorable prior year loss development within our run-off second-lien mortgage insurance portfolio and the previously mentioned $23.7 million settlement.

Pre-Tax Operating Income

Pre-tax operating income is an important measure of performance used by our chief operating decision makers in our First-Lien U.S. Mortgage Guaranty segment in accordance with Accounting Standard Codification 280—Segment Reporting. We also use it as a measure of performance in our Corporate and Other results. Pre-tax operating income is derived by excluding net realized capital gains and losses and income taxes from net income. Net realized capital gains and losses can vary significantly across periods as such activity is highly discretionary based on the timing of individual security sales due to such factors as market opportunities, our tax and capital profile, and the overall market cycle. As such, we do not view net realized capital gains and losses as part of the operating performance of our segment. Pre-tax operating income is not a measure of total profitability, and therefore should not be viewed as a substitute for GAAP income before income tax, the most comparable GAAP financial measure. Our definition of pre-tax operating income may not be comparable to similarly named measures reported by other companies. See Note 4 to the unaudited condensed consolidated financial statements and Note 4 to our audited consolidated financial statements.

The following table shows pre-tax operating income for our First-Lien U.S. Mortgage Guaranty segment and Corporate and Other results and income before income tax for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,

	2016	2015	2015	2014	2013

(dollars in thousands)
First-Lien U.S. Mortgage Guaranty pre-tax operating income	$114,129	$135,283	$480,287	$495,131	$177,327
Corporate and Other pre-tax operating income	12,430	12,878	67,909	91,962	19,528

Total pre-tax operating income	126,559	148,161	548,196	587,093	196,855
Net realized capital losses	(1,456)	1,262	(893)	(2,895)	(3,468)

Income before income tax	$125,103	$149,423	$547,303	$584,198	$193,387

Investments

Substantially all of our investment portfolio consists of fixed maturity securities. As of March 31, 2016, the total fair value of our fixed maturity securities was $3.7 billion, including approximately $125.5 million of short-term investments, compared to $4.1 billion as of December 31, 2015, which included $123.3 million of short-term investments. The decrease was primarily due to cash and non-cash dividends of $310 million paid to AIG during the three months ended March 31, 2016. As of December 31, 2014, the total fair value of our fixed maturity securities was $3.9 billion, including $189.8 million of short-term investments. We have adopted an investment policy that defines specific limits for investment concentration by asset sector, issuer, credit rating, asset duration, industry and geographic concentration, and by eligible and ineligible investments.

The following table presents the fair value of our available-for-sale fixed maturity securities as of the dates indicated.

	As of March 31,		As of December 31,

Fair value (dollars in thousands)	2016		2015		2014

Fixed maturity securities
U.S. government and government-sponsored entities	$20,529	0.6%	$23,065	0.6%	$46,605	1.2%
Obligations of states, municipalities and political subdivisions	1,304,088	34.8	1,443,954	35.2	1,686,671	43.0
Non-U.S. governments	51,780	1.4	57,193	1.4	112,001	2.9
Corporate debt	1,983,338	53.0	2,198,589	53.8	1,794,227	45.8
Commercial mortgage-backed securities	188,863	5.0	182,118	4.5	126,553	3.2
Collateralized debt obligations/asset-backed securities	195,758	5.2	184,672	4.5	151,944	3.9

Total	$3,744,356	100.0%	$4,089,591	100.0%	$3,918,001	100.0%

As of March 31, 2016 and December 31, 2015, based on fair value, 94.9% and 95.1%, respectively, of our fixed maturity securities were rated investment grade.

The following table presents the composite credit ratings of our fixed maturity securities calculated on the basis of their fair value as of the dates indicated. For substantially all of our fixed maturity securities, the credit ratings reflect a composite of the ratings of the three major rating agencies, Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Financial Services LLC (“S&P”) and Fitch Ratings, Inc., or when agency ratings are not available, the rating assigned by the NAIC Securities Valuation Office. For less than 1% of our fixed maturity securities, the credit ratings reflect our equivalent internal ratings when these investments have not been rated by any of the major rating agencies or the NAIC.

	As of March 31,		As of December 31,

Fair value (dollars in thousands)	2016		2015		2014

Credit rating
Government and corporate fixed maturity securities
AAA	$339,182	9.1%	$352,425	8.6%	$404,901	10.3%
AA	983,460	26.3	1,136,796	27.8	1,316,458	33.6
A	931,979	24.9	1,053,073	25.8	945,959	24.1
BBB	914,626	24.4	980,433	24.0	843,104	21.5
Below investment grade	190,488	5.1	200,074	4.9	129,082	3.3

Total	$3,359,735	89.8%	$3,722,801	91.1%	$3,639,504	92.8%

Mortgage-backed, asset-backed and collateralized
AAA	$159,188	4.2%	$143,480	3.5%	$107,958	2.8%
AA	91,736	2.4	91,527	2.2	78,806	2.0
A	66,021	1.8	65,076	1.6	60,951	1.6
BBB	67,255	1.8	66,296	1.6	30,374	0.8
Below investment grade	421	0.0	411	0.0	408	0.0

Total	$384,621	10.2%	$366,790	8.9%	$278,497	7.2%

Total
AAA	$498,370	13.3%	$495,905	12.1%	$512,859	13.1%
AA	1,075,196	28.7	1,228,323	30.0	1,395,264	35.6
A	998,000	26.7	1,118,149	27.4	1,006,910	25.7
BBB	981,881	26.2	1,046,729	25.6	873,478	22.3
Below investment grade	190,909	5.1	200,485	4.9	129,490	3.3

Total	$3,744,356	100.0%	$4,089,591	100.0%	$3,918,001	100.0%

The credit ratings assigned by rating agencies are based on many quantitative and qualitative factors, and may change at any time. A rating agency issuing the rating may withdraw or change its rating at any time, which could have an adverse effect on the market price of the securities included in our investment portfolio.

As of March 31, 2016 and December 31, 2015, our U.S. municipal bond portfolio was composed primarily of essential service revenue bonds and high-quality tax-backed bonds with over 97.2% and 97.4%, respectively, of the portfolio rated A or higher.

The following tables present the fair values of our available-for-sale U.S. municipal bond portfolio by state and municipal bond type as of the dates indicated.

	As of March 31, 2016
	State General Obligation	Local General Obligation	Revenue	Total Fair Value

State (dollars in thousands)
New York	$—	$7,473	$201,263	$208,736
California	11,379	39,316	150,001	200,696
Texas	45,954	45,418	71,491	162,863
Washington	41,226	27,311	11,213	79,750
Florida	6,135	—	56,208	62,343
Georgia	49,937	—	—	49,937
Massachusetts	28,399	—	21,302	49,701
Virginia	11,204	—	38,335	49,539
Illinois	18,838	7,958	19,567	46,363
Washington DC	—	—	37,017	37,017
Connecticut	28,789	—	6,727	35,516
Nevada	34,716	—	—	34,716
Maryland	3,173	15,157	13,822	32,152
All other states	1,800	43,014	209,945	254,759

Total(a)(b)	$281,550	$185,647	$836,891	$1,304,088

(a)	Excludes certain university and not-for-profit entities that issue their bonds in the corporate debt market. Includes industrial revenue bonds.
(b)	Includes $299 million of pre-refunded municipal bonds.

	As of December 31, 2015				As of December 31, 2014
	State General Obligation	Local General Obligation	Revenue	Total Fair Value	Total Fair Value

State (dollars in thousands)
New York	$—	$7,361	$249,942	$257,303	$235,404
California	11,386	50,210	148,557	210,153	259,688
Texas	45,480	50,014	60,252	155,746	258,229
Illinois	18,827	9,232	55,888	83,947	78,182
Washington	44,070	27,612	11,099	82,781	66,734
Massachusetts	49,850	—	20,877	70,727	108,572
Virginia	11,313	—	50,332	61,645	76,188
Connecticut	39,162	—	16,260	55,422	38,407
Florida	6,199	—	47,610	53,809	70,509
Georgia	49,254	—	—	49,254	53,708
Nevada	38,393	—	—	38,393	39,572
Washington DC	—	—	36,302	36,302	33,294
Maryland	4,207	14,534	13,730	32,471	40,381
All other states	8,885	43,160	203,956	256,001	327,803

Total(a)(b)	$327,026	$202,123	$914,805	$1,443,954	$1,686,671

(a)	Excludes certain university and not-for-profit entities that issue their bonds in the corporate debt market. Includes industrial revenue bonds.
(b)	Includes $282.8 million of pre-refunded municipal bonds.

The following tables present the aging of the pre-tax unrealized losses of our fixed maturity securities, the extent to which the fair value is less than amortized cost or cost, and the number of respective items in each category as of the dates indicated.

As of March 31, 2016	Less Than or Equal to 20% of Cost(b)			Greater Than 20% to 50% of Cost(b)			Greater Than 50% of Cost(b)			Total

Aging(a)	Unrealized			Unrealized			Unrealized			Unrealized
(dollars in thousands)	Cost(c)	Loss	Items(d)	Cost(c)	Loss	Items(d)	Cost(c)	Loss(e)	Items(d)	Cost(c)	Loss	Items(d)

Investment grade bonds
0 to 6 months	$193,145	$6,870	85	$—	$—	—	$—	$—	—	$193,145	$6,870	85
7 to 11 months	157,128	8,717	64	954	193	1	—	—	—	158,082	8,910	65
12 months or more	133,799	6,615	61	3,700	926	1	—	—	—	137,499	7,541	62

Total	$484,072	$22,202	210	$4,654	$1,119	2	$—	$—	—	$488,726	$23,321	212

Below investment grade bonds
0 to 6 months	$31,935	$1,055	56	$3,355	$1,219	2	$10	$6	1	$35,300	$2,280	59
7 to 11 months	23,544	1,269	49	5,675	1,449	6	—	—	—	29,219	2,718	55
12 months or more	14,556	1,036	16	3,758	1,373	3	4,160	2,666	2	22,474	5,075	21

Total	$70,035	$3,360	121	$12,788	$4,041	11	$4,170	$2,672	3	$86,993	$10,073	135

Total bonds
0 to 6 months	$225,080	$7,925	141	$3,355	$1,219	2	$10	$6	1	$228,445	$9,150	144
7 to 11 months	180,672	9,986	113	6,629	1,642	7	—	—	—	187,301	11,628	120
12 months or more	148,355	7,651	77	7,458	2,299	4	4,160	2,666	2	159,973	12,616	83

Total	$554,107	$25,562	331	$17,442	$5,160	13	$4,170	$2,672	3	$575,719	$33,394	347

(a)	Represents the number of consecutive months that fair value has been less than cost by any amount.
(b)	Represents the percentage by which fair value is less than cost as of March 31, 2016.
(c)	Represents amortized cost.
(d)	Item count is by CUSIP by subsidiary.
(e)	Primarily comprised of three fixed maturity securities in the energy sector. These securities were evaluated for other-than-temporary impairments and, where applicable, an impairment was recorded to the recoverable value, which became their new carrying value in 2015. As of March 31, 2016 management believed that the current carrying value should not be further impaired. These securities will continue to be reviewed for other-than-temporary impairments in 2016.

As of December 31, 2015	Less Than or Equal to 20% of Cost(b)			Greater Than 20% to 50% of Cost(b)			Greater Than 50% of Cost(b)			Total

Aging(a)	Unrealized			Unrealized			Unrealized			Unrealized
(dollars in thousands)	Cost(c)	Loss	Items(d)	Cost(c)	Loss	Items(d)	Cost(c)	Loss(e)	Items(d)	Cost(c)	Loss	Items(d)

Investment grade bonds
0 to 6 months	$931,701	$12,409	322	$—	$—	—	$—	$—	—	$931,701	$12,409	322
7 to 11 months	431,271	17,763	139	9,847	2,035	2	—	—	—	441,118	19,798	141
12 months or more	98,139	6,472	48	3,001	661	1	—	—	—	101,140	7,133	49

Total	$1,461,111	$36,644	509	$12,848	$2,696	3	$—	$—	—	$1,473,959	$39,340	512

Below investment grade bonds
0 to 6 months	$79,695	$2,597	131	$5,591	$1,753	5	$—	$—	—	$85,286	$4,350	136
7 to 11 months	17,719	1,436	39	4,319	1,235	9	—	—	—	22,038	2,671	48
12 months or more	12,531	1,097	14	3,321	988	4	5,909	3,917	3	21,761	6,002	21

Total	$109,945	$5,130	184	$13,231	$3,976	18	$5,909	$3,917	3	$129,085	$13,023	205

Total bonds
0 to 6 months	$1,011,396	$15,006	453	$5,591	$1,753	5	$—	$—	—	$1,016,987	$16,759	458
7 to 11 months	448,990	19,199	178	14,166	3,270	11	—	—	—	463,156	22,469	189
12 months or more	110,670	7,569	62	6,322	1,649	5	5,909	3,917	3	122,901	13,135	70

Total	$1,571,056	$41,774	693	$26,079	$6,672	21	$5,909	$3,917	3	$1,603,044	$52,363	717

(a)	Represents the number of consecutive months that fair value has been less than cost by any amount.
(b)	Represents the percentage by which fair value is less than cost as of December 31, 2015.
(c)	Represents amortized cost.
(d)	Item count is by CUSIP by subsidiary.
(e)	Primarily comprised of three fixed maturity securities in the energy sector. These securities were evaluated for other-than-temporary impairments and, where applicable, an impairment was recorded to the recoverable value, which became their new carrying value in 2015. As of December 31, 2015 management believed that the current carrying value should not be further impaired. These securities will continue to be reviewed for other-than-temporary impairments in 2016.

As of March 31, 2016 and December 31, 2015, we held 347 and 717 individual fixed maturity securities, respectively, that were in an unrealized loss position, of which 83 and 70, respectively, were in a continuous unrealized loss position for 12 months or more. We did not recognize the unrealized losses in earnings on these fixed maturity securities as of March 31, 2016 or December 31, 2015 because we neither intend to sell the securities nor do we believe that it is more likely than not that we will be required to sell these securities before recovery of their amortized cost. For fixed maturity securities with significant declines, we performed fundamental credit analyses on a security-by-security basis, which included consideration of credit enhancements, expected defaults on underlying collateral, review of relevant industry analyst reports and forecasts, and other available market data.

The following table presents the industry categories of our available-for-sale corporate debt securities as of the dates indicated.

	As of March 31,	As of December 31,

Fair value (dollars in thousands)	2016	2015	2014

Available-for-sale corporate debt securities
Financial institutions	$460,478	$443,443	$120,134
Utilities	255,981	284,180	239,951
Energy	223,918	235,570	240,524
Consumer non-cyclical	181,489	216,423	292,871
Capital goods	164,283	218,054	159,447
Basic	136,693	162,196	168,834
Consumer cyclical	135,273	204,140	204,363
Communications	125,422	119,661	125,510
Other	299,801	314,922	242,593

Total	$1,983,338	$2,198,589	$1,794,227

As of March 31, 2016, approximately 90.4% of our available-for-sale corporate debt holdings were rated investment grade.

As of December 31, 2015 and 2014, approximately 91.0% and 93.0%, respectively, of our available-for-sale corporate debt holdings were rated investment grade.

The following table presents the fair values and average yield of our available-for-sale bond portfolio by maturity as of the dates indicated.

Available-for-sale fixed maturity securities by maturity (dollars in thousands)	As of March 31,		As of December 31,

	2016		2015		2014

	Fair Value	Average Yield	Fair Value	Average Yield	Fair Value	Average Yield

Less than one year	$24,452	3.4%	$45,198	2.9%	$55,332	3.5%
1 to <2 years	30,870	2.9	24,187	3.5	239,402	2.8
2 to <3 years	76,344	3.9	112,143	3.4	85,622	2.6
3 to <4 years	100,605	4,1	157,184	3.5	246,750	3.1
4 to <5 years	136,487	4.1	135,329	4.1	250,967	3.2
Five or more years	3,375,598	3.9	3,615,550	3.8	3,039,928	3.8

Total	$3,744,356	3.9%	$4,089,591	3.8%	$3,918,001	3.6%

Liquidity and Capital Resources

Overview

UGC serves as the holding company for UGCNC and its subsidiaries and does not have any operations of its own. UGCNC is also a holding company with limited operations. UGC’s and UGCNC’s principal liquidity demands include funds for: (1) payment of certain corporate expenses and reimbursable expenses of our subsidiaries, (2) capital support for our insurance subsidiaries and (3) payment of federal and state income taxes.

We expect to meet the liquidity needs of UGC with dividends from UGCNC, which in turn will be derived from a combination of (1) expense reimbursements from subsidiaries, (2) dividends from our insurance subsidiaries, if available and permitted by state regulators and the GSEs, (3) investment income from UGCNC’s investment portfolio and (4) available cash and investments.

Our primary operating subsidiaries, UGRIC and UGMIND, are domiciled in North Carolina. Under North Carolina’s insurance laws, an insurer may pay “ordinary dividends” without the prior approval of the NCDOI when the total of all other dividends declared or distributed by it during the preceding 12 months does not exceed the greater of (1) 10% of its surplus as regards policyholders as of the preceding December 31, or (2) the net income (not including realized capital gains) for the 12-month period ending the preceding December 31. North Carolina’s insurance laws also require that ordinary dividends be paid out of positive unassigned surplus. As of March 31, 2016, UGRIC had positive unassigned surplus of approximately $368.3 million. As of December 31, 2015, UGRIC had positive unassigned surplus of approximately $666 million. The NCDOI, in its discretion, may also approve a dividend distribution greater than would be permitted as an ordinary dividend (an “extraordinary dividend”). Under North Carolina’s statute, as of December 31, 2015, the calculated maximum amount of ordinary dividends payable by UGRIC in 2016 is approximately $310 million. On February 25, 2016, the board of directors of UGCNC authorized payment of a dividend of up to $310 million to AIG, and such dividend received the last regulatory non-objection on March 30, 2016. The $310 million dividend was subsequently paid to AIG on March 30, 2016, in $78 million of cash and $232 million of fixed maturity securities having a fair market value equal to their carrying value.

In addition to NCDOI state regulatory limitations, future dividends from our primary operating subsidiaries, UGRIC and UGMIND, will be restricted to the excess of PMIERs available assets over PMIERs minimum required assets at each respective subsidiary. As of March 31, 2016, we held combined PMIERs available assets of $3.3 billion and our combined PMIERs minimum required assets were $3.0 billion.

As of March 31, 2016, UGCNC had $13.6 million of cash, compared to $6.4 million as of December 31, 2015. UGCNC’s cash increased during the three months ended March 31, 2016 primarily due to a $79.9 million surplus note repayment from UGRIC and proceeds from investing activities, partially offset by a $78.0 million cash dividend paid to AIG. As of December 31, 2015, UGCNC had $6.4 million of cash, compared to $2.2 million as of December 31, 2014. UGCNC’s cash increased during the year ended December 31, 2015 as compared to the year ended December 31, 2014, primarily as a result of higher investment income in 2015, and a decrease in cash during the year ended December 31, 2014 due to a $20.0 million dividend payment to AIG.

At the operating subsidiary level, our primary source of funds consists of:

•	premiums, net of reinsurance, that we receive from our existing IIF as well as insurance we write in the future;

•	amounts that we recover from reinsurance arrangements; and

•	net investment income from our investment portfolio.

Our primary obligations at the operating subsidiary level primarily consist of:

•	claims payments under our mortgage insurance policies; and

•	costs and expenses of operating our business.

Cash flow and capital at individual operating subsidiaries are not transferrable across legal entities because of the dividend restrictions mentioned above and other regulatory requirements.

The following table presents a summary of our sources and uses of cash for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,

	2016	2015	2015	2014	2013

Sources and uses of cash (dollars in thousands)
Net cash provided by (used in) operating activities	$92,546	$78,489	$272,456	$248,996	$(17,751)
Net cash (used in) provided by investing activities	(9,289)	(86,783)	(248,713)	(224,487)	71,566
Net cash (used in) financing activities	(77,972)	—	(1,746)	(20,000)	(90,000)
Effect of exchange rate changes on cash	270	(2,053)	(1,404)	(2,306)	2,155

Change in cash	$5,555	$(10,347)	$20,593	$2,203	$(34,030)

Operating Activities

For the three months ended March 31, 2016, net cash provided by operating activities was $92.5 million compared to $78.5 million for the three months ended March 31, 2015. This increase was primarily due to reduced claim payments resulting from lower delinquent inventory, partially offset by the implementation of the 50% quota share agreement.

For the year ended December 31, 2015, net cash provided by operating activities was $272.5 million compared to $249.0 million for the year ended December 31, 2014. The increase in net cash provided was due to reduced claims payments due to lower delinquent inventory, partially offset by the implementation of the 50% quota share agreement. See “Relationships and Related Party Transactions—Relationship with AIG—Reinsurance.”

For the year ended December 31, 2014, net cash provided by operating activities was $249.0 million compared to $17.8 million used in operating activities for the year ended December 31, 2013. The increase in net cash provided was primarily attributable to a decrease in claims payments due to lower delinquent inventory.

Investing Activities

For the three months ended March 31, 2016, net cash used in investing activities was $9.3 million compared to $86.8 million for the three months ended March 31, 2015. This decrease was primarily due to the sale of securities to fund the cash dividend payment to AIG.

For the year ended December 31, 2015, net cash used in investing activities was $248.7 million compared to $224.5 million for the year ended December 31, 2014. The increase in net cash used was primarily due to the investment of increased operating cash flow.

For the year ended December 31, 2014, net cash used in investing activities was $224.5 million compared to $71.6 million provided by investing activities for the year ended December 31, 2013. The increase in net cash used was primarily due to the investment of increased operating cash flow.

Financing Activities

For the three months ended March 31, 2016, net cash used in financing activities was $78.0 million due to a cash dividend paid to AIG. There were no cash financing activities for the three months ended March 31, 2015. Non-cash dividends of $232.0 million were paid to AIG for the three months ended March 31, 2016 in the form of a transfer of investment securities.

For the year ended December 31, 2015, net cash used in financing activities was $1.7 million compared to $20.0 million for the year ended December 31, 2014. The decrease in net cash used was due to a decrease in cash dividends paid to AIG in 2015. Non-cash dividends of $78.3 million were paid to AIG in 2015 in the form of a transfer of investment securities.

For the year ended December 31, 2014, net cash used in financing activities was $20.0 million compared to $90.0 million for the year ended December 31, 2013. The decrease in net cash used was due to lower dividends paid to AIG in 2014.

Liquidity

We expect to have sufficient liquidity available, both at the holding company level and in our insurance and other operating subsidiaries, to meet our operating cash needs and obligations and committed capital expenditures for the next 12 months through cash from operations and, to the extent necessary, sales of securities. As of March 31, 2016, we maintained liquidity in the form of cash and short-term investments, and we also held significant levels of investment-grade fixed maturity securities, which can be monetized should our cash and short-term investments not be sufficient to meet obligations.

Liquidity may be impacted by a significant decline in the value of our investments and an inability to sell invested assets, a decline in premiums collected, an increase in claims payments on our insurance policies or an increase in operating expenses. Separately, additional capital may be required to meet any new capital requirements imposed by the GSEs, state insurance regulators or other authorities, including revisions to or changes in the application of PMIERs, to the extent that they were to occur over time.

Our operating subsidiaries are party to agreements with AIG that provide liquidity and capital support under certain circumstances. In the second quarter of 2015, UGRIC entered into a 50% quota share agreement with NUFIC effective January 1, 2015. Under the terms of the agreement, as amended, UGRIC (1) ceded 50% of the risk relating to policies written in 2014 that were current as of January 1, 2015, (2) ceded 50% of the risk relating to all policies written in 2015 and (3) will cede 50% of the risk relating to all policies written in 2016, each in exchange for a 30% ceding commission and reimbursement of 50% of the losses and LAE incurred on covered policies. See “Relationships and Related Party Transactions—Relationship with AIG—Reinsurance.” Additionally, UGRIC is party to a capital maintenance agreement with AIG, pursuant to which AIG has agreed to provide capital in the event that UGRIC’s risk-to-capital ratio rises above 19:1, and a net worth maintenance agreement with AIG, pursuant to which AIG has agreed to provide capital in the event that UGRIC’s risk-to-capital ratio rises above 21:1. The net worth maintenance agreement was terminated on a run-off basis on July 1, 2013; however, AIG remains bound by its terms until all policies written prior to July 1, 2013 are no longer in force. Our intermediate holding company, UGCNC, also has a line of credit agreement with AIG of $200 million. Currently, no amounts are drawn on this line of credit.

Risk-to-Capital Ratio

We compute our risk-to-capital ratio on a separate company statutory basis, as well as for our combined insurance operations. The risk-to-capital ratio is net RIF divided by policyholders’ surplus (including statutory contingency reserve). Our net RIF represents risk in force from both primary and pool policies, net of reinsurance ceded, and excludes risk on policies that are currently delinquent and for which loss reserves have been established.

The following table presents our combined risk-to-capital ratio as of March 31, 2016.

Combined statutory capital(a)
(dollars in thousands)
Surplus as regards policyholders	$1,204,161
Contingency reserves	1,040,924

Combined statutory capital	$2,245,085

Adjusted net RIF(b)	$35,055,045
Combined risk-to-capital ratio (adjusted net-RIF-to-statutory-capital)(b)	15.6:1

(a)	Reflects the results and position of our first-lien U.S. mortgage insurance subsidiaries.
(b)	Adjusted net RIF for purposes of calculating combined statutory risk-to-capital differs from net RIF presented elsewhere in this prospectus. In accordance with North Carolina insurance regulations, adjusted net RIF excludes delinquent policies.

Our first-lien U.S. mortgage insurance subsidiaries are domiciled in North Carolina. Under the insurance regulations of North Carolina, mortgage insurance companies are required to maintain an individual company risk-to-policyholder position ratio below 25:1 in order to continue writing new business. Combined statutory capital is calculated as surplus as regards policyholders plus contingency reserves. Each of our first-lien U.S. mortgage insurance subsidiaries maintained a ratio below this level for the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013.

PMIERs

In April 2015, Fannie Mae and Freddie Mac each released revised PMIERs, which became effective on December 31, 2015. PMIERs include revised financial requirements for mortgage insurers, under which a mortgage insurer must maintain financial adequacy as measured using a risk-based evaluation comparing available assets to minimum required assets. Under these rules, “PMIERs available assets” are, generally, assets that are readily available to pay claims and primarily include investments such as cash and bonds. “PMIERs minimum required assets” are a function of an insurer’s RIF as adjusted for certain risks ceded to or assumed from non-exclusive affiliated reinsurers or non-affiliated reinsurers and for the risk profile of the associated loans; PMIERs minimum required asset amount is computed using tables of factors published as part of PMIERs, with several risk dimensions applied to the adjusted RIF.

As of March 31, 2016, we were in compliance with all aspects of PMIERs. We held combined PMIERs available assets of $3.3 billion and our combined PMIERs minimum required assets were $3.0 billion.

Financial Strength Ratings

The following table presents our primary operating subsidiaries’ financial strength ratings from Moody’s and S&P.

	Moody’s	S&P

UGRIC	Baa1	BBB+
UGMIND	Not rated	BBB+

As a result of AIG’s announcement of its plan to sell up to 19.9% of our common stock, on March 23, 2016, S&P lowered its financial strength ratings of UGRIC and UGMIND to BBB+ (stable) from A to reflect the removal of long-term parental support. The BBB+ (stable) financial strength ratings are one notch higher than S&P’s previously indicated standalone ratings for UGRIC and UGMIND, reflecting their improved standalone credit profile. In addition, Moody’s placed its rating of UGRIC under review for downgrade. Moody’s has not yet announced the outcome of its review.

Financial strength ratings are intended to provide an independent opinion of an insurance company’s ability to meet its obligations to policyholders and are not an evaluation directed to investors. A rating agency issuing the rating may withdraw or change its rating at any time.

Contractual Obligations

The following table presents our payments due under contractual obligations by period as of December 31, 2015.

	Payment due by period

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Contractual Obligations (dollars in millions)
Operating lease obligations	$25.1	$6.8	$12.4	$5.9	$—
Estimated loss and LAE reserves(a)	738.0	317.3	310.0	81.2	29.5

Total	$763.1	$324.1	$322.4	$87.1	$29.5

(a)	Our estimate of loss and LAE reserves reflects the application of accounting policies described in “—Critical Accounting Estimates—Loss Reserves.” The payments due by period are based on management’s estimates and assume that all of the loss and LAE reserves included in the table will result in payments.

Off-Balance Sheet Arrangements

Bellemeade Re is a special purpose variable interest entity that is not consolidated in our financial results because we do not have the unilateral power to direct those activities that are significant to its economic performance. As of March 31, 2016 and December 31, 2015, our estimated off-balance sheet maximum exposure to loss from Bellemeade Re was $1.3 million. See Note 11 to our unaudited condensed consolidated financial statements and Note 12 to our audited consolidated financial statements for further information. On May 9, 2016, we entered into a reinsurance agreement with Bellemeade Re II. Bellemeade Re II is a special purpose variable interest entity that will not be consolidated in our financial results in future periods because we do not have the unilateral power to direct those activities that are significant to its economic performance.

Quantitative and Qualitative Disclosures about Market Risk

We own a large investment portfolio of various holdings, types and maturities. Investment income is one of our primary sources of cash flow to support operations and claims payments. The assets within the investment portfolio are exposed to the same factors that affect overall financial market performance.

Our investment portfolio has been managed by an affiliate of AIG. We manage market risk under a defined investment policy implemented by our treasury function, with oversight from our board of directors and our senior management. Important drivers of our market risk exposure include, but are not limited to:

•	Changes to the level of interest rates. Increasing interest rates may reduce the value of certain fixed-rate bonds held in the investment portfolio. Higher rates may cause variable rate assets to generate additional income. Decreasing rates will have the reverse impact. Significant changes in interest rates can also affect persistency and claim rates, which may in turn require that the investment portfolio be restructured to better align with future liabilities and claims payments. Such restructuring may require investments to be liquidated when market conditions are adverse.

•	Changes to the term structure of interest rates. Rising or falling rates typically change by different amounts along the yield curve. These changes may have unforeseen impacts on the value of certain assets.

•	Market volatility or changes in real or perceived credit quality of our investments. Deterioration in the quality of our investments, identified through changes to our own or to third-party (e.g., rating agency) assessments, may reduce the value and potentially the liquidity of our investments.

•	Concentration risk. If our investment portfolio is highly concentrated in one asset, or in multiple assets whose values are highly correlated, the value of the total portfolio may be greatly affected by a change in value of just one asset or in a group of highly correlated assets.

•	Prepayment risk. Bonds may have call provisions that permit debtors to repay prior to maturity when it is to their advantage. This typically occurs when rates fall below the interest rate of the debt. Such prepayment may affect the long-term distribution of our investments.

As of March 31, 2016, the modified duration of our fixed income investment portfolio was approximately 5.9 years, which means that an instantaneous parallel shift in the yield curve of 100 basis points would result in a change of 5.9% in the fair value of our fixed income portfolio. As of December 31, 2015, the modified duration of our fixed income investment portfolio was approximately 5.8 years, which means that an instantaneous parallel shift in the yield curve of 100 basis points would result in a change of 5.8% in the fair value of our fixed income portfolio. An upward shift in the yield curve would cause the fair value of our portfolio to decrease and a downward shift in the yield curve would cause the fair value to increase.

Market risk is measured for all investment assets at the individual security level. Market risks that are not fully captured by the quantitative analysis are highlighted. In addition, material market risk changes between current and previous reporting periods are discussed. Changes to how risks are managed will also be identified and described.

We have historically been exposed to modest foreign exchange risk through our international operations. This exposure has declined as we have moved to exit the majority of these international businesses.

Critical Accounting Estimates

The preparation of financial statements in accordance with GAAP requires the application of accounting policies that often involve a significant degree of judgment. The accounting policies that we believe are most dependent on the application of estimates and assumptions which are critical accounting estimates are related to the determination of:

•	loss reserves,

•	premiums,

•	deferred policy acquisition costs and ceding commissions, and

•	investments.

These accounting estimates require the use of assumptions about various matters, some of which may be highly uncertain at the time of estimation. To the extent actual experience may differ from the assumptions used, our consolidated financial condition, results of operations and cash flows may be materially affected.

Loss Reserves. We establish a liability for unpaid losses and LAE when we receive notices of two or more missed payments on insured mortgage loans. We evaluate reserves using loss development methods, supplemented by an internal claims analysis by our actuaries and staff. The reserve analysis projects ultimate losses for claims within each of several reserving categories based on actual historical experience, using primarily a frequency/severity loss development approach. Additional reserve analyses are also employed, such as measuring the trend of losses as a percent of RIF. Reserves are reviewed separately for each line of business considering the loss development characteristics, volume of claims data available and applicability of various actuarial methods to each line.

Losses and LAE reserves are established for reported delinquencies and estimates of delinquencies that have been incurred but have not been reported by loan servicers, based upon historical reporting trends. We establish reserves using a percentage of the contractual liability (for each delinquent loan reported) that is based upon projected claim experience for each category of delinquency, consistent in total with the overall reserve estimate.

Our losses and LAE can be affected by macroeconomic events, such as home prices and unemployment rates. Because these macroeconomic events are subject to adverse or favorable change, the determination of the ultimate losses and LAE requires a high degree of judgment. In addition, loans with modifications through government and lender programs may re-default resulting in new losses if adverse economic conditions were to return.

Loss reserve estimates depend on a number of assumptions and are therefore subject to variability should actual experience deviate from our projections. Key assumptions are future cure rates, which drive frequency and include assumptions related to rescissions and claim denials, and projections of severity development.

We considered the sensitivity of our First-Lien U.S. Mortgage Guaranty loss reserve estimates at March 31, 2016 and December 31, 2015 by assessing the potential changes resulting from a parallel shift in claim severity and claim frequency. Our estimated primary future claim severity was $50,422 and $50,617 and our estimated primary future net default to claim rate, a measure of claim frequency, was 47.7% and 48.2% as of March 31, 2016 and December 31, 2015, respectively. Assuming all other factors remain constant, for every one percentage point change in primary future claim severity, we estimated that our loss reserves would change by approximately $12.7 million and $13.1 million as of March 31, 2016 and December 31, 2015, respectively and for every one percentage point change in our primary future net default to claim rate, we estimated a $12.5 million and $12.7 million change in our loss reserves as of March 31, 2016 and December 31, 2015, respectively.

Premiums. Contracts for mortgage insurance are generally guaranteed as non-cancellable by the insurer, and are renewable at the insured’s option on a monthly, annual or single premium basis. Premiums written under policies having single premium payments for the entire policy term are initially deferred as unearned premium reserve and amortized into earnings over the policy life in accordance with the expiration of risk based on our estimated loss emergence pattern. Our estimation of loss emergence patterns involves significant assumptions about the frequency and severity of losses on such policies based upon historical experience. We conduct an annual actuarial review to evaluate and, if necessary, update these assumptions.

Deferred Policy Acquisition Costs and Ceding Commissions. Direct and incremental costs associated with the successful acquisition of mortgage insurance business, such as premium taxes, employee compensation, and other policy issuance and underwriting expenses, are initially deferred and reported as deferred policy acquisition costs. Deferred policy acquisition costs are amortized in proportion to estimated gross profits. The estimation of expected gross profits involves significant judgment and assumptions regarding persistency rate and loss emergence patterns. These assumptions are evaluated annually and updated as necessary.

Ceding commissions on reinsurance transactions that represent a recovery of policy acquisition costs that have been deferred are reflected in deferred policy acquisition costs. Any remaining ceding commissions are recorded as a liability and amortized into expenses. Ceding commissions are amortized in proportion to estimated gross profits. As a result, the amortization of ceding commissions is subject to the estimates described for deferred policy acquisition costs.

Investments. Our fixed maturity securities are recorded at fair value in the consolidated balance sheets and are measured and classified in a hierarchy for disclosure purposes consisting of three “levels” based on the observability of inputs available in the marketplace used to measure the fair value. Level 3 fair value measurements are based on valuation techniques that use at least one significant input that is unobservable. We consider unobservable inputs to be those for which market data is not available and that are developed using the best information available about the assumptions that market participants would use when valuing the asset or liability. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. We classify fair value measurements for certain assets and liabilities as Level 3 when they require significant unobservable inputs in their valuation, including contractual terms, prices and rates, yield curves, credit curves, measures of volatility, prepayment rates, default rates, mortality rates and correlations of such inputs. See Note 6 to our unaudited condensed consolidated financial statements and Note 6 to our audited consolidated financial statements for additional information.

Each quarter we perform reviews of all of our investments in order to determine whether declines in fair value below amortized cost were considered other-than-temporary in accordance with applicable guidance. In evaluating whether a decline in fair value is other-than-temporary, we consider several factors, including, but not limited to:

•	our intent to sell the security or whether it is more likely than not that we will be required to sell the security before recovery;

•	extent and duration of the decline;

•	failure of the issuer to make scheduled interest or principal payments;

•	credit ratings from third-party rating agencies and changes in these credit ratings below investment grade;

•	current credit spreads, downgrade trends, industry and asset sector trends, and issuer disclosures and financial reports to determine if credit ratings from third party credit agencies are reasonable; and

•	adverse conditions specifically related to the security, an industry, or a geographic area.

Accounting Standards

For a description of the accounting standards adopted during 2016 and 2015 and the future application of accounting standards, see Note 3 to our unaudited condensed consolidated financial statements and Note 3 to our audited consolidated financial statements.

BUSINESS

Overview

We are the leading private mortgage insurance company in the United States. We were formed in 1963 and have been a wholly-owned subsidiary of AIG since 1981. We believe that our position as the leader in the U.S. private mortgage insurance market reflects our long-standing operating history, strong and diverse customer relationships, proprietary risk-based pricing framework and robust financial strength.

Private mortgage insurance plays a key role in the U.S. housing finance system by protecting mortgage lenders and investors against default on a portion of the unpaid principal balance of a covered mortgage. Private mortgage insurers help mitigate mortgage credit risk and facilitate the sale of mortgages to the GSEs and the secondary market. Such credit protection and secondary market sales allow lenders to increase their capacity for mortgage commitments and expand financing access to prospective homeowners.

We have a large and diverse customer base. Our long-standing presence in the private mortgage insurance market has allowed us to build customer relationships with many of the nation’s largest and highest quality lenders, including national and regional mortgage banks, money center banks, credit unions, community banks, builder-owned mortgage lenders and internet-sourced lenders. We have active relationships with over 1,800 customers. Our customer base is broadly diversified by lender size, type and geography, with no one customer representing more than 8% of our NIW during the three months ended March 31, 2016. We have a national sales force of approximately 100 professionals, which we believe to be one of the largest in the industry, that helps drive growth in our client franchise.

We use a proprietary risk selection engine and pricing strategy that we believe differentiate us from our competitors. Following the financial crisis, we developed and implemented our proprietary RQI and Performance Premium models, which draw on over a decade of historical loan and mortgage insurance data. RQI utilizes over fifteen predictive variables to assess the likelihood of default on a given loan and assign a proprietary risk score. We use RQI to select which loans to insure, and, for most new business, in determining pricing on an individualized basis. The RQI score for each individual loan is a core component of our Performance Premium risk-based pricing model. Under our Performance Premium model, we have the flexibility to set and charge premium rates commensurate with the underlying risk of each loan that we underwrite. We believe that our proprietary RQI and Performance Premium models provide us with a more granular and analytical approach to selecting and pricing risk, and that this approach yields a high-quality mortgage insurance portfolio and attractive risk-adjusted returns.

We have a large and high-quality book of existing in-force mortgage insurance policies with $184.2 billion of IIF and $47.7 billion of gross RIF as of March 31, 2016. Gross RIF is the aggregate amount of coverage we provide on all outstanding policies at a given date without any reduction from reinsurance ceded or exposures on policies for which loss reserves have been established. As of March 31, 2016, 83.6% of our gross RIF was written after 2008. Mortgages originated after 2008 are generally perceived to be of a higher credit quality than those originated prior to the financial crisis. Following the financial crisis lenders have limited the availability of loans to borrowers with high FICO scores and low ratios of debt to income who can fully document their financial position and have also sought to extend loans with lower LTVs. As of March 31, 2016, our portfolio had an average FICO score of 738 and an average LTV of 92.2%, and only 3.1% of our insured policies were reported to be delinquent. We believe that these characteristics show the credit quality of our gross RIF and overall portfolio.

In addition to our primary business of writing first-lien mortgage insurance in the United States, we offer loan evaluation and contract underwriting services on a selective basis and have certain insurance portfolios that are currently in run-off. We use the term run-off to describe businesses in which we are no longer actively writing new policies and do not currently intend to resume such activity. For the three months ended March 31, 2016 and the year ended December 31, 2015, our loan evaluation and contract underwriting services collectively accounted for less than 1% of our income before income tax. Our run-off portfolios generated $11.6 million and $53.6 million of income before income tax for the three months ended March 31, 2016 and the year ended December 31, 2015, respectively, and accounted for approximately 1% of our gross RIF as of March 31, 2016.

Market Opportunity

Demand for mortgage insurance is driven by the origination of “low down payment” or “high LTV” mortgages where the loan amount exceeds 80% of the value of the underlying home. The GSEs and other government participants in the mortgage market generally require mortgage insurance or other forms of credit enhancement before purchasing such low down payment mortgages. Mortgage insurance is offered by both private companies and three government agencies, the FHA, the VA and the USDA. Since 2009, the private mortgage insurance industry has generated improving financial returns as the overall economic outlook and the U.S. housing market have recovered. As the leading private mortgage insurer, we believe we are well-positioned to benefit from a number of continuing market trends.

•	Improving fundamentals of the housing market: The U.S. housing market has experienced a dramatic recovery following the financial crisis with purchase-money origination volume growing, the rate of household formation rising, new housing starts and home sales increasing, foreclosure activity declining and home prices across most of the country rebounding strongly. We believe that recent data support continued optimism in housing market fundamentals including the following:

•	Purchase-money origination volume was $759 billion in 2014, grew by 16% to $881 billion in 2015 and is expected to grow an additional 10% to $973 billion in 2016, according to the Mortgage Bankers Association as of May 10, 2016.

•	The S&P Case-Shiller 20-City Composite Home Price Index of residential housing prices has rebounded 36% from its post-crisis low in March 2012 through February 29, 2016, including 6% appreciation in 2015. However, the index remained 11% below its peak in July 2006.

We believe that these sound fundamentals will lead to continued robust activity in the housing market and support growth in the mortgage insurance industry.

•	Favorable long-term demographic drivers: According to the U.S. Census Bureau, the millennial generation, the cohort of Americans born between 1980 and 2000, is the largest demographic segment of the United States by age, representing more than one-quarter of the total population as of 2014. As the millennial generation ages, a record number of its members will reach and surpass 34 years of age, which is the average age of a first-time home buyer in the United States, according to a National Association of Homebuilders’ study of U.S. Census Bureau data. First-time homebuyers are particularly active users of mortgage insurance because they often lack the savings necessary to fund a 20% down payment and do not have access to the equity value in an existing property as an alternative source of funds. In addition to entering the typical age cohort of first-time homebuyers, the millennial generation has exhibited lower savings and homeownership rates relative to previous generations, according to Moody’s Analytics, Inc. and the U.S. Census Bureau, respectively. We believe that the maturing of the millennial generation, their projected transition from renters to homeowners, and their current savings rates will drive significant low down payment home purchase activity and opportunity in the private mortgage insurance market.

•

Higher credit quality of new mortgage originations: The credit quality of a mortgage loan is driven primarily by the credit profile of the borrower, as well as the type and value of the housing collateral supporting the loan. Borrowers with strong credit profiles are generally less likely to become delinquent on their mortgage loans. Following the financial crisis, mortgage lenders significantly tightened their underwriting standards, generally limiting the availability of loans to borrowers with high FICO scores and low ratios of debt to income who can fully document their financial position. From 2009 through 2015, the average annual borrower FICO score on all mortgage loans originated in the United States and sold to the GSEs was 755, compared to 718 for the period from 2005 through 2008, based on data from the GSEs. Mortgage lenders largely stopped offering loans with certain characteristics that generated high levels of defaults and losses during the financial crisis, including interest-only, negative amortization and limited documentation loans. We believe that prudent underwriting standards, higher credit quality borrowers and lower mortgage default experience will translate into fewer claims for the mortgage insurance industry on policies written in the post-crisis period.

Although we expect that credit standards will ease somewhat over time, we believe that regulatory reforms implemented as a result of the financial crisis, including the recently adopted QM, ATR and QRM rules, will create incentives for mortgage lenders to originate loans using prudent underwriting standards and result in a more stable housing market and housing finance system.

Our Strengths

We are the leader in the private mortgage insurance industry, and we believe we have a number of competitive strengths that will allow us to capitalize on favorable market opportunities and deliver attractive risk-adjusted returns to our shareholders:

•	Largest private mortgage insurance provider: We are the largest private mortgage insurer in the United States by NIW and IIF, with 19.6% market share as measured by NIW for the three months ended March 31, 2016 and 22.2% by IIF as of March 31, 2016 according to Inside Mortgage Finance. We grew our market position significantly in the post-crisis period, rising from the fourth largest private mortgage insurer by NIW in 2006 to the largest in 2011. We have maintained our leadership position since 2011 and believe the significant expansion of our franchise during what is generally acknowledged to have been a highly attractive mortgage credit environment provides a strong foundation for our future growth and financial performance.

•	Well-established, diversified lender relationships built upon a customer-centric approach: We focus on delivering a differentiated customer experience across all phases of the mortgage insurance product lifecycle, including underwriting, servicing, risk management and claims handling. Our customer relationships are managed by an experienced sales force of approximately 100 professionals, which we believe to be one of the largest in the industry. During 2015, we had active relationships with over 1,800 customers. Our customer base and, by extension, our insured portfolio is broadly diversified by lender size, type and geography, with no one customer representing more than 8% of our NIW during the three months ended March 31, 2016.

•	Proprietary risk selection engine and pricing model: We employ a proprietary risk-based pricing framework that we believe differentiates us from other participants in the private mortgage insurance industry. Through our proprietary RQI model, we evaluate every mortgage insurance application we receive against a multivariate framework to assess its relative likelihood of default. The RQI model is a core component of our risk evaluation process in both our non-delegated program, where we underwrite loans, and delegated program, where our eligible customers underwrite loans in accordance with our pre-established guidelines for delegated underwriting without us validating the accuracy of the data submitted by the customer, investigating the loan file for fraud, or confirming that the customer followed our pre-established guidelines for delegated underwriting prior to insuring the loan. Our RQI model assigns each loan an individual risk score and flags loans that fail to meet certain gating criteria. Our RQI scores are a key input in our Performance Premium pricing model, where we set individualized premium rates for most new business based on our view of the relative riskiness of each loan. Our pricing approach targets through-the-cycle returns that exceed our cost of capital. We believe that our RQI and Performance Premium models provide us with a granular understanding of the risks in our insured portfolio and will allow us to maintain a high-quality mortgage insurance portfolio and achieve attractive risk-adjusted returns. See “—Underwriting.”

•	Fully-scaled portfolio of high-quality insurance in-force: As of March 31, 2016, we had $184.2 billion of IIF and $47.7 billion of gross RIF. We have delivered significant growth in our insured portfolio during the post-crisis period, writing an aggregate $234 billion NIW from January 1, 2009 through March 31, 2016 and increasing our IIF by 45% over the same period. As of March 31, 2016, over 80% of our insured portfolio covered higher-quality mortgages originated since 2009, 72.7% of our insured portfolio covered mortgages made to borrowers with FICO scores of 720 or better and 91.7% of our insured portfolio covered mortgages written with LTVs of 95% or lower. Only 3.1% of our insured policies were reported to be delinquent as of March 31, 2016.

•	Strong balance sheet and financial position: We are a strongly-capitalized and highly-rated counterparty for our customers. As of March 31, 2016, our primary operating subsidiaries were in compliance with the GSEs’ revised PMIERs, which became effective on December 31, 2015, with combined PMIERs available assets of $3.3 billion and combined PMIERs minimum required assets of $3.0 billion. As of the same date, our first-lien U.S. mortgage insurance subsidiaries had combined statutory capital of $2.2 billion and a risk-to-capital ratio of 15.6:1. Our strong financial position and counterparty strength is critical to maintaining the confidence of our existing customers, establishing new customer relationships and growing our business.

•	Proactive, comprehensive risk management framework: We embed risk management throughout our business, including customer selection and counterparty management, policy underwriting, RQI scoring and Performance Premium pricing, ongoing portfolio monitoring, managing geographic and lender concentrations, loss reserving and claims and investment portfolio allocation. We believe our underwriting process, in which we evaluate and assign an RQI score to all insured loans and perform a full-file review of the majority of loans submitted for coverage by lenders, differentiates us from our competitors and provides us with a more detailed understanding of the risks in our insured portfolio. We also utilize reinsurance and capital markets issuances to actively manage our risk aggregations, shape our insured portfolio composition and support our PMIERs compliance. In July 2015, we secured approximately $300 million of aggregate excess of loss reinsurance coverage at inception for new delinquencies on a portfolio of in-force policies through a mortgage insurance-linked notes offering by Bellemeade Re, a special purpose reinsurance company. Similarly, in May 2016, we entered into an excess of loss reinsurance arrangement of approximately $300 million at inception for new delinquencies on a different portfolio of in-force policies through a mortgage insurance-linked notes offering by Bellemeade Re II, a special purpose reinsurance company.

•	Highly experienced management team: Our senior management team averages over 25 years of relevant experience in the mortgage, insurance and financial services industries. We believe our management team brings together a broad range of critical customer development, risk management and operating skills that are necessary to drive long-term success and market leadership in the private mortgage insurance industry.

Our Strategy

Our goal is to build on our position as the leading private mortgage insurer in the United States through our focus on long-term customer relationships, disciplined and proactive risk selection and management, financial strength and profitability. We intend to pursue strategies that leverage our competitive strengths with the goal of producing attractive risk-adjusted returns, including:

•	Capitalizing on the attractive market environment to grow our high-quality mortgage insurance portfolio: We believe that improving fundamentals in the U.S. housing market, favorable demographic trends and stringent mortgage lending standards will continue to provide a positive backdrop for the private mortgage insurance industry in the United States. In this environment, we intend to continue growing our private mortgage insurance platform, which is a market leader, and writing coverage for high-quality mortgages.

•	Leveraging existing and establishing new customer relationships: We believe that we offer lenders a compelling opportunity to align with a well-capitalized, collaborative, private mortgage insurance partner that is focused on speed and quality of service, transparent claims practices, joint product design and regular loan portfolio reviews. We intend to continue to be customer-focused and to leverage our national sales force to deepen existing and establish new customer relationships.

•	Prudently managing risk to protect our balance sheet and financial strength: We follow a disciplined process to assess, report and manage risks across our business. Our RQI and Performance Premium models allow us to align our pricing with the risk levels of individual mortgage loans. We intend to continue targeting high-quality mortgage insurance opportunities, evaluating reinsurance and capital markets opportunities, and prudently managing our investment portfolio and capital structure to remain a well-capitalized counterparty for our customers.

•	Investing in technology to drive operational excellence across our business: We continue to invest significantly in our technology and systems to enhance our customer experience, further our risk management capabilities and drive expense efficiencies. We intend to continue to invest and innovate, and believe our technology systems will allow us to provide a differentiated offering to our customers and support our growth efforts going forward.

Our Company

United Guaranty Corp. was formed as a Delaware corporation on March 3, 2016 by AIG to act as a holding company for UGCNC and its subsidiaries. UGC is a newly incorporated entity and has had no business transactions or activities to date and had no material assets or liabilities during the periods presented in this prospectus. Prior to this offering, UGC has been a wholly-owned subsidiary of AIG. AIG will contribute 100% of the common stock of UGCNC to UGC in connection with this offering.

Our business was founded in 1963 as a predecessor to UGCNC, a North Carolina corporation. UGCNC has been a wholly-owned subsidiary of AIG since 1981. We operate our business through our primary operating subsidiaries, UGRIC and UGMIND. UGRIC and UGMIND are domiciled in and regulated by the state of North Carolina. Both operate as monoline mortgage guaranty insurers and are approved as private mortgage guaranty insurers by the GSEs. United Guaranty Mortgage Insurance Company, United Guaranty Mortgage Insurance Company of North Carolina and United Guaranty Insurance Company are internal reinsurers that provide UGRIC and UGMIND with statutorily required reinsurance for loans with a coverage percentage in excess of 25%.

We also own AIG Structured Mortgage Insurance Company, a mortgage guaranty insurance company domiciled in North Carolina that was established to write mortgage insurance on structured mortgage securities. AIG Structured Mortgage Insurance Company has not written any structured mortgage insurance to date, and we have not written any new structured mortgage insurance since 2008. See “—Our Products and Services—First-Lien U.S. Mortgage Insurance—Structured Mortgage Insurance Products.”

Our other domestic insurance subsidiaries are in run-off and include:

•	United Guaranty Partners Insurance Company, a captive reinsurance company domiciled in Vermont that reinsured a portion of UGRIC’s business originated from one lender, which facilitated that lender’s participation in the reinsurance of the business it originated. See “Regulation—Federal Regulation—RESPA” for further information on captive reinsurance;

•	United Guaranty Commercial Insurance Company of North Carolina, a credit insurance company domiciled in North Carolina that provided student loan default insurance to lenders; and

•

United Guaranty Residential Insurance Company of North Carolina, a credit insurance company domiciled in North Carolina, and United Guaranty Credit Insurance Company, a monoline second-lien mortgage guaranty insurance company domiciled in North Carolina, each of which provided second-

lien mortgage guaranty insurance, which protected mortgage lenders and investors against losses arising from defaults on mortgages other than first-lien mortgages, including home equity lines of credit and closed-end second-lien mortgages.

Set forth below is a summary organizational chart displaying our domestic insurance companies, our direct subsidiary UGCNC, and our parent company, AIG, following the completion of this offering and assuming no exercise of the underwriters’ option to purchase additional shares. All companies shown below are currently organized under the laws of North Carolina unless otherwise noted. Certain non-U.S. and non-insurance subsidiaries of UGCNC are not shown in light of their immaterial size or importance to our insurance business. Ownership of the entities in the table below is 100% unless otherwise noted. Upon the completion of this offering, AIG will beneficially own approximately     % of our outstanding common stock (approximately     % if the underwriters’ option to purchase additional shares is exercised in full) and public shareholders will own approximately     % of our outstanding common stock (approximately     % if the underwriters’ option to purchase additional shares is exercised in full).

Our principal executive offices are located at 230 N. Elm Street, Greensboro, North Carolina 27401, and our main telephone number is (336) 373-0232. Our internet address is www.ugcorp.com. Information contained on our website or that can be accessed through our website is not incorporated into and does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Our Industry

Mortgage Market

The U.S. residential mortgage market is one of the largest in the world with approximately $10 trillion of debt outstanding as of December 31, 2015, and includes both primary and secondary components. The primary market consists of lenders originating home loans to borrowers, and includes loans made to support new home purchases, which are referred to as purchase-money originations, and loans made to refinance existing mortgages, which are referred to as refinancing originations. The secondary market includes institutions buying and selling mortgages in the form of whole loans or securitized assets, such as mortgage-backed securities.

GSEs

The GSEs are the largest participants in the secondary mortgage market, buying residential mortgages from banks and other primary lenders as part of their government mandate to provide liquidity and stability in the U.S. housing finance system. According to the Federal Reserve, the GSEs held or guaranteed approximately $4.8 trillion, or 48%, of total U.S. residential mortgage debt as of December 31, 2015. The GSE charters generally prohibit them from purchasing a low down payment loan unless the loan is insured by a GSE approved qualified insurer, the mortgage seller retains at least a 10% participation in the loan or the seller agrees to repurchase or replace the loan in the event of a default. Historically, private mortgage insurance has been the preferred method lenders have utilized to meet this GSE charter requirement. As a result, the nature of the private mortgage insurance industry in the United States is driven in large part by the business practices and mortgage insurance requirements of the GSEs.

Mortgage Insurance

Mortgage insurance plays a critical role in the U.S. residential mortgage market by facilitating secondary market sales to the GSEs. Mortgage insurance also provides lenders and investors a means to diversify their exposures and mitigate mortgage credit risk and offers certain financial institutions that hold high LTV loans credit against their regulatory capital requirements. Today, mortgage insurance products are primarily geared towards GSE secondary market sales. Prior to the financial crisis, there was also strong demand for mortgage insurance by private secondary market participants in connection with private label securitizations. Demand for and use of mortgage insurance may change if the private label securitization market rebounds in the future. The overall new business opportunity in the private mortgage insurance market may be modestly affected by normal seasonal trends in origination of low down payment mortgages. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Financial Results—Seasonality.”

Mortgage insurance volume is directly related to the total volume of high LTV mortgage originations and the mix between purchase-money and refinancing originations. Historically, mortgage insurance utilization has been meaningfully higher with new home purchases than with refinancings. In 2015, the total U.S. mortgage origination volume was $1.6 trillion, comprised of $881 billion purchase-money originations and $749 billion refinancing originations, according to the Mortgage Bankers Association.

The following graph provides details on trends in total residential mortgage originations, and the split of the mortgage market between purchase-money and refinancing origination volumes, based on data from the Mortgage Bankers Association.

Residential Mortgage Originations: Purchase-Money vs. Refinancing (dollars in billions)

Financial Crisis and Recovery

The severe economic and housing market dislocation experienced during the recent financial crisis had a profound impact on our industry. Mortgage insurers experienced record highs in claims activity and sustained significant financial losses. However, the dramatic improvement of housing market fundamentals and the high credit quality of new mortgage originations in the post-crisis period since 2009 have driven, and are expected to continue to drive, growth and profitability in the private mortgage insurance sector.

Prior to the financial crisis, private mortgage insurers accounted for the majority of the insured mortgage origination market. In 2007, private mortgage insurance represented 76.7% of insured mortgages. During the financial crisis, government agencies, including the FHA and VA, began to insure an increasing percentage of the market as private insurers came under significant financial stress. By 2009, private mortgage insurance represented only 14.9% of the insured mortgage market. Since 2010, the private mortgage insurance industry has captured an increased share of the total insured mortgage market and, in 2015, covered 34.1% of total insured mortgages.

A range of factors may drive continued change in the relative share of the public and private mortgage insurance markets, including the actual or perceived financial strength of private market participants, customer claims experience and confidence in counterparty willingness to fund obligations as owed, all-in cost of coverage differences, product cancellability features and relative risk appetite. We believe that changes imposed by the GSEs following the financial crisis to private mortgage insurance master policy forms and the implementation of PMIERs, among other developments, have strengthened the private mortgage insurance industry and enhanced the appeal of private mortgage insurance solutions.

In contrast to us and other private mortgage insurers, public mortgage insurers generally apply a flat pricing structure regardless of an individual borrower’s credit profile. As a result, borrowers with lower FICO scores are more likely to secure loans with public mortgage insurance coverage and borrowers with higher FICO scores are more likely to secure loans with private mortgage insurance coverage.

In addition, public mortgage insurance policies are generally non-cancellable, meaning that borrowers are obligated to pay for coverage through the life of their loan. Private mortgage insurance policies, however, are cancellable in certain circumstances as provided by HOPA and GSE guidelines when the LTV of an underlying mortgage falls below 80%. As a result, borrowers with the highest LTVs are more likely to secure loans with public mortgage insurance coverage and those with lower LTVs (though still greater than 80%) are more likely to secure loans with private mortgage insurance coverage.

Competition

The U.S. private mortgage insurance industry is highly competitive. Private mortgage insurers generally compete on the basis of pricing, terms and conditions, underwriting guidelines, loss management practices, financial strength, certainty of coverage, reputation, customer relationships, service, technology, innovation and ease of use. The private mortgage insurance industry currently consists of seven active private mortgage insurers, including us and each of Arch Capital Group Ltd., Essent Group Ltd., Genworth Financial, Inc., MGIC Investment Corporation, NMI Holdings, Inc. and Radian Group Inc. We believe that our long-standing operating history, strong and diverse customer relationships, proprietary risk-based pricing framework and robust financial strength differentiate us from our competitors and have allowed us to maintain our leadership position in a competitive environment.

We and other private mortgage insurers also compete with federal and state governmental and quasi-governmental agencies that provide mortgage insurance, including the FHA and the VA. Currently this competition is principally on the basis of price and terms. In addition to competition from the FHA and the VA, we and other private mortgage insurers face limited competition from state-sponsored mortgage insurance funds in several states, including California and New York. From time to time, other state legislatures and agencies consider expanding the authority of their state governments to insure residential mortgages. We also believe that certain large bank lenders are evaluating alternative low down payment mortgage products that would not require mortgage insurance. We believe such discussions are driven by recent settlements between lenders and the FHA, perceived buyback risk of FHA loans and general FHA regulatory uncertainty. The introduction of such products may also have an effect on the private mortgage insurance market.

Additionally, our industry competes with products designed to eliminate the need for private mortgage insurance, such as “piggyback loans,” which combine a first-lien loan with a second-lien loan in order to meet the 80% LTV threshold required for sale to the GSEs without certain credit protections. In addition, we compete with investors willing to hold credit risk on their own balance sheets without credit enhancement, front-end risk sharing structures that do not require private mortgage insurance on loans sold to the GSEs and, in some markets, with alternative forms of credit enhancement such as structured finance products and derivatives.

Our Products and Services

First-Lien U.S. Mortgage Insurance

In general, there are two types of private mortgage insurance:

Primary Mortgage Insurance

Primary mortgage insurance provides protection on individual loans and generally covers a percentage of the unpaid principal balance and delinquent interest on a specific loan, plus certain expenses associated with the default and subsequent foreclosure process. Substantially all of our business is primary mortgage insurance written for first-lien mortgage loans secured by single-family homes.

To be eligible for purchase by the GSEs, low down payment loans with mortgage insurance must comply with insurance coverage percentages established by the GSEs. The GSEs’ insurance coverage percentages are tied to the LTV at origination, with lower LTV loans requiring lower coverage and higher LTV loans requiring higher coverage. Generally, our RIF across all policies written is approximately 25% of the underlying IIF, but typically varies from policy to policy between 6% and 35% coverage.

Premium payments for primary mortgage insurance coverage may be made by either the borrower or lender. Mortgage insurance paid directly by the borrower is referred to as borrower-paid mortgage insurance. Loans for which premiums are paid by the lender are referred to as lender-paid mortgage insurance. Typically, lenders will seek to recover premiums on lender-paid mortgage insurance policies through an increase in the interest rate on a mortgage or higher origination fees. In either case, borrower-paid mortgage insurance or lender-paid mortgage insurance, the payment of premium to us is generally the legal responsibility of the insured.

Our premium rates cannot be changed after the issuance of coverage and, in general, we may not terminate coverage except in the event there is non-payment of premiums or certain material violations of our mortgage insurance policies. HOPA requires the automatic termination of borrower-paid mortgage insurance on most loans when the LTV, based upon the original property value and amortized loan balance, reaches 78%, and also provides for cancellation of borrower-paid mortgage insurance upon a borrower’s request when the LTV, based on the original value of the property, reaches 80% upon satisfaction of the conditions set forth in HOPA. GSE guidelines also provide for a borrower meeting certain conditions to request cancellation of mortgage insurance coverage when the principal balance of a loan is 80% or less of a property’s current value. In addition, some states impose their own mortgage insurance notice and cancellation requirements on mortgage loan servicers.

Our premiums are generally calculated as a percentage of the original principal balance of the underlying mortgage and payments may be made on a (1) single basis, where the entire premium is paid upfront at the time the mortgage loan is originated, (2) monthly basis, where premiums are collected monthly over the life of the policy or (3) annual basis, where premiums are paid in advance for the subsequent 12 months. Substantially all of our policies are on a single or monthly premium basis. Generally, premiums are not refundable once paid.

Our RQI and Performance Premium models, which draw upon over a decade of historical loan and mortgage data, allow us to set individualized premium rates based on our view of the relative riskiness of each loan—a process we deem “risk-based pricing.”

•	Risk Quality Index (RQI) Risk Scoring Model: RQI utilizes over fifteen predictive variables to assess the likelihood of default for a given loan. Our RQI model assigns a proprietary risk score to each loan we evaluate, with lower risk loans receiving a lower RQI score and higher risk loans receiving a higher RQI score. We do not provide coverage for loans with RQI scores above a certain threshold. RQI scores are a key component of our Performance Premium risk-based pricing model.

•	Performance Premium (Risk-Based Pricing): Under our Performance Premium model, we have the flexibility to set and charge premium rates commensurate with the underlying risk of each loan that we underwrite. In contrast to our multi-variate risk-based pricing framework, we believe that the majority of our competitors continue to rely on a legacy rate card approach that primarily considers loan LTV and borrower FICO scores to determine premium rates. We believe that our Performance Premium model allows us to set premium rates that are more closely aligned with the underlying risk of each loan in our portfolio and offer insurance coverage on a more expansive basis.

We price most new business using our Performance Premium model, and also have a rate card pricing option used by a limited number of customers whose operational practices are not compatible with Performance Premium.

Structured Mortgage Insurance Products

Structured mortgage insurance is typically used to provide additional credit enhancement for certain secondary market mortgage transactions. Structured mortgage insurance differs from primary mortgage insurance in that it covers a group of loans subject to an agreed-upon deductible and/or limit. We have not written any new structured mortgage insurance coverage since 2008; however, we may choose to do so again depending on future market dynamics, customer needs, product risk and return characteristics and our financial strength ratings profile. We had $125.6 million and $160.0 million of gross and net structured mortgage insurance RIF as of March 31, 2016 and 2015, respectively. We had $130.5 million, $162.8 million, $172.7 million, $178.0 million and $300.9 million of gross and net RIF as of December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

Our first-lien U.S. mortgage insurance business is reported in our single reportable operating segment, First-Lien U.S. Mortgage Guaranty. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations and Key Metrics—First-Lien U.S. Mortgage Guaranty,” Note 4 to our unaudited condensed consolidated financial statements and Note 4 to our audited consolidated financial statements.

Loan Evaluation Services

We provide loan evaluation services to an affiliate of AIG on whole loan investment opportunities. These services include post-closing investor reviews of credit, collateral, compliance and analytics to recommend purchases of residential mortgage loans underwritten and originated by unaffiliated lenders, as well as overseeing servicers. See “Risk Factors—Risks Related to Our Business—We face risks associated with our loan evaluation and contract underwriting businesses.”

Contract Underwriting

In addition to mortgage insurance, we provide contract underwriting services on a limited basis when requested to do so by customers. Under this platform, we provide outsourced underwriting support to mortgage origination customers and assess whether data provided by the customer relating to a mortgage application comply with the customer’s own loan underwriting guidelines. These services are provided both for loans that do and do not require private mortgage insurance. Under the terms of our contract underwriting agreements with customers, subject to contractual limitations on liability, the majority of which are capped at $3,000, we agree to indemnify the customer against losses incurred in the event that we make an underwriting error and such error materially restricts or impairs the saleability of a loan, results in a material reduction in the value of a loan or results in the customer being required to repurchase a loan. The indemnification may be in the form of monetary or other remedies, subject to per loan limitations on liability discussed above and other limitations. See “Risk Factors—Risks Related to Our Business—We face risks associated with our loan evaluation and contract underwriting businesses.”

Run-off

We have certain businesses in which we are no longer actively writing new policies and do not currently intend to resume writing new policies. We have placed these portfolios into run-off, including second-lien mortgage insurance and student loan default insurance in the United States, and first-lien mortgage insurance in Mexico. While in run-off, we continue to service the remaining IIF, including collecting premiums and recoveries and paying claims. As of March 31, 2016, we had $373.4 million net second-lien mortgage insurance RIF, $119.5 million net student loan default insurance RIF and $7.3 million net first-lien mortgage insurance RIF in Mexico. We are in the process of winding down our operations in Mexico. We also had a run-off first-lien mortgage insurance portfolio in Korea (a branch of UG Asia) that was subject to a 100% quota share reinsurance agreement with NUFIC. See “Relationships and Related Party Transactions—Relationships with AIG—Reinsurance,” Note 10 to our unaudited condensed consolidated financial statements and Note 11 to our audited consolidated financial statements. On May 2, 2016, UGCNC distributed as a dividend its ownership interest in UG Asia to AIG in preparation for this offering. Net RIF from our remaining run-off portfolios and related premiums, recoveries and claims will decline further as these policies continue to run off. For the three months ended March 31, 2016 and March 31, 2015, we generated $11.6 million and $10.8 million of income before income taxes, respectively, from our run-off businesses, and for the years ended December 31, 2015 and 2014, we generated $53.6 million and $88.3 million of income before income taxes, respectively, from our run-off businesses.

The following table presents net RIF in our run-off portfolios as of the dates indicated.

	As of March 31,	As of December 31,

Net RIF (dollars in millions)	2016	2015	2014	2013

Run-off Portfolio
Second-lien mortgage insurance	$373	$399	$446	$1,026
Student loan default insurance	119	120	126	135
First-lien Mexico mortgage insurance	7	8	35	43

Our loan evaluation, contract underwriting and run-off businesses are reported in Corporate and Other. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations and Key Metrics—Corporate and Other,” Note 4 to our unaudited condensed consolidated financial statements and Note 4 to our audited consolidated financial statements.

Our First-Lien U.S. Mortgage Insurance Portfolio

We believe that we have a fully-scaled, high-quality mortgage insurance portfolio across a variety of metrics. The following tables present our IIF and net RIF by policy year as of the dates indicated.

	As of March 31, 2016		As of December 31, 2015

IIF (dollars in millions)	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF

Policy Year
2016	$7,109	3.9%	$—	—%
2015	48,075	26.1	47,438	25.9
2014	33,874	18.4	35,440	19.3
2013	32,306	17.5	34,080	18.6
2012	21,389	11.6	22,591	12.3
2011	6,712	3.6	7,162	3.9
2010	2,126	1.2	2,303	1.2
2009	2,029	1.1	2,207	1.2
2008	6,231	3.4	6,514	3.6
2007	11,591	6.3	12,044	6.6
2006	5,555	3.0	5,794	3.2
2005 and older	7,204	3.9	7,647	4.2

Total	$184,201	100.0%	$183,220	100.0%

	As of March 31, 2016		As of December 31, 2015

Net RIF (dollars in millions)	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF

Policy Year
2016	$934	2.6%	$—	—%
2015	6,185	17.1	6,092	16.6
2014	4,551	12.6	4,746	13.0
2013	8,561	23.6	8,992	24.5
2012	5,494	15.2	5,765	15.7
2011	1,748	4.8	1,853	5.1
2010	550	1.5	594	1.6
2009	461	1.3	502	1.4
2008	1,530	4.2	1,598	4.4
2007	2,904	8.0	3,017	8.2
2006	1,406	3.9	1,466	4.0
2005 and older	1,877	5.2	2,003	5.5

Total	$36,201	100%	$36,628	100.0%

The following tables present the borrower FICO score at origination, LTV at origination, loan type and amortization period of our portfolio by IIF or net RIF as of the dates indicated.

Distribution by FICO Score at Origination

IIF (dollars in millions)	As of March 31, 2016		As of December 31, 2015		As of December 31, 2014		As of December 31, 2013

FICO Score	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF

Greater than or equal to 760	$80,412	43.7%	$80,071	43.7%	$70,250	42.5%	$59,637	40.8%
720 to 759	53,445	29.0	52,851	28.8	46,265	28.0	39,405	26.9
680 to 719	31,234	17.0	30,885	16.9	28,178	17.0	25,186	17.2
620 to 679	15,848	8.6	16,013	8.7	16,655	10.1	17,339	11.8
Less than 620 or not reported	3,262	1.7	3,400	1.9	4,025	2.4	4,823	3.3

Total	$184,201	100.0%	$183,220	100.0%	$165,373	100.0%	$146,390	100.0%

Net RIF (dollars in millions)	As of March 31, 2016		As of December 31, 2015		As of December 31, 2014		As of December 31, 2013

FICO Score	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF

Greater than or equal to 760	$15,267	42.2%	$15,445	42.2%	$17,979	42.4%	$14,843	40.5%
720 to 759	10,394	28.7	10,459	28.5	12,034	28.4	10,021	27.3
680 to 719	6,192	17.1	6,249	17.1	7,252	17.1	6,366	17.4
620 to 679	3,507	9.7	3,597	9.8	4,127	9.7	4,258	11.6
Less than 620 or not reported	841	2.3	878	2.4	999	2.4	1,188	3.2

Total	$36,201	100.0%	$36,628	100.0%	$42,391	100.0%	$36,676	100.0%

Distribution by LTV at Origination

	As of March 31, 2016		As of December 31, 2015		As of December 31, 2014		As of December 31, 2013

IIF (dollars in millions)	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF

LTV
Less than or equal to 80%	$118	0.1%	$122	0.1%	$132	0.1%	$151	0.1%
80.01% to 85%	18,615	10.1	18,798	10.2	17,042	10.3	16,711	11.4
85.01% to 90%	61,692	33.5	61,395	33.5	55,719	33.7	50,641	34.6
90.01% to 95%	88,476	48.0	87,352	47.7	75,640	45.7	59,812	40.9
Greater than 95%	15,300	8.3	15,553	8.5	16,840	10.2	19,075	13.0

Total	$184,201	100.0%	$183,220	100.0%	$165,373	100.0%	$146,390	100.0%

	As of March 31, 2016		As of December 31, 2015		As of December 31, 2014		As of December 31, 2013

Net RIF (dollars in millions)	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF

LTV
Less than or equal to 80%	$25	0.1%	$26	0.1%	$24	0.1%	$30	0.1%
80.01% to 85%	1,583	4.4	1,638	4.5	1,986	4.7	1,906	5.2
85.01% to 90%	11,233	31.0	11,382	31.0	13,219	31.2	11,803	32.2
90.01% to 95%	19,202	53.0	19,297	52.7	22,304	52.6	17,437	47.5
Greater than 95%	4,158	11.5	4,285	11.7	4,858	11.4	5,500	15.0

Total	$36,201	100.0%	$36,628	100.0%	$42,391	100.0%	$36,676	100.0%

Distribution by Loan Type and Amortization Period

	As of March 31, 2016		As of December 31, 2015		As of December 31, 2014		As of December 31, 2013

IIF (dollars in millions)	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF

Type
Fixed Rate 20 years or less	$8,374	4.5%	$8,614	4.7%	$8,864	5.4%	$10,266	7.0%
Fixed Rate longer than 20 years	166,106	90.2	164,686	89.9	146,171	88.4	125,691	85.9
Adjustable Rate/Other	9,721	5.3	9,920	5.4	10,338	6.2	10,433	7.1

Total	$184,201	100.0%	$183,220	100.0%	$165,373	100.0%	$146,390	100.0%

	As of March 31, 2016		As of December 31, 2015		As of December 31, 2014		As of December 31, 2013

Net RIF (dollars in millions)	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF

Type
Fixed Rate 20 years or less	$964	2.7%	$1,037	2.8%	$1,524	3.6%	$1,654	4.5%
Fixed Rate longer than 20 years	33,183	91.7	33,471	91.4	38,365	90.5	32,506	88.6
Adjustable Rate/Other	2,054	5.6	2,120	5.8	2,502	5.9	2,516	6.9

Total	$36,201	100.0%	$36,628	100.0%	$42,391	100.0%	$36,676	100.0%

We have a geographically diversified mortgage insurance portfolio. The following tables present our top ten states and top ten core-based statistical areas by IIF or net RIF (based on March 31, 2016 data) as of the dates indicated.

Geographic Distribution by State

	As of March 31, 2016		As of December 31, 2015		As of December 31, 2014		As of December 31, 2013

IIF (dollars in millions)	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF

State
Texas	$15,987	8.7%	$15,879	8.7%	$14,904	9.0%	$13,155	9.0%
California	9,241	5.0	9,104	5.0	7,977	4.8	6,908	4.7
Virginia	8,475	4.6	8,503	4.6	7,571	4.6	6,313	4.3
Washington	8,203	4.5	8,169	4.4	7,091	4.3	5,960	4.1
North Carolina	7,314	4.0	7,237	3.9	6,332	3.8	5,435	3.7
Maryland	6,960	3.8	6,945	3.8	6,489	3.9	5,284	3.6
Colorado	6,951	3.8	6,986	3.8	6,143	3.7	5,219	3.6
Illinois	6,830	3.7	6,877	3.8	6,426	3.9	6,275	4.3
Georgia	6,493	3.5	6,428	3.5	5,759	3.5	5,246	3.6
New York	6,055	3.3	6,016	3.3	5,553	3.4	5,285	3.6
Other states	101,692	55.1	101,076	55.2	91,128	55.1	81,310	55.5

Total	$184,201	100.0%	$183,220	100.0%	$165,373	100.0%	$146,390	100.0%

	As of March 31, 2016		As of December 31, 2015		As of December 31, 2014		As of December 31, 2013

Net RIF (dollars in millions)	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF

State
Texas	$3,241	9.0%	$3,288	9.0%	$4,016	9.5%	$3,487	9.5%
Virginia	1,632	4.5	1,658	4.5	1,909	4.5	1,562	4.3
Washington	1,577	4.4	1,583	4.3	1,872	4.4	1,589	4.3
California	1,558	4.3	1,566	4.3	1,805	4.3	1,496	4.1
North Carolina	1,445	4.0	1,458	4.0	1,664	3.9	1,399	3.8
Illinois	1,374	3.8	1,401	3.8	1,697	4.0	1,358	3.7
Maryland	1,368	3.8	1,382	3.8	1,550	3.7	1,291	3.5
Georgia	1,299	3.6	1,310	3.6	1,583	3.7	1,506	4.1
Colorado	1,295	3.6	1,327	3.6	1,485	3.5	1,322	3.6
Florida	1,243	3.4	1,250	3.4	1,381	3.2	1,300	3.6
Other states	20,169	55.6	20,405	55.7	23,429	55.3	20,366	55.5

Total	$36,201	100.0%	$36,628	100.0%	$42,391	100.0%	$36,676	100.0%

Geographic Distribution by Core-Based Statistical Areas

	As of March 31, 2016		As of December 31, 2015		As of December 31, 2014		As of December 31, 2013

IIF (dollars in millions)	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF	Aggregate IIF	Percentage by IIF

Core-based statistical area
Washington-Arlington-Alexandria	$7,231	3.9%	$7,297	4.0%	$6,593	4.0%	$5,439	3.7%
Atlanta-Sandy Springs-Roswell	4,850	2.6	4,800	2.6	4,268	2.6	3,852	2.6
Minneapolis-St. Paul-Bloomington	4,678	2.5	4,592	2.5	3,799	2.3	3,159	2.2
Dallas-Fort Worth-Arlington	4,462	2.4	4,427	2.4	4,081	2.5	3,507	2.4
Seattle-Tacoma-Bellevue	4,349	2.4	4,355	2.4	3,769	2.3	3,106	2.1
Chicago-Naperville-Elgin	4,307	2.3	4,319	2.4	3,957	2.4	3,841	2.6
Denver-Aurora-Lakewood	4,106	2.2	4,154	2.3	3,949	2.4	3,158	2.2
Houston-The Woodlands-Sugar Land	4,001	2.2	3,964	2.2	3,734	2.3	3,352	2.3
New York-Newark-Jersey City	3,894	2.1	3,868	2.1	3,456	2.1	3,249	2.2
Baltimore-Columbia-Towson	3,479	1.9	3,462	1.9	3,016	1.8	2,571	1.8
Other core-based statistical areas	138,844	75.5	137,982	75.2	124,751	75.3	111,156	75.9

Total	$184,201	100.0%	$183,220	100.0%	$165,373	100.0%	$146,390	100.0%

	As of March 31, 2016		As of December 31, 2015		As of December 31, 2014		As of December 31, 2013

Net RIF (dollars in millions)	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF	Aggregate Net RIF	Percentage by Net RIF

Core-based statistical area
Washington-Arlington-Alexandria	$1,377	3.8%	$1,405	3.8%	$1,646	3.9%	$1,336	3.6%
Atlanta-Sandy Springs-Roswell	958	2.6	967	2.7	1,096	2.6	966	2.6
Minneapolis-St. Paul-Bloomington	889	2.5	860	2.4	992	2.3	805	2.2
Dallas-Fort Worth-Arlington	881	2.4	895	2.4	1,098	2.6	927	2.5
Chicago-Naperville-Elgin	850	2.3	863	2.4	954	2.3	903	2.5
Houston-The Woodlands-Sugar Land	807	2.2	816	2.2	1,002	2.4	886	2.4
Seattle-Tacoma-Bellevue	807	2.2	816	2.2	945	2.2	775	2.1
Denver-Aurora-Lakewood	758	2.1	782	2.1	1,034	2.4	814	2.2
New York-Newark-Jersey City	753	2.1	763	2.1	832	2.0	768	2.1
Baltimore-Columbia-Towson	687	1.9	692	1.9	770	1.8	644	1.8
Other core-based statistical areas	27,434	75.9	27,769	75.8	32,022	75.5	27,852	76.0

Total	$36,201	100%	$36,628	100.0%	$42,391	100.0%	$36,676	100.0%

Customers

We have a large and diverse customer base, including active relationships with over 1,800 of the largest and highest quality lenders in the United States. Our customers are broadly diversified by size, type and geography, and include national and regional mortgage banks, money center banks, credit unions, community banks, builder-owned mortgage lenders and internet-sourced lenders. None of our customers represented more than 8% of our NIW during the three months ended March 31, 2016 or more than 10% of our consolidated revenue in 2015. We categorize our customer base into two groups that are aligned with their business and operational needs:

•	Strategic Accounts. Strategic accounts consist of national or large regional lenders that either make decisions about the placement and allocation of private mortgage insurance at a centralized, corporate level or those that make such decisions at the field or branch level, but have complex mortgage operations. These accounts require a coordinated sales coverage model and executive-level relationships.

•	Field Accounts. Field accounts consist of small or regional lenders that make decisions about the placement and allocation of private mortgage insurance at the field or branch level.

We issue a master policy agreement to each of our customers before accepting their business. The master policy agreement sets forth the general terms and conditions of our mortgage insurance coverage, including loan eligibility requirements, coverage term, policy administration, payment processing, and exclusions or reductions in coverage. We also issue a policy commitment letter which clarifies the master policy terms and conditions and addresses topics not specifically included in the master policy (such as underwriting guidelines and exceptions to the guidelines).

Sales and Marketing

Our sales and marketing efforts are designed to help us establish and maintain in-depth, high-quality customer relationships. We operate under the brand United Guaranty. We have a national sales force of approximately 100 employees that helps drive growth in our client franchise and deliver, what we believe to be, a uniquely collaborative experience to our customers. We structure our sales force into Strategic Accounts that focus on relationships with national or large regional lenders and Field Accounts that focus on relationships with small or regional lenders, such as community banks, credit unions, mortgage bankers and branches of Strategic Accounts. Each customer account has a specialized account executive who serves as a key point of contact and provides tailored customer service. We also have customer service teams that offer support in loan submission and underwriting servicing, risk management and technology. Mortgage insurance sales and account management personnel are compensated by salary and other incentive-based pay, which may be tied to the achievement of certain sales goals or the promotion of certain products. Commissions vary based on product in order to incentivize sales personnel to achieve an appropriate mix of products in accordance with our business objectives.

Our sales force has built strong relationships across all key areas of our operation and has been critical to achieving customer adoption of our Performance Premium risk-based pricing model and full-file underwriting process. We focus our support initiatives on simplifying and streamlining ease of use and the overall customer experience. These initiatives include the introduction of new technologies such as our next generation MI Guide website and the MI NOW mobile application. Our MI Guide website is a portal that provides our customers with systems and resources related to our mortgage insurance products, including our Rate Runner tool that provides Performance Premium price quotes. Our MI NOW mobile application provides our customers with a rate quote on a mobile device and links to MI Guide to ease the quote to application process.

Underwriting

We have established underwriting guidelines that we believe protect our balance sheet and result in a high-quality insurance portfolio. Our underwriting guidelines incorporate credit eligibility requirements that, among other things, restrict our coverage to mortgages that meet our thresholds with respect to borrower FICO scores, maximum debt-to-income levels, maximum LTVs and documentation requirements. Our underwriting guidelines also limit the coverage we provide for certain higher-risk mortgages, including those for cash-out refinancings, second homes or investment properties. Most applications for mortgage insurance are submitted to us electronically, and we rely upon the lender’s representations and warranties that the data submitted is true and correct when making our insurance decision.

We regularly seek to enhance our underwriting guidelines through extensive data gathering, detailed loan-level risk analysis and assessments of trends in key macroeconomic factors such as housing prices, interest rates and employment. We utilize proprietary models that enable us to assess the risk of individual loans with a high degree of granularity and set pricing for our policies within a risk-adjusted return framework. We have adopted a balanced underwriting approach, which considers our risk analysis, return objectives and market factors.

Our policies are issued through one of two underwriting programs:

•	Non-Delegated Underwriting. Under non-delegated or “full-file” underwriting, customers submit loan files to us so that we may individually underwrite each application in order to reach a decision as to whether we will insure a loan. On receipt of the non-delegated loan file, we review the loan file and validate the data using internal and third-party data sources. We believe our validation process is more comprehensive than that applied by our competitors. For the three months ended March 31, 2016 and the year ended December 31, 2015, approximately 52% and 54%, respectively, of our NIW by loan count was originated on a non-delegated, full-file underwriting basis.

•	Delegated Underwriting. We delegate to eligible customers the ability to underwrite our policies based on pre-established guidelines for delegated underwriting. To perform delegated underwriting, customers must be approved by our risk management group. Some customers prefer to assume underwriting responsibility because it is more efficient within their loan origination process. Because delegated underwriting is performed by third parties, we have implemented certain risk management controls applicable to our delegated business. Prior to binding a delegated policy, we receive certain customer-generated loan information that allows us to filter each delegated loan through our RQI model and flag loans that fail to meet certain gating criteria. We also regularly perform quality assurance reviews on a sample of delegated loans to assess compliance with our guidelines. However, under our delegated underwriting program, we do not validate the accuracy of the data submitted by the customer, investigate the loan file for fraud or confirm that the customer followed our pre-established guidelines for delegated underwriting. As a result, the delegated underwriting program could commit us to insuring a material number of loans that would fail our pre-established guidelines for delegated underwriting but pass our RQI model and certain gating criteria before we discover the problem and terminate that customer’s delegated underwriting authority. For the three months ended March 31, 2016 and the year ended December 31, 2015, approximately 48% and 46%, respectively, of our NIW by loan count was originated on a delegated basis. See “Risk Factors—Risks Related to Our Business—Our delegated underwriting program may subject our mortgage insurance business to unanticipated claims.”

RQI is a core component of our risk evaluation process. All loans, whether originated on a non-delegated or delegated basis, are filtered through our proprietary RQI model and assigned an individual risk score.

We also offer a post-closing underwriting review when requested by customers for both non-delegated and delegated loans. Upon satisfactory completion of the post-closing underwriting review, which involves updating and confirming our original assessment through closing for non-delegated loans and performing a comprehensive full-file review for delegated loans, we agree to waive our right to rescind coverage under certain circumstances on an accelerated basis under our SecureCert rescission relief endorsement to our master policy.

Our underwriting staff is geographically dispersed throughout the United States, and we believe this allows us to make prompt underwriting determinations across different time zones and best serve our customers.

Delinquencies, Claims and Loss Management

Delinquencies

The delinquency and claim cycle on private mortgage insurance generally begins with the receipt of a delinquency notice on an insured loan from a servicer. We consider a loan to be delinquent when it is two or more mortgage payments past due. The incidence of delinquency is affected by a variety of factors, including housing price appreciation or depreciation, unemployment, the level of borrower income, divorce, illness, the level of interest rates, general borrower creditworthiness and macroeconomic conditions. Delinquencies that are not cured result in a claim.

The number and percentage of total delinquent loans in our in-force portfolio have decreased dramatically in the post-crisis period. The following table presents the number of policies in force and delinquency ratios as of the dates indicated.

	As of March 31,	As of December 31,

	2016	2015	2014	2013

Policy Year
Number of policies in force
2008 and prior	223,565	233,256	277,790	331,371
2009 to 2016	699,847	688,681	586,491	468,202

All policies in force	923,412	921,937	864,281	799,573

Delinquency ratio
2008 and prior	11.5%	12.3%	13.1%	14.0%
2009 to 2016	0.4%	0.3%	0.3%	0.3%
All policies in force	3.1%	3.4%	4.4%	5.9%

Domestic First-Lien Delinquency Inventory Activity

The following table presents a summary of our domestic first-lien delinquency inventory activity as of the dates or for the periods indicated.

	As of or for the Three Months Ended March 31,	As of or for the Year Ended December 31,

	2016	2015	2014	2013

Number of Policies
Number of delinquent loans at the beginning of the year	31,285	38,357	47,518	62,832
Newly reported delinquencies	9,010	39,619	47,239	56,194
Cures	(9,407)	(36,279)	(42,680)	(51,283)
Claims paid	(1,744)	(8,451)	(11,601)	(19,862)
Other	(729)	(1,961)	(2,119)	(363)

Number of delinquent loans at the end of the year	28,415	31,285	38,357	47,518

Different areas of the United States may experience different delinquency rates due to varying local economic conditions from year to year. The following table presents the number of loans we insured that were delinquent and the delinquency rate for the ten states for which we had the largest number of delinquent loans (based on March 31, 2016 data) as of the dates indicated.

	March 31, 2016		December 31, 2015		December 31, 2014		December 31, 2013

Delinquent Loans Insured	Number of Delinquent Loans	Delinquency Rate by State	Number of Delinquent Loans	Delinquency Rate by State	Number of Delinquent Loans	Delinquency Rate by State	Number of Delinquent Loans	Delinquency Rate by State

State
Florida	2,245	6.8%	2,500	7.5%	3,753	11.8%	5,495	17.2%
New York	2,037	6.9	2,254	7.6	2,700	9.5	3,009	10.8
Illinois	1,885	4.9	2,033	5.2	2,618	7.0	3,467	9.2
New Jersey	1,654	8.7	1,801	9.5	2,156	12.7	2,347	15.0
Pennsylvania	1,607	5.1	1,823	5.8	2,307	7.8	2,633	9.3
Georgia	1,239	3.5	1,341	3.8	1,630	5.0	2,035	6.5
Ohio	1,180	3.2	1,301	3.5	1,530	4.4	1,934	5.9
Maryland	927	3.5	1,024	3.9	1,279	5.4	1,604	7.8
California	756	2.4	806	2.5	980	3.4	1,248	4.9
Washington	516	1.6	579	1.8	782	2.7	1,049	4.2
All other states	14,369	2.4	15,823	2.6	18,622	3.2	22,697	4.3

Total	28,415	3.1%	31,285	3.4%	38,357	4.4%	47,518	5.9%

Claims

Claims result from delinquencies that are not cured, or from losses on short sales that we approve or the receipt of deeds in lieu of foreclosure on an underlying property. Various factors affect the frequency and severity of claims, including LTV at the time of foreclosure, size and coverage percentage of a loan, local housing prices and employment levels and interest rates. Our average claim paid was approximately $46,000 in 2015, compared to $44,000 in 2014 and $44,000 in 2013.

Under the terms of our master policy, lenders are required to file claims for primary insurance within 60 days of the earliest of (1) the date they have acquired title to the underlying property (typically through foreclosure), (2) the date of an approved short sale of the underlying property, and (3) the date a request is made by us to file a claim. Our master policy allows a lender up to one year to file a claim from the applicable date; however, interest, taxes, insurance and other expenses that accrue after the 60 day period are not eligible for reimbursement.

We have the option to (1) pay the coverage percentage specified for a given loan, with the insured retaining title to the underlying property and receiving all proceeds from the eventual sale of the property, (2) pay the actual loss incurred by the insured upon a sale of the property to a third party, or (3) pay 100% of the claim amount in exchange for the lender’s conveyance of good and merchantable title to the property to us. In circumstances where we receive title to properties, we sell them for our own account. We settle a significant majority of our claims by paying the specified coverage percentage.

Claim activity is not evenly spread across the coverage period of a loan. Typically, relatively few claims are received during the first two years following issuance of coverage on a loan. This is generally followed by a period of rising claims which, based on industry experience, tends to reach its highest level in the third and fourth years after the year of loan origination. Thereafter, the number of claims typically received has historically declined at a gradual rate, although the rate of decline can be affected by conditions in the economy, including slowing home price appreciation or housing price depreciation. Moreover, when a loan is refinanced, the claims frequency for the new loan may be different from the historical frequency associated with the prior mortgage. Persistency and the condition of the economy, including unemployment and other factors, can also affect the pattern of claim activity.

The following table presents the gross amount of direct losses paid by policy year for the periods indicated. Direct losses paid represent first-lien claims paid prior to reinsurance recoveries and exclude captive termination payments, LAE paid and amounts paid under settlement agreements.

	March 31, 2016		December 31, 2015		December 31, 2014		December 31, 2013

Direct Losses Paid (dollars in thousands)	Direct Losses Paid	Percentage of Direct Losses Paid	Direct Losses Paid	Percentage of Direct Losses Paid	Direct Losses Paid	Percentage of Direct Losses Paid	Direct Losses Paid	Percentage of Direct Losses Paid

Policy Year
2015	$44	0.0%	$—	—%	$—	—%	$—	—%
2014	345	0.4	184	0.1	—	—	—	—
2013	1,100	1.2	3,336	0.8	526	0.1	5	—
2012	987	1.1	3,794	1.0	1,944	0.4	611	0.1
2011	504	0.6	1,366	0.3	2,829	0.6	2,004	0.2
2010	387	0.4	2,183	0.6	3,567	0.7	2,375	0.3
2009	955	1.1	3,739	1.0	4,520	0.9	8,423	1.0
2008	9,394	10.5	41,398	10.5	54,877	11.3	98,039	11.6
2007	33,711	37.7	144,472	36.8	200,419	41.1	355,897	42.2
2006	18,272	20.4	83,651	21.3	103,431	21.2	181,565	21.6
2005 and older	23,761	26.6	108,459	27.6	115,583	23.7	193,445	23.0

Total	$89,460	100.0%	$392,582	100.0%	$487,696	100.0%	$842,364	100.0%

The following table presents the gross amount of direct losses paid for each of the ten states in which we had the highest level of direct losses paid (based on March 31, 2016 data) for the periods indicated.

	March 31, 2016		December 31, 2015		December 31, 2014		December 31, 2013

Direct Losses Paid (dollars in thousands)	Direct Losses Paid	Percentage of Direct Losses Paid	Direct Losses Paid	Percentage of Direct Losses Paid	Direct Losses Paid	Percentage of Direct Losses Paid	Direct Losses Paid	Percentage of Direct Losses Paid

State
Florida	$9,938	11.1%	$61,397	15.6%	$87,330	17.9%	$145,380	17.3%
New Jersey	7,197	8.1	22,197	5.7	22,040	4.5	27,640	3.3
Illinois	5,482	6.1	30,726	7.8	52,680	10.8	88,475	10.5
Maryland	4,888	5.5	21,180	5.4	26,573	5.4	33,180	3.9
Pennsylvania	4,760	5.3	17,740	4.5	19,622	4.0	23,173	2.8
New York	4,691	5.2	11,183	2.8	14,695	3.0	14,228	1.7
California	2,870	3.2	15,158	3.9	19,328	4.0	66,166	7.9
Georgia	2,752	3.1	14,308	3.6	22,743	4.7	38,867	4.6
Washington	2,442	2.7	13,409	3.4	18,189	3.7	35,000	4.2
Ohio	1,814	2.0	10,744	2.7	15,989	3.3	27,270	3.2
All other states	42,626	47.7	174,540	44.6	188,507	38.7	342,985	40.6

Total	$89,460	100.0%	$392,582	100.0%	$487,696	100.0%	$842,364	100.0%

Loss Management

Our loss management approach begins with a rigorous front-end customer qualification process in which we evaluate potential lenders before issuing master policies and a detailed policy acquisition review to analyze, underwrite (on a delegated or non-delegated basis) and approve coverage for individual loans. In the event that loans move into delinquency, our goal is to work with borrowers, lenders, investors and servicers to cure such delinquency and allow homeowners to retain ownership of their properties.

When claim notices are received, we review loan and servicing files to determine the appropriateness of a claim amount. Our insurance policies generally provide that we can reduce or deny claims if the servicer does not materially comply with its obligations under our policies, including the requirement to pursue reasonable loss mitigation actions. Such actions may include pursuing foreclosure or bankruptcy relief in a diligent and timely manner. We deem a reduction in the claim amount paid relative to the amount requested in the claim notice to be a “curtailment.” We also periodically receive claim notices that request coverage for costs and expenses associated with items not covered under our policies, such as losses resulting from property damage to a covered home. We actively review claim notices to ensure we pay only for covered expenses.

When reviewing loan and servicing files in connection with the claims process, we may also make a determination to rescind coverage of the underlying mortgages or deny payment of claims. We may rescind coverage in situations where, among other things, (1) fraudulent misrepresentations were made or materially inaccurate information was provided regarding a borrower’s income, debts or intention to occupy a property, (2) an appraisal has been determined to have been fraudulent or otherwise in violation of professional standards, or (3) a loan was originated in material violation of our underwriting guidelines. We may deny claims if, among other things, we are not provided documents to which we are entitled in order to investigate a claim, or if a claim is not timely filed. If we rescind coverage, we return all premiums previously paid to us under a policy and are relieved of our obligation to pay a claim under such policy. If we issue a claim denial, only premiums collected after the event giving rise to the denial are returned.

If an insured disputes our decision to rescind coverage or deny, curtail or otherwise adjust a claim, we generally engage in discussions around a potential settlement. We have an appeals department that issues procedures to dispute a rescission, claim, curtailment or other adjustment. The appeals department reviews lender appeals and all relevant loan documentation, and either upholds or reverses the claim decision. If we are unable to reach a settlement, resolution of a dispute would ultimately be determined by legal proceeding or arbitration.

Our incidence of rescission and claims denial increased significantly immediately following the financial crisis; however, it has materially declined since 2012 as our delinquency rate and claims notices have declined. We aim to be a high-quality, reliable counterparty to our customers and expect that the number of claims that we resolve through rescission and claims denial will continue to decline, given the run-off of policies originated prior to the financial crisis and increasing proportion of policies underwritten on a full-file basis and the resulting rescission relief such policies are afforded.

Risk Management

We have established risk management controls throughout our organization and have a risk management framework that is designed to reduce the volatility of our financial results and capital position. We believe that our risk management framework encompasses the major risks we face, including our mortgage insurance portfolio, investment risk, liquidity risk, regulatory compliance risk, operational risk and others. To address risks within our insured portfolio, we seek to analyze and manage risk across the full life cycle of an insurance policy.

Life of Loan Risk Management

Our life of loan risk management practices include the following components:

•	Customer qualification: We conduct a detailed customer review process to understand customer business models, controls over loan origination functions, and the type and performance of loans originated.

•	Policy acquisition: We maintain underwriting guidelines that apply to the loans we insure and conduct rigorous up front underwriting of a majority of the new business we write. All loans are filtered through our proprietary RQI model and assigned an individual risk score. See “—Underwriting.” We also employ analytics to review borrower history and property valuation for fraud and compliance risks.

•	Quality assurance: We perform post-closing quality assurance reviews of a statistically significant sample of individual policies underwritten on both a delegated and non-delegated basis to ensure that the loans meet our pre-determined eligibility and underwriting criteria. This process allows us to identify trends in lender underwriting and origination practices, as well as back-test underlying reasons for delinquencies, defaults and claims within our portfolio. We use this information to provide our underwriters and customers with timely feedback that fosters high quality loan production. In addition to random sampling of loans for review, we also use models to predict which mortgages would benefit from additional, targeted quality assurance sampling.

•	Claims management: We conduct a full forensic review of all loans submitted for a claim, which includes verification of claim validity, claim amount calculation and servicing activity. See “—Claims.”

•	Portfolio management: We continuously monitor the characteristics of our overall mortgage insurance portfolio. We have specific portfolio limits for risk concentration factors including RQI risk scoring bands, originators, geographies and policy years. We also monitor housing and economic conditions by core-based statistical areas in order to inform pricing decisions.

Modeling and Analytics Risk Management

In addition to life of loan risk management practices, we invest in proprietary statistical and actuarial models for assessing and pricing risk. We have a dedicated modeling and analytics team who deliver actionable models, tools, analysis and reporting to inform our credit underwriting and pricing decisions. The team utilizes proprietary behavioral and financial models that analyze mortgage, consumer, economic and housing data to help us assess credit, prepayment and loss severity trends.

Performance and profitability are evaluated across customers and products to identify the emergence of potential weaknesses and adverse risks. Geographic housing market analysis is also utilized in establishing market restrictions and/or pricing adjustments for certain products and segments.

We utilize our RQI and Performance Premium models to evaluate risk-adjusted returns and inform our pricing decisions. We also perform stress tests on our portfolio to analyze how our book of business may perform under adverse scenarios. We believe that our stress testing analysis helps to inform our capitalization targets, allowing us to prudently manage and protect our balance sheet.

Information Technology

We aim to stay current with technology and provide the latest tools to our customers. We utilize information technology as part of our risk-based approach. We accept insurance applications through electronic submission and issue electronic insurance approvals. In order to facilitate this process, we establish direct connections to the origination and servicing systems of our customers and servicers. We also provide our customers secure access to our web-based and mobile application mortgage insurance portals to facilitate transactions and provide customers with access to their account information.

We continue to upgrade and enhance systems and technology, including:

•	investing in new customer-facing technology to replace our legacy underwriting system that improves our business agility and scalability and enables our customers to transact business faster and easier, including our MI NOW mobile application that provides our customers with a Performance Premium rate quote for mortgage insurance and upgrades to our MI Guide website portal that provides our customers with systems and resources related to our mortgage insurance products, including our Rate Runner tool that provides Performance Premium price quotes;

•	implementing cloud-based technology and upgrading our systems to improve speed and efficiency, in particular with respect to decision times on new applications;

•	integrating our platform with third-party technology providers used by our customers in their loan origination process and for ordering mortgage insurance;

•	updating our proprietary RQI model and implementing updates across our mortgage insurance and pricing platforms;

•	maintaining the ISO 27001 designation (first obtained in 2015), a globally recognized standard of commitment to information security based on an external audit of our operations and controls;

•	establishing a best practice framework for information security management as part of our overall risk management policies; and

•	centralizing and standardizing certain common functions across the technology components of various business units and expanding shared services and locations.

We believe that our technology, together with our information technology team, has greatly enhanced our operating efficiency and created competitive advantages. Our information technology team is experienced in large-scale project delivery, including mortgage insurance administration systems, enterprise cloud technology and the development of web- and mobile-enabled servicing capabilities, and maintains a customer-centric approach by utilizing customer interviews and feedback throughout the software development process. Technology costs are managed by enhancing our technology infrastructure, consolidating application and hardware systems and managing project execution risks.

Investment Portfolio

Our investment portfolio is managed by an affiliate of AIG. After our separation from AIG, we may choose to engage a third-party investment manager. We primarily invest in corporate and government bonds. As of March 31, 2016, the fair value of our investment portfolio was approximately $3.9 billion, including $3.7 billion in fixed maturities, of which 94.9% was investment grade. We also had an additional $42.1 million of cash as of March 31, 2016.

Our primary objectives with respect to our investment portfolio are to preserve capital, generate investment income and maintain sufficient liquidity to cover our operating expenses and pay future insurance claims. Consistent with PMIERs and our regulatory requirements, we aim to achieve diversification as to type, quality, maturity, industry, issuer and geographic location that maximizes the after-tax return on investments.

We have adopted an investment policy that defines specific limits for asset sectors, single issuer, credit rating, asset duration, industry and geographic concentration and eligible and ineligible investments. Our senior management team is responsible for the execution of our investment strategy and compliance with our investment policy, and reviews investment performance and strategy with our board of directors on a periodic basis. Our investment policies and strategies are subject to change depending upon regulatory, economic and market conditions and our existing or anticipated financial condition and operating requirements.

For more information on our investment portfolio, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investments.”

Properties

As of March 31, 2016, we leased approximately 172,000 square feet of office facilities at our corporate headquarters in Greensboro, North Carolina under a lease that expires in June 2016. UGCNC is a limited partner in Irving Partners Limited Partnership (“Irving Partners”), the owner and operator of this office building. We also lease office spaces of less than 20,000 square feet each in Greensboro and Raleigh, North Carolina; Las Vegas, Nevada; and Chicago, Illinois. We believe our current facilities are adequate for our current needs and that suitable additional or alternative space will be available as and when needed.

Intellectual Property

We hold registered trademarks with respect to the names United Guaranty, RQI, Performance Premium, United Guaranty’s MI Guide, Rate Runner, SecureCert and logos and various additional designs and word marks relating to these names. Our other intellectual property includes patents, proprietary know-how and technological innovations, such as RQI, Performance Premium and our other models, and other trade secrets that we have developed to maintain our competitive position.

Employees

As of March 31, 2016, we employed 1,050 employees, substantially all of whom worked in the United States. None of our employees are represented by a union and management believes that our relationship with our employees is good.

Legal Proceedings

We are not subject to any pending material legal proceedings. See Note 12 to our unaudited condensed consolidated financial statements and Note 13 to our audited consolidated financial statements for additional information regarding our assessment of contingencies related to litigation and regulatory matters and for information regarding certain concluded legal proceedings.

REGULATION

Our primary insurance regulator is the NCDOI. In addition, we must adhere to the laws of all jurisdictions in which our insurance subsidiaries are licensed to sell insurance and the regulations applicable to our non-insurance subsidiaries.

Under the direction of the FHFA, the GSEs have consolidated and updated their Private Mortgage Insurer Eligibility Requirements as the revised PMIERs, which became effective on December 31, 2015. In addition to other operational requirements, PMIERs require mortgage insurers to hold specified levels and types of assets in order to be able to pay a prescribed level of claims in certain stress scenarios.

As of March 31, 2016, we were in compliance with PMIERs, with combined PMIERs available assets of $3.3 billion and combined PMIERs minimum required assets of $3.0 billion. Our combined PMIERs minimum required assets will change in the future if our business mix changes, and may also change depending on future interpretations or prospective amendments by the GSEs. The GSEs may amend PMIERs at any time, as applicable to one or more mortgage insurers, and there can be no assurance that either of the GSEs will not make PMIERs or the application thereof more onerous in the future. In this regard, PMIERs currently provide that the factor tables used to determine PMIERs minimum required assets will be updated every two years, and may also be updated more frequently to reflect changes in macroeconomic conditions or loan performance. See “Risk Factors—Risks Related to Our Business—We may be unable to continue to comply with the applicable GSEs’ PMIERs, which could adversely affect our business, financial condition and results of operations.”

State Regulation

Our mortgage insurance subsidiaries are generally restricted to writing residential mortgage insurance business. Certain states have special restrictions on mortgage insurance, and several states limit the amount of risk a mortgage insurer may retain with respect to coverage on an insured loan to 25% of the mortgage loan amount. Coverage in excess of 25% typically must be reinsured.

Other than our Vermont captive insurer, our insurance subsidiaries are regulated by the NCDOI and by the insurance departments of each of the other states in which they are licensed to transact business. Regulation of insurance companies in the United States principally is designed for the protection of policyholders, rather than for the benefit of investors. Insurance laws vary from state to state, but generally grant broad supervisory powers to agencies or officials to examine the affairs of our insurance subsidiaries and to enforce rules or exercise discretion affecting almost every aspect of their businesses. Subsidiaries of UGCNC are currently licensed to transact mortgage insurance business in all 50 states and the District of Columbia.

Insurance regulations to which our insurance subsidiaries are subject relate, among other things, to the licensing of companies to transact business, claims handling, reinsurance requirements, premium rates and policy forms offered to customers, marketing of insurance products, statutory financial statements, prescribed accounting methodologies, periodic reporting, permissible investments and adherence to financial standards relating to capital, surplus, dividends and other criteria of solvency intended to assure the satisfaction of obligations to policyholders.

The premium rates and policy forms of our insurance subsidiaries are subject to regulation in every state in which the subsidiary is licensed to transact business in order to protect policyholders against the adverse effects of excessive, inadequate or unfairly discriminatory rates and to encourage competition in the insurance marketplace. In most states, premium rates and policy forms must be filed prior to their use. In some states, such rates and forms must also be approved prior to use. Changes in premium rates are subject to justification, generally on the basis of loss experience, expenses and future trend analysis. The general delinquency experience in the mortgage insurance industry may also be considered.

Each of our insurance subsidiaries is required by the insurance regulatory authority of their state of domicile, and the insurance regulatory authority of each other jurisdiction in which they are licensed to transact business, to make various filings with those insurance regulatory authorities and with the NAIC, including quarterly and annual financial statements prepared in accordance with statutory accounting principles. In addition, our insurance subsidiaries are subject to examination by the insurance regulatory authorities of each of the states and other jurisdictions in which they are licensed to transact business.

We conduct business primarily through UGRIC, a mortgage guaranty insurance company domiciled in North Carolina and licensed in all 50 states and the District of Columbia, and UGMIND, a mortgage guaranty insurance company domiciled in North Carolina that is licensed in 48 states and the District of Columbia.

Insurance Holding Company Regulation. We are a holding company, our subsidiary UGCNC is an insurance holding company domiciled in North Carolina, and our insurance subsidiaries belong to an insurance holding company system. All states have enacted laws regulating insurance holding company systems, including the non-insurer holding company within that system. These laws generally require each insurance subsidiary within an insurance holding company system to register with the insurance regulatory authority of its domiciliary state, and to furnish to the regulators in these states applicable financial statements, statements related to intercompany transactions and other information concerning the holding company and its affiliated companies within the holding company system that may materially affect the operations, management or financial condition of insurers or the holding company system.

Other than our captive insurer, which is domiciled in Vermont, all of our insurance subsidiaries are domiciled in North Carolina. The insurance holding company laws of North Carolina regulate, among other things, certain transactions between UGCNC, our insurance subsidiaries and other parties affiliated with us. These laws also govern certain transactions involving UGCNC’s common stock and UGC’s common stock, including transactions that constitute a “change of control” of UGCNC and UGC and, consequently, a “change of control” of our insurance subsidiaries. Specifically, under North Carolina’s insurance laws, no person may, directly or indirectly, seek to acquire “control” of UGCNC or UGC or any of its insurance subsidiaries unless that person files a statement and other documents with the commissioner of insurance of North Carolina and the commissioner’s prior approval is obtained. “Control” for such purposes is defined broadly. For example, under North Carolina’s insurance laws, control is “presumed to exist if any person, directly or indirectly, owns, controls, holds with power to vote, or holds proxies representing, ten percent (10%) or more of the voting securities” of a holding company of a North Carolina domestic insurer.

In addition, material transactions between us or our affiliates and our insurance subsidiaries or among our insurance subsidiaries are subject to certain conditions, including that they be “fair and reasonable.” These conditions generally apply to all persons controlling, or who are under common control with, us or our insurance subsidiaries. Certain transactions between UGCNC or our affiliates and our insurance subsidiaries may not be entered into unless the NCDOI is given 30 days’ prior notification and does not disapprove the transaction during that 30-day period.

Dividends. Our primary operating subsidiaries, UGRIC and UGMIND, are domiciled in North Carolina. Under North Carolina’s insurance laws, an insurer may pay “ordinary dividends” without the prior approval of the NCDOI when the total of all other dividends declared or distributed by it during the preceding 12 months does not exceed the greater of (1) 10% of its surplus as regards policyholders as of the preceding December 31, or (2) the net income (not including realized capital gains) for the 12-month period ending the preceding December 31. North Carolina’s insurance laws also require that ordinary dividends be paid out of positive unassigned surplus. As of March 31, 2016, UGRIC had a positive unassigned surplus of approximately $368.3 million. As of December 31, 2015, UGRIC had positive unassigned surplus of approximately $666 million. The NCDOI, in its discretion, may also approve a dividend distribution greater than would be permitted as an ordinary dividend (an “extraordinary dividend”). Under North Carolina’s statute, as of December 31, 2015, the calculated maximum amount of ordinary dividends payable by UGRIC in 2016 is approximately $310 million. On February 25, 2016, the board of directors of UGCNC authorized payment of a dividend of up to $310 million to AIG, and such dividend received the last regulatory non-objection on March 30, 2016. The $310 million dividend was subsequently paid to AIG on March 30, 2016, in $78 million of cash and $232 million of fixed maturity securities having a fair market value equal to their carrying value.

The NCDOI also require appropriations to a statutory contingency reserve in an annual amount equal to 50% of mortgage guaranty premiums earned. The change in contingency reserve, which is charged directly to unassigned statutory surplus, affects the level of unassigned surplus and, therefore, the ability to pay dividends. Appropriated amounts may not be withdrawn for a period of ten years except as permitted by the state for losses in excess of 35% of earned premiums. Although allowed under North Carolina’s insurance laws, UGRIC has elected not to accrue provisional withdrawals from the contingency reserve until such release is formally approved by the NCDOI.

Risk-to-Capital. Generally, insurance regulations limit the writings of mortgage guaranty insurance to an aggregate amount of net insured risk no greater than 25 times surplus as regards policyholders (including statutory contingency reserve). North Carolina requires mortgage insurance companies to maintain an individual company risk-to-policyholder position ratio below 25:1 in order to continue writing new business. Policyholder position is defined as surplus as regards policyholders plus contingency reserves, less ceded reinsurance. In this prospectus, we show policyholder position as statutory capital. As of March 31, 2016, the combined risk-to-capital ratio of UGRIC was 15.6 to 1, well within the regulatory requirements. UGRIC is also party to a capital maintenance agreement with AIG. Among other things, the capital maintenance agreement provides that AIG will maintain capital and surplus of UGRIC at or above a specified minimum required capital based on a specified risk-to-capital ratio. In addition, the capital maintenance agreement provides that if capital and surplus of UGRIC is in excess of that same specified minimum required capital, subject to its board approval and compliance with applicable insurance laws, UGRIC would declare and pay ordinary dividends to its equity holders up to an amount necessary to reduce projected or actual capital and surplus to a level equal to or not materially greater than such specified minimum required capital. As structured, the capital maintenance agreement contemplates that the specified minimum required capital would be reviewed and agreed upon at least annually. As of December 31, 2015, the minimum required capital for the capital maintenance agreement with AIG is based on a risk-to-capital ratio of 19 to 1.

The NAIC previously announced that it plans to revise the minimum capital and surplus requirements for mortgage insurers that are provided for in its Mortgage Guaranty Insurance Model Act, which could result in more stringent capital requirements in states that adopt the new Mortgage Guaranty Insurance Model Act. A working group of state regulators, the MGIWG, is considering this issue, although no date has been established by which the NAIC must propose revisions to such requirements. See “Risk Factors—Risks Related to Our Business—We are subject to regulation in various jurisdictions, and material changes in regulation or enforcement could adversely affect us.”

Agency Qualification Requirements

As the most significant purchasers and sellers of conventional mortgage loans and, therefore, beneficiaries of private mortgage insurance, the GSEs impose requirements on private mortgage insurers, including our mortgage insurance subsidiaries, so that they may be eligible to insure loans sold to the GSEs. Fannie Mae’s current eligibility requirements impose limitations on the type of risk insured, the forms and insurance policies issued, standards for the geographic and customer diversification of risk, procedures for claims handling, acceptable underwriting practices, standards for certain reinsurance cessions and financial requirements that generally mirror state insurance regulatory requirements, among other things. Freddie Mac has comparable eligibility requirements.

Under the direction of the FHFA, the GSEs have consolidated and updated their Private Mortgage Insurer Eligibility Requirements as the revised PMIERs, which became effective on December 31, 2015. Representing the standards by which private mortgage insurers are eligible to provide mortgage insurance on loans owned or guaranteed by the GSEs, PMIERs are designed to reduce counterparty risk by enhancing the strength of the financial and operational requirements of private mortgage insurers, which increases the GSEs’ capacity to serve high LTV borrowers.

In lieu of relying on ratings agencies’ determinations to assess potential approved insurers, the revised PMIERs include new financial strength and risk requirements, incorporating a risk-based framework that requires approved insurers to have sufficient liquid assets from which to pay claims. PMIERs do not give full credit for future premium income on existing business. PMIERs also include enhanced operational, business and quality control requirements that are aimed at fortifying an insurer’s risk management infrastructure, emphasizing continuous process improvement and senior management oversight, and defining remedial actions that will apply should an approved insurer fail to comply.

PMIERs differentiate between borrower-paid mortgage insurance and lender-paid mortgage insurance, taking into consideration the effects of HOPA. In general, PMIERs require higher risk-based asset amounts for new lender-paid mortgage insurance coverage written after December 31, 2015 than borrower-paid mortgage insurance because borrower-paid mortgage insurance is automatically terminated in accordance with HOPA after the principal balance of a loan is reduced to 78% or less of the original property value, or is cancelled at the borrower’s request if the principal balance of a loan is reduced to 80% or less of the original property value upon satisfaction of the conditions set forth in HOPA. Additionally, and separate from HOPA cancellation requirements, the GSEs and certain investors publish guidelines permitting cancellation of mortgage insurance based on a property’s current value.

Federal Regulation

We and other private mortgage insurers are impacted by federal regulation of residential mortgage transactions. Mortgage origination and servicing transactions are subject to compliance with various state and federal laws, including RESPA, HOPA, the Fair Credit Reporting Act (“FCRA”), the FDCPA, the Equal Credit Opportunity Act (“ECOA”), the Fair Housing Act, the Truth In Lending Act (“TILA”), the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”), the Dodd-Frank Act and others, including those discussed in this section. Among other things, these laws and their implementing regulations prohibit payments for referrals of settlement service business, require fairness and non-discrimination in granting or facilitating the granting of credit and insurance, govern the circumstances under which companies may obtain and use consumer credit information, define the manner in which companies may pursue collection activities, and provide for other consumer protections.

The CFPB, a federal agency created by the Dodd-Frank Act, is charged with implementation and enforcement of a number of federal laws governing the mortgage market, including TILA and RESPA.

RESPA. Settlement service providers operating in connection with the origination or refinance of a federally regulated mortgage loan are subject to RESPA. Under the Dodd-Frank Act, the authority to implement and enforce RESPA was transferred to the CFPB. RESPA authorizes the CFPB, the U.S. Department of Justice, state attorneys general and state insurance commissioners to bring civil enforcement actions, and also provides for criminal penalties and private rights of action.

Mortgage insurance is considered to be a settlement service for purposes of RESPA under applicable regulations. As a result, mortgage insurers are subject to the anti-referral fee provisions of Section 8 of RESPA which, among other things, generally provide that mortgage insurers are prohibited from paying or accepting anything of value in connection with the referral of a settlement service.

We have been part of industry-wide examinations by the Minnesota Department of Commerce and the CFPB regarding captive reinsurance practices by lenders and mortgage insurance companies to determine whether such arrangements violated the RESPA referral fee prohibition. In 2013, we settled with the CFPB and consented to discontinue remaining captive reinsurance practices, and, in 2015, we entered into a consent order with the Minnesota Commissioner of Commerce pursuant to which we again agreed to discontinue captive reinsurance practices. We discontinued the use of captive reinsurance for policy years beginning in 2013. In addition, in the past, a number of lawsuits have challenged the actions of private mortgage insurers, including us, under RESPA, alleging that the insurers have violated the referral fee prohibition by entering into captive reinsurance arrangements or providing products or services to mortgage lenders at improperly reduced prices in return for the referral of mortgage insurance, including the provision of contract underwriting services. We may be subject to additional litigation relating to captive reinsurance arrangements.

HOPA. HOPA requires the automatic termination of borrower-paid mortgage insurance on most loans when the principal balance of the loan is first scheduled to reach 78% of the original value of the property and the borrower is current on the loan. HOPA also provides for cancellation of borrower-paid mortgage insurance upon a borrower’s request when the principal balance of the loan reaches (based on actual payments) or is first scheduled to reach 80% of the original property value, upon satisfaction of the conditions set forth in HOPA.

FCRA. FCRA, as amended, imposes restrictions on the permissible use of credit report information. FCRA has been interpreted by some Federal Trade Commission (“FTC”) staff and federal courts to require mortgage insurance companies to provide “adverse action” notices to consumers in the event an application for mortgage insurance is declined or offered at less than the best available rate for the loan program applied for on the basis of a review of the consumer’s credit. There has been class action litigation over these FCRA adverse action notices involving the mortgage insurance industry, including court-approved settlements.

Fair Housing Act. The Fair Housing Act generally prohibits discrimination in the terms, conditions or privileges in residential real estate-related transactions on the basis of race, color, religion, sex, familial status or national origin. Numerous courts have held that the Fair Housing Act prohibits discriminatory insurance practices. In addition, both the Department of Justice and the CFPB have pursued claims under the Fair Housing Act on a disparate impact theory as well. There has been litigation over the Fair Housing Act involving other mortgage insurers, resulting in some cases in court-approved settlements.

FDCPA. The FDCPA prohibits third party debt collectors from using abusive, unfair or deceptive practices to collect a debt. The FDCPA is enforced by the FTC and CFPB. For purposes of the FDCPA, a debt collector is a person who regularly collects or attempts to collect consumer debts for another person or institution. The FDCPA specifies, among other things, the times and places where a debt collector may communicate with the consumer and which third parties a debt collector may contact other than the consumer, as well as the ways in which such communication may be conducted. Failure to comply with the FDCPA may result in liability for actual damages, punitive damages and other costs and fees, all as set forth in the FDCPA. Our loss management, including our communications with borrowers who have defaulted regarding their options with the loan servicer or owner, and recoveries activities may result in litigation under the FDCPA.

Privacy and Information Security. The GLB Act imposes privacy requirements on financial institutions, including obligations to protect and safeguard consumers’ nonpublic personal information and records, and limitations on the re-use of such information. Federal regulatory agencies have issued the Interagency Guidelines Establishing Information Security Standards, or “Security Guidelines,” and interagency regulations regarding financial privacy, or “Privacy Rule,” implementing sections of GLB Act. The Security Guidelines establish standards relating to administrative, technical, and physical safeguards to ensure the security, confidentiality, integrity, and the proper disposal of consumer information. The Privacy Rule limits a financial institution’s disclosure of nonpublic personal information to unaffiliated third parties unless certain notice requirements are met and the consumer does not elect to prevent or “opt out” of the disclosure. The Privacy Rule requires that financial institutions that are required to provide privacy notices to their customers and consumers describe the financial institutions’ policies and practices to protect the confidentiality and security of the information. With respect to our business, the GLB Act is enforced by the CFPB and state insurance regulators. Many states have enacted privacy and data security laws that impose compliance obligations beyond those imposed by the GLB Act, including obligations to protect social security numbers and provide notification in the event that a security breach results in a reasonable belief that unauthorized persons may have obtained access to consumer nonpublic information. North Carolina has implemented the requirements of the GLB Act through the Consumer and Customer Information Privacy Act, and the NCDOI is our functional regulator on these issues.

Mortgage Servicing Rules. The Dodd-Frank Act amended and expanded upon mortgage servicing requirements under TILA and RESPA. The CFPB was required to amend Regulation Z (promulgated under TILA) and Regulation X (promulgated under RESPA) to conform these regulations to the new statutory requirements. The final rules implementing these expanded and detailed mortgage servicing requirements became effective in January 2014. The final rules include new or enhanced requirements for handling loans that are in default, handling escrow accounts, responding to borrower assertions of error and loss mitigation in the event that a borrower defaults. A provision of the required loss mitigation procedures prohibits a loan holder or servicer from commencing foreclosure until 120 days after the borrower’s delinquency. Since 2014, the CFPB has clarified those rules through subsequent rulemakings and provided guidance on how servicers must apply them in certain circumstances and continues to engage in new rulemakings. Complying with the new rules has been challenging and costly for loan servicers. These rules could reduce claims and mitigate losses, contribute to delays in realization upon collateral and have an adverse impact on resolution of claims with respect to the servicing of mortgage loans covered by our insurance policies.

Regulation of Mortgage Origination. Private mortgage insurers are also indirectly impacted by federal law and regulation affecting mortgage originators and lenders, purchasers of mortgage loans, and governmental insurers. Among the most significant of these laws and regulations are the Dodd-Frank Act and the QM and ATR rules and the QRM securitization risk retention provisions promulgated.

ATR and QM Rules. The Dodd-Frank Act ATR rule prohibits a creditor from making a residential mortgage loan unless the creditor makes a reasonable and good faith determination based on verified and documented information that, at the time the loan is consummated, the borrower has a reasonable ability to repay the loan. The Dodd-Frank Act provides that a creditor may presume that a borrower will be able to repay a loan if the loan has certain low-risk characteristics that meet the definition of a QM.

Pursuant to its authority under the Dodd-Frank Act, the CFPB issued regulations that became effective on January 10, 2014, establishing underwriting and product feature requirements for mortgages to be deemed QM. The regulations provide that mortgages that meet the GSE underwriting and product guidelines are deemed to be QMs until the earlier of the end of the FHFA conservatorship of Fannie Mae and Freddie Mac or January 10, 2021.

The Dodd-Frank Act separately granted statutory authority to HUD (for FHA-insured loans), the VA (for VA-guaranteed loans), the USDA and Rural Housing Service to develop their own definitions of a QM in consultation with the CFPB. In December 2013, HUD adopted a separate definition of a QM for loans insured by the FHA. HUD’s qualified mortgage definition is less restrictive than the CFPB QM Rule in certain respects. To the extent that other government agencies guaranteeing residential mortgage loans may adopt definitions of a QM that are more favorable to lenders and mortgage holders than the CFPB QM rule, our mortgage insurance business could also be negatively impacted.

QRM Rule. The Dodd-Frank Act generally requires a securitizer to retain at least 5% of the risk associated with securitized mortgage loans that do not meet the QRM definition, and in some cases the retained risk may be allocated between the securitizer and the lender that originated the loan. In October 2014, a final rule implementing that requirement was released, which became effective on December 24, 2015 for asset-backed securities collateralized by residential mortgages. The final rule exempts securitizations of qualified residential mortgages, or QRMs, from the risk retention requirement, and generally aligns the definition of QRM with the definition of QM. There is a temporary category of QMs for mortgages that satisfy the general product feature requirements of QMs and meet the GSEs’ underwriting requirements. As a result, lenders that originate loans that are sold to the GSEs while they are in conservatorship would not be required to retain risk associated with those loans. The final rule requires the agencies that implemented the rule to review the QRM definition no later than four years after its effective date and every five years thereafter, and allows each agency to request a review of the definition at any time.

TILA-RESPA Integrated Disclosures (“TRID”). TRID mandates new disclosures in connection with the origination of most residential mortgages that became effective October 3, 2015. TRID disclosures must be provided to the borrower three days after an application is received from a borrower and three days prior to closing. Early public reports indicate that certain lenders and their service partners have had difficulties implementing this new disclosure regime, which has resulted in delays in closing loans and may result in possible liability for lenders and loan investors. Consequently, we believe TRID may in the short term have a negative impact on the volume of mortgage originations, which may in turn impact the market for mortgage insurance.

Secure and Fair Enforcement for Mortgage Licensing Act (“SAFE Act”). The SAFE Act establishes minimum standards for the licensing and registration of state-licensed mortgage loan originators (“MLOs”). The SAFE Act also requires the establishment of a nationwide mortgage licensing system and registry for the residential mortgage industry and its employees. As part of this licensing and registration process, MLOs who are employees of certain lending institutions must generally be licensed under the SAFE Act guidelines enacted by each state in which they engage in loan originator activities and registered with the registry. The CFPB administers and enforces the SAFE Act.

United Guaranty Services, Inc. is our subsidiary that provides non-insurance services to our insurance subsidiaries, as well as contract underwriting to state and federally regulated mortgage lenders. Each state has passed some version of the SAFE Act with varying treatment on the issue of licensing underwriters as MLOs. United Guaranty Services, Inc. has obtained corporate- and individual-level licenses for certain of our underwriters and also utilizes the services of a third-party licensed vendor in certain states where we have yet to obtain the required licensing. While we seek guidance from relevant state licensing departments prior to obtaining licenses, given the differing interpretations that can be attributed to these laws, we cannot assure that every state regulator will continue to agree with our licensing interpretations.

Federal Insurance Office. The Dodd-Frank Act established a Federal Insurance Office (“FIO”) within the U.S. Department of the Treasury, which is headed by a director appointed by the Secretary of the Treasury. While not having a general supervisory or regulatory authority over the business of insurance, the director of this office performs various functions with respect to insurance (other than health insurance), including serving as a non-voting member of FSOC. On December 12, 2013, the FIO released a Dodd-Frank Act mandated study on how to modernize and improve the system of insurance regulation in the United States. The report listed several actions that states could take to improve the uniformity and efficiency of the existing state-based regulatory system and highlighted certain areas, including mortgage insurance, in which federal involvement was recommended. The FIO recommended that the states undertake reforms regarding capital adequacy, reform of insurer resolution practices, and marketplace regulation. On November 20, 2015, the Department of the Treasury and the Office of the U.S. Trade Representative announced their intention to negotiate an agreement between the U.S. and the European Union regarding prudential measures with respect to insurance and reinsurance. U.S. and European Union representatives met in February 2016 to discuss such an agreement, but no assurance can be given as to when or whether any agreement will be reached.

Federal Reserve Supervision of AIG

The FSOC determined in 2013 that AIG should be regulated by the Federal Reserve as a nonbank SIFI pursuant to Section 113 of the Dodd-Frank Act. The FSOC reviews its determination annually; however, FSOC’s 2014 and 2015 annual reevaluations did not result in a change to AIG’s nonbank SIFI status. As a nonbank SIFI, AIG is subject to the Federal Reserve’s examination, supervision and enforcement authority and certain reporting requirements. The Federal Reserve has focused its general supervisory authority over AIG in several areas, including financial and control-related reporting, oversight of AIG’s capital planning and capital analysis and review process, model governance and validation, operational risk management, recovery planning and resolution planning. If AIG does not satisfy certain requirements, the Federal Reserve has the authority, as part of its general prudential supervisory powers, to limit AIG’s ability to conduct certain activities that would otherwise be permissible. AIG is currently required to provide to the Federal Reserve and the FDIC, on an annual basis (or more frequently, if required), and to respond to regulatory inquiries concerning, a plan for rapid and orderly resolution in the event of its material financial distress or failure, which must, among other things, provide a detailed resolution strategy and analyses of its material entities, organizational structure, interconnections and interdependencies and management information systems.

Under the Federal Reserve’s interpretations of the BHC Act and the regulations promulgated thereunder applicable to bank holding companies, we believe that we would be deemed a “controlled” subsidiary of AIG unless AIG greatly reduces its ownership of our voting securities (possibly to as low as 5% of our voting securities) or otherwise receives confirmation from the Federal Reserve that AIG no longer controls us. As a controlled subsidiary of AIG, we may be subject to the Federal Reserve’s examination, supervision and enforcement authority, and we may be required to provide information and reports to AIG for use by or submission to the Federal Reserve, or, with respect to resolution planning, to the FDIC.

Although AIG is not a bank holding company, it may become subject in the future to regulations similar to those applicable to bank holding companies, including enhanced prudential standards and capital standards. We cannot predict what additional rules and regulations AIG may become subject to as part of the Federal Reserve’s examination, supervision and enforcement authority, nor can we predict what additional rules and regulations we may become subject to as a subsidiary of AIG.

We expect to enter into a shareholder agreement, in which we agree to certain covenants and grant certain rights to AIG that are intended to facilitate AIG’s compliance with its Federal Reserve supervision and the FDIC’s resolution authority and that may impose certain obligations and restrictions on us. Certain of these restrictions will continue for so long as AIG is deemed to control us for purposes of Federal Reserve regulation (which may be at a lower ownership threshold than that at which such rights would be expected to fall away in a similar transaction with a non-regulated parent company). See “Relationships and Related Party Transactions—Relationship with AIG—Shareholder Agreement.”

MANAGEMENT

Executive Officers

The following table sets forth those individuals who will be our executive officers at the completion of this offering.

Name	Age	Position(s)
Donna DeMaio	57	President and Chief Executive Officer
Charles Compton	60	Executive Vice President and Chief Financial Officer
Brian Gould	44	Executive Vice President and Chief Operating Officer
Sara Millard	36	Senior Vice President, General Counsel and Secretary
Thomas Parrent	55	Executive Vice President and Chief Risk Officer
Joseph Weider	47	Executive Vice President and Chief Business Officer

The business experience and certain other background information regarding our executive officers is set forth below.

Donna DeMaio. Donna DeMaio joined United Guaranty as chief operating officer in May 2012 and has been UGCNC’s chief executive officer since December 2012 and a director of UGCNC since November 2012, and chairman of the UGCNC board since January 2013. Ms. DeMaio was named as our president, chief executive officer and a director in March 2016. As CEO, Ms. DeMaio is responsible for our overall performance and strategic direction, including for both domestic and international operating groups. As COO, she oversaw our domestic and international sales, underwriting, and loss management, as well as domestic marketing, communications and business analytics. Before joining UGCNC in 2012, Ms. DeMaio was named President and CEO of MetLife Bank in 2005, and joined MetLife Bank in 2002 as chief financial officer. During her tenure with MetLife Bank, Ms. DeMaio provided executive management of the bank’s seven business lines and support for more than 6,000 employees across 200 locations. Prior to joining MetLife Bank, Ms. DeMaio was a partner with PricewaterhouseCoopers, focusing on financial services clients. She has been included among the Top 25 Women in Banking by American Banker (formerly U.S. Banker) several times over the past seven years. Ms. DeMaio has served as an executive group member on the Housing Policy Council. She is a certified public accountant and holds a B.A., summa cum laude, in accounting and business from Muhlenberg College. Ms. DeMaio’s qualifications to serve on our board of directors include her role as UGCNC’s chief executive officer since 2012, leadership experience and extensive knowledge of our business.

Charles Compton. Charles Compton has been UGCNC’s chief financial officer since 2011 and was named as our executive vice president and chief financial officer in March 2016. As chief financial officer, Mr. Compton oversees our accounting, financial planning and analysis and treasury groups. He is responsible for our financial reporting and performance, capital management and rating agency relationships. Mr. Compton joined UGCNC in 2011, bringing strong leadership experience in both finance and insurance. Before joining UGCNC, he was executive vice president and chief financial officer of HSBC Insurance where he was responsible for financial leadership of HSBC’s North American insurance operations and helped align the North American insurance business with HSBC’s global retail banking and wealth models. Prior to joining HSBC, Mr. Compton was partner at Adanac II LP. Before that, Mr. Compton was with Associates First Capital Corp. for 11 years, leaving as executive vice president for international insurance operations. Mr. Compton began his career at Ernst & Young. He is a certified public accountant and holds a B.A. from the University of North Texas.

Brian Gould. Brian Gould has been UGCNC’s chief operating officer since 2013 and was named as our executive vice president and chief operating officer in                 2016. As chief operating officer, Mr. Gould currently oversees sales, credit policy and pricing, government relations, strategy, product development and UG Asia. Prior to these responsibilities, Mr. Gould managed underwriting, claims, loss management, customer support and business analytics at UGCNC. Mr. Gould previously managed customer contact and business analysis for the loss management unit and, prior to that, he was senior vice president—education loans, responsible for all management of that business unit. He also served as vice president—strategic planning and corporate development, for which he oversaw the company’s strategic planning process and its diversification efforts, including establishing a Canadian mortgage insurance subsidiary. Mr. Gould joined us in February 1999 as manager of pool operations and subsequently was assigned to our structured products group, where he worked with lenders to establish mortgage captive reinsurance programs. He earned the Associate in Claims designation in 1996 and the Chartered Property Casualty Underwriter designation in 2002. He holds a B.A. in economics with a minor in business administration from the University of North Carolina at Chapel Hill and an M.B.A. from the University of North Carolina at Greensboro.

Sara Millard. Sara Millard has been UGCNC’s general counsel since 2013 and was named as our senior vice president, general counsel and secretary in March 2016. As general counsel, Ms. Millard is responsible for all global legal, regulatory and compliance functions, working closely with executive management and operational leadership. Ms. Millard joined UGCNC in 2007 as assistant general counsel and was promoted to senior vice president and deputy general counsel in 2012. Prior to her current position, she had legal responsibility for all of our operational areas, including loss management, national production, servicing, marketing and communications, contract management, training and project management. Ms. Millard holds a J.D., summa cum laude, from North Carolina Central University, and a B.A., cum laude, from the University of North Carolina at Chapel Hill. She is a member of the American Bar Association, the North Carolina Bar Association and the Greensboro Bar Association.

Thomas Parrent. Thomas Parrent has been UGCNC’s chief risk officer since 2014 and was named as our executive vice president and chief risk officer in                  2016. Mr. Parrent oversees our risk department and is the chief risk officer for all of our domestic insurance companies. Mr. Parrent joined UGCNC in January 2014 from AIG and is responsible for risk strategy, portfolio risk management, counterparty risk, quality assurance, operational risk, governance and risk aggregation models. Mr. Parrent joined AIG in 2012 as senior managing director of asset risk analytics within corporate enterprise risk management. In that role, he had responsibility for structured products analysis, credit risk analytics and asset stress testing. Prior to joining AIG, Mr. Parrent served as chief risk officer for Genworth US Mortgage Insurance. He has also held senior management positions at a number of major financial institutions including GMAC ResCap, ABN AMRO and Lincoln Capital Management. Mr. Parrent holds a B.A. in economics from Princeton University and an M.B.A. in statistics and finance from the University of Chicago.

Joseph Weider. Joseph Weider has been UGCNC’s chief information officer since 2011 and UGCNC’s chief business officer since 2015, and was named as our executive vice president and chief business officer in                  2016. Mr. Weider has been responsible for domestic and international operations since 2015. He brings over 25 years of experience in technology leadership, management and transformation. Mr. Weider is responsible for developing our overall technology strategy while designing, communicating and executing our vision and long-range goals for operations, systems and technology. He is also responsible for our core operational functions, including underwriting operations, premium servicing, loss management and data analytics. Mr. Weider also oversees our digital operations and corporate administration departments. Prior to joining AIG in 2011, he served in similar roles at The Coca-Cola Company, AFLAC, SunTrust Mortgage, Inc., BB&T and most recently, First Citizens Bancshares in Raleigh, North Carolina. He serves as Chairman of the Advisory Board, Information Systems and Supply Change Management for the University of North Carolina at Greensboro. Mr. Weider holds a B.A. in management information systems from Mercer University.

Board of Directors

The board of directors is responsible for the oversight of management of our company. The following table presents information regarding the current member of our board of directors. We expect that the composition of our board of directors will change at or prior to the offering.

Name	Age	Position(s)
Donna DeMaio	57	Director

The business experience and certain other background information regarding Ms. DeMaio is set forth under “—Executive Officers” and regarding our other directors is set forth below.

Director Independence

Our board of directors has determined that each of                 , and             is “independent” as that term is defined under the listing requirements and rules of the NYSE.

Board Committees and Corporate Governance

Prior to this offering, our board of directors consists of                 members and does not have any standing committees. Following this offering, our board will consist of                 members and will have the following standing committees:                                                                              .

Audit Committee

Pursuant to the phase-in provisions of NYSE listing requirements and Rule 10A-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our audit committee will initially be composed of         directors, of which         directors will be “independent” under listing rules and Rule 10A-3. Within ninety days following the date of this prospectus, a majority of the audit committee will be so independent and within one year following the date of this prospectus, all members of our audit committee will be so independent.

Our audit committee will initially be composed of                 , and                 , each of whom of our board of directors has determined meets the qualifications for audit committee members set forth in listing rules. Our board of directors has also determined that             is an “audit committee financial expert,” as defined by the SEC.

Our audit committee’s primary function will be to assist the board of directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information filed with the SEC or provided by us to regulators; our systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the board of directors; and our accounting and financial reporting process.

Compensation Committee

Our compensation committee will initially be composed of                 , and                 . At such time as AIG ceases to own more than 50% of our outstanding common stock, the compensation committee will consist solely of independent directors in accordance with the phase-in provisions of NYSE listing requirements.

Our compensation committee will be responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of the chief executive officer and evaluating and approving the corporate goals and objectives relevant to the compensation of the chief executive officer and evaluating his or her performance in light of these goals; determining the compensation of our executive officers and other appropriate officers, and administering our incentive and equity-based compensation plans.

Nominating and Governance Committee

Our nominating and governance committee will initially be composed of             and             . At such time as AIG ceases to own more than 50% of our shares, the nominating and governance committee will consist solely of independent directors in accordance with the phase-in provisions of NYSE listing requirements.

Our nominating and governance committee will be responsible for identifying and recommending candidates for election to our board of directors and each committee of our board of directors, reviewing and reporting to the board of directors on compensation of directors and board committee members, and developing, recommending and monitoring corporate governance principles applicable to the board of directors and the our company as a whole.

Codes of Ethics and Conduct

Prior to or concurrently with the completion of this offering, our board of directors will adopt a code of ethics and a code of conduct as such terms are used in Item 406 of Regulation S-K and listing rules. Once adopted, we will post on our website any amendment or waiver to such codes within the time period required by the SEC or NYSE.

“Controlled Company” Exemption

Because AIG will continue to own a majority of our common stock following this offering, we will be a “controlled company” for purposes of NYSE listing rules. Accordingly, our board of directors will not be required to have a majority of independent directors and our compensation and nominating and governance committees will not be required to meet the director independence requirements to which we would otherwise be subject so long as we continue to be a controlled company.

Compensation Committee Interlocks and Insider Participation

During 2015, we did not have a compensation committee. No member of AIG’s Compensation and Management Resources Committee, the committee that made compensation decisions for certain of our executive officers in 2015, served as an officer or employee of the company. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides a review of the compensation arrangements of our named executive officers. The following table sets forth those individuals who were serving as UGCNC’s named executive officers as of December 31, 2015.

Name	Position
Donna DeMaio	President and Chief Executive Officer
Charles Compton	Executive Vice President and Chief Financial Officer
Brian Gould	Executive Vice President and Chief Operating Officer
Thomas Parrent	Executive Vice President and Chief Risk Officer
Joseph Weider	Executive Vice President and Chief Business Officer

Compensation Philosophy and Objectives

As a wholly-owned subsidiary of AIG prior to the offering, the 2015 compensation packages of our named executive officers were governed by the compensation philosophy and structure of AIG and were ultimately approved by AIG. AIG’s compensation philosophy centers on creating a culture of performance management and pay for performance to motivate all AIG employees to achieve sustainable value through a strategic focus on AIG’s core businesses and achieving the right balance between growth, profitability and risk. AIG’s executive compensation program focuses on providing an appropriate balance of fixed and variable pay, driving achievement of AIG’s short- and long-term business strategies and aligning the economic interests of its executives with the long-term interests of AIG and its shareholders.

AIG’s compensation philosophy centers around the following objectives:

Attracting and retaining the strongest employees by providing competitive and consistent compensation opportunities.

Creating a culture of performance management and pay for performance by providing total direct compensation opportunities that reward the performance of AIG and individual employees.

Managing total direct compensation to provide a market-competitive, performance-driven structure through a four-part program that takes into account base salary, annual incentives, long-term incentives and benefits and perquisites.

Motivating all employees to achieve sustainable increases in AIG’s “intrinsic value,” which represents a balance of profitability, growth and risk, to drive long-term value creation for shareholders.

Aligning the long-term economic interests of key employees with those of shareholders by ensuring that a meaningful component of each key employee’s compensation is represented by AIG securities.

Avoiding incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of AIG by appropriately balancing risk and reward as well as rewarding both annual and long-term performance.

Maintaining strong corporate governance practices by meeting evolving standards of compensation governance and complying with regulations applicable to employee compensation.

In anticipation of our becoming a standalone company, we are reviewing and intend to implement an executive compensation program appropriate for the company for the periods following the completion of the offering. We anticipate that our compensation philosophy and objectives will be similar to many of the principles followed by AIG with respect to our management team.

Compensation Structure—Direct Compensation Components

AIG’s 2015 compensation structure consisted of market-competitive base salary, target short-term incentive opportunity and target long-term incentive opportunity. An executive’s total direct compensation target is determined and allocated across pay components based on his or her position, skills and experience and demonstrated performance, as well as market practice. Consistent with AIG’s compensation philosophy, this structure is designed to provide an appropriate balance of fixed and variable pay, drive achievement of AIG’s short- and long-term business strategies and align the economic interests of executives with the long-term interests of AIG and its shareholders.

The 2015 target total direct compensation opportunity for each of our named executives is set forth in the following table.

Named Executive Officer	Annual Base Salary	Target Short-Term Incentive	Target Long-Term Incentive	Total

Donna DeMaio	$625,000	$875,000	$1,000,000	$2,500,000
President and Chief Executive Officer
Charles Compton	$275,000	$160,000	$140,000	$575,000
Executive Vice President and Chief Financial Officer
Brian Gould	$330,000	$300,000	$350,000	$980,000
Executive Vice President and Chief Operating Officer
Thomas Parrent	$350,000	$182,200	$167,800	$700,000
Executive Vice President and Chief Risk Officer
Joseph Weider	$300,000	$175,000	$175,000	$650,000
Executive Vice President and Chief Business Officer

Base Salary

Annual base salary is paid in cash and is the sole fixed component of an executive’s total direct compensation. An executive’s base salary is established based on his or her experience, performance and salaries for comparable positions at competitors. This allocation is intended to fairly compensate the executive for the responsibilities of his or her position, achieve an appropriate balance of fixed and variable pay and provide the executive with sufficient liquidity to discourage excessive risk-taking.

Short-Term Incentive

Structure and Funding. Short-term incentive is designed to reward annual performance and drive near-term business strategies. It consists of an annual cash award with individual target amounts that reflect job grade, business unit or corporate function responsibilities and experience. The funding of AIG’s short-term incentive program is based on the same pre-established performance metrics that produce the “objective company score”, which are discussed below under “—Objective Company Score.”

As applied to our named executives, AIG’s short-term incentive program is based on an objective company score and a participant’s individual performance evaluation. In the first quarter of 2015, each business unit or segment of AIG is allocated a target amount of funding for its short-term incentive awards, which is based on the aggregate individual short-term incentive target opportunities of its participating employees. In the first quarter of 2016, this aggregate target amount for each business unit or segment is multiplied by the objective company score, which ranges from 0% to 125%, to determine the total pool of short-term incentive funding available to the business unit or segment. Each participant’s short-term incentive award is then determined, either below, at or above his or her individual target, based on the participant’s individual performance as evaluated by the participant’s managers and, in the case of Ms. DeMaio, AIG’s Compensation and Management Resources Committee (“AIG’s compensation committee”). For AIG’s executives in grade level 27 or above, which included Ms. DeMaio in 2015, one-half of any amount earned is deferred for one year and subject to clawback.

Objective Company Score. The objective company score is based on a single set of performance metrics that applies to all participants and ranges from 0% to 125% of target. The five company performance metrics for 2015 measure either profitability, expense management or risk-adjusted growth. The profitability performance metrics are normalized insurance company pre-tax operating income and normalized AIG return on equity (excluding deferred tax assets), the expense management performance metric is normalized AIG gross general operating expenses, and the risk-adjusted growth performance metrics are normalized production risk-adjusted profitability for AIG’s Property Casualty and Personal Insurance operating segments and normalized value of new business for AIG’s Retirement, Life, Institutional Markets and Mortgage Guaranty operating segments. The reasons for selecting each metric and the weightings are summarized below. AIG’s compensation committee determines the objective company score.

(a)	Each of these goals represents a non-GAAP financial measure. For an explanation of how these measures are calculated, see “—Non-GAAP Financial Measures.”

2015 Performance. In the first quarter of 2016, AIG’s compensation committee determined the objective company score for 2015 was 11% below target, or 89%, after reviewing performance against the pre-established performance metrics and normalization principles. AIG’s compensation committee retained the discretion to adjust the performance criteria and results, which it did not exercise for 2015.

Individual Performance Evaluation. For participants other than AIG’s Executive Leadership Team (of which none of our named executives were members), an individual’s short-term incentive award is based on his or her individual performance evaluation. Ms. DeMaio’s individual performance is reviewed and evaluated by AIG management and AIG’s compensation committee and is based on achievement of key financial, strategic, operational and organizational goals established for Ms. DeMaio in early 2015. For each of the other named executives, individual performance is reviewed and evaluated by his managers and is based on the named executive’s achievement of goals and accomplishments specific to his business unit and role.

For Ms. DeMaio, AIG’s compensation committee reviewed the following significant financial, strategic, operational and organizational achievements in determining her 2015 short-term incentive award:

Metric	Significant Achievements
Financial	Achieved across various performance metrics, including: normalized AIG Commercial Insurance pre-tax operating income (underperformed target by 7.3%), the contribution of the normalized AIG Mortgage Guaranty business to AIG pre-tax operating income (exceeded target by 6.9%), normalized value of new business for the AIG Mortgage Guaranty business (exceeded target by 28.1%) and normalized gross underwriting function general operating expenses (outperformed target by 1.5%).

Strategic	Designed and implemented customer profitability analytics to drive business decisions concerning products and pricing offered. Deployed strategies to ensure capital is being managed optimally. Explored and identified options of possible future products to expand consumer base.

Operational	Improved internal data collection and systems. Achieved expense management by eliminating work duplication with a goal to improve customer experience.

Organizational	Implemented products and solutions for customers that meet customer needs while ensuring proper risk practices are adhered to. Ensured each company employee’s goals are centered around providing valued service to customers and hired a Chief Customer Officer to lead efforts in putting customers first. Implemented solutions to enhance technology capabilities across the company.

For Mr. Compton, the following key achievements were considered in determining his 2015 short-term incentive award: achieved across various financial performance metrics, including the contribution of the normalized AIG Mortgage Guaranty business to AIG pre-tax operating income (exceeded target by 6.9%), normalized value of new business for the AIG Mortgage Guaranty business (exceeded target by 28.1%) and normalized gross underwriting function general operating expenses (outperformed target by 1.5%); contributed to major strategic company decisions on information technology projects, product offerings and pricing strategies; helped lead successful execution of the Bellemeade Re transaction in July 2015; implemented originator profitability metrics across all strategic accounts; developed and implemented new metrics for company financial measures; improved retention of the company’s top performing employees; implemented a diversity inclusion strategy; and supported implementation of new billing functionality and new policy administration function.

For Mr. Gould, the following key achievements were considered in determining his 2015 short-term incentive award: outperformed goal of NIW by nearly $15 billion; achieved normalized AIG Mortgage Guaranty business contribution to AIG pre-tax operating income (exceeded target by 6.9%), normalized value of new business for the AIG Mortgage Guaranty business (exceeded target by 28.1%); increased capability of our loan evaluation services subsidiary to purchase loans and managed expenses under budget; helped implement products and solutions for customers that meet customer needs while ensuring proper risk practices are adhered to; managed expenses by implementing internal process improvements and technological enhancements; implemented new internal data system for customer and product metrics; and helped maintain error rate on claims below 1% and material underwriting defect rate below 2%.

For Mr. Parrent, the following key achievements were considered in determining his 2015 short-term incentive award: supported growth by ensuring new products were responsibly designed; supported the development of a new program to ensure consistency and transparency in the measurement of internal capital on mortgage insurance exposures; led AIG’s real estate risk function; managed expenses within 2015 budget; partnered with functions across AIG to develop and implement a mortgage risk transfer framework; improved the quality assurance experience for customers; established risk metrics and created a monitoring framework to ensure portfolio composition stays aligned with business objectives; conducted in-depth reviews of company risk and financial models; provided operational risk oversight and support to increase efficiency through technological enhancements, new pricing processes and review of information technology procedures; established operational risk training and awareness programs; implemented enhancements to risk identification, prioritization and acceptance across the company.

For Mr. Weider, the following key achievements were considered in determining his 2015 short-term incentive award: led development and release of customer-facing technologies, including a new mobile application, to improve customer experience and engagement; ensured compliance with policies regarding sourcing and approvals; supported implementation of new policy administration system; outperformed across several company and informational technology financial performance metrics; identified and implemented information technology security and risk management solutions; and supported information technology solutions across the company.

Determination of Earned 2015 Short-Term Incentive Awards. Based on the objective company score and each named executive’s individual performance evaluation, the named executives earned the following short-term incentive amounts for 2015. For Ms. DeMaio, payment of 50% of her earned award will be deferred until March 2017.

Named Executive Officer	Individual Target Amount	Earned Award Amount

Donna DeMaio	$875,000	$1,012,375
Charles Compton	$160,000	$142,400
Brian Gould	$300,000	$267,000
Thomas Parrent	$182,200	$178,374
Joseph Weider	$175,000	$186,900

Long-Term Incentive

AIG’s long-term incentive program was introduced in 2013 and consists entirely of performance share unit (“PSU”) awards that are earned between 0% to 150% based on achievement of performance metrics over a three-year period. Following the three-year performance period, earned PSUs vest in three equal, annual installments, resulting in a five-year time horizon to vest in the full award. Vested PSUs are settled in AIG common stock (or, at the election of AIG, in cash). AIG believes that providing a significant portion of an executive’s compensation in equity, based on performance metrics over a three-year period and subject to an additional vesting period, will drive long-term value creation for its shareholders and appropriately account for the time horizon of risks.

To determine PSU grants, the target dollar amount of a named executive’s long-term incentive award is converted to a number of PSUs based on the average closing price of AIG common stock over the calendar month preceding the reference date, rounded down to the nearest whole unit. In general, the reference date refers to the grant date in the case of annual awards, the date of the offer of employment to a new hire or the effective date of a recipient’s promotion. For awards granted in 2015, earned PSUs range from 0% to 150% of the target grant based primarily on achieving relative total shareholder return (“TSR”) for the 2015 to 2017 performance period, in order to align with AIG’s business strategy and evaluate long-term performance relative to peers. To protect against excessive risk-taking, the TSR metric is balanced by the inclusion of credit default swap (“CDS”) spread as a risk adjustment metric (measured based on relative final CDS spread on five-year senior unsecured debt for 2015 awards). Earned PSU awards granted in 2015 vest one-third in January of each of 2018, 2019 and 2020.

The table below summarizes the two performance metrics used for the 2015 to 2017 performance period. Relative TSR is weighted 75%, and relative final CDS spread is weighted 25%. Actual performance below threshold will result in a 0% payout for that metric.

Performance Metric	Weighting	Threshold	Target	Maximum

Relative TSR	75%	25th percentile	55th percentile	75th percentile
Relative Final CDS Spread	25%	5th percentile	20–80th percentile	95th percentile

Payout		50%	100%	150%

Results will be certified by AIG’s compensation committee in the first quarter of 2018, and one-third of any earned PSUs will vest in each of January 2018, 2019 and 2020. Once earned, vested PSUs are settled in AIG common stock.

For 2015 long-term incentive awards, dividend equivalent rights in the form of additional PSUs accrue commencing with the first dividend record date of AIG common stock following the PSU grant date, are subject to the same vesting and performance conditions as the related PSUs and are paid when such related earned shares (if any) are delivered. The number of additional PSUs earned at any such time will be equal to (1) the cash dividend amount per share of AIG common stock times (2) the number of PSUs covered by the award (and, unless otherwise determined by AIG, any dividend equivalent units previously credited under the award) that have not been previously settled through the delivery of shares (or cash) prior to such date, divided by the fair market value of a share of AIG common stock on the applicable dividend record date.

Compensation Structure—Indirect Compensation Components

Welfare and Other Indirect Benefits. Our named executives generally participate in the same broad-based health, life and disability benefit programs as AIG’s other employees.

Retirement Benefits. AIG provides a number of retirement benefits to eligible employees, including both defined contribution plans (such as 401(k) plans) and traditional pension plans (called defined benefit plans). These plans can be either tax-qualified or non-qualified.

AIG’s only active defined contribution plan for the named executives is a 401(k) plan, which is tax-qualified. The plan was amended effective January 1, 2012 to provide all participants with a match of 100% of the first 6% of their eligible compensation contributed up to the IRS compensation limit ($265,000 for 2015). Accordingly, for the named executives in 2015, AIG matched a percentage of their contributions to the 401(k) plan up to $15,900. Effective January 1, 2016, AIG also provides a contribution of 3% of eligible compensation to all employees eligible to participate in the 401(k) plan, in addition to the 6% matching contribution, subject to IRS limits.

AIG’s defined benefit plans include the AIG Retirement Plan (the “Qualified Retirement Plan”) and the AIG Non-Qualified Retirement Income Plan (the “Non-Qualified Retirement Plan”). Each of our named executives participates in the Qualified Retirement Plan and the Non-Qualified Retirement Plan. Both of these plans provide for a yearly benefit based on years of service, average final salary, as well as pay credits and interest credits.

Effective January 1, 2016, benefit accruals under the Qualified Retirement Plan and the Non-Qualified Retirement Plan were frozen. As a result, the Qualified Retirement Plan and the Non-Qualified Retirement Plan were closed to new participants, and current participants no longer earn additional benefits. These plans and their benefits are described in greater detail in “—Post-Employment Compensation—Pension Benefits.”

Perquisites and Other Compensation. To facilitate the performance of their management responsibilities, AIG provides some employees, including some of our named executives, with perquisites, which represent a very modest portion of total compensation and are usual and customary for similar businesses. In 2015, the perquisites provided to our named executives consisted of parking near our corporate headquarters in Greensboro, North Carolina.

Termination Benefits and Policies. AIG provides severance benefits to its executives in order to offer competitive total compensation packages, ensure executives’ ongoing retention when considering potential transactions that may create uncertainty as to their future employment with AIG and enable AIG to obtain a release of employment-related claims.

AIG’s 2012 Executive Severance Plan (the “2012 ESP”) applies to AIG executives in grade level 27 or above, which includes Ms. DeMaio. For purposes of the 2012 ESP, a participant’s grade level is the highest level at which he or she was employed at any time in the 12 months immediately prior to the qualifying termination. The 2012 ESP provides for severance payments and benefits upon a termination by AIG without “Cause” or if a qualifying executive terminates for “Good Reason,” including, for qualifying executives, after a “Change in Control.” In the event of a qualifying termination, a participant is generally eligible to receive severance in an amount equal to the product of a multiplier times the sum of salary and three-year-average annual incentives. The multiplier is either 1 or 1.5 depending on the executive’s grade level and increases to 1.5 or 2 for qualifying terminations within two years following a Change in Control.

AIG maintains its General Severance Plan for other eligible employees, including Messrs. Compton, Gould, Parrent and Weider. The General Severance Plan provides for severance payments and benefits upon a termination by AIG due to specified causes including reductions in force, job elimination, office closings and material restructuring of a position. In the event of a qualifying termination, a participant is generally eligible to receive severance in an amount equal to two weeks of base pay for each year of service, with a minimum of ten weeks base pay and a maximum of 52 weeks base pay.

Historic Compensation Components

Under AIG’s 2011 Long-Term Incentive Plan, participants earned stock appreciation rights (“SARs”) linked to the achievement of company and business unit performance measures and to the performance of AIG’s stock price. The number of SARs a participant earned could range from zero to two times the participant’s target SARs award opportunity, based on performance measures. The actual payout of SARs was based on the decrease or increase in AIG’s stock price over time. Generally, for each SAR a participant was granted, the participant would receive $1 of compensation for each $1 increase in AIG’s stock price over the settlement price, up to a maximum gain per SAR of two times the settlement price. Earned SARs awards were paid out in cash shortly after the vesting date, which was two years after the two-year performance period ended. If AIG’s stock price fell below the settlement price at vesting, the SARs would have no value. The SARs held by Mr. Gould that vested and were settled in 2015 are included in “—Holdings of and Vesting of Previously Awarded Equity—Vesting of Stock-Based Awards During 2015.”

Indemnification and Restrictive Covenants

Pursuant to Ms. DeMaio’s May 2, 2012 offer letter from UGCNC, we will indemnify and hold Ms. DeMaio harmless from, and provide her with advances with respect to any cost, expense or liability arising out of or relating to any act or directions made by Ms. DeMaio in the course of her performing services for us or any affiliated entity, in each case to the maximum extent permitted by law and the certificate of incorporation and bylaws of us and AIG. Ms. DeMaio’s offer letter required her to enter into a Non-Solicitation and Non-Disclosure Agreement with AIG.

Role of AIG’s Compensation Committee

After considering the recommendation of AIG’s chief executive officer, AIG’s compensation committee approves the compensation of key employees under its purview, which included Ms. DeMaio in 2015. AIG’s compensation committee also makes recommendations to AIG’s board of directors with respect to AIG’s compensation programs for other key employees and oversees AIG’s management development and succession planning programs.

Relationship of Compensation Policies and Practices to Risk Management

AIG’s executive compensation program is designed to avoid incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of AIG and its subsidiaries, including UGC and its subsidiaries. AIG’s Enterprise Risk Management (“ERM”) conducted its annual risk assessment in 2015 to evaluate AIG’s active incentive plans and to assign a risk rating of low, medium or high to each plan. For plans which had been reviewed in 2014 and rated low risk, ERM reviewed a sample of such plans in 2015. No plan was categorized as high risk, and ERM concluded that AIG’s compensation policies and practices are not reasonably likely to have a material adverse effect on AIG.

Other Considerations

Clawback Policy. In 2013, AIG’s compensation committee adopted and implemented a comprehensive Clawback Policy to encourage sound risk management and individual accountability. The Clawback Policy covers all executive officers and any other employee as determined by AIG’s compensation committee and applies to covered compensation for such executive officers and employees. For Ms. DeMaio, covered compensation includes both her short-term and long-term 2013, 2014 and 2015 incentive awards, and for each of the other executive officers, covered compensation includes his 2013, 2014 and 2015 long-term incentive awards. In the event that AIG’s compensation committee determines that a triggering event under the Clawback Policy has occurred, the committee may require a covered employee to forfeit and/or repay all or any portion of any unpaid covered compensation or covered compensation paid in the 12 months (or such longer period of time as required by any applicable statute or government regulation) preceding the event. Triggering events generally include a material financial restatement; the award or receipt of covered compensation based on materially inaccurate financial statements or performance metrics that are materially inaccurately determined; a failure of risk management, including in a supervisory role, or material violation of AIG’s risk policies; and an action or omission that results in material financial or reputational harm to AIG.

No-Hedging Policy. AIG’s Code of Conduct and Insider Trading Policy prohibit employees, including our named executives, from engaging in hedging transactions with respect to any of AIG’s securities, including by trading in any derivative security relating to AIG’s securities.

Tax Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows a tax deduction to a publicly traded corporation that pays compensation in excess of $1 million to any of its named executive officers (other than the chief financial officer) in any taxable year, unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers. However, we believe that retaining the flexibility to attract, retain and motivate our employees with a program that supports long-term value creation, even though some compensation awards may not be deductible, is in the best interests of our shareholders, and we reserve the right to pay amounts that are not deductible under Section 162(m).

Non-GAAP Financial Measures

Certain of the performance metrics used in AIG’s incentive program are “non-GAAP financial measures” under SEC rules and regulations. The non-GAAP financial measures presented may not be comparable to similarly named measures reported by other companies. The definition for each non-GAAP financial measure referenced in this Compensation Discussion and Analysis is set forth below.

“Normalized insurance company pre-tax operating income” is Insurance company pre-tax operating income (defined below) as adjusted by the Insurance Company Normalizations (defined below).

•	“Insurance company pre-tax operating income” is the sum of the Pre-tax operating income (defined below) for AIG’s Commercial Insurance and Consumer Insurance reportable segments. Pre-tax operating income is derived by excluding the following items from Pre-tax income: changes in fair values of securities used to hedge guaranteed living benefits; net realized capital gains and losses; changes in benefit reserves and deferred policy acquisition costs, value of business acquired (“VOBA”) and sales inducement assets (“SIA”) related to net realized capital gains and losses; other income and expense—net; and non-operating litigation reserves and settlements.

•	“Insurance Company Normalizations” are (1) normalizations for variance from expectations with respect to severance costs, acceleration of incentive vesting for terminations, fluctuations in compensation expense associated with changes in the share price of AIG’s common stock, direct marketing expenses, acquisition costs, alternative investment returns, fair value option asset returns, natural catastrophe losses different from the budgeted modeled average annual losses, severe losses and the impact of foreign exchange rates; and (2) the exclusion of the impact of prior year loss development, net of additional premium and change in discount.

“Normalized AIG return on equity (excluding deferred tax assets)” is (1) After-tax operating income attributable to AIG (defined below), adjusted by the tax adjusted ROE Normalizations (defined below), divided by (2) average shareholders’ equity, adjusted to exclude the average deferred tax assets, the average accumulated other comprehensive income and the impact on shareholders’ equity of the aggregate of the ROE Normalizations. Deferred tax assets represent U.S. tax attributes related to net operating loss carryforwards and foreign tax credits.

•	“After-tax operating income attributable to AIG” is derived by excluding the following items from Net income attributable to AIG: deferred income tax valuation allowance releases and charges; changes in fair value of securities used to hedge guaranteed living benefits; changes in benefit reserves and deferred policy acquisition costs, VOBA, and SIA related to net realized capital gains and losses; reserve development related to non-operating run-off insurance business; restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify the AIG organization; other income and expense—net, related to Corporate and Other run-off insurance lines; loss on extinguishment of debt; net realized capital gains and losses; non-qualifying derivative hedging activities, excluding net realized capital gains and losses; income or loss from discontinued operations; income and loss from divested businesses (including gain on the sale of International Lease Finance Corporation (“ILFC”) and certain post-acquisition transaction expenses incurred by AerCap Holdings N.V. (“AerCap”) in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and related tax effects); legacy tax adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments; and non-operating litigation reserves and settlements.

•	“ROE Normalizations” are (1) normalizations for variance from expectations with respect to catastrophe losses, alternative investment returns, and Direct Investment book and Global Capital Markets income; and (2) the exclusion of the following items: the impact of prior year loss development net of additional premium, net reserve discount changes, fair value changes on investments in PICC Property & Casualty Company Limited and People’s Insurance Company (Group) of China Limited, update of actuarial assumptions, and life insurance incurred but not reported death claim charges.

“Normalized AIG gross general operating expenses” represents general operating expenses adjusted to normalize for variance from expectations with respect to severance costs, acceleration of incentive vesting for terminations, certain expenses associated with long-term and short-term incentive plans, non-deferrable acquisition costs associated with sales, fluctuations in compensation expense associated with changes in the share price of AIG common stock and the impact of foreign exchange rates.

“Normalized production risk-adjusted profitability for Property Casualty and Personal Insurance operating segments” is the underwriting profit or loss for AIG’s Property Casualty and Personal Insurance operating segments plus net investment income, net of the cost of capital. Underwriting profit or loss is based on net premium written during the performance year, estimated ultimate loss ratio adjusted for catastrophic annual average losses, and variable expenses. The net investment income is imputed based upon the prevailing interest rate environment of the performance year. The cost of capital is the product of the capital deployed and the cost of capital rate. The capital deployed is based on an internal capital allocation model and reflects the capital needed for the business underwritten during the performance period. The cost of capital rate is derived from an internal capital asset pricing model. This result is adjusted to normalize for the impact of fluctuations in foreign exchange rates.

“Normalized value of new business for Retirement, Life, Institutional Markets and Mortgage Guaranty operating segments” is the sum of (1) with respect to AIG’s Retirement, Life and Institutional Markets operating segments, the present value, measured at point of sale, of projected after-tax statutory profits emerging in the future from new business sold in the period, as adjusted to normalize fixed annuity sales and margins based on indexing fixed annuity sales to the prevailing interest rate environment and (2) with respect to AIG’s Mortgage Guaranty operating segment, the present value, measured at point of sale, of projected after-tax cash flow profits emerging in the future from new business sold in the period.

Post-Closing Compensation Program

In connection with the offering, we are reviewing and intend to implement an executive compensation program appropriate for us. We anticipate that our compensation philosophy and objectives will be similar to the principles followed by AIG with respect to our management team; however, we will consider the impact of the offering and make appropriate adjustments or additions.

Compensation of Named Executive Officers

Summary Compensation Table

The following table contains information with respect to UGCNC’s named executive officers for 2015. As required by SEC rules, our named executives include the chief executive officer, chief financial officer and the three other most highly paid executive officers. The compensation in the summary compensation table below is not necessarily indicative of how we will compensate our named executive officers in the future. We expect that we will continue to review, evaluate and modify our compensation framework as a result of our becoming a publicly traded company and the compensation program following this offering could vary significantly from our historical practices.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value(3)	All Other Compensation(4)	Total
Donna DeMaio	2015	$601,923	$—		$1,003,835	$1,012,375	$59,074	$16,470	$2,693,677
President and Chief	2014	$450,000	$370,400	(5)	$737,890	$1,150,000	$60,138	$54,368	$2,822,796
Executive Officer	2013	$448,846	$1,921,400	(5)	$699,199	$1,146,600	$16,229	$126,526	$4,358,800

Charles Compton	2015	$285,577	$—		$140,528	$142,400	$30,045	$16,470	$615,020
Executive Vice President	2014	$275,000	$—		$137,697	$210,900	$29,158	$16,387	$669,142
and Chief Financial Officer	2013	$275,000	$—		$130,496	$192,100	$22,503	$15,894	$635,993

Brian Gould	2015	$319,269	$—		$351,342	$267,000	$22,093	$16,470	$976,174
Executive Vice President	2014	$297,115	$—		$370,588	$432,900	$100,260	$16,098	$1,216,961
and Chief Operating Officer	2013	$275,000	$—		$179,485	$342,225	$—	$15,780	$812,490

Thomas Parrent	2015	$363,462	$—		$168,408	$178,374	$33,122	$16,470	$759,836
Executive Vice President	2014	$350,000	$—		$165,091	$262,915	$32,605	$16,098	$826,709
and Chief Risk Officer	2013	$350,000	$—		$156,433	$205,886	$13,695	$17,857	$743,871

Joseph Weider	2015	$303,731	$—		$175,643	$186,900	$24,250	$16,470	$706,994
Executive Vice President and	2014	$282,308	$—		$137,697	$230,880	$31,881	$16,098	$698,864
Chief Business Officer	2013	$272,923	$—		$147,813	$255,360	$21,373	$15,780	$713,249

Footnotes to 2015 Summary Compensation Table

(1)	2015 Amounts. The amounts represent the grant date fair value of PSUs granted for the 2015–2017 performance period under the 2015 AIG Long-Term Incentive (“2015 LTI”) award based on target performance determined in accordance with FASB ASC Topic 718. At the maximum level of performance, the grant date fair value would be: DeMaio—$1,584,527; Compton—$221,815; Gould—$554,580; Parrent—$265,823; and Weider—$277,248. All amounts are subject to clawback under AIG’s Clawback Policy.

2014 Amounts. The amounts represent the grant date fair value of PSUs granted for the 2014–2016 performance period under the 2014 AIG Long-Term Incentive (“2014 LTI”) award based on target performance determined in accordance with FASB ASC Topic 718. At the maximum level of performance, the grant date fair value would be: DeMaio—$1,102,806; Compton—$205,793; Gould—$541,572; Parrent—$246,736; and Weider—$205,793. All amounts are subject to clawback under the AIG’s Clawback Policy.

2013 Amounts. The amounts represent the grant date fair value of PSUs granted for the 2013–2015 performance period under the 2013 AIG Long-Term Incentive (“2013 LTI”) award based on target performance determined in accordance with FASB ASC Topic 718. At the maximum level of performance, the grant date fair value would be: DeMaio—$1,124,985; Compton—$209,960; Gould—$285,087; Parrent—$251,691; and Weider—$374,805. All amounts are subject to clawback under AIG’s Clawback Policy.

Calculation. The performance goals used to measure long-term incentive awards granted in 2015 and 2014 pertain to AIG’s TSR and CDS spread, weighted 75% and 25%, respectively, in each case relative to a specified peer group. The goals for the 2013 LTI awards are AIG’s growth in tangible book value per AIG common share (“TBVPS”) (excluding accumulated other comprehensive income) and TSR weighted 50% each, in each case relative to a specified peer group. The fair value of PSUs to be earned based on AIG’s TBVPS and CDS spreads was based on the closing price of AIG’s common stock on the grant date. However, PSUs granted in 2014 and 2013 that vest based on these goals were discounted by the present value of estimated dividends to be paid during the respective vesting periods as these awards do not accrue dividends or dividend equivalent rights. The fair value of PSUs to be earned based on AIG’s TSR relative to a specified peer group was determined on the grant date using a Monte Carlo simulation. See Note 8 to our audited consolidated financial statements.

(2)	2015 Amounts. The amounts represent the full amount of the awards earned under the AIG Annual Short-Term Incentive Plan for 2015 (“2015 STI”) performance. 100% of the award was fully vested at the time of the first payment. For Ms. DeMaio, 50% of the award was paid in March 2016 and 50% of the award is deferred until March 2017, and all amounts are subject to clawback under AIG’s Clawback Policy. For each of the other named executives, the award was paid in March 2016.

2014 Amounts. The amounts represent the full amount of the awards earned under the AIG Annual Short-Term Incentive Plan for 2014 (“2014 STI”) performance. 100% of the award was fully vested at the time of the first payment. For Ms. DeMaio, 50% of the award was paid in March 2015 and the remaining 50% of the award was paid in March 2016, and all amounts are subject to clawback under the AIG’s Clawback Policy. For each of the other named executives, the award was paid in March 2015.

2013 Amounts. The amounts represent the full amount of the awards earned under the AIG 2013 Short-Term Incentive Plan for 2013 (“2013 STI”) performance. 100% of the award was fully vested at the time of the first payment. For Ms. DeMaio, 50% of the award was paid in March 2014 and the remaining 50% of the award was paid in March 2015, and all amounts are subject to clawback under the AIG’s Clawback Policy. For each of the other named executives, the award was paid in March 2014.

(3)	The amounts in this column do not represent amounts that were paid to the named executives. Rather, the amounts represent the total change of the actuarial present value of the accumulated benefit under AIG’s defined benefit (pension) plans, including the Qualified Retirement Plan and the Non-Qualified Retirement Plan. These plans are described in “—Post-Employment Compensation—Pension Benefits.”

For 2013, Mr. Gould had a negative change in pension value of $4,987 because, although he actually accrued additional pension benefits for 2013, there was an increase in the discount rate in 2013 that resulted in a decrease in the present values, which more than offset the additional benefit accrued in 2013.

(4)	This column includes life insurance premiums paid for the benefit of the named executives. All named executives are covered under the AIG Basic Group Life Insurance Plan. For group life insurance, the 2015 company-paid costs were: DeMaio—$570; Compton—$570; Gould—$570; Parrent—$570; and Weider—$570.

This column also includes matching contributions by AIG under its 401(k) plan. These matching contributions include the following amounts in 2015: DeMaio—$15,900; Compton—$15,900; Gould—$15,900; Parrent—$15,900; and Weider—$15,900.

For 2015, none of the named executive officers received perquisites or personal benefits with a total value exceeding $10,000, and in accordance with SEC regulations, perquisites and personal benefits have been omitted.

(5)	For 2013, represents the first and second installments of a transition award paid to Ms. DeMaio in January 2013 and April 2013, and for 2014, represents the final installment of the transition award paid in April 2014, in each case pursuant to Ms. DeMaio’s May 2, 2012 offer letter in consideration of compensation foregone from her former employer.

2015 Grants of Plan-Based Awards

The following table details all equity and non-equity plan-based awards granted to each of the named executive officers in 2015.

2015 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: (# of Shares)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold	Target	Maximum	Threshold	Target	Maximum

Donna DeMaio
2015 STI		$—	$875,000	$1,640,625	—	—	—	—	—
2015 LTI	3/15/2015	—	—	—	9,362	18,723	28,085	—	$1,003,835
Charles Compton
2015 STI		$—	$160,000	$300,000	—	—	—	—	—
2015 LTI	3/18/2015	—	—	—	1,311	2,621	3,932	—	$140,528
Brian Gould
2015 STI		$—	$300,000	$562,500	—	—	—	—	—
2015 LTI	3/18/2015	—	—	—	3,277	6,553	9,830	—	$351,342
Thomas Parrent
2015 STI		$—	$182,200	$341,625	—	—	—	—	—
2015 LTI	3/18/2015	—	—	—	1,571	3,141	4,712	—	$168,408
Joseph Weider
2015 STI		$—	$175,000	$328,125	—	—	—	—	—
2015 LTI	3/18/2015	—	—	—	1,638	3,276	4,914	—	$175,643

(1)	Amounts shown reflect the range of possible cash payouts under the AIG Annual Short-Term Incentive Plan for 2015 performance. Actual amounts earned were determined in the first quarter of 2016 and are reflected in the 2015 Summary Compensation Table under Non-Equity Incentive Plan Compensation. For more information on the 2015 short-term incentive awards, including the applicable performance metrics, see “—Compensation Discussion and Analysis—Compensation Structure—Direct Compensation Components—Short-Term Incentive.”
(2)	Amounts shown reflect the potential range of PSUs that may be earned under the 2015 LTI awards. Actual amounts earned are based on AIG achieving relative TSR and relative final CDS spread over the 2015–2017 performance period. Results will be certified by AIG’s compensation committee in the first quarter of 2018. For more information on the 2015 LTI awards, including the applicable performance metrics, please see “—Compensation Discussion and Analysis—Compensation Structure—Direct Compensation Components—Long-Term Incentive.” Holders of PSUs earned under the 2015 LTI awards are also entitled to dividend equivalent rights in the form of additional PSUs beginning with the first dividend record date following the PSU grant date, which are subject to the same vesting and performance conditions as the related PSUs and are paid when such related earned shares (if any) are delivered.
(3)	Amounts shown represent the grant date fair value of the PSU awards for the 2015–2017 performance period determined in accordance with FASB ASC Topic 718 using the assumptions described above in Footnote 1 to the 2015 Summary Compensation Table.

Holdings of and Vesting of Previously Awarded Equity

Outstanding Equity Awards as of December 31, 2015

Equity-based awards held at the end of 2015 by each named executive were issued under the incentive plans and arrangements described below. Shares of AIG common stock deliverable under AIG’s time-vested equity awards will be delivered under the 2013 Omnibus Incentive Plan and 2010 Stock Incentive Plan, as applicable.

The following table sets forth outstanding equity-based awards held by each named executive as of December 31, 2015. There were no option awards held by any of the named executives as of December 31, 2015.

Outstanding Equity Awards as of December 31, 2015

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Donna DeMaio
2015 LTI	—	—	28,403	$1,760,103
2014 LTI	—	—	23,030	$1,427,138
2013 LTI	29,166	$1,807,434	—	—

			Total: 51,433	Total: $3,187,241
Charles Compton
2015 LTI	—	—	3,975	$ 246,331
2014 LTI	—	—	4,298	$ 266,316
2013 LTI	5,443	$337,328	—	—

			Total: 8,273	Total: $ 512,647
Brian Gould
2015 LTI	—	—	9,941	$ 616,013
2014 LTI	—	—	10,746	$ 665,930
2013 LTI	7,193	$445,732	—	—

			Total: 20,687	Total: $1,281,943
Thomas Parrent
2015 LTI	—	—	4,764	$ 295,225
2014 LTI	—	—	5,153	$ 319,300
2013 LTI	6,525	$404,375	—	—

			Total: 9,917	Total: $ 614,525
Joseph Weider
2015 LTI	—	—	4,970	$ 307,960
2014 LTI	—	—	4,298	$ 266,316
2013 LTI	5,304	$328,674	—	—

			Total: 9,268	Total: $ 574,276

(1)	All 2015 LTI awards and 2014 LTI awards are shown at maximum payout and all 2013 LTI awards are shown at actual amounts earned, in each case using the closing sale price of AIG’s common stock on the NYSE on December 31, 2015 of $61.97 per share. Actual amounts earned for the 2013 LTI awards were determined by AIG’s compensation committee in the first quarter of 2016. 2015 LTI award amounts also include additional PSUs accrued in respect of dividend equivalent rights, which are subject to the same vesting and performance conditions as the related PSUs and are paid when such related earned shares (if any) are delivered. Whether the 2015 LTI awards or 2014 LTI awards (and, for the 2015 LTI awards, related dividend equivalents) will be earned at the level shown, or a different level, or at all depends on AIG performance against plan metrics over a three-year performance period. Once earned, all 2015 LTI awards (including related dividend equivalents) to named executives will vest one-third on the first day of January in each of 2018, 2019 and 2020, and all 2014 LTI awards to named executives will vest one-third on the first day of January in each of 2017, 2018 and 2019. One-third of the earned 2013 LTI awards vested on January 1, 2016 and the remaining two-thirds will vest one-third on the first day of January in each of 2017 and 2018.

Vesting of Stock-Based Awards During 2015

The following table sets forth the amounts realized in accordance with SEC rules by each named executive as a result of the vesting of stock-based awards in 2015. There were no options exercised in 2015 by any of the named executives.

2015 Vesting of Stock-Based Awards

Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

Donna DeMaio	—	$—
Charles Compton	—	$—
Brian Gould(1)	5,681	$101,633
Thomas Parrent	—	$—
Joseph Weider	—	$—

(1)	Represents 5,681 shares underlying vested SARs granted on March 22, 2011 that were settled in cash (based on the value of the closing share price of AIG’s common stock over the 30 days preceding the vesting date, January 1, 2015).

Post-Employment Compensation

Pension Benefits

AIG maintains tax-qualified and non-qualified defined benefit (pension) plans providing retirement benefits for employees. Participants in the tax-qualified pension plan vest in and receive their benefits based on length of service. Participants in the non-qualified pension plans vest in and receive these benefits based on their age and length of service. Employees of AIG and its subsidiaries who are paid on a U.S. dollar payroll and are citizens of the United States, or non-citizens working in the United States, are covered under the Qualified Retirement Plan. Participants whose formula benefit is restricted from being fully paid from the Qualified Retirement Plan due to IRS limits on compensation and benefits, including the named executives, are eligible to participate in the Non-Qualified Retirement Plan.

Effective January 1, 2016, benefit accruals under the Qualified Retirement Plan and the Non-Qualified Retirement Plan were frozen. As a result, the Qualified Retirement Plan and the Non-Qualified Retirement Plan were closed to new participants, and current participants can no longer accrue additional benefits after December 31, 2015. However, interest credits continue to accrue on existing cash balance accounts, and participants also continue to earn service credits for purposes of vesting and early retirement eligibility subsidies as they continue to work for AIG.

The benefit formula under the Qualified Retirement Plan and the Non-Qualified Retirement Plan was converted effective April 1, 2012 from a final average pay formula to a cash balance formula comprised of pay credits, calculated based on 6% of a plan participant’s annual pensionable compensation (subject to IRS limitations, on qualified plans ($265,000 in 2015) and annual interest credits (3.04% in 2015)).

The definition of pensionable compensation under the cash balance formula is different from the definition used in the final average pay formula. Effective April 1, 2012, pensionable compensation under the cash balance formula includes base salary, commissions, overtime and annual short-term incentive awards. The Qualified Retirement Plan was subject to IRS compensation limits and the Non-Qualified Retirement Plan was subject to an annual compensation limit of $1,050,000 in 2015.

For purposes of the Qualified Retirement Plan and the Non-Qualified Retirement Plan, each final average pay formula has been based on the average pensionable compensation of a participant during those three consecutive years in the last ten years of credited service that afford the highest such average, not including amounts attributable to overtime pay, quarterly bonuses, annual cash bonuses or long-term incentive awards. However, as a result of the freeze to benefit accruals effective January 1, 2016 to the Qualified Retirement Plan and the Non-Qualified Retirement Plan, each final average pay formula is based on the average pensionable compensation of a participant during those three consecutive years in the last ten years of credited service through December 31, 2015. These participants will receive a benefit under the Qualified Retirement Plan and the Non-Qualified Retirement Plan calculated using either the final average pay formula or the cash balance formula, whichever produces the greater benefit. The Non-Qualified Retirement Plan provides a benefit equal to the portion of the benefit that is not permitted to be paid from the Qualified Retirement Plan due to IRS limits on compensation and benefits. The Qualified Retirement Plan and Non-Qualified Retirement Plan final average pay formula ranges from 0.925% to 1.425% times average final salary for each year of credited service accrued since April 1, 1985 up to 44 years and 1.25% to 1.75% times average final pay for each year of credited service accrued prior to April 1, 1985 up to 40 years. For participants who retire after the normal retirement age of 65, the retirement benefit is actuarially increased to reflect the later benefit commencement date.

Participants in the Qualified Retirement Plan are vested after three years of service and participants in the Non-Qualified Retirement Plan are vested once they attain age 60 with five or more years of service or age 55 with 10 or more years of service.

Participants in the Qualified Retirement Plan can elect to receive their benefit in the form of an annuity or as a lump sum distribution. For Non-Qualified Retirement Plan participants, the benefit they accrued through March 31, 2012 can be paid only in the form of an annuity, and the benefit accrued on and after April 1, 2012 through December 31, 2015 can be paid only in a lump sum.

Early retirement benefits. Each of the domestic pension plans provides for reduced early retirement benefits. These benefits are available to all vested participants in the Qualified Retirement Plan, which as of year-end 2015 included Messrs. Compton, Gould and Weider. The Non-Qualified Retirement Plan provides reduced early retirement benefits to participants who have reached age 55 with ten or more years of service or to participants who have reached age 60 with five or more years of service. As of December 31, 2015, none of our named executives were eligible for early retirement benefits under the Non-Qualified Retirement Plan. The early retirement reduction factors in the Non-Qualified Retirement Plan are based upon age as of the retirement date and years of credited service.

In the case of early retirement, participants in the Qualified Retirement Plan and the Non-Qualified Retirement Plan under the final average pay formula will receive the plan formula benefit projected to normal retirement at age 65 (using average final salary as of the date of early retirement), but prorated based on years of actual service, then reduced by 3%, 4% or 5% (depending on age and years of credited service at retirement) for each year that retirement precedes age 65. Participants in the Qualified Retirement Plan and Non-Qualified Retirement Plan will continue to receive service credit on and after the January 1, 2016 freeze date in determining age and length of service for early retirement subsidies and vesting purposes. Participants in the Qualified Retirement Plan with at least three years of service to AIG have a vested reduced retirement benefit pursuant to which, in the case of termination of employment prior to reaching age 65, such participants may elect to receive a reduced early retirement benefit commencing at any date between their date of termination and age 65. Participants in the Qualified Retirement Plan may choose to receive a lump sum payment or an annuity option upon normal or early retirement. Participants in the Non-Qualified Retirement Plan must receive the benefit accrued through March 31, 2012 in the form of an annuity and the benefit accrued on and after April 1, 2012 through December 31, 2015 in a lump sum.

Death and disability benefits. Each of the domestic pension plans also provides for death and disability benefits. The death benefit payable to a participant’s designated beneficiary under the Qualified Retirement Plan and the Non-Qualified Retirement Plan will generally equal the participant’s lump sum benefit or cash balance account.

Under the Qualified Retirement Plan and the Non-Qualified Retirement Plan, prior to the January 1, 2016 freeze date, participants who became disabled and received payments under AIG’s long-term disability plan, and whose benefit was determined under the final average pay formula, continued to accrue credited service, and participants whose benefit was determined under the cash balance formula continued to receive interest and pay credits to their cash balance account, for a maximum of three additional years. On and after the January 1, 2016 freeze date, participants who receive payments under AIG’s long-term disability plan continue to receive service credit in determining age and length of service for early retirement subsidies and vesting purposes, and participants whose benefit is determined under the cash balance formula continue to receive interest credits to their cash balance account, for a maximum of three additional years.

As with other retirement benefits, in the case of death and disability benefits, the formula benefit under the Non-Qualified Retirement Plan is reduced by amounts payable under the Qualified Retirement Plan.

2015 pension benefits. The following table details the accumulated benefits under the pension plans in which each named executive participates. In accordance with SEC rules, these accumulated benefits are presented as if they were payable upon the named executive’s normal retirement at age 65. However, it is important to note that the benefits shown for the named executives are at least partially unvested and could be received at lower levels due to reduced benefits or forfeited entirely if the named executive does not continue to work at AIG for the next several years.

AIG has not granted extra years of credited service under the defined benefit plans described above to any named executive.

2015 Pension Benefits

Name	Plan Name	Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During 2015
Donna DeMaio	AIG, Inc. Retirement Plan	2.583	$44,831	$—
	Non-Qualified Retirement Income Plan	2.583	$90,610	$—

	Total		$135,441	$—

Charles Compton	AIG, Inc. Retirement Plan	3.000	$48,059	$—
	Non-Qualified Retirement Income Plan	3.000	$33,647	$—

	Total		$81,706	$—

Brian Gould	AIG, Inc. Retirement Plan	16.333	$255,550	$—
	Non-Qualified Retirement Income Plan	16.333	$65,101	$—

	Total		$320,651	$—

Thomas Parrent	AIG, Inc. Retirement Plan	2.750	$40,204	$—
	Non-Qualified Retirement Income Plan	2.750	$39,218	$—

	Total		$79,422	$—

Joseph Weider	AIG, Inc. Retirement Plan	3.583	$49,456	$—
	Non-Qualified Retirement Income Plan	3.583	$35,209	$—

	Total		$84,665	$—

(1)	The named executives had the following years of service with AIG as of December 31, 2015: Ms. DeMaio—3.614; Mr. Compton—4.036; Mr. Gould—16.921; Mr. Parrent—3.767; and Mr. Weider—4.668.
(2)

Ms. DeMaio. Ms. DeMaio had fewer years of credited service than actual service under the Qualified Retirement Plan and the Non-Qualified Retirement Plan because at the time she was hired, employees were required to wait a year after commencing employment with AIG before becoming participants in these plans. Ms. DeMaio became a participant in the Qualified Retirement Plan and the Non-Qualified Retirement Plan effective June 1, 2013 after she completed one year of service with AIG. She participates in the Qualified Retirement and Non-Qualified Retirement Plans under the cash balance formula.

Mr. Compton. Mr. Compton had fewer years of credited service than actual service under the Qualified Retirement Plan and the Non-Qualified Retirement Plan because at the time he was hired, employees were required to wait a year after commencing employment with AIG before becoming participants in these plans. Mr. Compton became a participant in the Qualified Retirement Plan and the Non-Qualified Retirement Plan effective January 1, 2013 after he completed one year of service with AIG. He participates in the Qualified Retirement and Non-Qualified Retirement Plans under the cash balance formula.

Mr. Gould. Mr. Gould had fewer years of credited service than actual service under the Qualified Retirement Plan and the Non-Qualified Retirement Plan because at the time he was hired, employees were required to wait a year after commencing employment with AIG before becoming participants in these plans and received credit for service retroactive to six months of employment. Mr. Gould became a participant in the Qualified Retirement Plan and the Non-Qualified Retirement Plan effective September 1, 1999. He participates in the Qualified Retirement and Non-Qualified Retirement Plans under the cash balance formula.

Mr. Parrent. Mr. Parrent had fewer years of credited service than actual service under the Qualified Retirement Plan and the Non-Qualified Retirement Plan because at the time he was hired, employees were required to wait a year after commencing employment with AIG before becoming participants in these plans. Mr. Parrent became a participant in the Qualified Retirement Plan and the Non-Qualified Retirement Plan effective April 1, 2013 after he completed one year of service with AIG. He participates in the Qualified Retirement and Non-Qualified Retirement Plans under the cash balance formula.

Mr. Weider. Mr. Weider had fewer years of credited service than actual service under the Qualified Retirement Plan and the Non-Qualified Retirement Plan because at the time he was hired, employees were required to wait a year after commencing employment with AIG before becoming participants in these plans. Mr. Weider became a participant in the Qualified Retirement Plan and the Non-Qualified Retirement Plan effective June 1, 2012 after he completed one year of service with AIG. He participates in the Qualified Retirement and Non-Qualified Retirement Plans under the cash balance formula.

The actuarial present values of the accumulated benefits are based on service and earnings as of December 31, 2015 (the pension plan measurement date for purposes of AIG’s financial statement reporting). The actuarial present values of the accumulated benefits under the Qualified Retirement Plan and the Non-Qualified Retirement Plan are calculated based on payment of a life annuity beginning at age 65, or current age if older. The discount rate assumption is 4.32% for the Qualified Retirement Plan and 4.27% for the Non-Qualified Retirement Plan. The mortality assumptions are based on the RP-2014 annuitant white collar mortality table projected using the AIG improvement scale.

Non-Qualified Deferred Compensation

None of the named executives participate or have account balances in any non-qualified deferred compensation plans.

Potential Payments on Termination

Executive Severance Plan. AIG maintains the 2012 ESP for executives in grade level 27 or above, which includes Ms. DeMaio.

Severance benefits. The 2012 ESP provides for severance payments and benefits upon a termination by AIG without “Cause” or by a qualifying executive (including Ms. DeMaio) for “Good Reason,” including, for qualifying executives, after a “Change in Control.” In the event of a qualifying termination, subject to the participant’s execution of a release of claims and agreement to abide by certain restrictive covenants, a participant is generally eligible to receive:

•	For terminations on and after April 1 of the termination year, a pro rata annual short-term incentive for the year of termination based on the participant’s target amount and actual company (and/or, if applicable, business unit or function) performance, paid at the same time as such short-term incentives are regularly paid to similarly situated active employees; and

•	Severance in an amount equal to the product of a multiplier times the sum of salary and average short-term incentive paid for the preceding three completed calendar years. For Ms. DeMaio, the multiplier is 1 based on her grade level and increases to 1.5 for qualifying terminations within two years following a Change in Control.

Severance generally will be paid in a lump sum. Participants are entitled to continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a $40,000 payment that may be applied towards such coverage and one year of additional age and service under AIG’s non-qualified pension plans and AIG’s Medical Plan solely for purposes of determining vesting and eligibility, not benefit accruals. The one year of additional age and service is also used for the purpose of determining eligibility to enroll in retiree medical coverage.

Restrictive covenants. Pursuant to the release of claims that each participant must execute to receive benefits under the 2012 ESP, each participant is generally prohibited from:

•	Engaging in, being employed by, rendering services to or acquiring financial interests in businesses that are competitive with AIG for a period of six months after termination;

•	Interfering with AIG’s business relationships with customers, suppliers or consultants for a period of six months after termination;

•	Soliciting or hiring AIG’s employees for a period of one year after termination; and

•	Disclosing AIG’s confidential information at any time following termination.

Definitions. Under the 2012 ESP:

•	“Cause” generally means

•	the participant’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (1) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, (2) on a felony charge or (3) on an equivalent charge to those in clauses (1) and (2) in jurisdictions which do not use those designations;

•	the participant’s engagement in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act);

•	the participant’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which AIG or any of its subsidiaries or affiliates is a member; or

•	the participant’s material violation of AIG’s codes of conduct or any other AIG policy as in effect from time to time.

•	“Change in Control” generally means

•	individuals who, on the effective date of the 2012 ESP, constitute the board of directors of AIG (or subsequent directors whose election or nomination was approved by a vote of at least two-thirds of such directors, including by approval of the proxy statement in which such person is named as a nominee for director) cease for any reason to constitute at least a majority of the board;

•	any person is or becomes a beneficial owner of 50% or more of AIG’s voting securities (for this purpose, person is as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act);

•	consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving AIG that results in any person becoming the beneficial owner of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such transaction;

•	a sale of all or substantially all of AIG’s assets; or

•	AIG shareholders approve a plan of complete liquidation or dissolution of AIG.

•	“Good Reason” generally means a reduction of more than 20% in the participant’s annual target direct compensation.

General Severance Plan. AIG maintains the General Severance Plan for eligible employees, which includes Messrs. Compton, Gould, Parrent and Weider.

Severance Benefits. The General Severance Plan provides for severance payments and benefits upon a termination by AIG due to one of several causes, including (1) a reduction in force; (2) elimination of a job; (3) office closing; (4) immediate return from an approved leave of absence when no comparable employment is available; (5) a material restructuring of the fundamental nature, scope and complexity of the employee’s position that requires, (A) materially different skills, licenses or requirements that were not necessary for success in the position prior to the restructuring, (B) cessation of employment that occurs within one year after the restructuring began, for failure to perform at acceptable levels in the restructured position; and (C) failure to perform duties in the restructured position at an acceptable level to have resulted from not having the necessary skills or requirements for the restructured position; or (6) termination for an individualized reason, including underperformance by the employee that has not been resolved after a period in which the employee is subject to active performance management to help resolve the performance issues and the employee undertakes a good faith effort to improve performance.

Severance payments and benefits are not available to employees who are terminated for “Cause” or who voluntarily resign. “Cause” is defined in the same as in the 2012 ESP as set forth above. Severance payments and benefits are also not available to employees who work in a business unit, or portion of a business unit, of AIG which is sold to, merged with or outsourced to another company and (1) the employee is offered comparable employment with the other company, (2) the employee continues working immediately after the applicable transaction without interruption in comparable employment with the other company, or (3) the employee is offered and accepts an offer of employment from the other company that does not constitute comparable employment.

In the event of a qualifying termination, subject to the participant’s execution of an agreement and general release acceptable to AIG and compliance with any other employment-related covenants applicable to the participant, a participant in grade 24 or above, which includes each of Messrs. Compton, Gould, Parrent and Weider, is generally eligible to receive:

•

For terminations on and after April 1 of the termination year, a pro rata annual short-term incentive for the year of termination based on the participant’s target amount and actual company (and/or, if applicable, business unit or function) performance, paid at the same time as such short-term incentives are regularly paid to similarly situated active employees; and

•	Two weeks of base pay for each year of service, with a minimum of ten weeks of base pay and a maximum of 52 weeks of base pay.

However, if the participant is terminated due to an individualized reason, such as underperformance, the participant will receive 50% of the above-described short-term incentive and cash severance amount.

Severance will be paid in cash in a lump sum or in periodic payments. If participants receives periodic payments, they are entitled to continued AIG-subsidized health coverage based on coverage in effect immediately before termination for the duration of the severance period, which may range from ten to 52 weeks, and, thereafter, continued health coverage under COBRA. Participants are also eligible for certain outplacement services.

Treatment of 2013 LTI, 2014 LTI and 2015 LTI Awards. 2013 LTI awards, 2014 LTI awards and 2015 LTI awards were issued under the 2013 Long Term Incentive Plan, which provides for accelerated vesting of outstanding PSUs in certain termination scenarios. In the case of a participant’s involuntary termination without Cause (defined in the same manner as in the 2012 ESP as set forth above), retirement or disability, or if the participant experiences a qualifying resignation after the first year of a performance period (e.g., on or after January 1, 2016 for the 2015–2017 performance period), the participant’s earned PSUs will vest based on actual performance for the whole performance period and be delivered on the normal settlement schedule. Retirement requires attainment of age 60 with five years of service or attainment of age 55 with ten years of service, and a qualifying resignation requires attainment of both (1) age 50 with at least five years of service and (2) age plus years of service equal to at least 60. In the case of a participant’s death during or prior to adjudication for a performance period or involuntary termination without Cause within 24 months following a Change in Control (defined in the same manner as in the 2012 ESP as set forth above) during a performance period, an amount equal to the participant’s target amount of PSUs (unless AIG’s compensation committee determines to use actual performance through the date of the Change in Control) will vest and be delivered to the participant by the later of the end of the calendar year or two and a half months following death or termination.

Quantification of Termination Payments and Benefits. The following table sets forth the compensation and benefits that would have been provided to each of the named executives if he or she had been terminated on December 31, 2015 under the circumstances indicated (including following a change in control).

Termination Payments and Benefits for the Current Named Executive Officers as of December 31, 2015

Name and Termination Trigger	Annual Short-Term Incentive(1)	Severance(2)	Medical and Life Insurance(3)	Pension Plan Credit(4)	Unvested Stock Awards(5)	Total
Donna DeMaio
By UGCNC for “Cause”	$—	$—	$—	$—	$—	$—
By UGCNC w/o “Cause”	$1,012,375	$2,610,533	$40,000	$—	$3,932,244	$7,595,152
By Executive w/o Good Reason	$—	$—	$—	$—	$—	$—
By Executive with Good Reason	$1,012,375	$2,610,533	$40,000	$—	$—	$3,662,908
Qualifying Termination following a change in control(6)	$1,012,375	$3,415,800	$40,000	$—	$3,932,244	$8,400,419
Death	$875,000	$—	$—	$12,738	$3,354,374	$4,242,112
Disability(7)	$1,012,375	$—	$—	$—	$3,932,244	$4,944,619
Retirement	$—	$—	$—	$—	$—	$—

Charles Compton
By UGCNC for “Cause”	$—	$—	$—	$—	$—	$—
By UGCNC w/o “Cause”	$142,400	$63,462	$—	$—	$679,067	$884,929
By Executive w/o Good Reason	$—	$—	$—	$—	$—	$—
By Executive with Good Reason	$—	$—	$—	$—	$—	$—
Qualifying Termination following a change in control(6)	$142,400	$63,462	$—	$—	$679,067	$884,929
Death	$160,000	$—	$—	$3,957	$571,239	$735,196
Disability(7)	$142,400	$—	$—	$—	$679,067	$821,467
Retirement	$—	$—	$—	$—	$—	$—

Brian Gould
By UGCNC for “Cause”	$—	$—	$—	$—	$—	$—
By UGCNC w/o “Cause”	$267,000	$228,462	$—	$—	$1,300,317	$1,795,779
By Executive w/o Good Reason	$—	$—	$—	$—	$—	$—
By Executive with Good Reason	$—	$—	$—	$—	$—	$—
Qualifying Termination following a change in control(6)	$267,000	$228,462	$—	$—	$1,300,317	$1,795,779
Death	$300,000	$—	$—	$—	$1,157,847	$1,457,847
Disability(7)	$267,000	$—	$—	$—	$1,300,317	$1,567,317
Retirement	$—	$—	$—	$—	$—	$—

Thomas Parrent
By UGCNC for “Cause”	$—	$—	$—	$—	$—	$—
By UGCNC w/o “Cause”	$178,374	$80,769	$—	$—	$814,038	$1,073,181
By Executive w/o Good Reason	$—	$—	$—	$—	$—	$—
By Executive with Good Reason	$—	$—	$—	$—	$—	$—
Qualifying Termination following a change in control(6)	$178,374	$80,769	$—	$—	$814,038	$1,073,181
Death	$182,200	$—	$—	$9,637	$684,769	$876,606
Disability(7)	$178,374	$—	$—	$—	$814,038	$992,412
Retirement	$—	$—	$—	$—	$—	$—

Joseph Weider
By UGCNC for “Cause”	$—	$—	$—	$—	$—	$—
By UGCNC w/o “Cause”	$186,900	$69,231	$—	$—	$711,478	$967,609
By Executive w/o Good Reason	$—	$—	$—	$—	$—	$—
By Executive with Good Reason	$—	$—	$—	$—	$—	$—
Qualifying Termination following a change in control(6)	$186,900	$69,231	$—	$—	$711,478	$967,609
Death	$175,000	$—	$—	$—	$606,438	$781,438
Disability(7)	$186,900	$—	$—	$—	$711,478	$898,378
Retirement	$—	$—	$—	$—	$—	$—

(1)	These amounts represent annual short-term incentive payments for which the named executives would have been eligible had they been terminated on December 31, 2015. Earned short-term incentives are prorated based on the number of full months the executive was employed in the termination year. Except in the case of death, these short-term incentive payments are based on the named executive’s target amount and actual company performance and paid at the same time such short-term incentives are regularly paid to similarly situated active employees. In the case of death, a named executive’s short-term incentive payment is based on his or her target amount and paid as soon as administratively possible after the date of death (but in no event later than March 15th of the following year). These amounts would have been solely in lieu of, and not in addition to, the annual short-term incentives for 2015 actually paid to the named executives as reported in the 2015 Summary Compensation Table.

(2)	For Ms. DeMaio, under the 2012 ESP, severance would have been paid as a lump sum cash payment as soon as practicable and in no event later than 60 days following the termination date, and would have included an additional amount equal to her 2015 long-term incentive target ($1,000,000 of the amount shown for her in this column). For Messrs. Compton, Gould, Parrent and Weider, under the General Severance Plan, severance can be paid as a lump sum cash payment or in periodic payments over the severance period, which may range from ten to fifty-two weeks.

(3)	For Ms. DeMaio, the amounts in this column reflect a lump sum payment of $40,000 that can be used to pay for COBRA healthcare premiums and life insurance coverage following a qualifying termination. None of the named executives are eligible for company-subsidized retiree medical benefits. The amounts do not include medical and life insurance benefits upon permanent disability or death to the extent that they are generally available to all salaried employees. All of the named executives are eligible participants under the AIG medical and life insurance plans.

(4)	The amount shown for all of the termination events is the increase, if any, above the accumulated value of pension benefits shown in the 2015 Pension Benefits table, calculated using the same assumptions. Where there is no increase in value, the amount shown in this column is zero.

In the event of termination as a result of death, the beneficiary of the named executives or their estates would have received benefits under AIG’s pension plans. The death benefit payable to a vested participant’s designated beneficiary under the Qualified Retirement Plan and the Non-Qualified Retirement Plan generally equals the participant’s lump sum benefit or cash balance account pursuant to the plan provisions applicable to all salaried employees. The death benefits for the named executives are calculated using the actual dates of birth for these individuals’ spouses, and are generally less than the amounts shown in the 2015 Pension Benefits table on a present value basis. In the event of termination as a result of disability, the named executives would have received benefits under AIG’s pension plans. The amounts in this column for termination due to permanent disability represent the increase in the present value, if any, of the named executive’s accumulated pension benefits attributed to interest credits, which continue to accrue on existing cash balance accounts, and service credits, for purposes of vesting and early retirement eligibility subsidies, that would accrue during a period of disability pursuant to the plan provisions applicable to all salaried employees.

All termination benefits, except disability benefits, are assumed to commence at the earliest permissible retirement date. Disability benefits are assumed to commence at age 65.

For information on pension benefits generally, see “—Post-Employment Compensation—Pension Benefits.”

(5)	The amounts in this column represent the total market value (based on the closing sale price on the NYSE of $61.97 on December 31, 2015) of shares of AIG’s common stock underlying unvested equity-based awards as of December 31, 2015.

For the 2013 LTI awards, the amounts in this column include the actual earned PSUs (as determined by AIG’s compensation committee in the first quarter of 2016) in the case of a named executive’s involuntary termination without Cause, involuntary termination without Cause within 24 months following a Change in

Control, retirement or disability, or if the named executive experienced a qualifying resignation. In the case of death, the amounts reflect the target amount of PSUs under each named executive’s 2013 LTI award.

In addition, the amounts in this column include, for all of the named executives, the outstanding PSUs granted under the 2014 LTI and 2015 LTI awards assuming target performance. For the 2014 LTI and 2015 LTI awards, the actual number of PSUs (if any) vesting upon a qualifying termination by AIG without Cause, by executive with or without Good Reason, disability, retirement and, in certain circumstances, following a Change in Control, would be based on actual performance. 2015 LTI award amounts also include additional PSUs accrued in respect of dividend equivalent rights, which are subject to the same vesting and performance conditions as the related PSUs and are paid when such related earned shares (if any) are delivered.

(6)	For Ms. DeMaio, under the 2012 ESP, includes a termination by AIG without Cause or by the executive for Good Reason within 24 months following a Change in Control. For each of the other named executives, under the General Severance Plan includes termination after the merger, sale or outsourcing of his business unit assuming that the named executive (1) is not offered comparable employment with the acquiring company, (2) does not continue working immediately after the applicable transaction without interruption in comparable employment with the other company, or (3) does not accept an offer of non-comparable employment from the other company.

For each named executive, under the 2013 LTI, 2014 LTI and 2015 LTI awards, includes only termination by AIG without Cause within 24 months following a Change in Control, with the amount of PSUs vesting shown at actual amounts earned for the 2013 LTI awards (as determined by AIG’s compensation committee in the first quarter of 2016) and at target for the 2014 LTI and 2015 LTI awards. However, with respect to the 2014 LTI and 2015 LTI awards, for a Change in Control that occurs following a performance period, the actual PSUs vesting, if any, would be based on actual performance, and for a Change in Control that occurs during a performance period, AIG’s compensation committee may determine to use actual performance through the date of the Change in Control rather than target performance to determine the actual PSUs vesting, if any.

(7)	Amounts shown in this row represent the amounts the executive would be entitled to receive upon qualifying for benefits under AIG’s long-term disability plan.

Director Compensation

We have not yet paid any compensation to our director in her capacity as a member of the board of directors. We anticipate that directors who are not our employees or employees of any of our affiliated companies will receive an annual fee of                      for service on the board of directors. All members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of the board of directors.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with AIG

We have been a wholly-owned subsidiary of AIG since 1981, and have been part of AIG’s consolidated business operations. On January 26, 2016, AIG announced its plan to sell up to 19.9% of our common stock in this offering, subject to regulatory and GSE approval, as a first step towards a full separation. Following this offering, we expect that AIG will continue to hold a majority of our outstanding common stock, and as a result AIG will continue to have significant control over our business, including pursuant to the agreements described below. See “Risk Factors—Risks Related to Our Separation from, and Continuing Relationship with, AIG,” Notes 8, 10, 13 and 15 to our unaudited condensed consolidated financial statements and Notes 8, 9, 11, 14 and 17 to our audited consolidated financial statements.

Reinsurance

In the second quarter of 2015, UGRIC entered into a 50% quota share agreement with NUFIC effective January 1, 2015. Under the terms of the original agreement, UGRIC (1) ceded 50% of the risk relating to policies written in 2014 that were current as of January 1, 2015, (2) ceded 50% of the risk relating to all policies written in 2015 and (3) will cede 50% of the risk relating to all policies written in future periods, each in exchange for a 30% ceding commission and reimbursement of 50% of the losses and LAE incurred on covered policies. As defined in the agreement, NUFIC is required to keep in trust the greater of (1) 5.6% of performing risk plus 100% of ceded reserves for loss and LAE or (2) 50% of the applicable risk-based required asset amount.

On February 11, 2016, UGRIC executed a novation and amendment agreement with NUFIC to add two additional AIG affiliates, American Home and Lexington, as reinsurers. Under the terms of the revised agreement, NUFIC and American Home each provide 17.5% quota share coverage and Lexington provides 15% quota share coverage, totaling to a 50% quota share, in each case applied effective as of the original reinsurance date. The novation and amendment agreement also amended the original agreement to terminate on a runoff basis on December 31, 2016 unless renewed with GSE non-disapproval and to provide for settlement of ceded balances on a written basis instead of an earned basis. As a result, $160 million of reinsurance funds withheld were settled and paid to the reinsurers on February 29, 2016. Finally, the novation and amendment agreement amended the level of assets the reinsurers are required to keep in trust to the greater of the amount required to receive statutory credit for the reinsurance or the percentage of the applicable risk-based required asset amount under PMIERs, which changes in part based on the reinsurers’ rating and was 25% as of the effective date of the novation and amendment agreement. The related trust agreement was also amended to include the additional parties.

The 50% quota share agreement calls for quarterly settlement calculated on the basis of statutory earned premiums. For the three months ended March 31, 2016, UGRIC ceded written premiums of $60 million and additional unearned premiums of $15 million. For the year ended December 31, 2015, UGRIC ceded written premiums of $379 million and ceded unearned premium reserves of $253 million. For the three months ended March 31, 2016, we accrued ceding commissions of $18 million, of which $3 million was recorded as an offset to deferred policy acquisition costs, $12 million was recorded as deferred ceding commission and $3 million was recorded as an offset to acquisition and general operating expenses. For the year ended December 31, 2015, we accrued ceding commissions of $113 million, of which $15 million was recorded as an offset to deferred policy acquisition costs, $79 million was recorded as deferred ceding commission and $19 million was recorded as an offset to acquisition and general operating expenses. Paid losses for the three months ended March 31, 2016 and the year ended December 31, 2015 were immaterial under the 50% quota share agreement. The 50% quota share agreement had a significant impact on our results for the three months ended March 31, 2016 and the year ended December 31, 2015, and we expect that it will have an increasing impact on our financial results in future periods as an increasing portion of our IIF will have been ceded under the 50% quota share agreement.

Our former subsidiary, UG Asia, entered into a quota share reinsurance agreement with NUFIC in 2011. The agreement requires UG Asia to cede 100% of its in-force business and associated unearned premium and loss reserves outstanding as of October 1, 2011. In accordance with the terms of the agreement, UG Asia receives a ceding commission equal to 25% of ceded written premiums. The agreement was made on a “funds withheld” basis, whereby UG Asia withheld funds due to NUFIC as security against amounts due to UG Asia up to the sum of ceded unearned premiums and ceded loss and LAE. Total reinsurance premiums ceded under this reinsurance treaty were $2.0 million, $11.3 million, $12.7 million and $6.8 million for the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively. Total ceded losses incurred were insignificant for the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013. On May 2, 2016, UGCNC distributed as a dividend its ownership interest in UG Asia to AIG in preparation for this offering.

UGCNC entered into an excess of loss treaty with NUFIC in 1983. This agreement provided for the recovery of paid losses in excess of 140% of earned premiums as determined in any one calendar year, up to a maximum recovery of $140 million per calendar year. The treaty was terminated as of August 1, 2014. During 2013 and the period in 2014 for which the treaty was in effect, UGRIC made no cessions of losses under this agreement. Total reinsurance premiums under this reinsurance treaty for the years ended December 31, 2014 and 2013 were $3.7 million and $5.9 million, respectively.

Tax Sharing Agreements

Prior to or concurrently with this offering, we and our subsidiaries will enter into one or more new tax sharing and separation agreements, which will govern the respective rights, responsibilities and obligations of AIG on the one hand, and us and our subsidiaries on the other hand, with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. Among other things, the tax sharing and separation agreements will allocate (which may result in required cash payments) to AIG the benefit of the utilization of certain tax attributes, including any deductions we may use as a result of changing the method for reporting gross premiums written from the so-called “accelerated method” to the so-called “annual method” and any deductions resulting from certain net operating loss carryforwards for which AIG has previously reimbursed UGCNC and its subsidiaries. The tax sharing and separation agreements will also separately allocate among the parties any tax liability arising as a result of any failure of any split-off and/or pro rata spin-off to qualify as a tax-free transaction.

Currently UGCNC and its subsidiaries are part of AIG’s consolidated federal income tax group and have recorded taxes in accordance with UGCNC’s accounting policy which states that federal taxes will be computed on a separate return with benefits for loss basis. Under this method, U.S. federal income taxes generally were allocated to UGCNC and UGCNC’s subsidiaries as if each entity were filing its own separate company return except that the net operating losses and certain other tax attributes are characterized as realized (or realizable) when those tax attributes are realized (or realizable) by AIG. UGCNC and its eligible subsidiaries are subject to alternative minimum tax only if the AIG consolidated tax group is subject to alternative minimum tax.

For purposes of determining UGCNC’s standalone tax liability, in addition to the provisions noted above, the relevant current tax sharing agreements stipulate that separate company taxable income will, among other things, be calculated as if UGCNC reported its gross premiums written in accordance with the so-called “annual method” as provided for in Treasury Regulation section 1.832-4(a)(5)(v), notwithstanding that AIG’s U.S. federal consolidated income tax return reports UGCNC’s taxable income based on the so-called “accelerated method” as provided for in Treasury Regulation section 1.832-4(a)(5)(i). Differences between tax amounts computed under accelerated method versus amounts due under the tax sharing agreements with AIG are reflected in UGCNC’s consolidated financial statements as equity transactions (i.e., capital contribution or return of capital).

In periods prior to those for which the tax sharing agreements described above were in effect, UGCNC and certain of its subsidiaries realized certain tax attributes and were paid for such attributes by AIG regardless of whether AIG was able to use such attributes on a consolidated basis. Certain of such tax attributes have not been used by AIG on a consolidated basis to date.

Based on the provisions of the tax sharing agreements with AIG, UGCNC recorded current tax payable of $41.2 million and $33.0 million as of March 31, 2016 and December 31, 2015, respectively and current tax receivable of $23.2 million and $72.3 million as of December 31, 2014 and 2013, respectively. For the three months ended March 31, 2016, UGCNC recorded a deemed capital contribution of $3.5 million. In 2015, UGCNC recorded a deemed return of capital of $85.9 million, and in 2014 and 2013, UGCNC recorded a deemed capital contribution of $170.0 million and $164.4 million, respectively, representing the difference between UGCNC’s current tax liability due under the tax sharing agreements based on the annual method of premium recognition and its current tax liability based on the accelerated method of premium recognition. In 2014, UGCNC recorded a deemed return of capital of $29.9 million as settlement of prior years’ current tax receivable balances.

Pursuant to multiple tax sharing agreements in place prior to 2011 executed with an AIG affiliate, UGCNC was reimbursed for net operating loss carryforwards generated prior to 2011. Under the terms of the agreements, UGCNC is obligated to reimburse the AIG affiliate if such tax benefits have not been ultimately utilized by AIG to offset its consolidated tax liability within the applicable carryforward or carryback period up to the amount of $363 million related to net operating loss carryforwards. The net operating loss carryforward expiration periods range from 2028 to 2031.

Services Agreements

Prior to or concurrently with the completion of this offering, we intend to enter into services agreements with AIG pursuant to which AIG and its subsidiaries will provide various services to us, including, but not limited to, cash management and treasury services, information technology services and administrative services (such as tax, human resources and employee benefit administration). We will pay AIG mutually agreed-upon fees for the services provided by AIG under such agreements. We will be able to terminate a service under an agreement, subject to a minimum notice period and other conditions. After AIG ceases to own more than 50% of our common stock, AIG and UGC intend to enter into a transition services agreement with an expiration of no later than 18 months after the 50% threshold is reached.

Prior to the completion of this offering, we had various service and expense agreements and certain other agreements with AIG and its affiliates which provided for the reimbursement to and from AIG of certain administrative and operating expenses, which include, but are not limited to, cash management and treasury services, information technology services and administrative services (such as tax, human resources and employee benefit administration). The agreements provide for an allocation of corporate expenses based upon a proportional allocation of costs to all AIG subsidiaries. We incurred costs for these services of $5 million, $22 million, $18 million and $16 million for the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively. We also paid an AIG affiliate approximately $87,000 in each of the years ended December 31, 2015, 2014 and 2013 for captive advisory and management services provided to our subsidiary United Guaranty Partners Insurance Company.

Investment Management

Our investment portfolio is managed by a subsidiary of AIG that advises on purchases, sales and related investment management decisions. All fees paid are charged to investment expenses and are included in net investment income in our consolidated financial statements. Total investment expenses were $0.9 million, $3.4 million, $3.2 million and $3.1 million for the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively. Following this offering, we expect to continue to receive investment management services from AIG under a new investment management agreement for the period specified therein.

Pooled Investment Accounts

Our subsidiaries are party to agreements with AIG under which AIG operates a pooled investment account and acts as agent in handling the purchase and sale of short-term securities for the participants. Amounts invested in such pooled accounts were $28 million, $30 million, $45 million and $113 million as of March 31, 2016, December 31, 2015, 2014 and 2013, respectively. Investment income earned on the pooled investment accounts totaled less than $0.1 million for the three months ended March 31, 2016 and $0.1 million, $0.1 million and $0.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Loan Evaluation Services

Through our subsidiary, Connective Mortgage Advisory Company, we provide loan evaluation services to an affiliate of AIG on whole loan investment opportunities. For the three months ended March 31, 2016, fees from these services were $2.2 million. For the years ended December 31, 2015, 2014 and 2013, fees from these services were $10.4 million, $4.0 million and $0.7 million, respectively. Prior to the completion of this offering, UGCNC expects to dividend its ownership interest in this subsidiary to AIG.

Leases

We are party to a lease with an affiliate of AIG for our Las Vegas, Nevada office space. For the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, rent under this lease was less than $0.1 million and approximately $0.3 million, $0.3 million and $0.2 million, respectively. We anticipate total payments of $0.2 million under this lease in 2016.

Investment Transactions

In 2015, we transferred $65 million of private equity and hedge fund investments to AIG affiliated entities in return for $64 million of fixed maturity securities and $1 million of cash.

Compensation and Other Arrangements Concerning Employees

Prior to the completion this offering, our employees participated in certain benefit plans administered by AIG and certain stock-based compensation plans that utilize AIG common stock. For the Qualified Retirement Plan, UGCNC’s allocated share of net expense was approximately $(0.7) million, $5.6 million, $3.0 million and $9.2 million for the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively. For the defined contribution plan, UGCNC’s pre-tax expenses were $2.6 million, $5.4 million, $4.9 million, and $4.5 million for the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively. For the 2013 Long Term Incentive Plan, UGC recognized expenses of $1.4 million, $4.9 million, $2.7 million and $1.3 million for the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively. For UGC’s foreign employees that participate in various local plans, UGCNC’s charge to operations was less than $0.1 million, $0.4 million, $0.4 million and $0.7 million for the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively. For AIG’s post-retirement benefit plans, UGCNC’s charge to operations was less than $0.1 million for the three months ended March 31, 2016 and $0.1 million for each of the years ended December 31, 2015, 2014 and 2013. See “Executive Compensation.”

Prior to the completion of this offering, we had certain employees located in foreign jurisdictions that are employed by one or more affiliates of AIG. We reimburse the AIG affiliate for any salary, tax and other expenses related to these employees. We reimbursed AIG approximately $0.2 million, $0.8 million, $0.9 million and $0.8 million for the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively.

Shareholder Agreement

Prior to or concurrently with the completion of this offering, we will enter into a shareholder agreement with AIG that will govern certain aspects of our continuing relationship. Under the provisions of this agreement, we expect to agree to certain covenants and grant certain rights to AIG that are intended to reflect AIG’s position as a significant shareholder and to facilitate AIG’s compliance with its Federal Reserve supervision and that may impose certain obligations and restrictions on us. Certain of these restrictions will continue for so long as AIG is deemed to control us for purposes of Federal Reserve regulation (which may be at a lower ownership threshold than that at which such rights would be expected to fall away in a similar transaction with a non-regulated parent company). Until the date that AIG is no longer deemed to control us for purposes of Federal Reserve regulation, we will be required to obtain AIG’s prior written approval before undertaking (or permitting or authorizing any of our subsidiaries to undertake) various significant corporate actions, including engaging in certain business activities, entering into mergers or consolidations, amending or terminating material agreements, issuing capital stock (subject to certain exceptions), incurring or guaranteeing indebtedness in excess of certain thresholds (subject to certain exceptions) and entering into certain other significant transactions.

In addition, under the shareholder agreement, AIG will be entitled to designate nominees for election to our board of directors (the number of which will depend on its level of ownership) and to make certain appointments to committees of our board. For so long as AIG controls more than 50% of our outstanding common stock, it will be able to determine the outcome of all matters requiring approval of shareholders, to cause or prevent a change of control of our company and to preclude all unsolicited acquisitions of our company, including transactions that may be in the best interests of our shareholders.

Registration Rights Agreement

Prior to or concurrently with the completion of this offering, we intend to enter into a registration rights agreement with AIG, pursuant to which AIG will be able to require us, beginning after the 180-day lock-up period described under “Underwriting,” to file one or more registration statements with the SEC covering the public resale of registrable securities beneficially owned by AIG. See “Shares Eligible for Future Sale—Registration Rights Agreement.”

Potential Business Opportunities

Our amended and restated certificate of incorporation will provide that AIG and its affiliates and certain of our directors, who have also served or may serve as directors, officers, employees or agents of AIG, are relieved of the obligation to refer potential business opportunities to UGC or to notify UGC of potential business opportunities of which they become aware, and they may instead refer such opportunities to AIG, subject to certain limited exceptions, and may engage in one or more corporate opportunities in the same or similar lines of business as we now engage or propose to engage and otherwise compete with us. See “Description of Capital Stock—Potential Business Opportunities.”

Related Party Transaction Approval Policy

Our board of directors will adopt, prior to the completion of this offering, a related party transaction approval policy. This policy will be described in an amendment to the registration statement of which this prospectus forms a part.

PRINCIPAL AND SELLING SHAREHOLDER

Prior to the completion of this offering, AIG is our only shareholder and owns all the shares of our common stock. AIG is selling              shares of our common stock in this offering (             shares of common stock if the underwriters’ option to purchase additional shares is exercised in full). Following the offering, AIG will own approximately     % of our outstanding common stock, and approximately     % of our common stock if the underwriters exercise their option to purchase additional shares in full.

The following table sets forth certain information with respect to the beneficial ownership of our common stock at                 , 2016 for:

•	all persons known by us to own beneficially more than 5% of our common stock;

•	each of our named executive officers and director; and

•	all executive officers and directors as a group.

For purposes of the following table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which includes in a person’s beneficial ownership any shares of common stock subject to options held by that person that are currently exercisable or are exercisable within 60 days of                 , 2016, but does not deem such shares to be outstanding for purposes of calculating any other person’s percentage ownership of common stock.

Unless otherwise indicated, the address of each beneficial owner presented in the table below is c/o United Guaranty Corp., 230 N. Elm St., Greensboro, North Carolina 27401.

Name and Address of Beneficial Owners and Selling Shareholder	Shares of Our Common Stock Beneficially Owned Before This Offering		Number of Shares Being Offered in This Offering	Shares of Our Common Stock Beneficially Owned After This Offering
	Number of Shares	Percentage of Class		Number of Shares	Percentage of Class
American International Group, Inc.(1)

Named executive officers and directors
Donna DeMaio			—
Charles Compton			—
Brian Gould			—
Thomas Parrent			—
Joseph Weider			—
All executive officers, directors and director nominees as a group ( persons)			—

(1)	The address of American International Group, Inc. is 175 Water Street, New York, New York 10038.

DESCRIPTION OF CAPITAL STOCK

Prior to the completion of this offering, we will file our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and our board of directors will adopt our amended and restated bylaws. We will file the forms of our amended and restated certificate of incorporation and our amended and restated bylaws as exhibits to the registration statement of which this prospectus forms a part. The provisions of our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon completion of the offering and relevant sections of the DGCL are summarized below. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws are only summaries of such provisions and instruments and in each case are qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws that will be filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

Our authorized capital stock will consist of              shares, including: (1)              shares of our common stock, $0.01 par value per share, and (2)              shares of preferred stock, $0.01 par value per share. As of                 , 2016, we had outstanding              shares of our common stock, held of record by one shareholder, and no shares of preferred stock outstanding; and as of                 , 2016, but giving effect to the completion of the offering as if it had happened on such date, we had outstanding                  shares of our common stock (assuming no exercise of the underwriters’ option to purchase additional shares) and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. Our common shareholders will not be entitled to cumulative voting in the election of directors. Except as otherwise provided by law, our certificate of incorporation or our bylaws, including in respect of the election of directors, all matters to be voted on by our shareholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter, assuming the required quorum of a majority of the shares outstanding is present at the meeting of shareholders. In the case of an election of directors, where such a quorum is present, a plurality of the votes cast shall be sufficient to elect each director. Our amended and restated certificate of incorporation and amended and restated bylaws will prohibit shareholders, from and after such time as AIG ceases to hold at least 50% of our outstanding common stock, from taking actions by less than unanimous written consent. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock will be entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. See “Dividend Policy.” Upon the liquidation, dissolution or winding-up of our company, the holders of our common stock will be entitled to receive their ratable share of the net assets of our company available after payment of all debts and other liabilities, subject to the prior preferential rights and payment of liquidation preferences, if any, of any outstanding shares of preferred stock. Holders of our common stock will have no preemptive, subscription or redemption rights. There will be no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our board of directors will have the authority, subject to the limitations imposed by Delaware law, without any further vote or action by our shareholders, to issue preferred stock in one or more series and to fix the designations, powers, preferences, limitations and rights of the shares of each series, including:

•	dividend rates;

•	conversion rights;

•	voting rights;

•	terms of redemption and liquidation preferences; and

•	the number of shares constituting each series.

Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our common stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

There are no current agreements or understandings with respect to the issuance of preferred stock, and our board of directors has no present intentions to issue any shares of preferred stock.

Certain Anti-Takeover Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Applicable Law

Certain provisions of our amended and restated certificate of incorporation, amended and restated bylaws, Delaware law and insurance regulations applicable to our business may discourage or make more difficult a takeover attempt that a shareholder might consider in his, her or its best interest. These provisions may also adversely affect prevailing market prices for our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

For example, our amended and restated certificate of incorporation and amended and restated bylaws will prohibit shareholders from calling special meetings of our shareholders and, from and after such time as AIG ceases to hold at least 50% of our outstanding common stock, from taking action by less than unanimous written consent.

Section 203 of the Delaware General Corporation Law

As a Delaware corporation, we will be subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and officers; or

•	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting stock.

Exclusive Forum

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our shareholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (4) any action asserting a claim governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our amended and restated certificate of incorporation. This choice of forum provision may limit our shareholders’ ability to bring a claim in a judicial forum that such shareholders might otherwise prefer for disputes with us or our directors, officers, employees or agents and may have the effect of discouraging lawsuits against us and our directors, officers, employees and agents. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock— Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a judicial forum that they might otherwise prefer for disputes with us or our directors, officers, employees or agents.”

Insurance Regulations

The insurance laws and regulations of the various states in which our insurance subsidiaries are organized may delay or impede a business combination involving our company. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions may delay, deter or prevent a potential merger or sale of our company, even if our board of directors decides that it is in the best interests of shareholders for us to merge or be sold. These restrictions also may delay sales by us or acquisitions by third parties of our subsidiaries.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will include provisions that limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duties as directors, except, to the extent required by the DGCL, for (1) any breach of their duty of loyalty to us or our shareholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the DGCL or (4) any transaction from which the director derived an improper personal benefit. These provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Our amended and restated certificate of incorporation and amended and restated bylaws will provide for indemnification, to the fullest extent permitted by the DGCL, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of our company, or is or was a director of a subsidiary of ours, or, at our request, serves or served as a director or officer of or in any other capacity for, or in relation to, any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. In addition, we intend to enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such executive officer and director to the fullest extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Potential Business Opportunities

Our amended and restated certificate of incorporation will, to the fullest extent permitted by and in accordance with the DGCL, provide that none of AIG, AIG’s affiliates or our directors who have served or may serve as directors, officers, employees or agents of AIG (each, an “Overlap Director”), shall:

•	have any duty to refrain from engaging in the same or similar business activities in which we engage or otherwise from competing with us;

•	be liable to us, our shareholders or our affiliates for breach of any fiduciary duty solely by reason of the fact that they appropriate a corporate opportunity;

•	have any duty to communicate or offer any transaction or business opportunity to us or any of our affiliates; or

•	be liable to us, our shareholders or any of our affiliates for breach of any fiduciary duty as our shareholder, director or officer solely by reason of having appropriated the corporate opportunity or directed the corporate opportunity to another person.

Our amended and restated certificate of incorporation will provide that any person purchasing or otherwise acquiring shares of our common stock, or any interest therein, is deemed to have notice of the provisions described under this “Potential Business Opportunities” caption and to have consented to such provisions.

Our amended and restated certificate of incorporation will also provide that no contract, agreement, arrangement or transaction entered into between us and AIG prior to the completion of this offering shall be void or voidable or be considered unfair solely because AIG is a party thereto or because any directors, officers or employees of AIG were present at or participated in any meeting at which the contract, agreement, arrangement or transaction was authorized. To the extent permitted by law, no such contract, agreement, arrangement or transaction shall be considered to be contrary to any fiduciary duty of any Overlap Director and no Overlap

Director shall have any fiduciary duty to us (or to any shareholder) to refrain from acting on behalf of us or AIG in respect of any such contract, agreement, arrangement or transaction in accordance with its terms. Future contracts, agreements, arrangements or transactions between us and AIG shall not be void or voidable solely because a director or officer of AIG is present at or participates in the meeting of our board of directors that authorizes the contract, agreement, arrangement or transaction or because his or her votes are counted towards such authorization, provided that (1) our board of directors is aware of the material facts and the board or its committee in good faith authorizes the contract, agreement, arrangement or transaction by a majority vote of the disinterested directors, (2) the shareholders entitled to vote on such matter are aware of the material facts and specifically approve in good faith such contract, agreement, arrangement or transaction, or (3) the contract, agreement, arrangement or transaction is fair to us at the time it is authorized, approved or ratified by our board of directors, a committee thereof or the shareholders.

Listing

We intend to list our common stock on the NYSE under the symbol “UGC”.

Transfer Agent and Registrar

Upon the consummation of this offering, the transfer agent and registrar for our common stock will be                         . The transfer agent’s address is                         .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have              shares of common stock outstanding. Of the shares of common stock outstanding following this offering, the              shares of common stock sold in this offering (            shares of common stock if the underwriters’ option to purchase additional shares is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, except for any such shares of common stock held by our “affiliates,” as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below under “—Rule 144.” All the remaining shares of common stock outstanding will be held by AIG, and will be “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 of the Securities Act. See “—Potential Future Sale or Distribution of Common Stock Held by AIG.” As a result of the contractual lock-up period described below and the provisions of Rule 144, these shares will be available for sale in the public market as presented below:

Shares of Common Stock	Shares Available for Public Sale
The date of this prospectus

days following the date of this prospectus, subject to volume and manner of sale limitations

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, our affiliates who have owned privately-purchased shares for at least six months or who own shares purchased in the open market are entitled to sell these shares as follows. Within any three-month period, each person may sell a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which will equal approximately              million shares immediately after this offering, or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 by affiliates will also be subject to manner of sale provisions, notice requirements and the availability of current public information about us.

A person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us, or any affiliate, at least six months previously, would, beginning 90 days after this offering, also be entitled to sell shares under Rule 144. Such sales would be permitted without regard to the volume limitations, manner of sale provisions or notice requirements described above and, after one year, without any limits, including the public information requirement.

Rule 701

Rule 701 of the Securities Act, as currently in effect, permits any of our employees, officers, directors, consultants or advisors who purchase or receive shares from us pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Subject to any applicable lock-up agreements, Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period requirement of Rule 144, and that non-affiliates may sell such shares in reliance on Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Registration Statement on Form S-8

To the extent we adopt an equity incentive plan prior to the completion of this offering, we intend to file with the SEC, as soon as practicable following the completion of the offering, a registration statement on Form S-8 registering under the Securities Act an aggregate of              shares of common stock underlying equity awards we have made and will make to our employees and certain other qualifying individuals, and the resale of those shares of common stock. The Form S-8 will become effective upon filing and shares of common stock so registered will become freely tradable upon such effectiveness, subject to any applicable vesting restrictions, any restrictions imposed on such resale pursuant to the lock-up agreements entered into with the underwriters for the offering and the Rule 144 volume limitations that apply to our affiliates.

Lock-Up Agreements

We expect that our directors and executive officers and AIG will enter into lock-up arrangements under which they will agree that they will not sell, directly or indirectly, any common stock for a period of 180 days from the date of this prospectus (subject to certain exceptions) without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. See “Underwriting.”

Registration Rights Agreement

Prior to or concurrently with the completion of this offering, we expect to enter into a registration rights agreement with AIG, pursuant to which AIG will be able to require us, beginning after the 180-day lock-up period described under “Underwriting,” to file one or more registration statements with the SEC covering the public resale of registrable securities beneficially owned by AIG. Registrable securities consist of shares of our common stock. We will not be obligated to effect more than one demand registration, in addition to any registration on a shelf registration statement, in any six month period. We will be obligated to file a shelf registration statement, upon any request made by AIG subsequent to the date that is one year from the date of the registration rights agreement (or, if earlier, the date on which we become eligible to use Form S-3 for the registration of securities). In addition, AIG will have certain “piggyback” registration rights, pursuant to which it will be entitled to register the resale of its registrable securities alongside any offering of securities that we may undertake, and the amount of securities we may offer may be subject to “cutback” in certain such cases. These registration rights are transferable by AIG. We will be responsible for the expenses associated with the sale under the agreement by AIG, except for its legal fees and underwriting discounts, selling commissions and transfer taxes applicable to such sale. The registration rights agreement will terminate at such time as no registrable securities remain outstanding.

Potential Future Sale or Distribution of Common Stock Held by AIG

Upon the completion of this offering, AIG will beneficially own approximately     % of our outstanding common stock (approximately           % of our outstanding common stock if the underwriters’ option to purchase additional shares is exercised in full). AIG has announced its plan to sell up to 19.9% of our common stock in this offering, subject to regulatory and GSE approval, as a first step towards a full separation. In addition to regulatory and GSE approval, the separation would be subject to a number of conditions, including the existence of satisfactory market conditions, and, in the case of a transaction intended to be tax-free, an opinion of counsel confirming the tax-free treatment of the transaction to AIG and its shareholders. The conditions to any transaction involved in the separation may not be satisfied, and AIG may decide for any reason not to consummate the separation. Therefore, we are unable to predict whether significant numbers of shares will be sold in the open market or otherwise in anticipation of or following any exchange, distribution or sale of our shares by AIG.

See “Risk Factors—Risks Related to Our Separation from, and Continuing Relationship with, AIG—Following this offering, AIG may not complete the divestiture of our common stock that it owns as planned or at all” and “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—Future sales or distributions of our common stock, such as in a spin- or split-off, may result in substantial sales of our common stock by AIG’s shareholders, including index fund or institutional investors, and could depress the market price for our common stock.”

MATERIAL UNITED STATES TAXATION CONSIDERATIONS

This section describes the material U.S. federal income and, in the case of U.S. alien holders, estate tax consequences of owning, selling and disposing of the common stock that we are offering. It applies to you only if you hold your common stock as a capital asset for tax purposes and purchased your common stock in this offering. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person subject to the alternative minimum tax;

•	a person that owns common stock as part of a hedging or straddle or conversion transaction for tax purposes;

•	a person that purchases or sells common stock as part of a wash sale for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding common stock should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the common stock.

Please consult your own tax advisor concerning the consequences of owning the common stock that we are offering in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

You are a U.S. holder if you are a beneficial owner of common stock and you are, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

You are a U.S. alien holder if you are the beneficial owner of common stock and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from common stock.

You are a “noncorporate” U.S. holder or U.S. alien holder, as applicable, if you are an individual holder for U.S. federal income tax purposes.

U.S. Holders

Distributions

As discussed in “Dividend Policy,” we do not currently expect to pay dividends. In the event that we do make a distribution of cash with respect to our common stock, the distribution will generally constitute dividend income to you to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes. If you are a noncorporate U.S. holder, dividends paid to you will be taxable at preferential rates, provided that you hold your shares of common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. If you are taxed as a corporation, except as described in the next subsection, dividends would be eligible for the 70% dividends-received deduction.

You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the common stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the common stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in the common stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

Limitations on Dividends-Received Deduction

Corporate shareholders may not be entitled to take the 70% dividends-received deduction in all circumstances. Prospective corporate investors in common stock should consider the effect of:

•	Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in certain portfolio stock;

•	Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally at least 46 days during the 91-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

•	Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined below) that is eligible for the dividends-received deduction.

Extraordinary Dividends

If you are a U.S. holder of our common stock that is a corporation for U.S. federal income tax purposes, you will be required to reduce your tax basis (but not below zero) in the common stock by the nontaxed portion of any “extraordinary dividend” if you have not held your stock for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend on the common stock generally would be a dividend that:

•	equals or exceeds 10% of the corporate shareholder’s adjusted tax basis in the common stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend; or

•	exceeds 20% of the corporate shareholder’s adjusted tax basis in the common stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend.

In determining whether a dividend paid on the common stock is an extraordinary dividend, a corporate shareholder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a repurchase that is either non-pro rata as to all shareholders or in partial liquidation of the company, regardless of the shareholder’s holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate shareholder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

If you are a corporate shareholder, please consult your tax advisor with respect to the possible application of the extraordinary dividend provisions of the federal income tax law to your ownership or disposition of common stock in your particular circumstances.

Sale or Exchange of Common Stock Other Than by Repurchase

If you sell or otherwise dispose of your common stock (other than by repurchase), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the common stock. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Repurchase of Common Stock

If we repurchase your common stock, it generally would be a taxable event. You generally would be treated as if you had sold your common stock if the repurchase:

•	results in a complete termination of your stock interest in us;

•	is substantially disproportionate with respect to you; or

•	is not otherwise essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, generally must be taken into account.

If we repurchase your common stock in a repurchase that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the common stock repurchased. This gain or loss would be long-term capital gain or capital loss if you have held the common stock for more than one year.

If a repurchase does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current or accumulated earnings and profits. Any amount in excess of our current and accumulated earnings and profits would first reduce your tax basis in the common stock and thereafter would be treated as capital gain. If a repurchase of the common stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the treatment of your basis in the repurchased common stock.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes its dividend income and its net gains from the disposition of the common stock, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are advised to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the common stock.

U.S. Alien Holders

Except as described below, if you are a U.S. alien holder of common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a U.S. person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are not a U.S. person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

If you are a corporate U.S. alien holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a U.S. alien holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis;

•	you are an individual who holds our common stock as a capital asset and you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes and you held, directly or indirectly, more than 5% of our common stock and certain other conditions are met.

If you are a corporate U.S. alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

Federal Estate Taxes

Common stock held by a U.S. alien holder at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% FATCA withholding tax may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Payments of dividends that you receive in respect of common stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold common stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of common stock could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

In general, if you are a noncorporate U.S. holder, we and other payors are required to report to the IRS all payments of dividends. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your common stock within the United States. Additionally, backup withholding would apply to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a U.S. alien holder, we and other payors are required to report payments of dividends on your common stock on IRS Form 1042-S. Payments of dividends made by us and other payors to you would otherwise not be subject to information reporting and backup withholding, provided that the certification requirements described above under “—U.S. Alien Holders” are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of common stock effected at a U.S. office of a broker will not be subject to backup withholding and information reporting if (1) the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and (2) you have furnished to the payor or broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-U.S. person.

In general, payment of the proceeds from the sale of common stock effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (1) the broker has certain connections to the United States, (2) the proceeds or confirmation are sent to the United States or (3) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of common stock under FATCA if you are, or are presumed to be, a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

UNDERWRITING

The selling shareholder is offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as the representatives of the underwriters. We, the selling shareholder and the underwriters named below have entered into an underwriting agreement. Subject to the terms and conditions of the underwriting agreement, the selling shareholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Total

The underwriters are committed to purchase all the shares of common stock offered by the selling shareholder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $         per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares of common stock made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to                      additional shares of common stock from the selling shareholder to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling shareholder per share of common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by the selling shareholder
	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge or disposition, or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives of the underwriters for a period of 180 days after the date of this prospectus subject to certain limited exceptions.

Our directors and executive officers and AIG have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or AIG, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of the representatives of the underwriters, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, and the selling shareholder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clauses (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or in the case of the selling shareholder, (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exchangeable or exercisable for our common stock, other than the shares of our common stock to be sold hereunder.

We and the selling shareholder have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

Because of the relationship between AIG and us, AIG may be deemed to be an “underwriter” of this offering for purposes of the Securities Act.

We intend to apply to have our common stock approved for listing on the NYSE under the symbol “UGC”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between the selling shareholder and the representatives of the underwriters. In determining the initial public offering price, the selling shareholder and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and the selling shareholder.

Neither we, the selling shareholder nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares of our common stock will trade in the public market at or above the initial public offering price.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates, including the selling shareholder, and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of us or persons and entities with relationships with us. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Investors

Other than in the United States, no action has been taken by us, the selling shareholder or the underwriters that would permit a public offering of our common stock offered by this prospectus in any jurisdiction where action for that purpose is required. Our common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy our common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom

This document is only being distributed to and is only directed at (1) persons who are outside the United Kingdom, (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each member state of the European Economic Area (each, a “Member State”), with effect from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Member State (the “Relevant Implementation Date”), an offer of securities described in this prospectus may not be made to the public in that Member State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Member State at any time under the following exemptions under the EU Prospectus Directive:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive), as permitted under the EU Prospectus Directive, subject to obtaining the prior written consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall require us to publish a prospectus pursuant to Article 3 of the EU Prospectus Directive or supplement a prospectus pursuant to Article 16 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (as amended, including Directive 2010/73/EU), and includes any relevant implementing measure in each Member State.

The EEA selling restriction is in addition to any other selling restriction set out in this prospectus.

Switzerland

The shares of our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the shares of our common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares of our common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our common stock.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our common stock offered should conduct their own due diligence on the shares of our common stock. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of our common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of our common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of our common stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person (as defined below) or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust may not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

VALIDITY OF COMMON STOCK

The validity of the shares of our common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has from time to time provided, and may provide in the future, legal services to AIG and its affiliates.

EXPERTS

The consolidated financial statements of UGCNC as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 included in this prospectus have been included in reliance on the report (which contains an explanatory paragraph related to the company’s significant related party transactions with AIG) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of our common stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov. You may also inspect our reports and other information at the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

Upon completion of this offering, we will be subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic and current reports, proxy statements and other information with the SEC. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website at www.ugcorp.com as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

GLOSSARY OF SELECTED INSURANCE, HOUSING FINANCE AND OTHER TERMS

50% quota share agreement	UGRIC’s quota share reinsurance agreement, as amended, with NUFIC, American Home and Lexington

ACIS	Freddie Mac Agency Credit Insurance Structure, an insurance-based risk sharing vehicle providing risk-sharing transactions that shift the credit risk on a pool of reference mortgages to reinsurers, and which is a type of risk-sharing alternative to mortgage insurance

active relationship	Our relationship with a customer who delivered NIW during the preceding fiscal year

adjusted net RIF	Risk in force net of reinsurance ceded and net of expenses on policies for which loss reserves have been established, for the purpose of calculating combined statutory risk-to-capital in accordance with North Carolina insurance regulations

AIG	American International Group, Inc., our parent company

American Home	American Home Assurance Company, an affiliate of AIG

annual premiums	Mortgage insurance premiums paid on an annual installment basis

ATR	Ability to Repay rules, federal regulations adopted under the Dodd-Frank Act, preventing a creditor from making a residential mortgage loan unless the creditor makes a reasonable and good faith determination based on verified and documented information that, at the time the loan is consummated, the borrower has a reasonable ability to repay the loan

Bellemeade Re	Bellemeade Re Ltd., a special purpose reinsurance company domiciled in Bermuda that offered mortgage insurance-linked notes in July 2015, providing aggregate excess of loss reinsurance coverage for new delinquencies of approximately $300 million at inception on a portfolio of in-force policies

Bellemeade Re II	Bellemeade Re II Ltd., a special purpose reinsurance company domiciled in Bermuda that offered mortgage insurance-linked notes in May 2016, providing aggregate excess of loss reinsurance coverage for new delinquencies of approximately $300 million at inception on a portfolio of in-force policies

BHC Act	Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder

captive insurer	A reinsurance company affiliated with an insurer or lender that reinsures a portion of the risk written on loans insured or originated by such insurer or lender, respectively

case reserves	Reserves for mortgage guaranty insurance losses and allocated LAE that are established for reported mortgage loan delinquencies

CDS	Credit default swap

cede	To transfer to a reinsurer

CFPB	Consumer Financial Protection Bureau

claim	A request for payment made by a lender under a loan insurance policy when a delinquent loan belonging to the lender is not cured and is covered by the applicable loan insurance policy

claim frequency	An estimate of the number of insured loans, over a period of time, that will result in a claim payment

claim severity	The total claim amount paid divided by the original coverage amount

combined ratio	The sum of losses and LAE incurred and acquisition and general operating expenses divided by net premiums earned

controlled company	A company of which more than 50% of the voting power for the election of directors is held by one person or entity as provided by NYSE listing rules

coverage percentage	The percentage of the estimated unpaid principal balance that is insured

cure	Loans that were delinquent at the beginning of the period and are no longer delinquent because payments were received and the loan is no longer past due

cure rate	Cure rate is calculated by dividing the number of cures in a period by the sum of the number of delinquencies at the beginning of the period and newly reported delinquencies in the period

default	Default occurs when a borrower fails to make timely mortgage payments

delegated underwriting	The delegation of the ability to underwrite loans to eligible mortgage insurance customers, based on agreed-upon underwriting guidelines, in lieu of a full-file underwriting by the company

delinquency	Delinquency occurs when a borrower misses two or more mortgage payments

DGCL	Delaware General Corporation Law

Dodd-Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended

excess of loss reinsurance agreement	A reinsurance arrangement where, typically, the insurer is responsible for the first aggregate layer of loss, the reinsurer is responsible for the second aggregate layer of loss (in exchange for a premium from the insurer), and the insurer is responsible for any remaining loss

Exchange Act	Securities Exchange Act of 1934, as amended

expense ratio	Acquisition and general operating expenses divided by net premiums earned

extraordinary dividend	A dividend distribution required to be approved by an insurance company’s primary regulator that is greater than what would be permitted as an ordinary dividend

Fannie Mae	Federal National Mortgage Association, a GSE

FASB	Financial Accounting Standards Board

FCRA	Fair Credit Reporting Act

FDCPA	Fair Debt Collection Practices Act

FDIC	Federal Deposit Insurance Corporation

Federal Reserve	The Board of Governors of the Federal Reserve System

FHA	Federal Housing Administration

FHFA	Federal Housing Finance Agency

FICO score	A statistical credit score generated by models developed by a third party, Fair Isaac Corporation, based on the borrower’s historical credit data (including, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit and bankruptcy experience); a higher FICO score indicates a more favorable credit rating

FINRA	Financial Industry Regulatory Authority, Inc.

first-lien U.S. mortgage insurance subsidiaries	UGRIC, UGMIND, United Guaranty Mortgage Insurance Company, United Guaranty Mortgage Insurance Company of North Carolina and United Guaranty Insurance Company

Freddie Mac	Federal Home Loan Mortgage Corporation, a GSE

FSOC	Financial Stability Oversight Council

full-file underwriting	In non-delegated or “full-file” underwriting, mortgage insurance customers submit loan files to us so that we may individually underwrite each application in order to reach a decision as to whether we will insure a loan; upon receipt of the non-delegated loan file, we review the loan file and validate the data using internal and third-party data validation procedures

GAAP	Accounting principles generally accepted in the United States

Ginnie Mae	Government National Mortgage Association, a U.S. government corporation within HUD

gross RIF	RIF without any reduction from reinsurance ceded or exposures on policies for which loss reserves have been established

GSEs	The government-sponsored entities Fannie Mae and Freddie Mac

high LTV	Used to describe a loan or mortgage which has a loan-to-value ratio of 80% or more; also referred to as “low down payment”

HOPA	Homeowners Protection Act of 1998

HUD	U.S. Department of Housing and Urban Development

IBNR reserves	Incurred but not reported reserves, which are estimated reserves for delinquencies that may have occurred but have not yet been reported to us

IIF	Insurance in force, the aggregate estimated unpaid principal balance of the mortgages we insure at a given date; IIF represents the sum total of NIW from all prior periods less policy cancellations (including for prepayment, nonpayment of premiums and claims payment) and rescissions

interested stockholder	Under the DGCL, a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholders status, 15% or more of the corporation’s voting stock

LAE	Loss adjustment expenses

LAE reserves	Reserves for LAE, consisting of the estimated cost of the claims administration process, including legal and other fees

Lexington	Lexington Insurance Company, an affiliate of AIG

loss management	Loss management includes claims payments, loss mitigation and recoveries

loss mitigation	Loss mitigation comprises pre-claim payment activities intended to help the borrower cure a delinquency

loss ratio	Losses and LAE incurred divided by net premiums earned

loss reserves	Reserves established for potential losses on delinquent loans

low down payment	Used to describe a loan or mortgage made with a down payment of less than 20%; also referred to as “high LTV”

LTV	Loan-to-value ratio, or the value of a loan divided by the value of the underlying asset

MGIWG	Mortgage Guaranty Insurance Working Group, a working group established by the NAIC

monoline insurer	An insurer restricted to writing guaranty insurance only, which enhances the credit of the issuer being provided the guaranty

monthly premiums	Mortgage insurance premiums paid on a monthly installment basis

Moody’s	Moody’s Investors Service, Inc.

NAIC	National Association of Insurance Commissioners

NCDOI	North Carolina Department of Insurance

net premiums earned	Net premiums that have been recorded as received

net premiums written	Gross premiums written minus ceded premiums under reinsurance arrangements

net RIF	RIF net of reinsurance ceded

NIW	New insurance written, the aggregate mortgage amount on new policies written during a given period

NUFIC	National Union Fire Insurance Company of Pittsburgh, Pa., an affiliate of AIG
NYSE	New York Stock Exchange

Performance Premium	Our Performance Premium risk-based pricing model

persistency rate	The percentage of IIF that remains on our books after any 12-month period

piggyback loan	Loan which combines a first-lien loan with a second-lien loan, in order to meet the 80% LTV threshold required for the loan to be saleable to the GSEs without obtaining certain additional credit protections

PMIERs	Private Mortgage Insurer Eligibility Requirements, issued and used by the GSEs to determine mortgage insurer eligibility

PMIERs available assets	As defined under PMIERs, assets that are readily available to pay claims, primarily including investments such as cash, bonds, and receivables from investments

PMIERs minimum required assets	As defined under PMIERs, a minimum required asset level that is computed using tables of factors published as part of PMIERs, applying several risk dimensions to the RIF (as adjusted for certain risks ceded to or assumed from non-exclusive affiliated reinsurers or non-affiliated reinsurers, and for the risk profile of the associated loans)

policy year	Year in which a mortgage insurance policy was originated

post-crisis	Years 2009 to present (the period following the financial crisis)

primary operating subsidiaries	UGRIC and UGMIND, our first-lien insurance company subsidiaries that are eligible to insure loans sold to the GSEs

prior year loss development	Changes in prior year reserve estimates

public mortgage insurance	Federal mortgage insurance programs, including those offered by the FHA, VA and USDA, as well as state-supported mortgage insurance funds

purchase-money mortgage	Mortgage originated for a home purchase (as opposed to a mortgage originated for refinancing an existing mortgage)

QM	Qualified Mortgage, a mortgage that meets CFPB regulations regarding a borrower’s ability to repay under ATR rules

QRM	Qualified Residential Mortgage, a mortgage that is exempt from the Dodd-Frank Act risk retention requirements

quota share	A reinsurance arrangement where the reinsurer receives a premium in exchange for covering an agreed-upon portion of incurred losses

recovery	Post-claim payment collection action against a borrower

representatives	J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC

rescission	Our legal right, under certain conditions, to unilaterally rescind coverage on our mortgage insurance policies if we determine that a loan does not qualify for insurance on materially the same terms

RESPA	Real Estate Settlement Procedures Act

RIF	Risk in force, the aggregate amount of coverage we provide on all outstanding policies at a given date; RIF is calculated as the sum total of the coverage percentage of each individual policy in our portfolio applied to the estimated unpaid principal balance of such insured mortgage

risk-to-capital	The ratio of adjusted net RIF calculated relative to the level of statutory capital

RQI	Our Risk Quality Index model, a model which uses more than fifteen predictive variables to assess the likelihood of default and which forms part of the Performance Premium pricing model

run-off	Businesses in which we are no longer actively writing new policies and do not currently intend to resume such activity

S&P	Standard & Poor’s Financial Services LLC

SEC	U.S. Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

selling shareholder	American International Group, Inc.

SIFI	Systemically important financial institution

single premiums	Mortgage insurance premiums paid in a single payment at origination

STACR	Freddie Mac Structured Agency Credit Risk, an asset class of unsecured bonds, which pays out based on the performance of a pool of reference mortgages and is a type of risk-sharing alternative to mortgage insurance

statutory capital	Statutory capital is the amount of capital or surplus required for an insurance company to obtain and retain a license to do business under various regulatory regimes; as used herein, statutory capital is the sum of statutory policyholders’ surplus plus statutory contingency reserves

structured mortgage insurance	Mortgage insurance products used to provide additional credit enhancement for certain secondary market mortgage transactions that cover a group of loans subject to an agreed-upon limit and/or deductible

surplus	Fair market value of net assets minus stated capital under the DGCL

UG Asia	AIG United Guaranty Insurance (Asia) Limited

UGC	United Guaranty Corp., the registrant and our Delaware holding company

UGCNC	United Guaranty Corporation, our North Carolina intermediate holding company

UGMIND	United Guaranty Mortgage Indemnity Company

UGRIC	United Guaranty Residential Insurance Company

unearned premium	Premium received but not yet earned

USDA	U.S. Department of Agriculture

VA	U.S. Department of Veterans Affairs

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

United Guaranty Corporation (of North Carolina) and its subsidiaries

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of United Guaranty Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholder’s equity and cash flows present fairly, in all material respects, the financial position of United Guaranty Corporation and its subsidiaries (collectively the “Company”) at December 31, 2015 and December 31, 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8, Note 9, Note 11 and Note 14 to the consolidated financial statements, the Company has significant related party transactions with its parent, American International Group, Inc. and its subsidiaries.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 30, 2016

UNITED GUARANTY CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
(dollars in thousands, except share data)	2015	2014
Assets:
Fixed maturity securities available for sale, at fair value (amortized cost $4,061,091 in 2015, $3,819,649 in 2014)	$4,089,591	$3,918,001
Short-term investments (amortized cost $123,331 in 2015, $189,780 in 2014)	123,331	189,780
Other invested assets (See Note 5)	2,472	62,030

Total investments	4,215,394	4,169,811
Cash	36,556	15,963
Accrued investment income	40,072	40,281
Deferred policy acquisition costs	93,947	90,109
Reinsurance recoverable on paid losses	2,114	—
Reinsurance recoverable on loss reserves	24,943	30,559
Reinsurance recoverable on unearned premium reserves	279,607	17,451
Premiums and insurance balances receivable	35,963	30,655
Property and equipment at cost, net of accumulated depreciation of $102,877 in 2015, $82,173 in 2014	59,118	58,541
Current income tax receivable	—	23,188
Deferred income taxes, net	639,330	650,595
Other assets	37,017	20,749

Total assets	$5,464,061	$5,147,902

Liabilities:
Liability for unpaid losses and loss adjustment expenses	$738,018	$1,007,220
Unearned premiums	882,646	741,349
Reinsurance funds withheld	223,862	34,868
Deferred ceding commission	79,456	—
Current income taxes payable	32,973	—
Commissions, expenses and taxes payable	30,340	34,331
Other liabilities	57,880	53,548

Total liabilities	2,045,175	1,871,316
Contingencies and commitments (See Note 13)

Shareholder’s Equity:
Common stock, $1.00 par value;
5,000,000 shares authorized; 2,206 shares issued and outstanding	2	2
Additional paid-in capital	2,096,458	2,182,344
Accumulated other comprehensive (loss) income, net	(6,894)	44,727
Retained earnings	1,329,320	1,049,513

Total shareholder’s equity	3,418,886	3,276,586

Total liabilities and shareholder’s equity	$5,464,061	$5,147,902

See accompanying Notes to Consolidated Financial Statements.

UNITED GUARANTY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
(dollars in thousands, except share data)	2015	2014	2013
Revenues:
Premiums written:
Direct and assumed	$1,067,411	$1,039,644	$1,086,714
Ceded	(416,123)	(37,687)	(51,090)

Net premiums written	651,288	1,001,957	1,035,624
Decrease (increase) in unearned premiums	120,858	(110,040)	(234,398)

Net premiums earned	772,146	891,917	801,226
Service revenue	12,126	5,308	5,520
Net investment income	139,230	137,236	131,540
Net realized capital losses	(893)	(2,895)	(3,468)

Total revenues	922,609	1,031,566	934,818

Losses and expenses:
Losses and loss adjustment expenses incurred	153,985	223,194	521,382
Acquisition expenses	74,918	71,119	78,847
General operating expenses	146,403	153,055	141,202

Total losses and expenses	375,306	447,368	741,431

Income before income tax	547,303	584,198	193,387
Income tax expense (benefit):
Current	152,332	345,152	210,113
Deferred	35,164	(154,639)	(179,437)

Income tax expense	187,496	190,513	30,676

Net income	$359,807	$393,685	$162,711

Net income per common share–basic and diluted	$163,104	$178,461	$73,758
Weighted average common shares outstanding–basic and diluted	2,206	2,206	2,206

See accompanying Notes to Consolidated Financial Statements.

UNITED GUARANTY CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
(dollars in thousands)	2015	2014	2013
Net income	$359,807	$393,685	$162,711

Other comprehensive (loss) income, net of tax:
Change in unrealized (depreciation) appreciation of investments	(45,988)	56,310	(99,325)
Change in foreign currency translation adjustments	(5,552)	(6,968)	6,956
Change in retirement plan liabilities adjustments	(81)	111	2

Other comprehensive (loss) income	(51,621)	49,453	(92,367)

Total comprehensive income	$308,186	$443,138	$70,344

See accompanying Notes to Consolidated Financial Statements.

UNITED GUARANTY CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

December 31, 2015, 2014 and 2013

(dollars in thousands)	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss), Net	Retained Earnings	Total Shareholder’s Equity
Balance, January 1, 2013	$2	$1,877,827	$87,641	$609,979	$2,575,449

Net income	—	—	—	162,711	162,711
Capital contribution from AIG	—	164,444	—	—	164,444
Dividends paid to AIG	—	—	—	(90,000)	(90,000)
Change in unrealized appreciation of investments, net of deferred tax	—	—	(99,325)	—	(99,325)
Change in foreign currency translation, net of deferred tax	—	—	6,956	—	6,956
Change in retirement plan liabilities, net of deferred tax	—	—	2	—	2

Balance, December 31, 2013	$2	$2,042,271	$(4,726)	$682,690	$2,720,237

Net income	—	—	—	393,685	393,685
Capital contribution from AIG	—	170,022	—	—	170,022
Return of capital to AIG	—	(29,949)	—	—	(29,949)
Dividends paid to AIG	—	—	—	(26,862)	(26,862)
Change in unrealized appreciation of investments, net of deferred tax	—	—	56,310	—	56,310
Change in foreign currency translation, net of deferred tax	—	—	(6,968)	—	(6,968)
Change in retirement plan liabilities, net of deferred tax	—	—	111	—	111

Balance, December 31, 2014	$2	$2,182,344	$44,727	$1,049,513	$3,276,586

Net income	—	—	—	359,807	359,807
Return of capital to AIG	—	(85,886)	—	—	(85,886)
Dividends paid to AIG	—		—	(80,000)	(80,000)
Change in unrealized appreciation of investments, net of deferred tax	—	—	(45,988)	—	(45,988)
Change in foreign currency translation, net of deferred tax	—	—	(5,552)	—	(5,552)
Change in retirement plan liabilities, net of deferred tax	—	—	(81)	—	(81)

Balance, December 31, 2015	$2	$2,096,458	$(6,894)	$1,329,320	$3,418,886

See accompanying Notes to Consolidated Financial Statements.

UNITED GUARANTY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(dollars in thousands)	2015	2014	2013
Cash Flows from Operating Activities:
Net income	$359,807	$393,685	$162,711
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	21,347	17,718	16,616
Impairments of property and equipment	10,519	6,714	2,937
Amortization of premium and discount on investments	13,882	13,676	15,052
Net realized capital losses	893	2,895	3,468
Change in accrued investment income	209	945	1,849
Deferred policy acquisition costs capitalized	(33,500)	(44,426)	(42,396)
Amortization of deferred policy acquisition costs	29,662	22,440	19,193
Change in insurance balances receivable and payable	(5,308)	2,043	(2,398)
Change in reinsurance recoverable on paid losses	(2,114)	5,440	10,732
Change in reinsurance recoverable on loss reserves	5,616	32,440	61,014
Change in reinsurance recoverable on unearned premium reserves	(262,156)	(9,247)	(4,638)
Change in reinsurance balances payable	188,994	10,613	1,313
Change in deferred ceding commission	79,456	—	—
Change in current income taxes	(29,657)	181,375	321,586
Change in deferred income taxes	35,129	(154,331)	(171,027)
Change in liability for unpaid losses and loss adjustment expenses	(266,042)	(334,824)	(607,128)
Change in unearned premiums	141,337	119,478	238,910
Change in commissions, expenses and taxes payable	(3,991)	(7,082)	994
Change in other assets and liabilities	(11,627)	(10,556)	(46,539)

Net cash provided by (used in) operating activities	$272,456	$248,996	$(17,751)

Cash Flows from Investing Activities:
Purchase of fixed maturity securities available for sale	(1,507,871)	(1,219,858)	(1,612,151)
Proceeds from sales of fixed maturity securities available for sale	618,964	460,982	223,723
Maturities of fixed maturity securities available for sale	547,493	593,430	1,052,339
Net change in short-term investments	65,587	8,473	453,010
Purchase of other invested assets	(6,482)	(40,812)	(22,741)
Proceeds from sales of other invested assets	66,039	2,340	—
Purchases of property and equipment	(32,443)	(29,042)	(22,614)

Net cash (used in) provided by investing activities	$(248,713)	$(224,487)	$71,566

Cash Flows from Financing Activities:
Dividends paid to AIG	(1,746)	(20,000)	(90,000)

Net cash used in financing activities	$(1,746)	$(20,000)	$(90,000)

Effect of exchange rate changes on cash	(1,404)	(2,306)	2,155

Change in cash	20,593	2,203	(34,030)

Cash at beginning of year	15,963	13,760	47,790

Cash at end of year	$36,556	$15,963	$13,760

Supplementary disclosure of cash flow information:
Cash paid (received) during the period for:
Income tax	$174,946	$160,281	$(119,482)
Interest	$1	$9	$3
Non-cash investing and financing activity:
Non-cash dividends to AIG	$(78,254)	$(6,862)	$—
Non-cash (return of) contribution of capital to AIG	$(85,886)	$140,073	$164,444

See accompanying Notes to Consolidated Financial Statements.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

United Guaranty Corporation (“UGCNC”) has been a wholly-owned subsidiary of American International Group, Inc. (“AIG”) since 1981.

UGCNC operates its U.S. business through its primary operating subsidiaries, United Guaranty Residential Insurance Company (“UGRIC”) and United Guaranty Mortgage Indemnity Company (“UGMIND”). UGRIC and UGMIND offer mortgage insurance products that provide mortgage lenders and investors protection against default on a portion of the unpaid principal balance of a covered mortgage. Each of the primary operating subsidiaries is approved private mortgage guaranty insurers by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac,” and together with Fannie Mae, the “GSEs”). UGCNC and its subsidiaries are collectively referred to in the consolidated financial statements as the “Company,” “we” or “our.”

Internationally, UGCNC provides first-lien mortgage insurance in Hong Kong through its subsidiary, AIG United Guaranty Insurance (Asia) Limited (“UG Asia”). UG Asia is party to a 100 percent quota share reinsurance agreement with National Union Fire Insurance Company of Pittsburgh, Pa. (“NUFIC”), an AIG affiliate, and as such cedes all the insurance in force (“IIF”) and risk in force (“RIF”) it writes to NUFIC pursuant to the agreement. See Note 11.

The Company has a number of businesses in the United States and in certain international markets that are not actively writing new business and are considered to be in run-off. Domestically, the Company has a run-off second-lien mortgage insurance business and a run-off business of privately originated insured student loans. The Company also has run-off first-lien mortgage insurance businesses in Mexico and Korea. None of the run-off businesses are significant to total IIF or RIF as of December 31, 2015 and 2014.

The Company has a single operating segment, First-Lien U.S. Mortgage Guaranty. All other operations and results of the Company are reported in Corporate and Other. See Note 4.

2.	Basis of Presentation

The accompanying financial statements of the Company are presented on the basis of accounting principles generally accepted in the United States of America (“GAAP”).

The consolidated financial statements include the accounts of UGCNC, its subsidiaries and those entities required to be consolidated under applicable accounting standards. All intercompany transactions and balances have been eliminated.

These consolidated financial statements have been prepared on a standalone basis and were derived from AIG’s consolidated financial statements and accounting records. The consolidated financial statements include our assets, liabilities, revenues, expenses and cash flows. For each of the periods presented, UGCNC was a wholly-owned subsidiary of AIG.

The historical financial statements include allocations of certain AIG expenses. We believe the assumptions and methodologies underlying the allocation of these expenses are reasonable. These allocated expenses relate to various services that have historically been provided to us by AIG, including investment management, cash management and treasury services, information technology services and administrative services (such as tax, human resources and employee benefit administration). These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. See Note 14 for further information regarding the allocation of AIG’s expenses.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	Summary of Significant Accounting Policies

Use of estimates: The preparation of financial statements in accordance with GAAP requires the application of accounting policies that often involve a significant degree of judgment. Accounting policies that we believe are most dependent on the application of estimates and assumptions are considered critical accounting estimates and are related to the determination of:

•	liability for unpaid losses and loss adjustment expenses;

•	unearned premiums;

•	deferred policy acquisition costs (“DAC”) and ceding commissions;

•	impairment charges, including other-than-temporary impairments on available-for-sale securities;

•	income tax assets and liabilities, including recoverability of our net deferred tax asset and the predictability of future tax operating profitability of the character necessary to realize the net deferred tax asset;

•	reinsurance assets;

•	fair value measurements of certain financial assets and liabilities; and

•	liability for legal contingencies.

These accounting estimates require the use of assumptions, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, our consolidated financial conditions, results of operations and cash flows could be materially affected.

Liability for unpaid losses and loss adjustment expenses: Although the Accounting Standards Codification (“ASC”) 944, established by the Financial Accounting Standards Board (“FASB”) for accounting and reporting by insurance entities, specifically excludes mortgage guaranty insurance from the guidance on establishing liability for losses and loss adjustment expenses, we follow the principles in concept and application. Reserves for mortgage guaranty insurance losses and allocated loss adjustment expenses are established for mortgage loan delinquencies when we are notified that a borrower has missed two or more mortgage payments. We also make estimates of delinquencies that have been incurred but have not been reported (“IBNR”) by loan servicers, based upon historical reporting trends, and establish IBNR reserves for those estimates. The Company also establishes reserves for unallocated loss adjustment expenses not associated with a specific claim. The loss adjustment expenses consist of the estimated cost of the claim administration process, including legal and other fees as well as other general expenses of administering the claims settlement process. Reserves are ceded to reinsurers under our reinsurance agreements. The Company does not establish reserves for future claims on insured loans which are not currently delinquent.

Estimating our mortgage insurance loss reserves involves significant reliance upon assumptions and estimates with regard to the likelihood, magnitude and timing of each potential loss, including an estimate of the number of delinquent loans that will be successfully cured, rescinded or denied. Additional analyses are also employed, such as a review of losses as a percent of RIF. The models, assumptions and estimates we use to establish loss reserves may prove to be inaccurate, especially during an extended economic downturn or a period of extreme market volatility and uncertainty. Any changes in our estimates for previously established reserves are reflected in results of operations in the current period. See Note 7 and Note 11.

Premiums and service revenue: Contracts for mortgage guaranty insurance are generally guaranteed as non-cancellable by the insurer and payable at the insured’s option on a monthly, annual or single premium basis. Premiums written for monthly pay contracts are recognized as earned in the month that coverage is effective.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Premiums written for annual pay contracts are earned over the twelve months on a monthly pro rata basis. Premiums written under policies having single premium payments for the entire policy term are initially deferred as unearned premium reserve and amortized into earnings over the policy life in accordance with the expiration of risk based on the Company’s estimated loss emergence pattern. Estimates of loss emergence are evaluated annually and adjustments to the estimated earnings patterns are made, if warranted, on a prospective basis. For borrower-paid mortgage insurance, coverage ceases at the earlier of prepayment or when the original principal is amortized to a 78 percent loan-to-value ratio in accordance with the Homeowners Protection Act of 1998. Premiums received on rescinded coverage are refunded in their entirety.

Service revenue consists of fees received for loan evaluation and contract underwriting services. Service revenue is recognized when evidence of an arrangement exists, the services have been performed, the fee is fixed and determinable, and collection of the resulting receivable is reasonably assured.

Deferred policy acquisition costs and ceding commissions: DAC represent those costs that are incremental and directly related to the successful acquisition of new insurance contracts. Such costs include premium taxes, a portion of employee compensation, and other policy issuance and underwriting expenses. DAC are net of that portion of ceding commissions associated with our reinsurance agreements that represent the recovery of policy acquisition costs. The portion of ceding commissions received under our reinsurance arrangements related to these costs are also deferred and accounted for using similar assumptions.

DAC are amortized in proportion to estimated gross profit. We estimate gross profit based on certain assumptions including the persistency rate and loss emergence patterns for each policy year, which are evaluated annually. The total amortization recorded to date is adjusted by a charge or credit to our consolidated statements of income if actual experience or other evidence suggests that previous estimates should be revised. Considerable judgment is used in evaluating these estimates and the assumptions on which they are based. The use of different assumptions may have a significant effect on the amortization of DAC.

Policy acquisition costs deferred were $33.5 million, $44.4 million and $42.4 million for the years ended December 31, 2015, 2014 and 2013, respectively. Amortization of DAC, net of associated ceding commissions, totaled $29.7 million, $22.4 million and $19.2 million for the years ended December 31, 2015, 2014 and 2013, respectively, and were included in acquisition expenses on the consolidated statements of income.

The portion of ceding commissions that do not represent the recovery of deferred policy acquisition costs is recorded as a deferred ceding commission liability and amortized into general operating expenses, if the amount is intended to reimburse the Company for future maintenance cost, or other income. Amortization is over the remaining life of the policies covered by the reinsurance agreement using assumptions consistent with amortization of DAC. General operating expenses reflect amortized ceding commissions of $21 million, $2 million and $2 million for the periods ended December 31, 2015, 2014 and 2013, respectively.

Income taxes: We and our subsidiaries are part of AIG’s consolidated federal income tax group and have recorded taxes in accordance with the Company’s accounting policy which states that federal taxes will be computed on a separate return with benefits for loss basis. Under this method, U.S. federal income taxes generally were allocated to UGCNC and UGCNC’s subsidiaries as if each entity were filing its own separate company return except that the net operating losses and certain other tax attributes are characterized as realized (or realizable) when those tax attributes are realized (or realizable) by AIG. The Company and its eligible subsidiaries are subject to alternative minimum tax (“AMT”) only if the AIG consolidated tax group is subject to AMT.

For purposes of determining the Company’s standalone tax liability, in addition to the provisions noted above, the relevant tax sharing agreements stipulate that separate company taxable income will, among other things, be calculated as if the Company reported its gross written premium in accordance with the so-called “annual

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

method” as provided for in Treasury Regulation section 1.832-4(a)(5)(v), notwithstanding that AIG’s U.S. federal consolidated income tax return reports the Company’s taxable income based on the so-called “accelerated method” as provided for in Treasury Regulation section 1.832-4(a)(5)(i). Differences between tax amounts computed under accelerated method versus amounts due under the tax sharing agreements with AIG are recorded as equity transactions (i.e., capital contribution or return of capital).

The Company accounts for state income taxes on a separate return basis. UGCNC files as part of a unitary combined income tax return filing with AIG in certain states. The Company accrued current and deferred taxes as if it filed on a standalone unitary basis.

Deferred income taxes are determined under the asset and liability method and are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates expected to apply to taxable income in the periods in which the deferred tax liability or asset is expected to be settled or realized. The effect of tax rate changes on deferred taxes is recognized in the income tax provision in the period that includes the enactment date. The Company provides a valuation allowance against deferred tax assets when it is more likely than not that such deferred tax assets will not be realized in the foreseeable future. U.S. federal deferred tax assets are realizable when considered in the context of the Company’s own operations or that of AIG while state deferred tax assets are realizable when considered in the context of the Company’s own operations.

The Company provides for uncertain tax positions and the related interest and penalties based on our assessment of whether a tax benefit is more likely than not to be sustained under any examination by the taxing authorities. Interest and penalties related to unrecognized tax benefits would be recognized in income tax expense.

Reinsurance: In the ordinary course of business, we use reinsurance to manage our risk aggregations, shape our insured portfolio and support our PMIERs compliance. All of the Company’s reinsurance arrangements meet risk transfer requirements. Reinsurance assets include the balances due from reinsurance companies under the terms of the reinsurance agreements for paid and unpaid losses and loss adjustment expenses and ceded unearned premiums. The Company’s reinsurance arrangements do not relieve the Company from its direct obligation to its insureds. Thus, a credit exposure exists to the extent that any reinsurer fails to meet the obligations assumed under any reinsurance agreement. Substantial collateral is maintained as security under certain reinsurance agreements in the form of cash and securities held in trust, and/or letters of credit. A provision would be recorded for estimated unrecoverable reinsurance. As of December 31, 2015 and 2014, the Company determined that no such provisions were required.

The Company has significant reinsurance agreements in place with certain AIG affiliates. See Note 11 and Note 17.

In 2015, the Company also entered into a reinsurance agreement with Bellemeade Re Ltd. (“Bellemeade Re”), a Bermuda based special purpose reinsurance company, which provided for approximately $300 million of aggregate excess of loss reinsurance coverage at inception for new delinquencies. See Note 11.

A portion of the Company’s reinsurance activity is with lender captive reinsurance companies. The typical captive structure includes a trust, which is initially funded by its sponsor (typically the lending institution) with capital and subsequently funded by the Company with ceded premium. The funds within the trust are used to reimburse the Company’s ceded losses up to the captive’s trust balance. The Company discontinued ceding new business premium from policy years after 2009 to the majority of captive reinsurers and all premiums from policy years beginning in 2013. See Note 11 and Note 13.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Ceded reinsurance premiums: Ceded reinsurance premiums are charged to income on a pro rata basis over the terms of the reinsurance contracts, which approximate the period of risk over which insurance protection is provided for covered risks. The Company did not have any retrospective reinsurance contracts in force for the years ended December 31, 2015, 2014 and 2013.

Investments: The Company’s investment portfolio is managed by an affiliate of AIG. Purchases, sales, and related investment management decisions are conducted by the Company with the advice of the AIG affiliate. As part of these services, the Company is charged a fee in accordance with an investment management agreement entered into between both parties. These fees are charged to investment expense and are included in net investment income in the Consolidated Statements of Income.

Fixed maturity securities classified as held to maturity are carried at amortized cost when we have the ability and positive intent to hold these securities until maturity. When we do not have the ability or positive intent to hold fixed maturity securities until maturity, these securities are classified as available-for-sale and are measured at fair value. None of our fixed maturity securities met the criteria for held to maturity classification at December 31, 2015 or 2014.

Fixed maturity securities classified as available-for-sale are carried at fair value. Unrealized gains and losses from available-for-sale investments in fixed maturity securities are reported as a component of accumulated other comprehensive income (losses), net, in shareholder’s equity. Gains and losses on the sale of fixed maturity securities are recorded on a trade-date basis.

Premiums and discounts arising from the purchase of fixed maturity securities classified as available-for-sale are treated as yield adjustments over their estimated holding periods, until maturity, or call date, if applicable. For investments in certain Commercial Mortgage-Backed Securities (“CMBS”) and Collateralized Debt Obligations/Asset-Backed Securities (“CDO/ABS”) (collectively, “Structured Securities”), recognized yields are updated upon impairment based on current information regarding the amount of expected undiscounted future cash flows.

When estimating future cash flows for Structured Securities, we consider the historical performance of underlying assets and available market information as well as bond-specific structural considerations such as credit enhancement and priority of payment structure of the security. See Note 5.

If we intend to sell a fixed maturity security or it is more likely than not that we will be required to sell a fixed maturity security before recovery of its amortized cost basis and the fair value of the security is below amortized cost, an other-than-temporary impairment has occurred, and we write down the amortized cost to current fair value and recognize a corresponding charge to realized capital losses. When assessing our intent to sell a fixed maturity security, or whether it is more likely than not that we will be required to sell a fixed maturity security before recovery of its amortized cost basis, we evaluate relevant facts and circumstances including, but not limited to, decisions to reposition our investment portfolio, sales of securities to meet cash flow needs and sales of securities to take advantage of favorable pricing.

For fixed maturity securities for which a credit impairment has occurred, the amortized cost is written down to the estimated recoverable value with a corresponding charge to realized capital losses. The estimated recoverable value is the present value of cash flows expected to be collected, as we determine. The difference between fair value and amortized cost that is not related to a credit impairment is presented in unrealized appreciation (depreciation) of fixed maturity securities on which other-than-temporary credit impairments are recognized (a separate component of accumulated other comprehensive income).

For corporate, municipal and sovereign fixed maturity securities determined to be credit-impaired, we consider the recoverable value to be equal to fair value when available information does not indicate that another value is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

more relevant or reliable. When we identify information that supports a recoverable value other than the fair value, the determination of a recoverable value considers scenarios specific to the issuer and the security, and may be based upon estimates of outcomes of corporate restructurings, political and macroeconomic factors, stability and financial strength of the issuer, the value of any secondary sources of repayment and the disposition of assets.

We consider severe price declines in our assessment of potential credit impairments. We may also modify our model inputs when we determine that price movements in certain sectors are indicative of factors not captured by the cash flow models.

Fair value of financial instruments: We carry certain of our financial instruments at fair value. We define the fair value of a financial instrument as the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We are responsible for the determination of the value of the investments carried at fair value and the supporting methodologies and assumptions.

The degree of judgment used in measuring the fair value of financial instruments generally inversely correlates with the level of observable valuation inputs. We maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Financial instruments with quoted prices in active markets generally have more pricing observability so less judgment is used in measuring their fair value. Conversely, financial instruments for which no quoted prices are available have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction, liquidity and general market conditions.

Assets and liabilities recorded at fair value in the Consolidated Balance Sheets are measured and classified in accordance with a fair value hierarchy consisting of three “levels” based on the observability of valuation inputs:

•	Level 1: Fair value measurements based on quoted prices in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. We do not adjust the quoted price for such instruments.

•	Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability. Therefore, we must make certain assumptions about the inputs a hypothetical market participant would use to value that asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Short-term investments: Short-term investments consist of interest-bearing cash equivalents, time deposits and other investments, such as commercial paper, with original maturities within one year from the date of purchase. The carrying values of short-term investments approximate fair values because of the relatively short period of time between origination and expected realization and their limited exposure to credit risk.

Cash: Cash represents cash on hand and non-interest bearing demand deposits. Checks issued but not presented to the banks for payment may create overdraft balances. Such overdrafts are included in other liabilities.

Premiums and insurance balances receivable: Premiums and insurance balances receivable consist of premiums due on our mortgage insurance policies. If mortgage insurance premiums are unpaid for more than 90 days, the receivable is written off against earned premium. For all periods presented, no provision or allowance for premiums receivable was required.

Net investment income: Net investment income primarily represents interest income net of related expenses, including amortization of premiums and accretion of discounts on bonds.

Net realized capital gains (losses): Net realized capital gains and losses are determined by specific identification of individual investments sold. The net realized capital gains and losses are generated primarily from the sales of investments and exchange gains and losses resulting from foreign currency transactions.

Premium deficiency reserves (“PDR”): PDR are required when the present value of expected future losses and expenses exceeds the present value of expected future premiums, already recorded reserves and DAC. The discount rate used in the calculation of the PDR is based upon anticipated investment income. For purposes of our premium deficiency analysis, we group our insurance products into four categories, first-lien, second-lien, student loan and international.

Calculations of PDR require the use of significant judgments and estimates to determine the present value of future premium and present value of expected losses and expenses on our business. The present value of future premium relies on, among other factors, assumptions about persistency and repayment patterns on underlying loans. The present value of expected losses and expenses depends on assumptions relating to severity of claims and claim rates on current defaults and expected defaults in future periods. These assumptions also include an estimate of expected rescission activity. Assumptions used in calculating PDR can be affected by volatility in the housing and mortgage lending industries and these effects could be material. To the extent premium patterns and actual loss experience differ from the assumptions used in calculating PDR, the differences between the actual results and our estimate may affect future period earnings. As of December 31, 2015 and 2014, the Company concluded that no PDR was required for any of the four product categories.

Property and equipment: Property and equipment is recorded at cost net of depreciation. Depreciation is recorded on a straight-line basis for the Company’s occupied real estate, furniture and equipment, and computer hardware and software over the estimated useful lives of 39, seven and five years, respectively. All property and equipment is assessed for impairment when impairment indicators exist.

Variable interest entities: We are involved in variable interest entities (“VIEs”), as defined under GAAP, and, accordingly, we evaluate the VIEs to determine whether we are the primary beneficiary and are required to consolidate the assets and liabilities of the entity. The primary beneficiary of a VIE is the enterprise that (1) has the power to direct the activities of the VIE that most significantly impact its economic performance and (2) has the obligation to absorb losses or receive benefits that could potentially be significant to the VIE. The determination of the primary beneficiary for a VIE can be complex and requires management judgment regarding the expected results of the entity and how those results are absorbed by beneficial interest holders, as well as which party has the power to direct activities that most significantly impact the performance of the VIE.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other assets: Other assets consist of internally developed software in the process of development, prepaid expenses and other miscellaneous assets.

Other liabilities: Other liabilities consist of bank overdrafts, incentive compensation liabilities and other payables.

Earnings per share (“EPS”): Basic EPS are calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding. The weighted average number of shares of common stock outstanding is adjusted to reflect all stock dividends and stock splits. Diluted EPS include the components of basic EPS plus shares of common stock that would have been outstanding assuming issuance of common stock for all dilutive instruments. The Company has no instruments outstanding that would be dilutive to EPS. As a result, there is no difference between diluted EPS and basic EPS.

Foreign currency: Financial statements of subsidiaries in foreign currencies are translated into U.S. dollars. Functional currency assets and liabilities are translated into U.S. dollars generally using rates of exchange prevailing at the balance sheet date for each respective subsidiary and the related translation adjustments are recorded as a component of Accumulated Other Comprehensive Income, net of any related taxes.

AIG share-based compensation: There are no UGCNC share-based compensation plans. However, certain of our employees were granted awards under AIG long-term incentive (“LTI”) plans. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period which generally corresponds to the vesting period. The fair value of awards classified as liabilities is remeasured at each reporting period until the award is settled. Awards under the AIG LTI plans generally vest over periods ranging from three to five years. See Note 8.

Contingent liabilities: Amounts are accrued for the resolution of contingent liabilities outside of the normal course of business that either have been asserted or are deemed probable of assertion if, in the opinion of management, it is both probable that a liability has been incurred and the amount of the liability can be reasonably estimated. In many cases, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until years after the contingency arises, in which case, no accrual is made until that time. See Note 13.

Accounting Standards Adopted During 2015

Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure

In January 2014, the FASB issued an accounting standard that clarifies that a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, so that the loan is derecognized and the real estate property is recognized, when either (1) the creditor obtains legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveys all interest in the residential real estate property to the creditor to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement.

We adopted the standard on its required effective date of January 1, 2015. The adoption of this standard had no material effect on our consolidated financial condition, results of operations or cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future Application of Accounting Standards

Revenue Recognition

In May 2014, the FASB issued an accounting standard that supersedes most existing revenue recognition guidance. The standard excludes from its scope the accounting for insurance contracts, leases, financial instruments, and certain other agreements that are governed under other GAAP guidance, but could affect the revenue recognition for certain of our other activities.

The standard is effective for interim and annual reporting periods beginning after December 15, 2017 and may be applied retrospectively or through a cumulative effect adjustment to retained earnings at the date of adoption. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. We plan to adopt the standard on its required effective date of January 1, 2018, and are assessing the impact of the standard on our consolidated financial condition, results of operations and cash flows.

Accounting for Share-Based Payments with Performance Targets

In June 2014, the FASB issued an accounting standard that clarifies the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The standard requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition.

The standard is effective for interim and annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The standard may be applied prospectively to all awards granted or modified after the effective date or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. We intend to adopt the standard on its required effective date of January 1, 2016 and do not expect the adoption of the standard to have a material effect on our consolidated financial condition, results of operations and cash flows.

Consolidation: Amendments to the Consolidation Analysis

In February 2015, the FASB issued an accounting standard that affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities; eliminate the presumption that a general partner should consolidate a limited partnership; affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds.

The standard is effective for interim and annual reporting periods beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The standard may be applied retrospectively or through a cumulative effect adjustment to retained earnings as of the beginning of the year of adoption.

We intend to adopt the standard on its required effective date of January 1, 2016. The adoption of this standard is not expected to have a material effect on our consolidated financial condition, results of operations or cash flows.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Short Duration Insurance Contracts

In May 2015, the FASB issued an accounting standard that requires additional disclosures (including accident year information) for short-duration insurance contracts. New disclosures about the liability for unpaid losses and loss adjustment expenses will be required of public business entities for annual periods beginning after December 15, 2015. The annual disclosures by accident year include: disaggregated net incurred and paid claims development tables segregated by business type (not required to exceed 10 years), reconciliation of total net reserves included in development tables to the reported liability for unpaid losses and loss adjustment expenses, IBNR information, quantitative information and a qualitative description about claim frequency, and the average annual percentage payout of incurred claims. Further, the new standard requires, when applicable, disclosures about discounting liabilities for unpaid losses and loss adjustment expenses and significant changes and reasons for changes in methodologies and assumptions used to determine unpaid losses and loss adjustment expenses. In addition, the roll-forward of the liability for unpaid losses and loss adjustment expenses currently disclosed in annual financial statements will be required for interim periods beginning in the first quarter of 2017. Early adoption of the new annual and interim disclosures is permitted.

We are currently evaluating the impact to our financial statements and future disclosures as a result of this standard.

Customer Accounting for Fees Paid in a Cloud Computing Arrangement

In April 2015, the FASB issued an accounting standard that provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance does not change GAAP applicable to a customer’s accounting for service contracts. Consequently, all software licenses will be accounted for consistent with other licenses of intangible assets.

The standard is effective for interim and annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The standard may be adopted prospectively to all arrangements entered into or materially modified after the effective date or retrospectively. We intend to adopt the standard on its required effective date of January 1, 2016 and do not expect the adoption of the standard to have a material effect on our consolidated financial condition, results of operations or cash flows.

Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued an accounting standard that affects the recognition, measurement, presentation, and disclosure of financial instruments. Specifically, under the new standard, equity investments (other than those accounted for using the equity method of accounting or those subject to consolidation) will be measured at fair value with changes in fair value recognized in earnings. Also, for those financial liabilities for which fair value option accounting has been elected, the new standard requires changes in fair value due to instrument-specific credit risk to be presented separately in other comprehensive income. The standard also updates certain fair value disclosure requirements for financial instruments carried at amortized cost.

The standard is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption of certain provisions is permitted. We are assessing the impact of the standard on our consolidated financial condition, results of operations and cash flows.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Leases

On February 26, 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This standard will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosures about the amount, timing and uncertainty of cash flows arising from leases.

The standard is effective for annual and interim reporting periods beginning after December 15, 2018. We are assessing the impact of the standard on our consolidated financial condition, results of operations and cash flows.

4.	Segment Information

The Company reports its results of operations consistent with the manner in which the Company’s CODM review the businesses to assess performance and make decisions about resources to be allocated; the Company has identified a single reportable segment, First-Lien U.S. Mortgage Guaranty. All other results are reported as Corporate and Other.

First-Lien U.S. Mortgage Guaranty includes primary mortgage insurance products offered to mortgage lenders principally through our primary operating subsidiaries, UGRIC and UGMIND. First-Lien U.S. Mortgage Guaranty also includes structured mortgage insurance products. The Company has not written any new structured mortgage insurance coverage since 2008.

Corporate and Other results include run-off second-lien mortgage insurance, run-off student loan default insurance, run-off and other international results, our loan evaluation and contract underwriting services and certain holding company items.

Pre-tax operating income (loss) is an important measure of performance used by our CODM in our First-Lien U.S. Mortgage Guaranty segment. Pre-tax operating income (loss) is derived by excluding net realized capital gains (losses) from income before income taxes. Net realized capital gains (losses) can vary significantly across periods as the activity is highly discretionary based on the timing of individual security sales due to such factors as market opportunities, our tax and capital profile, and overall market cycles. As such, net realized capital gains (losses) are not viewed by the CODM as part of the operating performance of our primary activity.

We allocate corporate expenses to our First-Lien U.S. Mortgage Guaranty segment based on percentage of effort spent.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the Company’s pre-tax operating income for its reportable segment and Corporate and Other:

(dollars in thousands)	Total Revenues	Net Investment Income	Depreciation and Amortization	Pre-Tax Operating Income
Year Ended December 31, 2015
First-Lien U.S. Mortgage Guaranty	$857,995	$127,464	$6,746	$480,287
Corporate and Other	65,506	11,766	14,601	67,909

Total pre-tax operating income	923,502	139,230	21,347	548,196

Reconciling items from pre-tax operating income to pre-tax income:

Net realized capital losses	(893)	—	—	(893)

Income before income tax	$922,609	$139,230	$21,347	$547,303

Year Ended December 31, 2014
First-Lien U.S. Mortgage Guaranty	$932,368	$123,867	$6,854	$495,131
Corporate and Other	102,093	13,369	10,864	91,962

Total pre-tax operating income	1,034,461	137,236	17,718	587,093

Reconciling items from pre-tax operating income to pre-tax income:

Net realized capital losses	(2,895)	—	—	(2,895)

Income before income tax	$1,031,566	$137,236	$17,718	$584,198

Year Ended December 31, 2013
First-Lien U.S. Mortgage Guaranty	$809,431	$115,575	$6,614	$177,327
Corporate and Other	128,855	15,965	10,002	19,528

Total pre-tax operating income	938,286	131,540	16,616	196,855

Reconciling items from pre-tax operating income to pre-tax income:

Net realized capital losses	(3,468)	—	—	(3,468)

Income before income tax	$934,818	$131,540	$16,616	$193,387

The following table presents the Company’s year-end identifiable assets for its reportable segment and Corporate and Other:

	As of December 31,
(dollars in thousands)	2015	2014
First-Lien U.S. Mortgage Guaranty	$4,885,497	$4,505,355
Corporate and Other	578,564	642,547

Total	$5,464,061	$5,147,902

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables present the Company’s consolidated total revenues and real estate and other fixed assets, net of accumulated depreciation, by major geographic area:

	Total Revenues
	Year Ended December 31,
(dollars in thousands)	2015	2014	2013
U.S.	$917,850	$1,022,438	$917,648
Foreign	4,759	9,128	17,170

Total	$922,609	$1,031,566	$934,818

	Real Estate and Other Fixed Assets Net of Accumulated Depreciation
	As of December 31,
(dollars in thousands)	2015	2014
U.S.	$58,893	$58,203
Foreign	225	338

Total	$59,118	$58,541

5.	Investments

Securities Available for Sale

The following tables present the amortized cost and fair value of our available-for-sale securities:

As of December 31, 2015 (dollars in thousands)	Amortized Cost or Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments in AOCI
Fixed Maturity Securities Available for Sale:
U.S. government and government-sponsored entities	$20,577	$2,514	$26	$23,065	$—
Obligations of states, municipalities and political subdivisions	1,391,565	53,715	1,326	1,443,954	—
Non-U.S. governments	58,250	427	1,484	57,193	—
Corporate debt	2,224,003	20,454	45,868	2,198,589	(3,316)
CMBS	180,676	2,748	1,306	182,118	—
CDO/ABS	186,020	1,005	2,353	184,672	—

Total	$4,061,091	$80,863	$52,363	$4,089,591	$(3,316)

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2014 (dollars in thousands)	Amortized Cost or Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments in AOCI

Fixed Maturity Securities Available for Sale:
U.S. government and government-sponsored entities	$43,714	$2,897	$6	$46,605	$—
Obligations of states, municipalities and political subdivisions	1,621,176	66,239	744	1,686,671	—
Non-U.S. governments	109,966	2,630	595	112,001	—
Corporate debt	1,770,684	34,766	11,223	1,794,227	—
CMBS	121,629	4,971	47	126,553	—
CDO/ABS	152,480	1,198	1,734	151,944	—

Total	$3,819,649	$112,701	$14,349	$3,918,001	$—

Securities Available for Sale in a Loss Position

The following tables summarize the fair value and gross unrealized losses on our available-for-sale securities, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Less than 12 Months		12 Months or More		Total
As of December 31, 2015 (dollars in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

Fixed Maturity Securities Available for Sale:
U.S. government and government-sponsored entities	$4,433	$26	$—	$—	$4,433	$26
Obligations of states, municipalities and political subdivisions	106,121	864	8,871	462	114,992	1,326
Non-U.S. governments	33,246	1,480	497	4	33,743	1,484
Corporate debt	1,127,794	34,362	61,600	11,506	1,189,394	45,868
CMBS	79,475	1,306	—	—	79,475	1,306
CDO/ABS	89,847	1,190	38,798	1,163	128,645	2,353

Total	$1,440,916	$39,228	$109,766	$13,135	$1,550,682	$52,363

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Less than 12 Months		12 Months or More		Total
As of December 31, 2014 (dollars in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fixed Maturity Securities Available for Sale:
U.S. government and government- sponsored entities	$2,339	$6	$—	$—	$2,339	$6
Obligations of states, municipalities and political subdivisions	1,075	3	70,534	741	71,609	744
Non-U.S. governments	2,668	50	24,775	545	27,443	595
Corporate debt	294,781	6,605	246,469	4,618	541,250	11,223
CMBS	10,252	47	—	—	10,252	47
CDO/ABS	34,282	367	50,371	1,367	84,653	1,734

Total	$345,397	$7,078	$392,149	$7,271	$737,546	$14,349

As of December 31, 2015, we held 717 individual fixed maturity securities that were in an unrealized loss position, of which 70 were in a continuous unrealized loss position for 12 months or more. We did not recognize the unrealized losses in earnings on these fixed maturity securities as of December 31, 2015 because we neither intend to sell the securities nor do we believe that it is more likely than not that we will be required to sell these securities before recovery of their amortized cost. For fixed maturity securities with significant declines, we performed fundamental credit analyses on a security-by-security basis, which included consideration of credit enhancements, expected defaults on underlying collateral, review of relevant industry analyst reports and forecasts, and other available market data.

Contractual Maturities of Fixed Maturity Securities Available for Sale

The following tables present the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity:

	Total Fixed Maturity Securities Available for Sale		Total Fixed Maturity Securities Available for Sale in a Loss Position
As of December 31, 2015 (dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$44,654	$45,198	$2,530	$2,527
Due after one year through five years	410,537	415,550	95,730	93,073
Due after five years through ten years	2,180,373	2,173,773	1,092,786	1,050,827
Due after ten years	1,058,831	1,088,280	200,220	196,135
Mortgage-backed, asset-backed and collateralized	366,696	366,790	211,779	208,120

Total	$4,061,091	$4,089,591	$1,603,045	$1,550,682

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Total Fixed Maturity Securities Available for Sale		Total Fixed Maturity Securities Available for Sale in a Loss Position
As of December 31, 2014 (dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$54,705	$55,332	$1,483	$1,456
Due after one year through five years	794,743	809,311	101,966	101,072
Due after five years through ten years	1,758,775	1,796,710	509,211	497,992
Due after ten years	937,317	978,151	42,549	42,121
Mortgage-backed, asset-backed and collateralized	274,109	278,497	96,686	94,905

Total	$3,819,649	$3,918,001	$751,895	$737,546

Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

Total carrying values of cash and securities deposited by our insurance subsidiaries under requirements of regulatory authorities were $29.7 million and $34.3 million as of December 31, 2015 and 2014, respectively.

Other Invested Assets

We account for our investments in hedge funds, private equity funds and other investment partnerships using the equity method of accounting unless we have elected the fair value option. Under the equity method of accounting, our carrying amount generally is our share of the net asset value of the partnerships, and changes in our share of the net asset values are recorded in net investment income. In applying the equity method of accounting, we consistently use the most recently available financial information provided by the general partner or manager of each of these investments, which is one to three months prior to the end of our reporting period. The financial statements of these investees are generally audited annually. For certain hedge funds and private equity funds for which we have elected the fair value option, our investments are reported at fair value with changes in fair value recognized in net investment income. The carrying value of these assets was $2 million and $62 million as of December 31, 2015 and 2014, respectively.

Net Investment Income

The following table presents the primary sources of net investment income:

Year Ended December 31, (dollars in thousands)	2015	2014	2013
Fixed maturity securities, including short-term investments	$142,613	$136,712	$133,686
Alternative and other investments	520	4,104	1,404

Total investment income	143,133	140,817	135,090
Investment expenses	3,903	3,581	3,550

Net investment income	$139,230	$137,236	$131,540

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Realized Capital Gains (Losses)

Net realized capital gains (losses) are determined on a specific identification basis. The following table presents the primary sources of net realized capital gains and losses:

Year Ended December 31, (dollars in thousands)	2015	2014	2013
Sales or redemptions of fixed maturity securities	$205	$(3,564)	$(5,562)
Other-than-temporary impairments	(1,613)	—	—
Foreign exchange transactions	53	887	2,170
Derivative instruments	462	—	—
Other	—	(218)	(76)

Total	$(893)	$(2,895)	$(3,468)

The following table presents the gross realized capital gains and gross realized capital losses from sales or redemptions of available-for-sale fixed maturity securities:

Year Ended December 31, (dollars in thousands)	2015	2014	2013
Fixed maturity securities:
Gross realized gains	$8,742	$4,464	$6,310
Gross realized losses	(8,537)	(8,028)	(11,872)

Net	$205	$(3,564)	$(5,562)

Other-Than-Temporary Impairments

The Company had $1.6 million of other-than-temporary impairment charges for the year ended December 31, 2015. The Company had no other-than-temporary impairment charges for the years ended December 31, 2014 and 2013.

6.	Fair Value Measurements

The following is a description of the valuation methodologies used for instruments carried at fair value. These methodologies are applied to assets and liabilities across the levels discussed above, and it is the observability of the inputs used that determines the appropriate level in the fair value hierarchy for the respective asset or liability.

Valuation Methodologies of Financial Instruments Measured at Fair Value

Fixed Maturity Securities

Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure fixed maturity securities at fair value. Market price data is generally obtained from dealer markets.

We employ independent third-party valuation service providers to gather, analyze and interpret market information to derive fair value estimates for individual investments, based upon market-accepted methodologies and assumptions. The methodologies used by these independent third-party valuation service providers are reviewed and understood by management, through periodic discussion with and information provided by the independent third-party valuation service providers. In addition, as discussed further below, control processes are applied to the fair values received from independent third-party valuation service providers to ensure the accuracy of these values.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of market-accepted valuation methodologies, which may utilize matrix pricing, financial models, accompanying model inputs and various assumptions, provide a single fair value measurement for individual securities. The inputs used by the valuation service providers include, but are not limited to, market prices from completed transactions for identical securities and transactions for comparable securities, benchmark yields, interest rate yield curves, credit spreads, prepayment rates, default rates, currency rates, quoted prices for similar securities and other market-observable information, as applicable. If fair value is determined using financial models, these models generally take into account, among other things, market observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector, and when applicable, collateral quality and other security or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased.

We have control processes designed to ensure that the fair values received from independent third-party valuation service providers are accurately recorded, that their data inputs and valuation techniques are appropriate and consistently applied and that the assumptions used appear reasonable and consistent with the objective of determining fair value. We assess the reasonableness of individual security values received from independent third-party valuation service providers through various analytical techniques, and have procedures to escalate related questions internally and to the independent third-party valuation service providers for resolution. To assess the degree of pricing consensus among various valuation service providers for specific asset types, we conduct comparisons of prices received from available sources. We use these comparisons to establish a hierarchy for the fair values received from independent third-party valuation service providers to be used for particular security classes. We also validate prices for selected securities through reviews by members of management who have relevant expertise and who are independent of those charged with executing investing transactions.

When our independent third-party valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, fair value is determined either by requesting brokers who are knowledgeable about these securities to provide a price quote, which is generally non-binding, or by employing market accepted valuation models. Broker prices may be based on an income approach, which converts expected future cash flows to a single present value amount, with specific consideration of inputs relevant to particular security types. For Structured Securities, such inputs may include ratings, collateral types, geographic concentrations, underlying loan vintages, loan delinquencies and defaults, prepayments, and weighted average coupons and maturities. When the volume or level of market activity for a security is limited, certain inputs used to determine fair value may not be observable in the market. Broker prices may also be based on a market approach that considers recent transactions involving identical or similar securities. Fair values provided by brokers are subject to similar control processes to those noted above for fair values from independent third-party valuation service providers, including management reviews. For those corporate debt instruments (e.g., private placements) that are not traded in active markets or that are subject to transfer restrictions, valuations reflect illiquidity and non-transferability, based on available market evidence. When observable price quotations are not available, fair value is determined based on discounted cash flow models using discount rates based on credit spreads, yields or price levels of comparable securities, adjusted for illiquidity and structure. Fair values determined internally are also subject to management review to ensure that valuation models and related inputs are reasonable.

The methodology above is relevant for all fixed maturity securities, including Structured Securities and fixed maturity securities issued by government-sponsored entities and corporate entities.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Short-Term Investments

For short-term investments that are measured at amortized cost, the carrying amounts of these assets approximate fair values because of the relatively short period of time between origination and expected realization and their limited exposure to credit risk.

Other Invested Assets

We initially estimate the fair value of investments in certain hedge funds, private equity funds and other investment partnerships by reference to the transaction price. Subsequently, we generally obtain the fair value of these investments from net asset value information provided by the general partner or manager of the investments, the financial statements of which are generally audited annually. We consider observable market data and perform certain control procedures to validate the appropriateness of using the net asset value as a fair value measurement. The fair values of other investments carried at fair value, such as direct private equity holdings, are initially determined based on transaction price and are subsequently estimated based on available evidence such as market transactions in similar instruments, other financing transactions of the issuer and other available financial information for the issuer, with adjustments made to reflect illiquidity as appropriate.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents the level within the fair value hierarchy at which the Company’s financial assets were measured on a recurring basis:

(dollars in thousands)	Level 1	Level 2	Level 3	Total
As of December 31, 2015
Fixed Maturity Securities Available for Sale:
U.S. government and government-sponsored entities	$—	$23,065	$—	$23,065
Obligations of states, municipalities and political subdivisions	—	1,443,954	—	1,443,954
Non-U.S. governments	—	57,193	—	57,193
Corporate debt	—	2,170,791	27,798	2,198,589
CMBS	—	176,238	5,880	182,118
CDO/ABS	—	96,733	87,939	184,672

Total	$—	$3,967,974	$121,617	$4,089,591

As of December 31, 2014
Fixed Maturity Securities Available for Sale:
U.S. government and government-sponsored entities	$22,447	$24,158	$—	$46,605
Obligations of states, municipalities and political subdivisions	—	1,686,671	—	1,686,671
Non-U.S. governments	—	112,001	—	112,001
Corporate debt	—	1,766,334	27,893	1,794,227
CMBS	—	126,553	—	126,553
CDO/ABS	—	96,063	55,881	151,944

Total	$22,447	$3,811,780	$83,774	$3,918,001

The Company has no liabilities valued at fair value.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transfers of Level 1 and Level 2 Assets and Liabilities

Our policy is to record transfers of assets and liabilities between Level 1 and Level 2 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. Assets are transferred out of Level 1 when they are no longer transacted with sufficient frequency and volume in an active market. Conversely, assets are transferred from Level 2 to Level 1 when transaction volume and frequency are indicative of an active market. During the years ended December 31, 2015 and 2014, we transferred $3.3 million and $10.9 million, respectively, of securities issued by the U.S. government and government-sponsored entities from Level 1 to Level 2, because they were no longer considered actively traded. There were no material transfers from Level 2 to Level 1 during the years ended December 31, 2015 and 2014.

The following table presents changes in Level 3 assets measured at fair value on a recurring basis, and the net realized and unrealized gains (losses) related to the Level 3 assets in the Consolidated Statements of Income:

(dollars in thousands)	Fair Value Beginning of Year	Net Realized and Unrealized Gains (Losses) Included in Income	Accumulated Other Comprehensive Loss	Purchases, Sales and Settlements, Net	Gross Transfers In	Gross Transfers Out	Fair Value End of Period	Change in Unrealized Gains (Losses) Included in Instruments Held at End of Period
Year Ended December 31, 2015
Fixed Maturity Securities Available for Sale:
Corporate debt	$27,893	$9	$(3,364)	$3,109	$23,872	$(23,721)	$27,798	$—
CMBS	—	(14)	(235)	6,129	—	—	5,880	—
CDO/ABS	55,881	2	(844)	32,900	—	—	87,939	—

Total	$83,774	$(3)	$(4,443)	$42,138	$23,872	$(23,721)	$121,617	$—

Year Ended December 31, 2014
Fixed Maturity Securities Available for Sale:
Corporate debt	$830	$4	$234	$1,688	$25,582	$(445)	$27,893	$—
CMBS	4,562	42	892	9,759	10,157	(25,412)	—	—
CDO/ABS	72,737	141	(657)	23,779	26,611	(66,730)	55,881	—

Total	$78,129	$187	$469	$35,226	$62,350	$(92,587)	$83,774	$—

Net realized and unrealized gains (losses) included in income related to Level 3 assets and liabilities shown above are reported in the Consolidated Statements of Income as follows:

(dollars in thousands)	Net Investment Income	Net Realized Capital Gains (Losses)	Other Income	Total
Year Ended December 31, 2015
Fixed Maturity Securities Available for Sale	$(8)	$5	$—	$(3)
Year Ended December 31, 2014
Fixed Maturity Securities Available for Sale	$183	$4	$—	$187

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the gross purchases, sales and settlements:

(dollars in thousands)	Purchases	Sales	Settlements	Purchases, Sales and Settlements, Net
Year Ended December 31, 2015
Assets:
Fixed Maturity Securities Available for Sale:
Corporate debt	$3,289	$(100)	$(80)	$3,109
CMBS	6,129	—	—	6,129
CDO/ABS	37,972	(3,557)	(1,515)	32,900

Total	$47,390	$(3,657)	$(1,595)	$42,138

Year Ended December 31, 2014
Assets:
Fixed Maturity Securities Available for Sale:
Corporate debt	$1,902	$—	$(214)	$1,688
CMBS	9,759	—	—	9,759
CDO/ABS	24,577	—	(798)	23,779

Total	$36,238	$—	$(1,012)	$35,226

Transfers of Level 3 Assets and Liabilities

We record transfers of assets and liabilities into or out of Level 3 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. The net realized and unrealized gains (losses) included in income (loss) or other comprehensive income (loss) exclude $(0.7) million of net losses and $1.4 million of net gains related to assets and liabilities transferred into Level 3 during the years ended December 31, 2015 and 2014, respectively, and include $(0.9) million of net losses and $0.5 million of net gains related to assets and liabilities transferred out of Level 3 during the years ended December 31, 2015 and 2014, respectively.

During the years ended December 31, 2015 and 2014, transfers into Level 3 assets primarily included certain investments in private placement corporate debt, CMBS and CDO/ABS. Transfers of certain investments in private placement corporate debt and certain ABS into Level 3 assets were primarily the result of limited market pricing information that required us to determine fair value for these securities based on inputs that were adjusted to better reflect our own assumptions regarding the characteristics of a specific security or associated market liquidity. The transfers of investments in CMBS and CDO and certain ABS into Level 3 assets were due to decreases in market transparency and liquidity for individual security types.

During the years ended December 31, 2015 and 2014, transfers out of Level 3 assets primarily included certain investments in private placement corporate debt, CMBS and CDO/ABS. Transfers of certain investments in private placement corporate debt, CMBS and CDO/ABS out of Level 3 assets were based on consideration of market liquidity as well as related transparency of pricing and associated observable inputs for these investments. Transfers of certain investments in private placement corporate debt and certain ABS out of Level 3 assets were primarily the result of using observable pricing information that reflects the fair value of those securities without the need for adjustment based on our own assumptions regarding the characteristics of a specific security or the current liquidity in the market.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Quantitative Information about Level 3 Fair Value Measurements

The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments, and includes only those instruments for which information about the inputs is reasonably available to us, such as data from independent third-party valuation service providers and from internal valuation models. Because input information from third-parties with respect to certain Level 3 instruments (primarily CDO/ABS) may not be reasonably available to us, balances shown below may not equal total amounts reported for such Level 3 assets and liabilities.

(dollars in thousands)	Fair Value	Valuation Technique	Unobservable Input(a)(b)	Range (Weighted Average)(c)
As of December 31, 2015
Assets:
Corporate debt	$22,704	Discounted cash flow	Yield	9.01% – 13.39% (11.20%)
CDO/ABS	$58,784	Discounted cash flow	Yield	3.67% – 4.92% (4.30%)
As of December 31, 2014
Assets:
Corporate debt	$25,888	Discounted cash flow	Yield	4.33% – 6.56% (5.44%)
CDO/ABS	$41,433	Discounted cash flow	Yield	3.33% – 4.16% (3.74%)

(a)	Represents discount rates that we believe would be used by market participants when valuing these assets.
(b)	For CDO/ABS, reflects information received from third-party valuation service providers.
(c)	The ranges of reported inputs for corporate debt and CDO/ABS consist of one standard deviation in either direction from the weighted average.

The preceding table does not give effect to our risk management practices that might offset risks inherent in these Level 3 assets.

Sensitivity to Changes in Unobservable Inputs

We consider unobservable inputs to be those for which market data is not available and that are developed using the best information available to us about the assumptions that we believe market participants would use when pricing the asset or liability. Relevant inputs vary depending on the nature of the instrument being measured at fair value. The following paragraphs provide a general description of sensitivities of significant unobservable inputs by asset type along with interrelationships between and among the significant unobservable inputs and their impact on the fair value measurements. The effect of a change in a particular assumption in the sensitivity analysis below is considered independently of changes in any other assumptions. In practice, simultaneous changes in assumptions may not always have a linear effect on the inputs discussed below. Interrelationships may also exist between observable and unobservable inputs. Such relationships have not been included in the discussion below. For each of the individual relationships described below, the inverse relationship would also generally apply.

Corporate Debt

Corporate debt securities included in Level 3 are primarily private placement issuances that are not traded in active markets or that are subject to transfer restrictions. Fair value measurements consider illiquidity and non-transferability. When observable price quotations are not available, fair value is determined based on

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

discounted cash flow models using discount rates based on credit spreads, yields or price levels of publicly traded debt of the issuer or other comparable securities, considering illiquidity and structure. In these situations, the significant unobservable input used in the fair value measurement of corporate debt is the yield. The yield is affected by the market movements in credit spreads and U.S. Treasury yields. In addition, the migration in credit quality of a given security generally has an inverse effect on its spread. Holding U.S. Treasury rates constant, an increase in corporate credit spreads would increase yields and decrease the fair value of corporate debt.

CDO/ABS

The significant unobservable input used in fair value measurements of certain CDO/ABS valued by third-party valuation service providers is yield. A change in the yield assumptions for the probability of default will generally be accompanied by a corresponding change in the assumption used. In general, increases in yield, in isolation, would result in a decrease in the fair value measurement. Changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship between the directional change of each input is not usually linear.

Fair Value Information about Financial Instruments Not Measured at Fair Value

The following table presents the carrying value and estimated fair value of our financial instruments not measured at fair value and indicates the level of the estimated fair value measurement based on the observability of the inputs used:

(dollars in thousands)	Estimated Fair Value
	Level 1	Level 2	Level 3	Total	Carrying Value
As of December 31, 2015
Cash	$36,556	$—	$—	$36,556	$36,556
Short-term investments	—	123,331	—	123,331	123,331

Total	$36,556	$123,331	$—	$159,887	$159,887

As of December 31, 2014
Cash	$15,963	$—	$—	$15,963	$15,963
Short-term investments	—	189,780	—	189,780	189,780

Total	$15,963	$189,780	$—	$205,743	$205,743

Fair Value Measurements on a Non-Recurring Basis

We measure the fair value of our equity method investments on a non-recurring basis, generally quarterly, annually or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. There were no adjustments to fair value during the year.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	Liability for Unpaid Losses and Loss Adjustment Expenses

Activity for the liability for unpaid losses and loss adjustment expenses is summarized as follows:

As of or for the Year Ended December 31, (dollars in thousands)	2015	2014	2013
Liability for unpaid losses and loss adjustment expenses, beginning of year	$1,007,220	$1,349,031	$1,949,219
Reinsurance recoverable	(30,559)	(62,998)	(124,013)

Net liability for unpaid losses and loss adjustment expenses, beginning of year	976,661	1,286,034	1,825,206

Losses and loss adjustment expenses incurred related to:
Current accident year	222,922	326,885	491,722
Prior accident year	(68,937)	(103,691)	29,660

Total incurred	153,985	223,194	521,382

Losses and loss adjustment expenses paid related to:
Current accident year	21,117	24,626	60,582
Prior accident year	393,442	501,623	1,001,972

Total paid	414,559	526,249	1,062,554

Foreign exchange effect and change in real estate owned	(3,011)	(6,318)	2,000

Net liability for unpaid losses and loss adjustment expenses, end of year	713,075	976,661	1,286,034

Reinsurance recoverable	24,943	30,559	62,998

Liability for unpaid losses and loss adjustment expenses, end of year	$738,018	$1,007,220	$1,349,031

The “Losses and loss adjustment expenses incurred” section of the table above shows losses incurred for current and prior accident years. The amount of losses incurred on current accident year delinquencies represents the estimated amount to be ultimately paid on such delinquencies. The amount of losses incurred relating to delinquencies in prior accident years represents the actual claim rate and severity associated with those delinquencies resolved in the current year differing from the estimated liability at the prior year-end, as well as a re-estimation of amounts to be ultimately paid on delinquencies remaining in inventory from the end of the prior year. This re-estimation of the estimated claim rate and estimated severity is the result of our review of current trends in the delinquent inventory, such as percentages of delinquencies that have resulted in a claim, the amount of the claims, changes in the relative level of delinquencies by geography and changes in average loan exposure.

The liability for unpaid losses and loss adjustment expenses decreased by $269 million for the year ended December 31, 2015 compared to the prior year, reflecting lower delinquent inventory in the domestic first-lien business as a result of the number of cures and paid claims exceeding the number of newly reported delinquencies. The favorable prior year loss development was driven primarily by favorable gross frequency development due to strong cure activity from the delinquent policies and to a lesser degree, by favorable severity development.

The liability for unpaid losses and loss adjustment expenses decreased by $342 million for the year ended December 31, 2014 compared to the prior year, reflecting lower delinquent inventory in the domestic first-lien business as a result of the number of cures and paid claims exceeding the number of newly reported delinquencies. The favorable prior year loss development was primarily the result of a claims-related litigation settlement.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The liability for unpaid losses and loss adjustment expenses decreased by $600 million for the year ended December 31, 2013, reflecting lower delinquent inventory in the domestic first-lien business as a result of the number of cures and paid claims exceeding the number of newly reported delinquencies. The unfavorable prior year loss development primarily reflects estimates for claims-related litigation. See Note 13.

8.	Employee Benefits

Retirement Plans

As a subsidiary of AIG, the Company’s employees are generally provided a number of AIG retirement benefits, including under defined benefit plans, postretirement benefit plans and a defined contribution plan.

The Company has participants in each of the following AIG employee retirement plans. AIG, as sponsor, is ultimately responsible for the maintenance of these plans in compliance with applicable laws. The Company’s obligation results from AIG’s allocation of its share of expenses from the plans based on participants’ earnings for the pension plans and on estimated claims less contributions from participants for the postretirement plans.

Defined Benefit Plans

Eligibility for participation in the defined benefit plans is based on either completion of a specified period of continuous service or date of hire, subject to age limitation. The Company records an expense based on an allocation from AIG in accordance with the number of participants.

The AIG Retirement Plan (the “qualified plan”) is a noncontributory defined benefit plan, which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). U.S. salaried employees who are employed by a participating company and completed 12 months of continuous service are eligible to participate in the qualified plan. Effective April 1, 2012, the qualified plan was converted to a cash balance formula comprised of pay credits based on six percent of a plan participant’s annual compensation (subject to Internal Revenue Service (“IRS”) limitations) and annual interest credits. In addition, employees can take their vested benefits when they leave AIG as a lump sum or an annuity option after completing at least three years of service. However, employees satisfying certain age and service requirements (i.e., grandfathered employees) remain covered under the old plan formula, which is based upon a percentage of final average compensation multiplied by years of credited service, up to 44 years. Grandfathered employees will receive the higher of the benefits under the cash balance or final average pay formula at retirement. In 2015, 2014, and 2013, the Company’s allocated share of net expense for the qualified plan was approximately $5.6 million, $3.0 million and $9.2 million, respectively.

AIG also sponsors several non-qualified unfunded defined benefit plans for certain employees, including key executives, designed to supplement pension benefits provided by the qualified plan. This includes the AIG Non-Qualified Retirement Income Plan (the “non-qualified plan”), which provides a benefit equal to the reduction in benefits under the qualified plan as a result of federal tax limitations on compensation and benefits payable.

On August 27, 2015, AIG amended the qualified plan and the non-qualified plan (the “Plans”), to freeze benefit accruals effective January 1, 2016. Consequently, the Plans were closed to new participants and current participants ceased earning additional benefits as of December 31, 2015. However, interest credits continue to accrue on the existing cash balance accounts and participants also continue to earn service credits for purposes of vesting, early retirement eligibility and subsidies as they continue to work for AIG.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Postretirement Benefit Plans

AIG’s U.S. postretirement medical and life insurance benefits are based upon the employee attaining the age of 55 and having a minimum of ten years of service. Eligible employees who have medical coverage can enroll in retiree medical without having to elect immediate retirement pension benefits. Medical benefits are contributory, while the life insurance benefits are generally non-contributory. Retiree medical contributions vary from requiring no cost for pre-1989 retirees to requiring actual premium payments reduced by certain subsidies for post-1992 retirees. These contributions are subject to adjustment annually. Other cost sharing features of the medical plan include deductibles, coinsurance and Medicare coordination. Effective April 1, 2012, the retiree medical employer subsidy for the AIG Postretirement Plan was eliminated for employees who were not grandfathered. Additionally, new employees hired after December 31, 2012, are not eligible for retiree life insurance. The Company’s allocated share of other postretirement benefit plan expenses was immaterial in all of the reporting periods.

Defined Contribution Plan

AIG sponsors a voluntary savings plan for U.S. employees which provides for salary reduction contributions by employees. The Company’s matching contribution is 100 percent of the first six percent of a participant’s contributions, subject to the IRS-imposed limitations. Effective January 1, 2016, employees will begin to receive an additional 3 percent non-elective, non-discretionary contribution to the plan each pay period, regardless of whether they currently contribute to the plan and subject to IRS-imposed limitations; these contributions will immediately vest. Pre-tax expenses associated with this plan were $5.4 million, $4.9 million and $4.5 million in 2015, 2014 and 2013, respectively.

Share-Based Compensation

The Company participates in the AIG 2013 Long Term Incentive Plan, a share-based compensation plan sponsored by AIG, that provides annual grants of performance stock units (“PSUs”) to our senior executives and other highly compensated employees. All awards granted under this plan are based on AIG common stock and, as such, are reflected in AIG’s Consolidated Statements of Equity and not in the Company’s Consolidated Statements of Shareholder’s Equity. Each recipient of an award is granted a number of PSUs (the target) that provides the opportunity to receive shares of AIG common stock based on AIG achieving specified performance goals at the end of a three-year performance period. These performance goals are pre-established by AIG’s Compensation and Management Resources Committee for each annual grant and may differ from year to year. The actual number of PSUs earned can vary from zero to 150 percent of the target depending on AIG’s performance relative to a specified peer group. Vesting occurs in three equal installments beginning on January 1 of the year immediately following the end of a performance period and January 1 of each of the next two years. Recipients must be employed at each vesting date to be entitled to share delivery, except upon the occurrence of an accelerated vesting event, such as an involuntary termination without cause, disability, retirement or death during the vesting period.

LTI awards granted in 2015 accrue dividend equivalent units (“DEUs”) in the form of additional PSUs whenever a cash dividend is declared on shares of AIG common stock; the DEUs are subject to the same vesting terms and conditions as the underlying PSUs. Neither dividends nor DEUs accrue on unvested PSUs or the shares underlying the PSUs for LTI awards granted in 2014 and 2013.

Performance Share Unit Goals and Valuation

The performance goals used to measure LTI awards granted in 2015 and 2014 pertain to AIG’s total shareholder return (“TSR”) and change in credit default swap (“CDS”) spread, weighted 75 percent and 25 percent, respectively, in each case relative to a specified peer group. The goals for the 2013 awards are AIG’s growth in

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

tangible book value per common share (“TBVPS”) (excluding accumulated other comprehensive income) and TSR weighted 50 percent each, in each case relative to a specified peer group. The fair value of PSUs to be earned based on AIG’s achieving growth in TBVPS and change in CDS spreads was based on the closing price of AIG common stock on the grant date. However, PSUs granted in 2014 and 2013 that vest based on these goals were discounted by the present value of estimated dividends to be paid during the respective vesting periods as these awards do not accrue dividends or DEUs. The fair value of PSUs to be earned based on AIG’s TSR relative to a specified peer group was determined on the grant date using a Monte Carlo simulation.

The following table presents the assumptions used to estimate the fair value of PSUs that vest based on AIG’s TSR:

	2015	2014	2013
Expected dividend yield(a)	1.78%	1.13%	0.38%
Expected volatility(b)	22.71%	23.66%	30.79%
Risk-free interest rate(c)	1.01%	0.76%	0.50%

(a)	The dividend yield is the projected annualized AIG dividend yield estimated by Bloomberg Professional service as of the valuation date.
(b)	The expected volatility is based on the implied volatilities of actively traded stock options from the valuation date through the end of the PSU performance period as estimated by Bloomberg Professional service.
(c)	The risk-free interest rate is the continuously compounded interest rate for the term between the valuation date and the end of the performance period that is assumed to be constant and equal to the interpolated value between the closest data points on the U.S. dollar LIBOR-swap curve as of the valuation date.

The following table summarizes outstanding share-settled LTI awards:

	Number of PSUs(a)			Weighted Average Grant Date Fair Value
As of or for the Year Ended December 31,	2015 LTI	2014 LTI	2013 LTI	2015 LTI	2014 LTI	2013 LTI
Unvested, beginning of year	—	88,889	80,214	$—	$48.98	$37.42
Granted	96,661	—	—	53.74	—	—
Vested	(21,716)	(12,312)	(11,659)	53.62	49.33	36.93
Forfeited	(2,320)	(2,537)	(2,230)	53.62	48.67	39.59
Transferred out	—	(4,102)	(3,861)	—	48.13	37.16

Unvested, end of year	72,625	69,948	62,464	$53.78	$48.98	$37.45

(a)	Represents target number of PSUs granted, and does not reflect potential increases or decreases that could result from the final outcome of the performance goals to be determined after the applicable performance period ends. The performance period for 2013 LTI awards ended December 31, 2015; the number of earned PSUs based on the results of the 2013 performance goals will be adjudicated in March 2016 by AIG’s Compensation and Management Resources Committee.

As of December 31, 2015, the Company’s total unrecognized compensation cost (net of expected forfeitures) for the unvested PSUs was $4.4 million, and the weighted average and expected period of years over which that cost is expected to be recognized are 1.29 years and four years, respectively.

Share-based compensation expense includes expense attributable to the Company based on the awards and terms of such awards that have been granted to the Company’s employees.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents our share-based compensation expense:

Year Ended December 31, (dollars in thousands)	2015	2014	2013
Share-based compensation expense–pre-tax	$2,345	$1,363	$1,218
Share-based compensation expense–after-tax	$1,524	$886	$792

Foreign Plans

The Company’s foreign employees participate in various plans maintained locally by AIG. The charge to operations for these plans was less than $1 million in each of the reporting periods.

9.	Income Taxes

The following table presents income (loss) before income tax by location earned or incurred:

Year Ended December 31, (dollars in thousands)	2015	2014	2013
U.S.	$548,789	$590,082	$222,354
Foreign	(1,486)	(5,884)	(28,967)

Total	$547,303	$584,198	$193,387

The following table presents the income tax expense (benefit) attributable to income before income tax:

Year Ended December 31, (dollars in thousands)	2015	2014	2013
U.S.:
Current	$151,777	$342,889	$213,029
Deferred	29,883	(156,159)	(160,366)
Foreign:
Current	(2)	7	(3,979)
Deferred	—	(49)	1
State:
Current	557	2,256	1,063
Deferred	5,281	1,569	(19,072)

Total	$187,496	$190,513	$30,676

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our actual income tax (benefit) expense differs from the statutory U.S. federal amount computed by applying the federal income tax rate due to the following:

(dollars in thousands)	Income Before Income Tax	Tax Expense (Benefit)	Percent of Income Before Income Tax
Year Ended December 31, 2015
U.S. federal income tax at statutory rate	$547,303	$191,556	35.0%
Adjustments:
Tax exempt interest	—	(12,710)	(2.3)
State income taxes, net of federal taxes	—	669	0.1
Return to provision adjustments	—	3,370	0.7
Change in valuation allowance	—	(16,190)	(3.0)
Effect of foreign operations	—	19,502	3.6
Other	—	1,299	0.2

Total	$547,303	$187,496	34.3%

Year Ended December 31, 2014
U.S. federal income tax at statutory rate	$584,198	$204,470	35.0%
Adjustments:
Tax exempt interest	—	(15,325)	(2.6)
State income taxes, net of federal taxes	—	233	0.0
Return to provision adjustments	—	2,057	0.4
Change in valuation allowance	—	2,253	0.4
Effect of foreign operations	—	2,017	0.4
Other	—	(5,192)	(1.0)

Total	$584,198	$190,513	32.6%

Year Ended December 31, 2013
U.S. federal income tax at statutory rate	$193,387	$67,684	35.0%
Adjustments:
Tax exempt interest	—	(23,038)	(11.9)
State income taxes, net of federal taxes	—	(17,499)	(9.0)
Return to provision adjustments	—	(8,088)	(4.2)
Change in valuation allowance	—	5,793	3.0
Effect of foreign operations	—	6,589	3.4
Other	—	(765)	(0.4)

Total	$193,387	$30,676	15.9%

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the components of the net deferred tax asset:

As of December 31, (dollars in thousands)	2015	2014
Deferred Tax Assets:
Unearned premium reserve	$593,171	$666,791
Discounted unpaid loss reserves	40,713	27,832
Deferred ceding commission	27,810	—
State deferred tax asset	22,938	25,029
Basis difference on investments	5,053	5,020
Accrued bonus	4,948	4,887
Employee benefits	4,507	4,669
Research and experimental expenditures	3,166	3,693
Foreign net operating losses	—	18,982
Other	5,357	1,325

Total	$707,663	$758,228

Deferred Tax Liabilities:
Deferred policy acquisition costs	$(32,881)	$(31,538)
Net unrealized gains on investments	(9,975)	(33,658)
Fixed assets and other intangibles	(10,413)	(8,524)
Federal benefit of state taxes	(4,240)	(5,971)
Other	—	(991)

Total	$(57,509)	$(80,682)

Net deferred tax assets before valuation allowance	$650,154	$677,546
Valuation allowance	(10,824)	(26,951)

Net deferred tax assets	$639,330	$650,595

Based on the provisions of the tax sharing agreements with AIG, the Company recorded current tax payable of $33.0 million and current tax receivable of $23.2 million as of December 31, 2015 and 2014, respectively. The Company recorded its current income tax on the accelerated method. In 2015, the Company recorded a deemed return of capital of $85.9 million, and in 2014 and 2013, the Company recorded a deemed capital contribution of $170.0 million and $164.4 million, respectively, representing the difference between the Company’s current tax liability to AIG due under the tax sharing agreements based on the annual method of premium recognition and its current tax liability based on the accelerated method of premium recognition. In 2014, the Company recorded a deemed return of capital of $29.9 million as settlement of prior years’ current tax receivable balances.

Assessment of Deferred Tax Asset Valuation Allowance

The evaluation of the recoverability of the Company’s deferred tax asset and the need for a valuation allowance requires management to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The Company’s framework for assessing the recoverability of the deferred tax asset requires consideration of all available evidence, including:

•	the nature, frequency, and amount of cumulative financial reporting income and losses in recent years;

•	the sustainability of recent operating profitability;

•	the predictability of future operating profitability of the character necessary to realize the net deferred tax asset;

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	the carryforward period of the net operating loss, capital loss and foreign tax credit carryforwards, including the effect of reversing taxable temporary differences; and

•	prudent and feasible actions and tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax asset.

As of December 31, 2015 and 2014, the Company had valuation allowances of $10.8 million and $27.0 million, respectively, related to foreign, state and local tax jurisdictions. The change in valuation allowance was a (decrease)/increase of $(16.2) million, $2.3 million and $6.3 million for years 2015, 2014 and 2013, respectively.

As of December 31, 2015 the Company had state net operating loss carryforwards in the amount of $13.5 million ($8.8 million net of federal taxes) generated between 2005 and 2015, expiring between 2016 and 2035. The Company determined that it is more likely than not that the benefit from certain state net operating loss carryforwards will not be fully realized. Accordingly, the Company recorded a valuation allowance of $10.0 million with respect to the deferred tax assets relating to these state net operating loss carryforwards. As of December 31, 2014, the Company had state net operating loss carryforwards in the amount of $15.4 million ($10.0 million net of federal taxes) generated between 2005 and 2014 and expiring between 2015 and 2034. The Company determined that it is more likely than not that the benefit from certain state net operating loss carryforwards will not be fully realized. Accordingly, the Company recorded a valuation allowance of $6.9 million with respect to the deferred tax assets relating to these state net operating loss carryforwards.

As of December 31, 2014, the Company had net operating loss carryforwards of $151.2 million attributable to operations of our subsidiary in Ireland. As such, the Company computed a deferred tax asset related to such losses, but determined that it is more likely than not that the deferred tax asset will not be realized in the foreseeable future. Accordingly, a full valuation allowance of $19.0 million was recorded against the Company’s foreign net deferred tax assets. In 2015, the Irish entity underwent a tax-free reorganization and is being liquidated. As a result of the liquidation, the Irish net operating losses and the corresponding valuation allowance were removed from the deferred tax inventory.

Pursuant to multiple tax sharing agreements in place prior to 2011 executed with an AIG affiliate, the Company was reimbursed for net operating loss carryforwards generated prior to 2011. Under the terms of the agreements, the Company is obligated to reimburse the AIG affiliate if such tax benefits have not been ultimately utilized by AIG to offset its consolidated tax liability within the applicable carryforward or carryback period up to the amount of $363 million related to net operating loss carryforwards. The net operating loss carryforward expiration periods range from 2028 to 2031.

Should the Company experience an ownership change, utilization of the Company’s net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations set forth in Section 382 of the U.S. Internal Revenue Code of 1986, as amended, and similar state provisions.

Tax Examinations and Litigation

The Company and its eligible subsidiaries are members of an affiliated group which joins in the filing of the U.S. federal consolidated income tax return of AIG. The Company’s subsidiaries operating outside the U.S. file separate income tax returns in their respective jurisdictions. They are taxed, and income taxes are recorded, based on applicable foreign law.

The statute of limitations for all tax years prior to 2000 has expired for AIG’s U.S. federal consolidated income tax return. AIG is currently under examination for the tax years 2000 through 2010. The Company regularly evaluates adjustments proposed by taxing authorities. Interest and penalties, if any, related to such adjustments are recognized in income tax expense.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The statute of limitations has expired for all separate state jurisdictions prior to tax year 2011. AIG’s unitary group, which UGCNC is part of, is currently under examination in Illinois, Michigan, New York State, New York City, Texas and Vermont. The tax years subject to examination range from 2008 through 2013 and vary by jurisdiction.

Accounting for Uncertainty in Income Taxes

For the years ending December 31, 2015, 2014 and 2013, we did not have any unrecognized tax benefits. Although it is reasonably possible that a change in the balance of unrecognized tax benefits may occur within the next 12 months, based on the information currently available, we do not expect any change to be material to our consolidated financial condition.

10.	Statutory Financial Data

UGCNC’s insurance subsidiaries file financial statements prepared in accordance with statutory accounting practices prescribed or permitted by domestic and foreign insurance regulatory authorities (“STAT”). The key areas where STAT financial statements differ from financial statements presented on a GAAP basis include:

•	Under STAT, mortgage guaranty insurance companies are required each year to establish a contingency reserve equal to 50 percent of premiums earned in such year. Such amount must be maintained in the contingency reserve for 10 years, after which time it is released to unassigned surplus. Prior to 10 years, the contingency reserve may be reduced with regulatory approval to the extent that losses in any calendar year exceed 35 percent of earned premiums for such year. Changes to contingency reserves directly impact unassigned surplus.

•	Under STAT, earned premiums for single premium direct business are earned on a prescribed basis.

•	Under STAT, insurance policy acquisition costs are charged against operations in the year incurred.

•	STAT financial statements only include a provision for current income taxes as a component of net income. Deferred taxes, subject to certain limitations with respect to carryforward periods and percentage of statutory surplus set forth in statutory accounting practices, are recorded in the STAT balance sheet with any changes recognized via a change in statutory surplus.

•	Under STAT, the Company is required to evaluate the recovery of deferred tax assets on a separate return basis for each insurance subsidiary, and establish a valuation allowance if necessary to reduce the deferred tax asset to an amount that is more likely than not to be realized over a three year period. Deferred tax assets are admitted after assessing the Company’s need for a valuation allowance and its ability to realize deferred tax assets based on the earnings history, the future earnings potential, the reversal of taxable temporary differences and the tax planning strategies available to the Company. Current tax liabilities are computed and recorded under the “annual method” in accordance with the tax sharing agreement with AIG.

•	Under STAT, investment-grade fixed maturity investments are valued at amortized cost, and below investment-grade securities are carried at the lower of amortized cost or market value.

•	Under STAT, certain assets, designated as non-admitted assets, are charged directly against statutory surplus.

Statutory policyholders’ surplus was $1.6 billion and $1.7 billion as of December 31, 2015 and 2014, respectively. Statutory income was $399 million, $369 million and $132 million as of December 31, 2015, 2014 and 2013, respectively.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Each insurance company is required under the insurance code of its domiciled state or country to maintain capital and surplus based on either a risk to capital ratio or a risk based capital formula. As of December 31, 2015 each of the Company’s insurance subsidiaries met its respective capital requirement. UGCNC’s U.S. mortgage insurance companies are domiciled in North Carolina. Each mortgage insurance company is required under the North Carolina Insurance Code to maintain a minimum capital and surplus of $1.25 million. Additionally, to continue writing new business, each mortgage insurance company is required to maintain a risk to capital ratio less than 25:1. Each of the companies maintained a ratio below this level for the years ended December 31, 2015, 2014 and 2013.

UGCNC, as a holding company, may depend on dividends, distributions and other payments from its subsidiaries to fund payments due on obligations. The majority of UGCNC’s investments are held by its regulated subsidiaries which may be limited in their ability to make dividend payments or advance funds to the Company in the future due to restrictions related to their capital levels. The Company’s U.S. insurance subsidiaries are required to maintain minimum capital on a statutory basis. Without approval of the commissioner of insurance of the domiciliary state, the insurance subsidiaries cannot pay annual dividends/distributions exceeding the greater of (1) 10 percent of the insurer’s surplus as regards policyholders as of the preceding December 31, or (2) net income, excluding realized capital gains, for the twelve month period ending the preceding December 31. The Company’s ability to pay dividends is also restricted by other state surplus requirements that must be considered at the time of the dividend payment, including the need to pay ordinary dividends from positive unassigned surplus. The change in contingency reserve, which is charged directly to unassigned statutory surplus, affects the level of unassigned surplus and, therefore, the ability to pay dividends.

11.	Reinsurance

Certain premiums and losses are assumed from and ceded to other insurance companies under various reinsurance agreements. The effect of reinsurance was as follows:

Year Ended December 31, (dollars in thousands)	2015	2014	2013
Premiums earned:
Direct	$930,236	$918,279	$833,077
Assumed	(4,158)	(1,744)	12,720
Ceded	(153,932)	(24,618)	(44,571)

Net premiums earned	$772,146	$891,917	$801,226

Loss and loss adjustment expense:
Direct	$162,034	$232,726	$529,062
Assumed	(1,366)	(3,164)	23,434
Ceded	(6,683)	(6,368)	(31,114)

Net loss and loss adjustment expense	$153,985	$223,194	$521,382

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The net reinsurance assets were as follows:

Year Ended December 31, (dollars in thousands)	2015	2014
Gross reinsurance recoverable on unpaid losses and loss adjustment expenses	$24,943	$30,559
Gross reinsurance recoverable on paid losses and loss adjustment expenses	2,114	(738)

Net reinsurance recoverable	27,057	29,821
Ceded unearned premiums	279,607	17,451

Reinsurance assets, net of allowance	$306,664	$47,272

The Company enters into various reinsurance agreements with reinsurers in the normal course of business. To the extent that any reinsurer might be unable to meet its obligations, the Company would be liable for the defaulted amounts.

NUFIC Quota Share Treaty

Effective January 1, 2015, UGRIC entered into a 50 percent quota share reinsurance agreement with NUFIC. Under the terms of the agreement, UGRIC (1) ceded 50 percent of the risk relating to policies written in 2014 that were current as of January 1, 2015, (2) ceded 50 percent of the risk relating to all policies written in 2015, and (3) will cede 50 percent of the risk relating to all policies written in future periods each in exchange for a 30 percent ceding commission and reimbursement of 50 percent of the losses and loss adjustment expenses incurred on covered policies. As defined in the agreement, NUFIC is required to keep in trust the greater of (1) 5.6 percent of performing risk plus 100 percent of ceded reserves for loss and loss adjustment expenses or (2) 50 percent of the applicable risk-based required asset amount. The agreement calls for quarterly settlement calculated on the basis of statutory earned premiums. For the year ended December 31, 2015, UGRIC ceded written premiums of $379 million and ceded unearned premium reserves of $253 million. For the year ended December 31, 2015, we accrued ceding commissions of $113 million, of which $15 million was recorded as an offset to DAC, $79 million was recorded as deferred ceding commission and $19 million was recorded as an offset to acquisition and general operating expenses. Paid losses for the year ended December 31, 2015 were immaterial under the quota share agreement. See Note 17.

Bellemeade Re Reinsurance

On July 29, 2015, our first-lien U.S. mortgage insurance subsidiaries entered into an aggregate excess of loss reinsurance agreement with Bellemeade Re (the “Bellemeade Agreement”), a special purpose reinsurance company domiciled in Bermuda. The Bellemeade Agreement provides for up to approximately $300 million of aggregate excess of loss reinsurance coverage at inception for new delinquencies on a portfolio of in-force policies issued between January 1, 2009 and March 31, 2013. For the coverage period, the ceding insurers will retain the first layer of $129.9 million of aggregate losses and Bellemeade Re will then provide second layer coverage up to the outstanding coverage amount. The ceding insurers will then retain losses in excess of the outstanding coverage limit. The coverage amount decreases over a ten-year period as the underlying covered mortgages amortize and was $252 million as of December 31, 2015.

Bellemeade Re financed the coverage by issuing mortgage insurance-linked notes in an aggregate amount of approximately $300 million to unrelated investors (the “Notes”). The maturity date of the Notes is July 25, 2025 subject to optional redemption on or after July 25, 2020, which will be triggered at the sole discretion of the ceding insurers. The Notes will be redeemed prior to maturity upon the occurrence of a mandatory termination event or if the ceding insurers trigger a termination of the reinsurance agreement following the occurrence of an optional termination event. The spreads on the outstanding Notes after the optional redemption date will be 150 percent of the spreads before the optional redemption date.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All of the proceeds paid to Bellemeade Re from the sale of the Notes were deposited into a reinsurance trust for the sole benefit of the ceding insurers as security for Bellemeade Re’s obligations. At all times, funds in the reinsurance trust account are required to be invested in high credit quality money market funds.

Under the terms of the Bellemeade Agreement, the ceding insurers are required to make premium payments based on the outstanding coverage amount in effect for a given period. For the year ended December 31, 2015, the ceding insurers paid $5.0 million in premiums. As of December 31, 2015, the Company had not ceded any losses to Bellemeade Re.

At the time the Bellemeade Agreement was entered into with Bellemeade Re, the Company evaluated the applicability of the accounting guidance that addresses VIEs. As a result of the evaluation of the Bellemeade Agreement, the Company concluded that Bellemeade Re is a VIE. However, given that the ceding insurers do not have the unilateral power to direct those activities that are significant to the economic performance of Bellemeade Re, the Company does not consolidate Bellemeade Re in the Company’s consolidated financial statements.

NUFIC Quota Share Treaty with UG Asia

The Company’s subsidiary, UG Asia, entered into a quota share reinsurance agreement with NUFIC in 2011. The agreement requires UG Asia to cede 100 percent of its in-force business and associated unearned premium and loss reserves outstanding as of October 1, 2011. In accordance with the terms of the agreement, UG Asia receives a ceding commission equal to 25 percent of ceded written premium. The agreement was made on a “Funds Withheld” basis whereby UG Asia withholds funds due to NUFIC as security against amounts due to UG Asia up to the sum of ceded unearned premiums and ceded loss and loss adjustment expenses. Total reinsurance premiums ceded under this reinsurance treaty were $11.3 million, $12.7 million and $6.8 million for the years ended December 31, 2015, 2014 and 2013, respectively. Total ceded losses incurred were insignificant for each of the years ended December 31, 2015, 2014 and 2013.

Captive Reinsurance

The Company participates in reinsurance arrangements with mortgage lenders commonly referred to as captive reinsurance arrangements. The Company was active in these types of reinsurance arrangements through its primary first-lien U.S. mortgage insurer, UGRIC, whereby UGRIC cedes a portion of business to reinsurance subsidiaries of certain mortgage lenders (“captives”) and records assets for reinsurance recoverable on loss reserves and prepaid reinsurance premiums. The Company discontinued ceding new business premium from policy years after 2009 to the majority of captive reinsurers, and discontinued ceding all new business premium from policy years beginning in 2013 to captive reinsurers in accordance with a 2013 settlement. See Note 13.

A majority of these reinsurance arrangements are aggregate excess of loss reinsurance agreements, and the remainder are quota share agreements. Under the aggregate excess of loss agreements, UGRIC is responsible for the first aggregate layer of loss (typically 4 percent or 5 percent), the captives are responsible for the second aggregate layer of loss (typically 5 percent or 10 percent) and UGRIC is responsible for any remaining loss. The layers are typically expressed as a percentage of the original risk on an annual book of business reinsured by the captive. The premium cessions on these agreements typically range from 25 percent to 40 percent of the direct premium. Under a quota share agreement premiums and losses are shared on a pro-rata basis between the Company and the captives with the captives’ portion of both premiums and losses typically ranging from 25 percent to 50 percent.

Under these agreements the captives are required to maintain a separate trust account, of which UGRIC is the sole beneficiary. Premiums ceded to the captives are deposited in the applicable trust account to support the captive’s layer of insured risk. Such amounts are held in the trust account and are available to pay reinsured

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

losses. Recoverables are only recognized to the extent trust fund assets exist. When specific time periods are met and the individual trust account balance has reached a required level, then the individual captive may make authorized withdrawals from its applicable trust account. The total fair value of the captive trust fund assets as of December 31, 2015 and 2014 was $229 million and $262 million, respectively. The Company’s ceded loss reserves to captives of $19 million and $30 million are reflected in the financial statements net of an allowance of $0.4 million and $1 million against recoveries for certain captive cessions that exceed their related trust balance as of December 31, 2015 and 2014, respectively. The remaining amount of trust funds available for future cessions as of December 31, 2015 is $214 million; however, it is only available to the extent cessions to individual captives reach or exceed their respective trust balances.

NUFIC Excess of Loss Treaty

The Company entered into an excess of loss treaty with NUFIC in 1983. This agreement provided for the recovery of paid losses in excess of 140 percent of earned premiums as determined in any one calendar year, up to a maximum recovery of $140 million per calendar year. The treaty was terminated as of August 1, 2014. During 2013 and the period the treaty was in effect in 2014, the Company made no cessions of losses under this agreement. Total reinsurance premiums ceded under this reinsurance treaty for the years ended December 31, 2014 and 2013 were approximately $4 million and $6 million, respectively.

12.	Variable Interest Entities

The Company has no consolidated VIEs.

We calculate our maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where we have also provided credit protection to the VIE with the VIE as the referenced obligation, and (iii) other commitments and guarantees to the VIE. Interest holders in VIEs sponsored by us generally have recourse only to the assets and cash flows of the VIEs and do not have recourse to us, except in limited circumstances when we have provided a guarantee to the VIE’s interest holders.

The following table presents total assets of unconsolidated VIEs in which we hold a variable interest, as well as our maximum exposure to loss associated with these VIEs:

		Maximum Exposure to Loss
(dollars in thousands)	Total VIE Assets	On-Balance Sheet	Off-Balance Sheet	Total
December 31, 2015

Real estate and investment entities	$12,984	$2,472	$—	$2,472
Bellemeade Re	251,783	643	1,311	1,954

Total	$264,767	$3,115	$1,311	$4,426

December 31, 2014

Real estate and investment entities	$3,070,714	$11,924	$3,474	$15,398

Total	$3,070,714	$11,924	$3,474	$15,398

13.	Contingencies and Commitments

In the normal course of business, various commitments and contingent liabilities are entered into by the Company and certain of its subsidiaries. Although the Company cannot currently quantify its ultimate liability for unresolved litigation, it is possible that such liability could have a material adverse effect on the Company’s financial condition or its results of operations or cash flows for an individual reporting period.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Several of the Company’s subsidiaries, like other participants in the mortgage insurance industry, have made claims against various counterparties in relation to alleged underwriting failures, and received corresponding counterclaims from counterparties. These claims and counterclaims allege breach of contract, breach of good faith and fraud among other allegations. These counterparties include mortgage lenders and reinsurers. Following is a summary of the significant legal proceedings involving the Company and its subsidiaries.

RESPA Investigation/Litigation

Industry wide examinations conducted by the Minnesota Department of Commerce and the Department of Housing and Urban Development (“HUD”) on captive reinsurance practices by lenders and mortgage insurance companies, including UGCNC, have been ongoing for several years. In 2011, the Consumer Financial Protection Bureau (“CFPB”) assumed responsibility for violations of the Real Estate Settlement Procedures Act from HUD, and assumed HUD’s aforementioned ongoing investigation. UGCNC and the CFPB reached a settlement, entered on April 8, 2013 by the United States District Court for the Southern District of Florida, where UGCNC consented to discontinue its remaining captive reinsurance practices and to pay a civil monetary penalty of $4.5 million to the CFPB. The settlement includes a release for all liability related to UGCNC’s captive reinsurance practices and resolves the CFPB’s investigation. On January 31, 2014, PHH Corp. and various affiliates (all non-parties to the action and the consent order) filed a motion to reopen the case and to intervene therein for the limited purpose of obtaining a declaratory judgment enforcing the consent order. UGCNC opposed this request, and on March 10, 2014, the Court denied PHH Corp.’s motion. PHH Corp.’s appeal was dismissed by the Eleventh Circuit on March 5, 2015.

On June 23, 2015, UGRIC, on behalf of itself and its affiliates, entered into a consent order with the Minnesota Commissioner of Commerce (the “MN Commissioner”), which had alleged that UGCNC violated the Real Estate Settlement Procedures Act and other state laws in connection with its practices with captive reinsurance companies owned by lenders. UGRIC consented not to cede any new business under existing treaties or enter into any new captive arrangements and to pay a civil monetary penalty of $126,000 to the MN Commissioner. The settlement includes a release for all liability related to UGCNC’s captive reinsurance practices and resolves the MN Commissioner’s investigation. UGCNC has been subject to civil litigation relating to its placement of reinsurance with captives owned by lenders, and may be subject to additional litigation.

Bank of America/Countrywide Litigation

On April 1, 2013, three separate proceedings, two in litigation in North Carolina state court and one in arbitration, were filed against subsidiaries of UGCNC by Bank of America, N.A. or its affiliates (collectively, “BoA”). The proceedings broadly alleged breach of contract, bad faith, breach of the implied covenant of good faith and fair dealing and other causes of action in connection with UGCNC’s claims denials and rescissions under certain policies insuring first-lien and second-lien mortgages originated or acquired by Countrywide Home Loans, Inc. and Countrywide Bank, FSB, as well as other policies covering separate non-Countrywide BoA first and second-lien mortgages. The three proceedings combined sought in excess of $750 million in compensatory damages, unspecified punitive damages, pre-judgment and post-judgment interest, and declaratory relief regarding UGCNC’s obligations in connection with future claims decisions. These cases were settled in 2014 pursuant to a settlement agreement. With respect to loans subject to the settlement agreement, the Company is restricted from denying or curtailing claims or terminating coverage on the basis of an origination defect and is required to pay losses for perfected claims equal to an amount set by the terms of the agreement. The Company has reflected the expected impact of this settlement in its consolidated financial statements.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SunTrust Mortgage, Inc. Litigation

Beginning in July 2009, the Company and SunTrust Mortgage, Inc. (“SunTrust”) were engaged in various legal proceedings against one another claiming breach of contract, actual fraud and constructive fraud and seeking a declaratory judgment relating to the Company’s refusal to pay claims on certain second-lien loans and SunTrust’s refusal to pay premiums under the policy covering them. In 2011, the court ruled on summary judgment that the Company must pay the disputed claims, and SunTrust was excused from having to pay further premiums under the contract. In 2013, the United States Court of Appeals for the Fourth Circuit affirmed the lower court’s decision that the Company must pay the claims and vacated the court’s decision excusing SunTrust’s premium obligations. SunTrust submitted a motion requesting that the lower court again excuse it from its premium obligation, which the court granted on March 13, 2014. The Company made a further appeal to the Fourth Circuit. The Company has paid all amounts owing under the judgment. On November 21, 2014, SunTrust and the Company entered into a settlement agreement dismissing the remainder of the litigation, which is now concluded.

Other

Other contingent liabilities arising from litigation and other matters over and above amounts already provided for or disclosed elsewhere in these notes are not considered material in relation to the Company’s financial position or results of operations.

Commitments

The Company leases certain office facilities, equipment and automobiles under operating leases. Lease expense approximated $6 million, $7 million and $9 million for 2015, 2014 and 2013, respectively.

Future minimum payments under operating leases were:

As of December 31, 2015
(dollars in thousands)
2016	$6,843
2017	6,193
2018	6,249
2019	5,764
Remaining after 2019	92

Total	$25,141

14.	Related Party Transactions

The Company has various agreements with AIG and certain of its subsidiaries which provide for reimbursement to and from AIG of certain administrative and operating expenses which include, but are not limited to, cash management and treasury services, information technology services and administrative services (such as tax, human resources and employee benefit administration). These agreements provide for an allocation of corporate expenses based upon a proportional allocation of costs to all subsidiaries. The Company incurred costs for these services of $22 million, $18 million and $16 million in 2015, 2014 and 2013, respectively.

In 2015, the Company transferred $65 million of private equity and hedge fund investments to AIG affiliated entities in return for $64 million of fixed maturity securities and $1 million of cash.

The Company’s investment portfolio is managed by an affiliate of AIG. Under the terms of the investment management agreement the Company is charged a fee by the AIG affiliate. All fees paid to the AIG affiliate are

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

charged to investment expense and are included in net investment income on the Consolidated Income Statements. The total investment expenses paid to the AIG affiliate were $3.4 million, $3.2 million and $3.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

The financial statements include the following amounts due to and from AIG affiliates relating to recurring service and expense agreements:

As of December 31,	2015	2014
(dollars in thousands)
Amounts payable to affiliates	$29,434	$23,349
Amounts receivable from affiliates	$2,168	$5,400

The Company is party to agreements with AIG under which AIG operates a pooled investment account and acts as agent in handling the purchase and sale of short-term securities for the participants. Amounts invested in such pooled accounts were $30 million and $45 million as of December 31, 2015 and 2014, respectively. Investment income earned on the pooled investment accounts totaled $0.1 million, $0.1 million and $0.2 million for the years ended 2015, 2014 and 2013, respectively.

The current tax payable due to AIG as per the tax sharing agreements was $33.0 million and the current tax receivable was $23.2 million as of December 31, 2015 and 2014, respectively. For the years ended December 31, 2015 and 2014, the Company recorded a deemed return of capital of $85.9 million and a deemed capital contribution of $170.0 million, respectively, that were differences in current taxes payable calculated under the accelerated and annual methods of premium recognition. See Note 9.

The Company, through its subsidiary Connective Mortgage Advisory Company, provides loan evaluation services to an affiliate of AIG. For the years ended December 31, 2015, 2014 and 2013, fees for these services were $10.4 million, $4.0 million and $0.7 million, respectively.

The Company is a limited partner in Irving Partners Limited Partnership (“Irving Partners”), the owner and operator of the office building of the Company’s corporate headquarters in Greensboro, North Carolina. The Company is party to a lease agreement with Irving Partners for the office building. Lease payments made in accordance with the lease agreement were $4 million for the years ending December 31, 2015, 2014 and 2013. Income from the investment in Irving Partners is accounted for under the equity method and recorded in net investment income. For the years ended December 31, 2015, 2014 and 2013, the Company recorded $1.2 million, $1.2 million and $1.3 million, respectively.

The Company’s employees participate in certain benefit plans sponsored by AIG and certain stock-based compensation plans which utilize shares of AIG common stock. See Note 8.

The Company has reinsurance in place or that has been commuted with affiliated companies. See Note 11.

The Company established a $200 million line of credit agreement with AIG in 2015. Under the terms of the agreement, it remains in effect until terminated by either AIG or the Company. AIG has the right to terminate upon not less than 30 calendar days’ written notice to the Company. The Company has the right to terminate upon not less than seven calendar days’ written notice to AIG. As of December 31, 2015, there were no borrowings against the line of credit.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.	Earnings per Share (EPS)

The basic EPS computation for UGCNC is based on the weighted average number of shares of common stock outstanding, adjusted to reflect all stock dividends and stock splits. For the years ended December 31, 2015, 2014 and 2013, the Company had no instruments outstanding that would be dilutive to EPS.

The following table presents the computation of EPS for UGCNC:

Year Ended December 31, (dollars in thousands, except share data)	2015	2014	2013
Numerator for EPS:
Net income (loss) attributable to UGCNC common shareholders	$359,807	$393,685	$162,711
Denominator for EPS:
Weighted average shares outstanding – basic and diluted	2,206	2,206	2,206

Net income (loss) per common share – basic and diluted	$163,104	$178,461	$73,758

16.	Accumulated Other Comprehensive Income (Loss)

The following table presents a roll-forward of accumulated other comprehensive income (loss):

(dollars in thousands)	Net Unrealized Appreciation (Depreciation) of Investments	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustments	Total
Balance December 31, 2012, net of tax	$107,438	$(19,734)	$(63)	$87,641

Change in net unrealized appreciation (depreciation) on investments	(149,535)	—	—	(149,535)
Change in foreign currency translation adjustments	—	2,284	—	2,284
Change in retirement plan liabilities adjustments	—	—	2	2
Change in deferred tax asset (liability)	50,210	4,672	—	54,882

Total other comprehensive income (loss)	(99,325)	6,956	2	(92,367)

Balance December 31, 2013, net of tax	$8,113	$(12,778)	$(61)	$(4,726)

Change in net unrealized appreciation (depreciation) on investments	87,385	—	—	87,385
Change in foreign currency translation adjustments	—	(6,968)	—	(6,968)
Change in retirement plan liabilities adjustments	—	—	111	111
Change in deferred tax asset (liability)	(31,075)	—	—	(31,075)

Total other comprehensive income (loss)	56,310	(6,968)	111	49,453

Balance December 31, 2014, net of tax	$64,423	$(19,746)	$50	$44,727

Change in net unrealized appreciation (depreciation) on investments	(69,852)	—	—	(69,852)
Change in foreign currency translation adjustments	—	(5,552)	—	(5,552)
Change in retirement plan liabilities adjustments	—	—	(81)	(81)
Change in deferred tax asset (liability)	23,864	—	—	23,864

Total other comprehensive income (loss)	(45,988)	(5,552)	(81)	(51,621)

Balance December 31, 2015, net of tax	$18,435	$(25,298)	$(31)	$(6,894)

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the other comprehensive income (loss) reclassification adjustments for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
(dollars in thousands)	Net Unrealized Appreciation (Depreciation) of Investments	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustments	Total
2015
Unrealized change arising during the period	$(69,647)	$(5,552)	$(85)	$(70,505)
Less: Reclassification adjustments included in net income	205	—	(4)	4,980

Total other comprehensive income (loss) before income tax expense (benefit)	(69,852)	(5,552)	(81)	(75,485)
Less: Income tax expense (benefit)	(23,864)	—	—	(23,864)

Total other comprehensive income (loss) net of income tax expense (benefit)	$(45,988)	$(5,552)	$(81)	$(51,621)

2014
Unrealized change arising during the period	$83,821	$(6,968)	$114	$83,815
Less: Reclassification adjustments included in net income	(3,564)	—	3	3,287

Total other comprehensive income (loss) before income tax expense (benefit)	87,385	(6,968)	111	80,528
Less: Income tax expense (benefit)	31,075	—	—	31,075

Total other comprehensive income (loss) net of income tax expense (benefit)	$56,310	$(6,968)	$111	$49,453

2013
Unrealized change arising during the period	$(155,097)	$2,284	$3	$(141,401)
Less: Reclassification adjustments included in net income	(5,562)	—	1	5,848

Total other comprehensive income (loss) before income tax expense (benefit)	(149,535)	2,284	2	(147,249)
Less: Income tax expense (benefit)	(50,210)	(4,672)	—	(54,882)

Total other comprehensive income (loss) net of income tax expense (benefit)	$(99,325)	$6,956	$2	$(92,367)

The following table presents the effect of the reclassification of significant items out of accumulated other comprehensive income on the respective line items of the Consolidated Statements of Income:

Year Ended December 31, (dollars in thousands)	Amounts Reclassified from Accumulated Other Comprehensive Income			Affected Line Item in the Consolidated Statements of Income
	2015	2014	2013
Net unrealized appreciation (depreciation) on investments	$205	$(3,564)	$(5,562)	Net realized capital losses

Change in retirement plan liabilities adjustments	$(4)	$3	$1	(a)

(a)	These accumulated other comprehensive income components are included in the computation of net periodic benefit cost.

UNITED GUARANTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.	Subsequent Events

On February 11, 2016, UGRIC executed a Novation and Amendment agreement relating to the 50 percent quota share agreement. Under the terms of the Novation and Amendment agreement, the coverage will be allocated among NUFIC and two additional AIG affiliated companies, American Home Assurance Company (“American Home”) and Lexington Insurance Company (“Lexington”), as reinsurers. Each of NUFIC and American Home will provide 17.5 percent quota share coverage and Lexington will provide 15 percent quota share coverage, in each case applied effective as of the original reinsurance agreement date. NUFIC, American Home and Lexington are all rated on a pooled basis and have the same financial strength ratings of A2 (stable) and A+ (stable) by Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC, respectively. The Novation and Amendment agreement also amended the original agreement to terminate on a run-off basis on December 31, 2016 unless renewed with GSE non-disapproval and to provide for settlement of ceded balances on a written basis instead of an earned basis. As a result, $160 million of reinsurance funds withheld were settled and paid to the reinsurers on February 29, 2016. Finally, the Novation and Amendment agreement amended the level of assets the reinsurers are required to keep in trust to the greater of the amount required to receive statutory credit for the reinsurance or the percentage of the applicable risk-based required asset amount under PMIERs, which changes in part based on the reinsurers’ rating and was 25 percent as of the effective date of the amendment. The related trust agreement was also amended to include the additional parties.

On February 25, 2016, the board of directors of UGCNC authorized payment of a dividend of up to $310 million to AIG, and such dividend received the last regulatory non-objection on March 30, 2016. The $310 million dividend was subsequently paid to AIG on March 30, 2016, in $78 million of cash and $232 million of fixed maturity securities having a fair market value equal to their carrying value.

UNITED GUARANTY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31,	December 31,
(dollars in thousands, except share data)	2016	2015
Assets:
Fixed maturity securities available for sale, at fair value (amortized cost $3,630,306 in 2016, $4,061,091 in 2015)	$3,744,356	$4,089,591
Short-term investments (amortized cost $125,454 in 2016, $123,331 in 2015)	125,454	123,331
Other invested assets (See Note 5)	2,819	2,472

Total investments	3,872,629	4,215,394
Cash	42,111	36,556
Accrued investment income	37,785	40,072
Deferred policy acquisition costs	95,123	93,947
Reinsurance recoverable on paid losses	1,550	2,114
Reinsurance recoverable on loss reserves	25,138	24,943
Reinsurance recoverable on unearned premium reserves	295,393	279,607
Premiums and insurance balances receivable	33,517	35,963
Property and equipment at cost, net of accumulated depreciation of $108,253 in 2016, $102,877 in 2015	74,239	59,118
Deferred income taxes, net	619,403	639,330
Other assets	26,303	37,017

Total assets	$5,123,191	$5,464,061

Liabilities:
Liability for unpaid losses and loss adjustment expenses	$692,254	$738,018
Unearned premiums	888,161	882,646
Reinsurance payable and funds withheld	74,635	223,862
Deferred ceding commission	88,539	79,456
Current income taxes payable	48,645	32,973
Commissions, expenses and taxes payable	15,296	30,340
Other liabilities	64,085	57,880

Total liabilities	1,871,615	2,045,175
Contingencies (See Note 12)

Shareholder’s Equity:
Common stock, $1.00 par value;
5,000,000 shares authorized; 2,206 shares issued and outstanding	2	2
Additional paid-in capital	2,100,003	2,096,458
Accumulated other comprehensive income (loss), net	49,074	(6,894)
Retained earnings	1,102,497	1,329,320

Total shareholder’s equity	3,251,576	3,418,886

Total liabilities and shareholder’s equity	$5,123,191	$5,464,061

See accompanying Notes to Condensed Consolidated Financial Statements.

UNITED GUARANTY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended March 31,
(dollars in thousands, except share data)	2016	2015
Revenues:
Premiums written:
Direct and assumed	$234,423	$264,464
Ceded	(67,322)	(8,044)

Net premiums written	167,101	256,420
Decrease (increase) in unearned premiums	10,272	(25,827)

Net premiums earned	177,373	230,593
Service revenue	2,501	2,213
Net investment income	36,337	34,190
Net realized capital (losses) gains	(1,456)	1,262

Total revenues	214,755	268,258

Losses and expenses:
Losses and loss adjustment expenses incurred	40,317	58,304
Acquisition expenses	21,019	21,548
General operating expenses	28,316	38,983

Total losses and expenses	89,652	118,835

Income before income tax	125,103	149,423
Income tax expense	41,926	56,488

Net income	$83,177	$92,935

Net income per common share–basic and diluted	$37,705	$42,128
Weighted average common shares outstanding–basic and diluted	2,206	2,206

See accompanying Notes to Condensed Consolidated Financial Statements.

UNITED GUARANTY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2016	2015
Net income	$83,177	$92,935

Other comprehensive income, net of tax:
Change in unrealized appreciation of investments	55,756	24,591
Change in foreign currency translation adjustments	212	(5,619)
Change in retirement plan liabilities adjustments	—	12

Other comprehensive income	55,968	18,984

Total comprehensive income	$139,145	$111,919

See accompanying Notes to Condensed Consolidated Financial Statements.

UNITED GUARANTY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

For the Three Months Ended March 31, 2016 and 2015

(unaudited)

(dollars in thousands)	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss), Net	Retained Earnings	Total Shareholder’s Equity
Balance, December 31, 2015	$2	$2,096,458	$(6,894)	$1,329,320	$3,418,886

Net income	—	—	—	83,177	83,177
Capital contribution from AIG	—	3,545	—	—	3,545
Dividends paid to AIG	—	—	—	(310,000)	(310,000)
Change in unrealized appreciation of investments, net of deferred tax	—	—	55,756	—	55,756
Change in foreign currency translation, net of deferred tax	—	—	212	—	212

Balance, March 31, 2016	$2	$2,100,003	$49,074	$1,102,497	$3,251,576

Balance, December 31, 2014	$2	$2,182,344	$44,727	$1,049,513	$3,276,586

Net income	—	—	—	92,935	92,935
Change in unrealized appreciation of investments, net of deferred tax	—	—	24,591	—	24,591
Change in foreign currency translation, net of deferred tax	—	—	(5,619)	—	(5,619)
Change in retirement plan liabilities, net of deferred tax	—	—	12	—	12

Balance, March 31, 2015	$2	$2,182,344	$63,711	$1,142,448	$3,388,505

See accompanying Notes to Condensed Consolidated Financial Statements.

UNITED GUARANTY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2016	2015
Cash Flows from Operating Activities:
Net income	$83,177	$92,935
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	5,713	4,199
Amortization of premium and discount on investments	3,005	3,501
Net realized capital losses (gains)	1,456	(1,262)
Change in accrued investment income	2,287	756
Deferred policy acquisition costs capitalized	7,123	(12,115)
Amortization of deferred policy acquisition costs	(8,299)	7,605
Change in insurance balances receivable and payable	2,446	(11,757)
Change in reinsurance recoverable on paid losses	564	(2,200)
Change in reinsurance recoverable on loss reserves	(195)	2,716
Change in reinsurance recoverable on unearned premium reserves	(15,786)	(2,244)
Change in reinsurance balances payable and funds withheld	42,307	(7,205)
Change in deferred ceding commission	9,083	—
Change in current income taxes	15,672	45,465
Change in deferred income taxes	(10,096)	(9,024)
Change in liability for unpaid losses and loss adjustment expenses	(45,764)	(54,995)
Change in unearned premiums	5,515	28,237
Change in commissions, expenses and taxes payable	(15,044)	(16,134)
Change in other assets and liabilities	9,382	10,011

Net cash provided by operating activities	$92,546	$78,489

Cash Flows from Investing Activities:
Purchase of fixed maturity securities available for sale	(220,464)	(247,895)
Proceeds from sales of fixed maturity securities available for sale	190,001	102,751
Maturities of fixed maturity securities available for sale	44,553	108,930
Net change in short-term investments	(2,201)	(44,491)
Purchase of other invested assets	(347)	(3,296)
Proceeds from sales of other invested assets	—	192
Purchases of property and equipment	(20,831)	(2,974)

Net cash used in by investing activities	$(9,289)	$(86,783)

Cash Flows from Financing Activities:
Dividends paid to AIG	(77,972)	—

Net cash used in financing activities	$(77,972)	$—

Effect of exchange rate changes on cash	270	(2,054)

Change in cash	5,555	(10,348)

Cash at beginning of year	36,556	15,963

Cash at end of period	$42,111	$5,615

Supplementary disclosure of cash flow information:
Cash paid (received) during the period for:
Income tax	$35,167	$27,337
Non-cash investing and financing activity:
Non-cash dividends to AIG	$(232,028)	$—
Non-cash contribution of capital from AIG	$3,545	$—

See accompanying Notes to Condensed Consolidated Financial Statements.

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.	Description of Business

United Guaranty Corporation (“UGCNC”) has been a wholly-owned subsidiary of American International Group, Inc. (“AIG”) since 1981.

UGCNC operates its U.S. business through its primary operating subsidiaries, United Guaranty Residential Insurance Company (“UGRIC”) and United Guaranty Mortgage Indemnity Company (“UGMIND”). UGRIC and UGMIND offer mortgage insurance products that provide mortgage lenders and investors protection against default on a portion of the unpaid principal balance of a covered mortgage. Each of the primary operating subsidiaries is approved private mortgage guaranty insurers by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac,” and together with Fannie Mae, the “GSEs”). UGCNC and its subsidiaries are collectively referred to in the unaudited condensed consolidated financial statements as the “Company,” “we” or “our.”

Internationally, UGCNC provides first-lien mortgage insurance in Hong Kong through its subsidiary, AIG United Guaranty Insurance (Asia) Limited (“UG Asia”). UG Asia is party to a 100 percent quota share reinsurance agreement with National Union Fire Insurance Company of Pittsburgh, Pa. (“NUFIC”), an AIG affiliate, and as such cedes all the insurance in force (“IIF”) and risk in force (“RIF”) it writes to NUFIC pursuant to the agreement. See Notes 10 and 13.

The Company has a number of businesses in the United States and in certain international markets that are not actively writing new business and are considered to be in run-off. Domestically, the Company has a run-off second-lien mortgage insurance business and a run-off business of privately originated insured student loans. The Company also has run-off first-lien mortgage insurance businesses in Mexico and Korea. None of the run-off businesses are significant to total IIF or RIF as of March 31, 2016 or December 31, 2015.

2.	Basis of Presentation

These unaudited condensed consolidated financial statements do not include all disclosures that are normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) and should be read in conjunction with the audited consolidated financial statements and the related notes for the year ended December 31, 2015 included elsewhere in this prospectus.

In the opinion of management, these unaudited condensed consolidated financial statements contain normal recurring adjustments, including eliminations of material intercompany accounts and transactions, necessary for a fair statement of the results presented herein.

Interim-period operating results may not be indicative of the operating results for a full year. We evaluated the need to recognize or disclose events that occurred subsequent to March 31, 2016 and prior to the issuance of these unaudited condensed consolidated financial statements.

Use of estimates: The preparation of financial statements in accordance with GAAP requires the application of accounting policies that often involve a significant degree of judgment. Accounting policies that we believe are most dependent on the application of estimates and assumptions are considered critical accounting estimates and are related to the determination of:

•	liability for unpaid losses and loss adjustment expenses;

•	unearned premiums;

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

•	deferred policy acquisition costs (“DAC”) and ceding commissions;

•	impairment charges, including other-than-temporary impairments on available-for-sale securities;

•	income tax assets and liabilities, including recoverability of our net deferred tax asset and the predictability of future tax operating profitability of the character necessary to realize the net deferred tax asset;

•	reinsurance assets;

•	fair value measurements of certain financial assets and liabilities; and

•	liability for legal contingencies.

These accounting estimates require the use of assumptions, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, our consolidated financial conditions, results of operations and cash flows could be materially affected.

3.	Summary of Significant Accounting Policies

Accounting Standards Adopted During 2016

Accounting for Share-Based Payments with Performance Targets

In June 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting standard that clarifies the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The standard requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition.

The standard is effective for interim and annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The standard may be applied prospectively to all awards granted or modified after the effective date or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter.

We adopted the standard prospectively on its required effective date of January 1, 2016. The adoption of this standard did not have a material effect on our consolidated financial condition, results of operations or cash flows.

Consolidation: Amendments to the Consolidation Analysis

In February 2015, the FASB issued an accounting standard that affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities; eliminate the presumption that a general partner should consolidate a limited partnership; affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds.

We adopted the standard prospectively on its required effective date of January 1, 2016. The adoption of this standard did not have a material effect on our consolidated financial condition, results of operations or cash flows.

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Customer Accounting for Fees Paid in a Cloud Computing Arrangement

In April 2015, the FASB issued an accounting standard that provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance does not change GAAP applicable to a customer’s accounting for service contracts. Consequently, all software licenses will be accounted for consistent with other licenses of intangible assets.

We adopted the standard prospectively on its required effective date of January 1, 2016. The adoption of this standard did not have a material effect on our consolidated financial condition, results of operations or cash flows.

Future Application of Accounting Standards

Revenue Recognition

In May 2014, the FASB issued an accounting standard that supersedes most existing revenue recognition guidance. The standard excludes from its scope the accounting for insurance contracts, leases, financial instruments, and certain other agreements that are governed under other GAAP guidance, but could affect the revenue recognition for certain of our other activities.

The standard is effective for interim and annual reporting periods beginning after December 15, 2017 and may be applied retrospectively or through a cumulative effect adjustment to retained earnings at the date of adoption. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. We plan to adopt the standard on its required effective date of January 1, 2018, and are assessing the impact of the standard on our consolidated financial condition, results of operations and cash flows.

Short Duration Insurance Contracts

In May 2015, the FASB issued an accounting standard that requires additional disclosures (including accident year information) for short-duration insurance contracts. New disclosures about the liability for unpaid losses and loss adjustment expenses will be required of public business entities for annual periods beginning after December 15, 2015. The annual disclosures by accident year include: disaggregated net incurred and paid claims development tables segregated by business type (not required to exceed 10 years), reconciliation of total net reserves included in development tables to the reported liability for unpaid losses and loss adjustment expenses, incurred but not reported information, quantitative information and a qualitative description about claim frequency, and the average annual percentage payout of incurred claims. Further, the new standard requires, when applicable, disclosures about discounting liabilities for unpaid losses and loss adjustment expenses and significant changes and reasons for changes in methodologies and assumptions used to determine unpaid losses and loss adjustment expenses. In addition, the roll-forward of the liability for unpaid losses and loss adjustment expenses currently disclosed in annual financial statements will be required for interim periods beginning in the first quarter of 2017. Early adoption of the new annual and interim disclosures is permitted.

We are currently evaluating the impact to our financial statements and future disclosures as a result of this standard.

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued an accounting standard that affects the recognition, measurement, presentation, and disclosure of financial instruments. Specifically, under the new standard, equity investments (other than those accounted for using the equity method of accounting or those subject to consolidation) will be measured at fair value with changes in fair value recognized in earnings. Also, for those financial liabilities for which fair value option accounting has been elected, the new standard requires changes in fair value due to instrument-specific credit risk to be presented separately in other comprehensive income. The standard also updates certain fair value disclosure requirements for financial instruments carried at amortized cost.

The standard is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption of certain provisions is permitted. We are assessing the impact of the standard on our consolidated financial condition, results of operations and cash flows.

Leases

On February 26, 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This standard will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosures about the amount, timing and uncertainty of cash flows arising from leases.

The standard is effective for annual and interim reporting periods beginning after December 15, 2018. We are assessing the impact of the standard on our consolidated financial condition, results of operations and cash flows.

4.	Segment Information

The Company reports its results of operations consistent with the manner in which the Company’s chief operating decision makers (CODM) review the businesses to assess performance and make decisions about resources to be allocated; the Company has identified a single reportable segment, First-Lien U.S. Mortgage Guaranty. All other results are reported as Corporate and Other.

Pre-tax operating income (loss) is an important measure of performance used by our CODM in our First-Lien U.S. Mortgage Guaranty segment. Pre-tax operating income (loss) is derived by excluding net realized capital gains (losses) from income before income taxes. Net realized capital gains (losses) can vary significantly across periods as the activity is highly discretionary based on the timing of individual security sales due to such factors as market opportunities, our tax and capital profile, and overall market cycles. As such, net realized capital gains (losses) are not viewed by the CODM as part of the operating performance of our primary activity.

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The following table presents the Company’s pre-tax operating income for its reportable segment and Corporate and Other:

(dollars in thousands)	Total Revenues	Net Investment Income	Depreciation and Amortization	Pre-Tax Operating Income
Three Months Ended March 31, 2016
First-Lien U.S. Mortgage Guaranty	$203,052	$33,404	$2,069	$114,129
Corporate and Other	13,159	2,933	3,644	12,430

Total pre-tax operating income	216,211	36,337	5,713	126,599

Reconciling items from pre-tax operating income to pre-tax income:

Net realized capital losses	(1,456)	—	—	(1,456)

Income before income tax	$214,755	$36,337	$5,713	$125,103

Three Months Ended March 31, 2015
First-Lien U.S. Mortgage Guaranty	$249,988	$31,220	$1,477	$135,283
Corporate and Other	17,008	2,970	2,722	12,878

Total pre-tax operating income	266,996	34,190	4,199	148,161

Reconciling items from pre-tax operating income to pre-tax income:

Net realized capital gains	1,262	—	—	1,262

Income before income tax	$268,258	$34,190	$4,199	$149,423

5.	Investments

Securities Available for Sale

The following tables present the amortized cost and fair value of our available-for-sale securities:

As of March 31, 2016 (dollars in thousands)	Amortized Cost or Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments in AOCI
Fixed Maturity Securities Available for Sale:
U.S. government and government-sponsored entities	$17,409	$3,120	$—	$20,529	$—
Obligations of states, municipalities and political subdivisions	1,237,983	66,585	480	1,304,088	—
Non-U.S. governments	51,388	751	359	51,780	—
Corporate debt	1,942,405	67,580	26,647	1,983,338	(2,439)
CMBS	180,595	8,619	351	188,863	—
CDO/ABS	200,526	789	5,557	195,758	—

Total	$3,630,306	$147,444	$33,394	$3,744,356	$(2,439)

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

As of December 31, 2015 (dollars in thousands)	Amortized Cost or Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments in AOCI
Fixed Maturity Securities Available for Sale:
U.S. government and government-sponsored entities	$20,577	$2,514	$26	$23,065	$—
Obligations of states, municipalities and political subdivisions	1,391,565	53,715	1,326	1,443,954	—
Non-U.S. governments	58,250	427	1,484	57,193	—
Corporate debt	2,224,003	20,454	45,868	2,198,589	(3,316)
CMBS	180,676	2,748	1,306	182,118	—
CDO/ABS	186,020	1,005	2,353	184,672	—

Total	$4,061,091	$80,863	$52,363	$4,089,591	$(3,316)

Securities Available for Sale in a Loss Position

The following tables summarize the fair value and gross unrealized losses on our available-for-sale securities, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Less than 12 Months		12 Months or More		Total
As of March 31, 2016 (dollars in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

Fixed Maturity Securities Available for Sale:
Obligations of states, municipalities and political subdivisions	$21,563	$78	$7,342	$402	$28,905	$480
Non-U.S. governments	8,839	81	10,152	278	18,991	359
Corporate debt	233,077	16,900	87,776	9,747	320,853	26,647
CMBS	10,012	115	4,891	236	14,903	351
CDO/ABS	121,477	3,604	37,196	1,953	158,673	5,557

Total	$394,968	$20,778	$147,357	$12,616	$542,325	$33,394

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

	Less than 12 Months		12 Months or More		Total
As of December 31, 2015 (dollars in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

Fixed Maturity Securities Available for Sale:
U.S. government and government- sponsored entities	$4,433	$26	$—	$—	$4,433	$26
Obligations of states, municipalities and political subdivisions	106,121	864	8,871	462	114,992	1,326
Non-U.S. governments	33,246	1,480	497	4	33,743	1,484
Corporate debt	1,127,794	34,362	61,600	11,506	1,189,394	45,868
CMBS	79,475	1,306	—	—	79,475	1,306
CDO/ABS	89,847	1,190	38,798	1,163	128,645	2,353

Total	$1,440,916	$39,228	$109,766	$13,135	$1,550,682	$52,363

As of March 31, 2016, we held 347 individual fixed maturity securities that were in an unrealized loss position, of which 83 were in a continuous unrealized loss position for 12 months or more. We did not recognize the unrealized losses in earnings on these fixed maturity securities as of March 31, 2016 because we neither intend to sell the securities nor do we believe that it is more likely than not that we will be required to sell these securities before recovery of their amortized cost. For fixed maturity securities with significant declines, we performed fundamental credit analyses on a security-by-security basis, which included consideration of credit enhancements, expected defaults on underlying collateral, review of relevant industry analyst reports and forecasts, and other available market data.

Contractual Maturities of Fixed Maturity Securities Available for Sale

The following tables present the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity:

	Total Fixed Maturity Securities Available for Sale		Total Fixed Maturity Securities Available for Sale in a Loss Position
As of March 31, 2016 (dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$24,182	$24,452	$1,516	$1,514
Due after one year through five years	321,465	329,561	37,646	35,802
Due after five years through ten years	1,983,800	2,040,165	288,633	266,077
Due after ten years	919,738	965,557	68,440	65,356
Mortgage-backed, asset-backed and collateralized	381,121	384,621	179,484	173,576

Total	$3,630,306	$3,744,356	$575,719	$542,325

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

	Total Fixed Maturity Securities Available for Sale		Total Fixed Maturity Securities Available for Sale in a Loss Position
As of December 31, 2015 (dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$44,654	$45,198	$2,530	$2,527
Due after one year through five years	410,537	415,550	95,730	93,073
Due after five years through ten years	2,180,373	2,173,773	1,092,786	1,050,827
Due after ten years	1,058,831	1,088,280	200,220	196,135
Mortgage-backed, asset-backed and collateralized	366,696	366,790	211,779	208,120

Total	$4,061,091	$4,089,591	$1,603,045	$1,550,682

Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

Total carrying values of cash and securities deposited by our insurance subsidiaries under requirements of regulatory authorities were $32.1 million and $29.7 million as of March 31, 2016 and December 31, 2015, respectively.

Other Invested Assets

We account for our investments using the equity method of accounting. Under the equity method of accounting, our carrying amount generally is our share of the net asset value of the partnerships, and changes in our share of the net asset values are recorded in net investment income. In applying the equity method of accounting, we consistently use the most recently available financial information provided by the general partner or manager of each of these investments, which is one to three months prior to the end of our reporting period. The financial statements of these investees are generally audited annually. The carrying value of these assets was $3 million and $2 million as of March 31, 2016 and December 31, 2015, respectively.

Net Investment Income

The following table presents the primary sources of net investment income:

Three Months Ended March 31, (dollars in thousands)	2016	2015
Fixed maturity securities, including short-term investments	$37,260	$34,781
Alternative and other investments	114	374
Total investment income	37,374	35,155
Investment expenses	1,037	965

Net investment income	$36,337	$34,190

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Net Realized Capital (Losses) Gains

Net realized capital (losses) gains are determined on a specific identification basis. The following table presents the primary sources of net realized capital gains and losses:

Three Months Ended March 31, (dollars in thousands)	2016	2015
Sales or redemptions of fixed maturity securities	$(772)	$(321)
Other-than-temporary impairments	(782)	—
Foreign exchange transactions	65	(430)
Derivative instruments	33	2,013

Total	$(1,456)	$1,262

The following table presents the gross realized capital gains and gross realized capital losses from sales or redemptions of available-for-sale fixed maturity securities:

Three Months Ended March 31, (dollars in thousands)	2016	2015
Fixed maturity securities:
Gross realized gains	$11,288	$819
Gross realized losses	12,060	1,140

Net	$(772)	$(321)

Other-Than-Temporary Impairments

The Company had $0.8 million of other-than-temporary impairment charges for the three months ended March 31, 2016. The Company had no other-than-temporary impairment charges for the three months ended March 31, 2015.

6.	Fair Value Measurements

Assets and liabilities recorded at fair value in the Consolidated Balance Sheets are measured and classified in accordance with a fair value hierarchy consisting of three “levels” based on the observability of valuation inputs:

•	Level 1: Fair value measurements based on quoted prices in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. We do not adjust the quoted price for such instruments.

•	Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability. Therefore, we must make certain assumptions about the inputs a hypothetical market participant would use to value that asset or liability.

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents the level within the fair value hierarchy at which the Company’s financial assets were measured on a recurring basis:

(dollars in thousands)	Level 1	Level 2	Level 3	Total
As of March 31, 2016
Fixed Maturity Securities Available for Sale:
U.S. government and government-sponsored entities	$—	$20,529	$—	$20,529
Obligations of states, municipalities and political subdivisions	—	1,304,088	—	1,304,088
Non-U.S. governments	—	51,780	—	51,780
Corporate debt	—	1,974,452	8,886	1,983,338
CMBS	—	183,032	5,831	188,863
CDO/ABS	—	109,192	86,566	195,758

Total	$—	$3,643,073	$101,283	$3,744,356

As of December 31, 2015
Fixed Maturity Securities Available for Sale:
U.S. government and government-sponsored entities	$—	$23,065	$—	$23,065
Obligations of states, municipalities and political subdivisions	—	1,443,954	—	1,443,954
Non-U.S. governments	—	57,193	—	57,193
Corporate debt	—	2,170,791	27,798	2,198,589
CMBS	—	176,238	5,880	182,118
CDO/ABS	—	96,733	87,939	184,672

Total	$—	$3,967,974	$121,617	$4,089,591

The Company has no liabilities valued at fair value.

Transfers of Level 1 and Level 2 Assets and Liabilities

Our policy is to record transfers of assets and liabilities between Level 1 and Level 2 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. Assets are transferred out of Level 1 when they are no longer transacted with sufficient frequency and volume in an active market. Conversely, assets are transferred from Level 2 to Level 1 when transaction volume and frequency are indicative of an active market. There were no transfers from Level 1 to Level 2 during the three months ended March 31, 2016. There were $3.3 million of transfers from Level 1 to Level 2 of U.S. government securities during the three months ended March 31, 2015. There were no material transfers from Level 2 to Level 1 during the three months ended March 31, 2016 and 2015.

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The following table presents changes in Level 3 assets measured at fair value on a recurring basis, and the net realized and unrealized gains (losses) related to the Level 3 assets in the Consolidated Statements of Income:

(dollars in thousands)	Fair Value Beginning of Year	Net Realized and Unrealized Gains (Losses) Included in Income	Accumulated Other Comprehensive Loss	Purchases, Sales and Settlements, Net	Gross Transfers In	Gross Transfers Out	Fair Value End of Period	Change in Unrealized Gains (Losses) Included in Instruments Held at End of Period
Three Months Ended March 31, 2016
Fixed Maturity Securities Available for Sale:
Corporate debt	$27,798	$1	$(2,149)	$1,074	$988	$(18,826)	$8,886	$—
CMBS	5,880	(5)	(44)	—	—	—	5,831	—
CDO/ABS	87,939	1	(949)	(425)	—	—	86,566	—

Total	$121,617	$(3)	$(3,142)	$649	$988	$(18,826)	$101,283	$—

Three Months Ended March 31, 2015
Fixed Maturity Securities Available for Sale:
Corporate debt	$27,893	$—	$89	$(31)	$—	$(502)	$27,449	$—
CMBS	—	—	—	5,147	—	—	5,147	—
CDO/ABS	55,881	—	1,277	14,502	—	—	71,660	—

Total	$83,774	$—	$1,366	$19,618	$—	$(502)	$104,256	$—

Net realized and unrealized gains (losses) included in income related to Level 3 assets and liabilities shown above are reported in the Consolidated Statements of Income as follows:

(dollars in thousands)	Net Investment Income	Net Realized Capital Gains (Losses)	Other Income	Total
Three Months Ended March 31, 2016
Fixed Maturity Securities Available for Sale	$(3)	$—	$—	$(3)
Three Months Ended March 31, 2015
Fixed Maturity Securities Available for Sale	$—	$—	$—	$—

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The following table presents the gross purchases, sales and settlements:

(dollars in thousands)	Purchases	Sales	Settlements	Purchases, Sales and Settlements, Net
Three Months Ended March 31, 2016
Assets:
Fixed Maturity Securities Available for Sale:
Corporate debt	$1,116	$—	$(42)	$1,074
CMBS	—	—	—	—
CDO/ABS	—	—	(425)	(425)

Total	$1,116	$—	$(467)	$649

Three Months Ended March 31, 2015
Assets:
Fixed Maturity Securities Available for Sale:
Corporate debt	$—	$—	$(31)	$(31)
CMBS	5,147	—	—	5,147
CDO/ABS	14,889	—	(387)	14,502

Total	$20,036	$—	$(418)	$19,618

Transfers of Level 3 Assets and Liabilities

We record transfers of assets and liabilities into or out of Level 3 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. The net realized and unrealized gains (losses) included in income (loss) or other comprehensive income (loss) exclude $(0.2) million of net losses related to assets and liabilities transferred into Level 3 during the three months ended March 31, 2016, and include $(2.4) million of net losses and $2 million of net gains related to assets and liabilities transferred out of Level 3 during the three months ended March 31, 2016 and 2015, respectively.

During the three months ended March 31, 2016 and 2015, transfers into Level 3 assets primarily included certain investments in private placement corporate debt, Commercial Mortgage-Backed Securities (“CMBS”) and Collateralized Debt Obligations/Asset-Backed Securities (“CDO/ABS”). Transfers of certain investments in private placement corporate debt and certain ABS into Level 3 assets were primarily the result of limited market pricing information that required us to determine fair value for these securities based on inputs that were adjusted to better reflect our own assumptions regarding the characteristics of a specific security or associated market liquidity. The transfers of investments in CMBS and CDO and certain ABS into Level 3 assets were due to decreases in market transparency and liquidity for individual security types.

During the three months ended March 31, 2016 and 2015, transfers out of Level 3 assets primarily included certain investments in private placement corporate debt, CMBS and CDO/ABS. Transfers of certain investments in private placement corporate debt, CMBS and CDO/ABS out of Level 3 assets were based on consideration of market liquidity as well as related transparency of pricing and associated observable inputs for these investments. Transfers of certain investments in private placement corporate debt and certain ABS out of Level 3 assets were primarily the result of using observable pricing information that reflects the fair value of those securities without the need for adjustment based on our own assumptions regarding the characteristics of a specific security or the current liquidity in the market.

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Quantitative Information about Level 3 Fair Value Measurements

The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments, and includes only those instruments for which information about the inputs is reasonably available to us, such as data from independent third-party valuation service providers and from internal valuation models. Because input information from third-parties with respect to certain Level 3 instruments (primarily CDO/ABS) may not be reasonably available to us, balances shown below may not equal total amounts reported for such Level 3 assets and liabilities.

(dollars in thousands)	Fair Value	Valuation Technique	Unobservable Input(a)(b)	Range (Weighted Average)(c)
As of March 31, 2016
Assets:
Corporate debt	$8,886	Discounted cash flow	Yield	2.40% – 8.43% (5.41%)
CMBS	$5,831	Discounted cash Flow	Yield	4.35% – 4.84% (4.37%)
CDO/ABS	$57,681	Discounted cash flow	Yield	3.91% – 5.26% (4.59%)
As of December 31, 2015
Assets:
Corporate debt	$22,704	Discounted cash flow	Yield	9.01% – 13.39% (11.20%)
CDO/ABS	$58,784	Discounted cash flow	Yield	3.67% – 4.92% (4.30%)

(a)	Represents discount rates that we believe would be used by market participants when valuing these assets.
(b)	For CDO/ABS, reflects information received from third-party valuation service providers.
(c)	The ranges of reported inputs for corporate debt and CDO/ABS consist of one standard deviation in either direction from the weighted average.

The preceding table does not give effect to our risk management practices that might offset risks inherent in these Level 3 assets.

Sensitivity to Changes in Unobservable Inputs

We consider unobservable inputs to be those for which market data is not available and that are developed using the best information available to us about the assumptions that we believe market participants would use when pricing the asset or liability. Relevant inputs vary depending on the nature of the instrument being measured at fair value. The following paragraphs provide a general description of sensitivities of significant unobservable inputs by asset type along with interrelationships between and among the significant unobservable inputs and their impact on the fair value measurements. The effect of a change in a particular assumption in the sensitivity analysis below is considered independently of changes in any other assumptions. In practice, simultaneous changes in assumptions may not always have a linear effect on the inputs discussed below. Interrelationships may also exist between observable and unobservable inputs. Such relationships have not been included in the discussion below. For each of the individual relationships described below, the inverse relationship would also generally apply.

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Corporate Debt

Corporate debt securities included in Level 3 are primarily private placement issuances that are not traded in active markets or that are subject to transfer restrictions. Fair value measurements consider illiquidity and non-transferability. When observable price quotations are not available, fair value is determined based on discounted cash flow models using discount rates based on credit spreads, yields or price levels of publicly traded debt of the issuer or other comparable securities, considering illiquidity and structure. In these situations, the significant unobservable input used in the fair value measurement of corporate debt is the yield. The yield is affected by the market movements in credit spreads and U.S. Treasury yields. In addition, the migration in credit quality of a given security generally has an inverse effect on its spread. Holding U.S. Treasury rates constant, an increase in corporate credit spreads would increase yields and decrease the fair value of corporate debt.

CMBS

The significant unobservable input used in fair value measurements for CMBS is the yield. Prepayment assumptions for each mortgage pool are factored into the yield. CMBS generally feature a lower degree of prepayment risk than residential mortgage backed securities because commercial mortgages generally contain a penalty for prepayment whereas residential mortgages generally do not. In general, increases in the yield would decrease the fair value of CMBS.

CDO/ABS

The significant unobservable input used in fair value measurements of certain CDO/ABS valued by third-party valuation service providers is yield. A change in the yield assumptions for the probability of default will generally be accompanied by a corresponding change in the assumption used. In general, increases in yield, in isolation, would result in a decrease in the fair value measurement. Changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship between the directional change of each input is not usually linear.

Fair Value Information about Financial Instruments Not Measured at Fair Value

The following table presents the carrying value and estimated fair value of our financial instruments not measured at fair value and indicates the level of the estimated fair value measurement based on the observability of the inputs used:

(dollars in thousands)	Estimated Fair Value
	Level 1	Level 2	Level 3	Total	Carrying Value
As of March 31, 2016
Cash	$42,111	$—	$—	$42,111	$42,111
Short-term investments	—	125,454	—	125,454	125,454

Total	$42,111	$125,454	$—	$167,565	$167,565

As of December 31, 2015
Cash	$36,556	$—	$—	$36,556	$36,556
Short-term investments	—	123,331	—	123,331	123,331

Total	$36,556	$123,331	—	$159,887	$159,887

Fair Value Measurements on a Non-Recurring Basis

We measure the fair value of our equity method investments on a non-recurring basis, generally quarterly, annually or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. There were no adjustments to fair value during the year.

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

7.	Liability for Unpaid Losses and Loss Adjustment Expenses

Activity for the liability for unpaid losses and loss adjustment expenses is summarized as follows:

As of or for the Three Months Ended March 31, (dollars in thousands)	2016	2015
Liability for unpaid losses and loss adjustment expenses, beginning of year	$738,018	$1,007,220
Reinsurance recoverable	(24,943)	(30,559)

Net liability for unpaid losses and loss adjustment expenses, beginning of year	713,075	976,661

Losses and loss adjustment expenses incurred related to:
Current accident year	45,187	58,040
Prior accident year	(4,870)	264

Total incurred	40,317	58,304

Losses and loss adjustment expenses paid related to:
Current accident year	64	127
Prior accident year	86,360	110,809

Total paid	86,424	110,936

Foreign exchange effect and change in real estate owned	147	(2,504)

Net liability for unpaid losses and loss adjustment expenses, end of period	667,115	921,525

Reinsurance recoverable	25,138	27,843

Liability for unpaid losses and loss adjustment expenses, end of period	$692,254	$949,368

The “Losses and loss adjustment expenses incurred” section of the table above shows losses incurred for current and prior accident years. The amount of losses incurred on current accident year delinquencies represents the estimated amount to be ultimately paid on such delinquencies. The amount of losses incurred relating to delinquencies in prior accident years represents the actual claim rate and severity associated with those delinquencies resolved in the current year differing from the estimated liability at the prior year-end, as well as a re-estimation of amounts to be ultimately paid on delinquencies remaining in inventory from the end of the prior year. This re-estimation of the estimated claim rate and estimated severity is the result of our review of current trends in the delinquent inventory, such as percentages of delinquencies that have resulted in a claim, the amount of the claims, changes in the relative level of delinquencies by geography and changes in average loan exposure.

The liability for unpaid losses and loss adjustment expenses decreased by $45.8 million for the three months ended March 31, 2016, reflecting lower delinquent inventory in the domestic first-lien business as a result of the number of cures and paid claims exceeding the number of newly reported delinquencies. The favorable prior year loss development was driven primarily by favorable gross frequency development due to strong cure activity from the delinquent policies and to a lesser degree, by favorable severity development.

The liability for unpaid losses and loss adjustment expenses decreased by $57.9 million for the three months ended March 31, 2015, reflecting lower delinquent inventory in the domestic first-lien business as a result of the number of cures and paid claims exceeding the number of newly reported delinquencies. The prior year loss development was immaterial for the first three months of 2015.

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

8.	Income Taxes

Interim Tax Calculation Method

We use the estimated annual effective tax rate method in computing our interim tax provision. Certain items, including those deemed to be unusual, infrequent or that cannot be reliably estimated, are excluded from the estimated annual effective tax rate. In these cases, the actual tax expense or benefit is reported in the same period as the related item.

Interim Tax Expense (Benefit)

For the three-month period ended March 31, 2016, the effective tax rate was 33.5 percent. The effective tax rate differs from the statutory tax rate of 35 percent primarily due to investment in tax-exempt securities.

For the three-month period ended March 31, 2015, the effective tax rate was 37.8 percent. The effective tax rate differs from the statutory tax rate of 35 percent primarily due to adjustments to estimated income tax expense for prior years, partially offset by investment in tax-exempt securities.

Assessment of Deferred Tax Asset Valuation Allowance

As of December 31, 2015 and March 31, 2016, the Company had valuation allowances of $10.8 million related to state and local tax jurisdictions. For the three-month period ended March 31, 2016, the assessment of the realizability of deferred tax assets in these jurisdictions remains consistent with that at December 31, 2015 and as such, there have been no material changes in the valuation allowances.

Pursuant to multiple tax sharing agreements in place prior to 2011 executed with an AIG affiliate, the Company was reimbursed for net operating loss carryforwards generated prior to 2011. Under the terms of the agreements, the Company is obligated to reimburse the AIG affiliate if such tax benefits have not been ultimately utilized by AIG to offset its consolidated tax liability within the applicable carryforward or carryback period up to the amount of $363 million related to net operating loss carryforwards. The net operating loss carryforward expiration periods range from 2028 to 2031.

Should the Company experience an ownership change, utilization of the Company’s net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations set forth in Section 382 of the U.S. Internal Revenue Code of 1986, as amended, and similar state provisions.

Tax Examinations and Litigation

The Company and its eligible subsidiaries are members of an affiliated group which joins in the filing of the U.S. federal consolidated income tax return of AIG. The Company’s subsidiaries operating outside the U.S. file separate income tax returns in their respective jurisdictions. They are taxed, and income taxes are recorded, based on applicable foreign law.

The statute of limitations for all tax years prior to 2000 has expired for AIG’s U.S. federal consolidated income tax return. AIG is currently under examination for the tax years 2000 through 2010. The Company regularly evaluates adjustments proposed by taxing authorities. Interest and penalties, if any, related to such adjustments are recognized in income tax expense.

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The statute of limitations has expired for all separate state jurisdictions prior to tax year 2011. AIG’s unitary group, which UGCNC is part of, is currently under examination in Illinois, Michigan, New York State, New York City, Texas and Vermont. The tax years subject to examination range from 2008 through 2013 and vary by jurisdiction.

Accounting for Uncertainty in Income Taxes

For the quarter ended March 31, 2016 and March 31, 2015, we did not have any unrecognized tax benefits. Although it is reasonably possible that a change in the balance of unrecognized tax benefits may occur within the next 12 months, based on the information currently available, we do not expect any change to be material to our consolidated financial condition.

9.	Statutory Financial Data

Statutory policyholders’ surplus was $1.3 billion and $1.6 billion as of March 31, 2016 and December 31, 2015, respectively. Statutory income was $167 million and $104 million for the three months ended March 31, 2016 and 2015, respectively.

Each insurance company is required under the insurance code of its domiciled state or country to maintain capital and surplus based on either a risk to capital ratio or a risk based capital formula. As of March 31, 2016 each of the Company’s insurance subsidiaries met its respective capital requirement. UGCNC’s U.S. mortgage insurance companies are domiciled in North Carolina. Each mortgage insurance company is required under the North Carolina Insurance Code to maintain a minimum capital and surplus of $1.25 million. Additionally, to continue writing new business, each mortgage insurance company is required to maintain a risk to capital ratio less than 25:1. Each of the companies maintained a ratio below this level for the three months ended March 31, 2016 and 2015.

10.	Reinsurance

Certain premiums and losses are assumed from and ceded to other insurance companies under various reinsurance agreements. The effect of reinsurance was as follows:

Three Months Ended March 31, (dollars in thousands)	2016	2015
Premiums earned:
Direct	$228,809	$237,449
Assumed	93	(1,117)
Ceded	(51,529)	(5,739)

Net premiums earned	$177,373	$230,593

Loss and loss adjustment expense:
Direct	$42,575	$58,974
Assumed	48	(353)
Ceded	(2,306)	(317)

Net loss and loss adjustment expense	$40,317	$58,304

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

11.	Variable Interest Entities

The Company has no consolidated VIEs.

We calculate our maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where we have also provided credit protection to the VIE with the VIE as the referenced obligation, and (iii) other commitments and guarantees to the VIE. Interest holders in VIEs sponsored by us generally have recourse only to the assets and cash flows of the VIEs and do not have recourse to us, except in limited circumstances when we have provided a guarantee to the VIE’s interest holders.

The following table presents total assets of unconsolidated VIEs in which we hold a variable interest, as well as our maximum exposure to loss associated with these VIEs:

		Maximum Exposure to Loss
(dollars in thousands)	Total VIE Assets	On-Balance Sheet	Off-Balance Sheet	Total
March 31, 2016

Real estate and investment entities	$13,206	$2,819	$—	$2,819
Bellemeade Re	229,144	667	1,311	1,978

Total	$242,350	$3,486	$1,311	$4,797

December 31, 2015

Real estate and investment entities	$12,984	$2,472	$—	$2,472
Bellemeade Re	251,783	643	1,311	1,954

Total	$264,767	$3,115	$1,311	$4,426

12.	Contingencies

In the normal course of business, various commitments and contingent liabilities are entered into by the Company and certain of its subsidiaries. Although the Company cannot currently quantify its ultimate liability for unresolved litigation, it is possible that such liability could have a material adverse effect on the Company’s financial condition or its results of operations or cash flows for an individual reporting period.

Several of the Company’s subsidiaries, like other participants in the mortgage insurance industry, have made claims against various counterparties in relation to alleged underwriting failures, and received corresponding counterclaims from counterparties. These claims and counterclaims allege breach of contract, breach of good faith and fraud among other allegations. These counterparties include mortgage lenders and reinsurers. In addition, UGCNC has been subject to civil litigation relating to its placement of reinsurance with captive reinsurance companies owned by lenders, and may be subject to additional litigation.

Other contingent liabilities arising from litigation and other matters over and above amounts already provided for or disclosed elsewhere in these notes are not considered material in relation to the Company’s financial position or results of operations.

13.	Related Party Transactions

The Company has various agreements with AIG and certain of its subsidiaries which provide for reimbursement to and from AIG of certain administrative and operating expenses which include, but are not limited to, cash management and treasury services, information technology services and administrative services (such as tax, human resources and employee benefit administration). These agreements provide for an allocation of corporate expenses based upon a proportional allocation of costs to all subsidiaries. The Company incurred costs for these services of $5.1 million and $5.2 million for the three months ended March 31, 2016 and 2015, respectively.

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The Company’s investment portfolio is managed by an affiliate of AIG. Under the terms of the investment management agreement the Company is charged a fee by the AIG affiliate. All fees paid to the AIG affiliate are charged to investment expense and are included in net investment income on the unaudited condensed consolidated income statements. The total investment expenses paid to the AIG affiliate were $0.9 million and $0.8 million for the three months ended March 31, 2016 and 2015, respectively.

The financial statements include the following amounts due to and from AIG affiliates relating to recurring service and expense agreements:

(dollars in thousands)	As of March 31, 2016	As of December 31, 2015
Amounts payable to affiliates	$51,468	$29,434
Amounts receivable from affiliates	$14,605	$2,168

The Company is party to agreements with AIG under which AIG operates a pooled investment account and acts as agent in handling the purchase and sale of short-term securities for the participants. Amounts invested in such pooled accounts were $28 million and $30 million as of March 31, 2016 and December 31, 2015, respectively. Investment income earned on the pooled investment accounts totaled less than $0.1 million for each of the three months ended March 31, 2016 and 2015.

The current tax payable due to AIG as per the tax sharing agreements was $41.2 million and $33.0 million as of March 31, 2016 and December 31, 2015, respectively.

The Company, through its subsidiary Connective Mortgage Advisory Company, provides loan evaluation services to an affiliate of AIG. For the three months ended March 31, 2016, fees for these services were $2.2 million. For the years ended December 31, 2015, 2014 and 2013, fees for these services were $10.4 million, $4.0 million and $0.7 million, respectively.

The Company is a limited partner in Irving Partners Limited Partnership (“Irving Partners”), the owner and operator of the office building of the Company’s corporate headquarters in Greensboro, North Carolina. The Company is party to a lease agreement with Irving Partners for the office building. Lease payments made in accordance with the lease agreement were $1.0 million for the three months ending March 31, 2016 and 2015. Income from the investment in Irving Partners is accounted for under the equity method and recorded in net investment income. For the three months ended March 31, 2016 and 2015, the Company recorded $0.3 million and $0.3 million, respectively.

The Company’s employees participate in certain benefit plans sponsored by AIG and certain stock-based compensation plans which utilize shares of AIG common stock. The Company recorded $1.9 million and $3.3 million of expenses related to benefit plans for the three months ended March 31, 2016 and 2015, respectively. The Company recorded $1.4 million and $1.1 million of expenses related to stock-based compensation plans for the three months ended March 31, 2016 and 2015, respectively.

Effective January 1, 2015, UGRIC entered into a 50 percent quota share reinsurance agreement with NUFIC. Under the terms of the original agreement, UGRIC (1) ceded 50 percent of the risk relating to policies written in 2014 that were current as of January 1, 2015, (2) ceded 50 percent of the risk relating to all policies written in 2015, and (3) will cede 50 percent of the risk relating to all policies written in future periods each in exchange for a 30 percent ceding commission and reimbursement of 50 percent of the losses and loss adjustment expenses incurred on covered policies. The agreement calls for quarterly settlement calculated on the basis of statutory earned premiums. For the three months ended March 31, 2016, UGRIC ceded written premiums of $60 million

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

and additional unearned premiums of $15 million. For the three months ended March 31, 2016, UGRIC accrued ceding commissions of $18 million, of which $3 million was recorded as an offset to DAC, $12 million was recorded as deferred ceding commission and $3 million was recorded as an offset to acquisition and general operating expenses. Paid losses for the three months ended March 31, 2016 were immaterial under the 50 percent quota share agreement.

On February 11, 2016, UGRIC executed a Novation and Amendment agreement relating to the 50 percent quota share agreement. Under the terms of the Novation and Amendment agreement, the coverage will be allocated among NUFIC and two additional AIG affiliated companies, American Home Assurance Company (“American Home”) and Lexington Insurance Company (“Lexington”), as reinsurers. Each of NUFIC and American Home will provide 17.5 percent quota share coverage and Lexington will provide 15 percent quota share coverage, in each case applied effective as of the original reinsurance agreement date. NUFIC, American Home and Lexington are all rated on a pooled basis and have the same financial strength ratings of A2 (stable) and A+ (stable) by Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC, respectively. The Novation and Amendment agreement also amended the original agreement to terminate on a run-off basis on December 31, 2016 unless renewed with GSE non-disapproval and to provide for settlement of ceded balances on a written basis instead of an earned basis. As a result, $160 million of reinsurance funds withheld were settled and paid to the reinsurers on February 29, 2016. Finally, the Novation and Amendment agreement amended the level of assets the reinsurers are required to keep in trust to the greater of the amount required to receive statutory credit for the reinsurance or the percentage of the applicable risk-based required asset amount under PMIERs, which changes in part based on the reinsurers’ rating and was 25 percent as of the effective date of the amendment. The related trust agreement was also amended to include the additional parties.

UG Asia ceded premiums of $2.0 million and $3.5 million for the three months ended March 31, 2016 and 2015, respectively, under its 100 percent quota share reinsurance agreement with NUFIC. Total ceded losses incurred were insignificant for each of the three months ended March 31, 2016 and 2015.

The Company established a $200 million line of credit agreement with AIG in 2015. Under the terms of the agreement, it remains in effect until terminated by either AIG or the Company. AIG has the right to terminate upon not less than 30 calendar days’ written notice to the Company. The Company has the right to terminate upon not less than seven calendar days’ written notice to AIG. As of March 31, 2016, there were no borrowings against the line of credit.

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

14.	Accumulated Other Comprehensive Income (Loss)

The following table presents a roll-forward of accumulated other comprehensive income (loss):

(dollars in thousands)	Net Unrealized Appreciation (Depreciation) of Investments	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustments	Total
Balance December 31, 2015, net of tax	$18,435	$(25,298)	$(31)	$(6,894)

Change in net unrealized appreciation (depreciation) on investments	85,550	—	—	85,550
Change in foreign currency translation adjustments	—	212	—	212
Change in retirement plan liabilities adjustments	—	—	—	—
Change in deferred tax asset (liability)	(29,794)	—	—	(29,794)

Total other comprehensive income (loss)	55,756	212	—	55,968

Balance March 31, 2016, net of tax	$74,191	$(25,086)	$(31)	$49,074

Balance December 31, 2014, net of tax	$64,423	$(19,746)	$50	$44,727

Change in net unrealized appreciation (depreciation) on investments	38,427	—	—	38,427
Change in foreign currency translation adjustments	—	(5,619)	—	(5,619)
Change in retirement plan liabilities adjustments	—	—	12	12
Change in deferred tax asset (liability)	(13,836)	—	—	(13,836)

Total other comprehensive income (loss)	24,591	(5,619)	12	18,984

Balance March 31, 2015, net of tax	$89,014	$(25,365)	$62	$63,711

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The following table presents the other comprehensive income (loss) reclassification adjustments for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
(dollars in thousands)	Net Unrealized Appreciation (Depreciation) of Investments	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustments	Total
2016
Unrealized change arising during the period	$84,778	$212	$—	$84,990
Less: Reclassification adjustments included in net income	(772)	—	—	(772)

Total other comprehensive income (loss) before income tax expense	85,550	212	—	85,762
Less: Income tax expense	29,794	—	—	29,794
Total other comprehensive income (loss) net of income tax expense (benefit)	$55,756	$212	$—	$55,968

2015
Unrealized change arising during the period	$38,106	$(5,619)	$13	$32,500
Less: Reclassification adjustments included in net income	(321)	—	1	320

Total other comprehensive income (loss) before income tax expense (benefit)	38,427	(5,619)	12	32,820
Less: Income tax expense (benefit)	13,836	—	—	13,836

Total other comprehensive income (loss) net of income tax expense (benefit)	$24,591	$(5,619)	$12	$18,984

The following table presents the effect of the reclassification of significant items out of accumulated other comprehensive income on the respective line items of the Consolidated Statements of Income:

Three Months Ended March 31, (dollars in thousands)	Amounts Reclassified from Accumulated Other Comprehensive Income		Affected Line Item in the Consolidated Statements of Income
	2016	2015
Net unrealized appreciation (depreciation) on investments	$(772)	$(321)	Net realized capital losses

Change in retirement plan liabilities adjustments	$—	$1	(a)

(a)	These accumulated other comprehensive income components are included in the computation of net periodic benefit cost.

15.	Subsequent Events

On May 2, 2016, UGCNC distributed as a dividend its ownership in UG Asia to its parent AIG. The carrying value of UG Asia in the Unaudited Condensed Consolidated Balance Sheet of UGCNC was $39.8 million as of March 31, 2016.

On May 9, 2016, our U.S. first-lien mortgage insurance subsidiaries secured approximately $300 million of aggregate excess of loss reinsurance coverage at inception for new delinquencies on a portfolio of in-force

UNITED GUARANTY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

policies issued in 2008 and prior years through a mortgage insurance-linked notes offering by Bellemeade Re II Ltd. (“Bellemeade Re II”), a special purpose reinsurance company domiciled in Bermuda. The approximately $300 million coverage amount decreases over a ten-year period as the underlying covered mortgages amortize. For the coverage period, the ceding insurers will retain the first layer of $646.9 million of aggregate losses and Bellemeade Re II will then provide second layer coverage up to the outstanding coverage amount. The ceding insurers will then retain losses in excess of the outstanding coverage limit. Under the terms of the transaction, the ceding insurers make risk premium payments for the applicable outstanding coverage amount and also reimburses Bellemeade Re II for certain operating expenses. The mortgage insurance-linked notes mature on April 25, 2026 and are nonredeemable.

UNITED GUARANTY CORPORATION

SCHEDULES

SUMMARY OF INVESTMENTS—OTHER THAN INVESTMENTS IN RELATED PARTIES

Schedule I

As of December 31, 2015 (dollars in thousands)	Book Value	Fair Value	Amount at Which Shown on the Balance Sheet
Fixed Maturity Securities:
Bonds–U.S. Government and Government-Sponsored Entities	$20,577	$23,065	$23,065
Bonds–Municipal–States, Territories and Political Subdivisions	1,391,565	1,443,954	1,443,954
Bonds–Foreign Governments and Agencies	58,250	57,193	57,193
Bonds–Corporate Debt–Public Utilities	282,935	284,180	284,180
Bonds–Corporate Debt–Industrial and Miscellaneous	1,941,069	1,914,409	1,914,409
Bonds–Mortgage-Backed, Asset-Backed and Collateralized	366,696	366,790	366,790

Total	$4,061,091	$4,089,591	$4,089,591

UNITED GUARANTY CORPORATION

SCHEDULES

CONDENSED FINANCIAL INFORMATION

BALANCE SHEETS—PARENT COMPANY (UGCNC) ONLY

Schedule II

	As of December 31,
(dollars in thousands)	2015	2014
Assets:
Fixed maturity securities available for sale	$83,384	$67,061
Short-term investments	18,838	37,596
Other invested assets	2,472	1,684

Total investments	104,694	106,341
Cash	6,412	2,207
Current income tax receivable	1,802	17,630
Deferred income taxes, net	8,098	6,459
Investment in consolidated subsidiaries	3,287,762	3,133,309
Due from affiliates, net	4,708	4,059
Property and equipment, net of accumulated depreciation	30,111	35,065
Other assets	5,293	4,606

Total assets	$3,448,880	$3,309,676

Liabilities:
Accounts payable	$12,011	$16,610
Other liabilities	17,983	16,480

Total liabilities	$29,994	$33,090

Shareholder’s Equity:
Common stock	2	2
Additional paid-in capital	2,096,458	2,182,344
Accumulated other comprehensive (loss) income, net	(6,894)	44,727
Retained earnings	1,329,320	1,049,513

Total shareholder’s equity	$3,418,886	$3,276,586

Total liabilities and shareholder’s equity	$3,448,880	$3,309,676

See accompanying Notes to Condensed Financial Information.

UNITED GUARANTY CORPORATION

SCHEDULES

CONDENSED FINANCIAL INFORMATION

STATEMENTS OF INCOME—PARENT COMPANY (UGCNC) ONLY

Schedule II

	Year Ended December 31,
(dollars in thousands)	2015	2014	2013
Revenues:
Equity in undistributed net income of consolidated subsidiaries	$327,919	$381,410	$161,330
Management fees from subsidiary companies	129,933	114,878	86,136
Dividends received from subsidiaries	37,200	4,000	21,007
Net investment income	3,260	3,927	7,207
Net realized gains	394	671	4,077
Other	211	115	105

Total revenues	$498,917	$505,001	$279,862

Expenses:
Salaries and employee benefits	$52,323	$47,583	$39,931
Contract and professional services	26,299	25,967	20,424
Service fees to AIG	18,261	16,237	15,042
Other	33,790	30,347	28,361

Total expenses	$130,673	$120,134	$103,758

Income before income tax expense	$368,244	$384,867	$176,104

Income tax expense (benefit):
Current	8,944	4,883	(5,898)
Deferred	(507)	(13,701)	19,291

Total tax expense (benefit)	$8,437	$(8,818)	$13,393

Net income	$359,807	$393,685	$162,711

CONDENSED FINANCIAL INFORMATION

STATEMENTS OF COMPREHENSIVE INCOME—PARENT COMPANY (UGCNC) ONLY

Schedule II

	Year Ended December 31,
(dollars in thousands)	2015	2014	2013

Net income	$359,807	$393,685	$162,711
Other comprehensive (loss) income, net:
Unrealized appreciation (depreciation) of investments:
Change in unrealized appreciation (depreciation) of investments–parent only	1,508	1,150	(5,624)
Change in unrealized (depreciation) appreciation of investments of subsidiaries	(47,496)	55,160	(93,701)
Change in foreign currency translation adjustments of subsidiaries	(5,552)	(6,968)	6,956
Change in retirement plan liabilities adjustments of subsidiaries	(81)	111	2

Other comprehensive (loss) income, net	(51,621)	49,453	(92,367)

Total comprehensive income	$308,186	$443,138	$70,344

See accompanying Notes to Condensed Financial Information.

UNITED GUARANTY CORPORATION

SCHEDULES

CONDENSED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS—PARENT COMPANY (UGCNC) ONLY

Schedule II

	Year Ended December 31,
(dollars in thousands)	2015	2014	2013
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$64,892	$10,696	$(105,058)

Cash flows from investing activities:
Purchase of fixed maturity securities available for sale	(147,523)	—	(2,097)
Proceeds from fixed maturity securities available for sale	55,009	29,616	127,056
Net change in short-term investments	18,758	(12,165)	107,385
Capital contributions to subsidiaries	(12,223)	(4,000)	(33,050)
Return of capital from subsidiaries	47,855	14,000	8,000
Net change in other invested assets	(788)	(20)	(236)
Purchases of property and equipment	(20,029)	(16,691)	(13,132)

Net cash (used in) provided by investing activities	(58,941)	10,740	193,926

Cash flows from financing activities:
Dividends paid to AIG	(1,746)	(20,000)	(90,000)

Net cash used in financing activities	(1,746)	(20,000)	(90,000)
Change in cash	4,205	1,436	(1,132)
Cash at beginning of year	2,207	771	1,903

Cash at end of year	$6,412	$2,207	$771

Supplementary disclosure of cash flow information:

Cash received (paid) during the period for:
Income tax	$6,884	$(104)	$(7,214)
Non-cash investing and financing activities:
Non-cash dividends to AIG	$(78,254)	$(6,862)	$—
Non-cash (return of) contribution of capital to AIG	$(85,886)	$146,935	$164,444

See accompanying Notes to Condensed Financial Information.

UNITED GUARANTY CORPORATION

SCHEDULES

Notes to Condensed Financial Information

1.	Investments by United Guaranty Corporation (“UGCNC”) in consolidated subsidiaries are stated at cost plus equity in undistributed income of consolidated subsidiaries. The accompanying condensed financial statements of UGCNC should be read in conjunction with the consolidated financial statements and notes thereto of UGCNC and subsidiaries for the year ended December 31, 2015.

2.	UGCNC includes in its Statement of Income dividends from its subsidiaries and equity in undistributed income (loss) of consolidated subsidiaries, which represents the net income (loss) of each of its subsidiaries.

3.	UGCNC is included in the consolidated federal income tax return of its parent, American International Group, Inc. (“AIG”). AIG acts as an agent for the consolidated tax group when making payment to the Internal Revenue Service and has, pursuant to a written agreement, a method of allocating consolidated Federal income taxes to its subsidiaries. Amounts allocated to UGCNC under this written agreement are included in Current income tax payable (receivable) in the accompanying Condensed Balance Sheets.

UNITED GUARANTY CORPORATION

SCHEDULES

Supplementary Insurance Information

Schedule III

As of December 31, (dollars in thousands)	Deferred Policy Acquisition Costs	Liability for Unpaid Losses and Loss Adjustment Expenses	Unearned Premiums	Other Policy Claims and Benefits
2015
First-Lien U.S. Mortgage Guaranty	$93,947	$706,520	$856,457	$—
Corporate and Other	—	31,498	26,189	—

Total	$93,947	$738,018	$882,646	$—

2014
First-Lien U.S. Mortgage Guaranty	$89,867	$936,049	$716,173	$—
Corporate and Other	242	71,171	25,176	—

Total	$90,109	$1,007,220	$741,349	$—

Year Ended December 31, (dollars in thousands)	Net Premiums Earned	Net Investment Income	Losses and Loss Adjustment Expenses Incurred	Amortization of Deferred Policy Acquisition Costs	Other Operating Expenses	Net Premiums Written
2015
First-Lien U.S. Mortgage Guaranty	$730,531	$127,464	$168,964	$29,420	$179,324	$614,274
Corporate and Other	41,615	11,766	(14,979)	242	12,355	37,014

Total	$772,146	$139,230	$153,985	$29,662	$191,659	$651,288

2014
First-Lien U.S. Mortgage Guaranty	$808,501	$123,867	$232,984	$20,540	$183,713	$925,318
Corporate and Other	83,416	13,369	(9,790)	1,900	18,021	76,639

Total	$891,917	$137,236	$223,194	$22,440	$201,734	$1,001,957

2013
First-Lien U.S. Mortgage Guaranty	$693,856	$115,575	$461,777	$15,684	$154,643	$949,893
Corporate and Other	107,370	15,965	59,605	3,509	46,213	85,731

Total	$801,226	$131,540	$521,382	$19,193	$200,856	$1,035,624

UNITED GUARANTY CORPORATION

SCHEDULES

Reinsurance

Schedule IV

Year Ended December 31, (dollars in thousands)	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Premiums Earned	Percent of Amount Assumed to Net
2015
First-Lien U.S. Mortgage Guaranty	$874,886	$144,674	$319	$730,531	—%
Corporate and Other	55,351	9,258	(4,478)	41,615	(10.8)

Total	$930,237	$153,932	$(4,159)	$772,146	(0.5%)

2014
First-Lien U.S. Mortgage Guaranty	$834,894	$26,841	$448	$808,501	—%
Corporate and Other	97,753	12,132	(2,205)	83,416	(2.6)

Total	$932,647	$38,973	$(1,757)	$891,917	(0.2%)

2013
First-Lien U.S. Mortgage Guaranty	$737,562	$44,410	$704	$693,856	—%
Corporate and Other	102,325	6,971	12,016	107,370	11.2

Total	$839,887	$51,382	$12,720	$801,226	1.6%

UNITED GUARANTY CORPORATION

SCHEDULES

Valuation and Qualifying Accounts

Schedule V

		Additions
Year Ended December 31, (dollars in thousands)	Balance, Beginning of Year	Charged to Costs and Expenses	Charge Offs	Other Changes	Balance, End of Year
2015
Federal, foreign, and state valuation allowance for deferred tax assets	$(26,951)	$(2,792)	$18,982	$(63)	$(10,824)

2014
Federal, foreign, and state valuation allowance for deferred tax assets	$(24,632)	$(2,253)	$—	$(66)	$(26,951)

2013
Federal, foreign, and state valuation allowance for deferred tax assets	$(18,380)	$(5,793)	$—	$(459)	$(24,632)

                     Shares

United Guaranty Corp.

Common Stock

Joint Global Coordinators

J.P. Morgan

Morgan Stanley

                , 2016

Through and including                 , 2016 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses Of Issuance And Distribution

The following table sets forth all expenses, other than the estimated underwriting discounts and commissions (which will be paid by the selling shareholder), payable by us in connection with this offering. All the amounts shown are estimates except the SEC registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the listing fee.

SEC registration fee		$10,070
FINRA filing fee		15,500
Listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be included by amendment.

Item 14.	Indemnification Of Directors And Officers

Pursuant to Section 145 of the DGCL, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred in connection therewith. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon, in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation will provide for such limitations on liability for its directors.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. In connection with this offering, the registrant will obtain liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

The registrant’s amended and restated certificate of incorporation will permit the registrant to (1) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the registrant), by reason of the fact that he or she is or was a director, officer, employee, fiduciary or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in the best interests of the registrant and, with respect to any criminal action or proceeding, had reasonable cause to believe his or her conduct was unlawful; (2) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the registrant; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the registrant unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper; and (3) indemnify a director, officer, employee, fiduciary or agent of a corporation to the extent he or she has been successful on the merits in defense of any action, suit, or proceeding referred to in (1) or (2) above or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

Any indemnification under (1) or (2) above (unless ordered by a court) and as distinguished from (C) above will be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in (1) or (2) above. Such determination shall be made by the registrant’s board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders.

Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the registrant in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by the registrant as authorized in its amended and restated certificate of incorporation.

The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the full text of the registrant’s amended and restated certificate of incorporation, which is filed as Exhibit 3.1 hereto.

We expect to enter into an indemnification agreement with each of our executive officers and directors that will provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Our registration rights agreement with AIG may require, in certain instances, AIG to indemnify the directors and officers of the registrant against certain liabilities under the Securities Act.

The underwriting agreement for this offering will provide that each underwriter severally agrees to indemnify, or contribute to payments required to be made by, the registrant, each of our directors, each of our officers who signs the registration statement, and each person who controls the registrant within the meaning of the Securities Act, but only with respect to written information such underwriter furnished to the registrant by or on behalf of such underwriter specifically for inclusion in the prospectus included in this registration statement.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 15.	Recent Sales Of Unregistered Securities

In the three years preceding the filing of this registration statement, the registrant has not issued any securities that were not registered under the Securities Act, except for the issuance of 1,000 shares of common stock of the registrant to American International Group, Inc. for aggregate consideration of $1,000 upon the registrant’s formation in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act. Prior to the completion of this offering, the registrant will effect a              for              stock split of its common stock.

Item 16.	Exhibits And Financial Statement Schedules

(a) Exhibits

Exhibit No.	Document Description
1.1	Form of Underwriting Agreement*

3.1	Form of Amended and Restated Certificate of Incorporation of United Guaranty Corp.*

3.2	Form of Amended and Restated Bylaws of United Guaranty Corp.*

4.1	Specimen of Common Stock Certificate*

5.1	Opinion of Sullivan & Cromwell LLP*

10.1	Form of Shareholder Agreement between American International Group, Inc. and United Guaranty Corp.*

10.2	Form of Registration Rights Agreement between American International Group, Inc. and United Guaranty Corp.*

10.3	Form of Tax Sharing and Separation Agreement between American International Group, Inc. and United Guaranty Corp.*

Exhibit No.	Document Description

10.4	Quota Share Reinsurance Agreement, by and between United Guaranty Residential Insurance Company and National Union Fire Insurance Company of Pittsburgh, P.A., dated as of January 1, 2015*

10.5

Novation and Amending Agreement, by and between United Guaranty Residential Insurance Company, National Union Fire Insurance Company of Pittsburgh, P.A., American Home Assurance Company and Lexington Insurance Company, dated as of February 9, 2016*

10.6	Form of Non-Employee Director Indemnification Agreement*

10.7	Form of Executive Officer Indemnification Agreement*

10.8	Offer Letter, dated as of May 2, 2012, between United Guaranty Corporation and Donna DeMaio*

10.9	Non-Solicitation and Non-Disclosure Agreement, dated May 2, 2012, between American International Group, Inc. and Donna DeMaio*

10.10	American International Group, Inc. 2010 Stock Incentive Plan*

10.11	American International Group, Inc. 2013 Omnibus Incentive Plan*

10.12	American International Group, Inc. 2013 Long-Term Incentive Plan*

10.13	American International Group, Inc. Form of 2013 Long-Term Incentive Plan Performance Share Units Award Agreement*

10.14	American International Group, Inc. Form of 2015 Performance Share Units Award Agreement*

10.15	American International Group, Inc. Clawback Policy*

10.16	American International Group, Inc. 2013 Short-Term Incentive Plan*

10.17	American International Group, Inc. Form of 2013 Short-Term Incentive Plan Award Letter*

10.18	American International Group, Inc. Annual Short-Term Incentive Plan (as amended)*

10.19	American International Group, Inc. 2012 Executive Severance Plan (as amended)*

10.20	American International Group, Inc. Non-Qualified Retirement Income Plan (as amended)*

10.21	Form of Services Agreement between American International Group, Inc. and United Guaranty Corp.*

21.1	Subsidiaries of United Guaranty Corp.*

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)*

24.1	Power of Attorney**

*	To be filed by amendment.
**	Previously filed.

(b) Financial Statements Schedules

Number	Description
I	Summary of Investments—Other than Investments in Related Parties	F-78
II	Condensed Financial Information of Parent Company (UGCNC) Only	F-79
III	Supplementary Insurance Information	F-83
IV	Reinsurance	F-84
V	Valuation and Qualifying Accounts	F-85

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on the 20th day of May, 2016.

United Guaranty Corp.

By:	/s/ Sara Millard
	Name:	Sara Millard
	Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

* Donna DeMaio	Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2016

* Charles Compton	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 20, 2016

* Brian Smith	Senior Vice President and Controller (Principal Accounting Officer)	May 20, 2016

*By:	/s/ Sara Millard
Sara Millard
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Document Description
1.1	Form of Underwriting Agreement*

3.1	Form of Amended and Restated Certificate of Incorporation of United Guaranty Corp.*

3.2	Form of Amended and Restated Bylaws of United Guaranty Corp.*

4.1	Specimen of Common Stock Certificate*

5.1	Opinion of Sullivan & Cromwell LLP*

10.1	Form of Shareholder Agreement between American International Group, Inc. and United Guaranty Corp.*

10.2	Form of Registration Rights Agreement between American International Group, Inc. and United Guaranty Corp.*

10.3	Form of Tax Sharing and Separation Agreement between American International Group, Inc. and United Guaranty Corp.*

10.4	Quota Share Reinsurance Agreement, by and between United Guaranty Residential Insurance Company and National Union Fire Insurance Company of Pittsburgh, P.A., dated as of January 1, 2015*

10.5

Novation and Amending Agreement, by and between United Guaranty Residential Insurance Company, National Union Fire Insurance Company of Pittsburgh, P.A., American Home Assurance Company and Lexington Insurance Company, dated as of February 9, 2016*

10.6	Form of Non-Employee Director Indemnification Agreement*

10.7	Form of Executive Officer Indemnification Agreement*

10.8	Offer Letter, dated as of May 2, 2012, between United Guaranty Corporation and Donna DeMaio*

10.9	Non-Solicitation and Non-Disclosure Agreement, dated May 2, 2012, between American International Group, Inc. and Donna DeMaio*

10.10	American International Group, Inc. 2010 Stock Incentive Plan*

10.11	American International Group, Inc. 2013 Omnibus Incentive Plan*

10.12	American International Group, Inc. 2013 Long-Term Incentive Plan*

10.13	American International Group, Inc. Form of 2013 Long-Term Incentive Plan Performance Share Units Award Agreement*

10.14	American International Group, Inc. Form of 2015 Performance Share Units Award Agreement*

10.15	American International Group, Inc. Clawback Policy*

10.16	American International Group, Inc. 2013 Short-Term Incentive Plan*

10.17	American International Group, Inc. Form of 2013 Short-Term Incentive Plan Award Letter*

10.18	American International Group, Inc. Annual Short-Term Incentive Plan (as amended)*

10.19	American International Group, Inc. 2012 Executive Severance Plan (as amended)*

Exhibit No.	Document Description

10.20	American International Group, Inc. Non-Qualified Retirement Income Plan (as amended)*

10.21	Form of Services Agreement between American International Group, Inc. and United Guaranty Corp.*

21.1	Subsidiaries of United Guaranty Corp.*

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)*

24.1	Power of Attorney**

*	To be filed by amendment.
**	Previously filed.